                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)

[X] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (s)240.14a-11(c) or (s)240.14a-12

                              FTP Software, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              FTP Software, Inc.
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[_]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)      Title of each class of securities to which transaction applies:

        Common Stock $.01 par value per share of FTP Software Inc. ("FTP Common Stock")
- -------------------------------------------------------------------------------

2)      Aggregate number of securities to which transaction applies:

        7,650,000 shares of FTP Common Stock.

- -------------------------------------------------------------------------------
3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to
                                                                   ------------
        Sections (a)(4) and (c)(1)(i) of Securities Exchange Act Rule 0-11, per
        -----------------------------------------------------------------------
        unit price is $8.50 per share of FTP Common Stock, based on the average
        ------------------------------=----------------------------------------
        of the high and low sales prices of FTP Common Stock reported on the
        -----------------------------------------------------------------------
        Nasdaq National Market on June 24,1996.
        --------------------------------------

4)      Proposed maximum aggregate value of transaction:
        $65,025,000

- --------------------------------------------------------------------------------

5)      Total fee paid:
        $22,549.54

- --------------------------------------------------------------------------------
[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)      Amount Previously Paid:
        $22,549.54

- --------------------------------------------------------------------------------
2) Form, Schedule or Registration Statement No.: Schedule 14A Preliminary Proxy Statement
- --------------------------------------------------------------------------------
3)      Filing Party: FTP Software, Inc.
- --------------------------------------------------------------------------------
4)      Date Filed: March 27, 1996
- --------------------------------------------------------------------------------

                              FTP SOFTWARE, INC.
                      100 BRICKSTONE SQUARE, FIFTH FLOOR
                         ANDOVER, MASSACHUSETTS 01810

                                 June 26, 1996

Dear Stockholder:

  A Special Meeting of Stockholders (the "Special Meeting") of FTP Software, Inc. ("FTP") will be held at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on July 22, 1996, at 11:00 a.m., local time.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the issuance of the shares of the common stock, par value $.01 per share, of FTP ("FTP Common Stock"), issuable pursuant to the Amended and Restated Agreement and Plan of Merger dated as of May 21, 1996 (as amended and restated, the "Merger Agreement") among FTP, Firefox Acquisition Corp., a wholly-owned subsidiary of FTP and a Delaware corporation ("Sub"), and Firefox Communications Inc., a Delaware corporation ("Firefox"), which sets forth the terms of a proposed merger of Sub with and into Firefox (the "Merger"). If the conditions to the Merger are satisfied and the Merger becomes effective:

    (i) Firefox will become a wholly-owned subsidiary of FTP;

    (ii) each share of Firefox common stock, $0.001 par value per share ("Firefox Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Outstanding Firefox Shares"), excluding shares owned by holders who have properly exercised their rights of appraisal within the meaning of Section 262 of the Delaware General Corporation Law ("Dissenting Shares"), shall be converted into the right to receive (A) that number of shares of FTP Common Stock which equals the amount obtained by dividing (x) $50,000,000 divided by the number of Outstanding Firefox Shares by (y) the average closing price of the FTP Common Stock as quoted on the Nasdaq National Market for the 10 trading days immediately preceding the date of the special meeting of Firefox stockholders called for the purpose of voting upon the Merger Agreement and the Merger (the "Average Price") (the "Exchange Ratio"), subject to the provisions in the Merger Agreement relating to fractional shares, and (B) cash in the amount of $10,000,000 divided by the number of Outstanding Firefox Shares (the "Cash Payment"), subject to adjustment as described below; and

    (iii) each then outstanding option to purchase Firefox Common Stock granted under certain Firefox employee and director stock option plans shall be deemed assumed by FTP and deemed to constitute an option to acquire the number (rounded down to the nearest whole number) of shares of FTP Common Stock equal to the aggregate of (A) that number of shares of FTP Common Stock (based on the Exchange Ratio) as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the effective time of the Merger (the "Effective Time") (not taking into account whether or not such option was in fact exercisable) plus (B) that number of additional shares of FTP Common Stock calculated by dividing (x) the aggregate Cash Payment that the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by (y) the Average Price. The exercise price for each such option shall be the price per share equal to
  (i) the aggregate exercise price of the shares of Firefox Common Stock otherwise purchasable pursuant to such option divided by (ii) the number of shares of FTP Common Stock deemed purchasable pursuant to such option.

  The Exchange Ratio will be subject to adjustment as follows: (i) if the Average Price of one share of FTP Common Stock is greater than $12.00, then the Average Price shall be deemed to be $12.00, and (ii) if the Average Price of one share of FTP Common Stock is less than $8.00, then the Average Price shall be deemed to be $8.00. If the Average Price is less than $8.00 per share or greater than $12.00 per share, the number of shares of FTP Common Stock exchanged for shares of Firefox Common Stock pursuant to the Merger will be 6,250,000 or 4,166,666, respectively. If the mean of the high and low sales prices of one share of FTP Common Stock as quoted on the Nasdaq National Market on the day of the Effective Time (or if the Effective Time is not a trading day, on the trading day immediately preceding the Effective Time) (the "Effective Time Closing Price") is less than $7.00 per share, each Outstanding Firefox Share shall be entitled to receive that number of additional shares of FTP Common Stock equal to (i) the amount obtained by dividing (A) the difference between $7.00 and the Effective Time Closing Price by (B) $7.00, multiplied by (ii)
(A) $10,000,000 divided by (B) the number of Outstanding Firefox Shares, divided by (iii) the Effective Time Closing Price (such number of additional shares of FTP Common Stock being referred to as the "Share Adjustment Factor"), and the Cash Payment applicable to each Outstanding Firefox Share shall be reduced by an amount equal to the product of (x) the Share Adjustment Factor multiplied by (y) the Effective Time Closing Price. The purpose of the adjustment to the aggregate amount of shares and the cash payment to be received described in the preceding sentence is to preserve the status of the Merger as a tax-free reorganization for United States federal income tax purposes in the event that the Effective Time Closing Price of the FTP Common Stock falls below $7.00 per share by assuring that at least 80% of the value of the consideration to be issued in the Merger will be in the form of FTP Common Stock. If the requisite approvals of the stockholders of FTP and Firefox are received, the Merger is expected to be consummated on or about July 22, 1996 or as soon thereafter as practicable after all conditions to the closing of the Merger have been satisfied.

  All of the current members of the Board of Directors of FTP are expected to continue to be members of the Board of Directors of FTP after the Merger, and I will continue in my current position as Chief Executive Officer of FTP. A condition of the Merger is that John A. Kimberley, currently the President and Chief Executive Officer and a Director of Firefox, be elected as a Director of FTP effective immediately following the Merger.

  After careful consideration, your Board of Directors has unanimously approved the issuance of the shares of FTP Common Stock be issued pursuant to the Merger and has concluded that such issuance is in the best interests of FTP and its stockholders. Your Board of Directors unanimously recommends a vote in favor of the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger.

  In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the action to be taken by FTP stockholders at the Special Meeting (as well as the action to be taken by the Firefox stockholders at the Firefox special meeting) and a proxy. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about FTP and Firefox.

  All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                          Sincerely,

                                          David H. Zirkle
                                          Chief Executive Officer

                              FTP SOFTWARE, INC.
                      100 BRICKSTONE SQUARE, FIFTH FLOOR
                         ANDOVER, MASSACHUSETTS 01810!@AB
                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

To Our Stockholders:

  A Special Meeting of Stockholders (the "Special Meeting") of FTP Software, Inc., a Massachusetts corporation ("FTP"), will be held at 11:00 a.m., local time, on July 22, 1996 at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts for the following purposes:

  1. To consider and vote upon a proposal to approve the issuance of the shares of the common stock, par value $.01 per share, of FTP ("FTP Common Stock"), issuable pursuant to an Amended and Restated Agreement and Plan of Merger dated as of May 21, 1996 (as amended and restated, the "Merger Agreement") among FTP, Firefox Communications Inc., a Delaware corporation ("Firefox"), and Firefox Acquisition Corp., a wholly-owned subsidiary of FTP and a Delaware corporation ("Sub"), which sets forth the terms of a proposed merger of Sub with and into Firefox (the "Merger"), whereby, among other things,

    (a) Firefox will survive the Merger and become a wholly-owned subsidiary of FTP;

    (b) each share of Firefox common stock, $.001 par value per share ("Firefox Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Outstanding Firefox Shares"), excluding shares owned by holders who have properly exercised their rights of appraisal within the meaning of Section 262 of the Delaware General Corporation Law ("Dissenting Shares"), shall be converted into the right to receive (i) that number of shares of FTP Common Stock which equals the amount obtained by dividing (x) $50,000,000 divided by the number of Outstanding Firefox Shares by (y) the average closing price of the FTP Common Stock as quoted on the Nasdaq National Market for the 10 trading days immediately preceding the date of the special meeting of Firefox stockholders called for the purpose of voting upon the Merger Agreement and the Merger (the "Average Price") (the "Exchange Ratio"), subject to the provisions in the Merger Agreement relating to fractional shares, and (ii) cash in the amount of $10,000,000 divided by the number of Outstanding Firefox Shares (the "Cash Payment"), subject to adjustment as described below; and

    (c) each outstanding option to purchase Firefox Common Stock granted under certain Firefox employee and director stock option plans will be deemed assumed by FTP and deemed to constitute an option to acquire the number of shares of FTP Common Stock (rounded down to the nearest whole number) equal to the aggregate of (i) that number of shares of FTP Common Stock (based on the Exchange Ratio) as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the effective time of the Merger (the "Effective Time") (not taking into account whether or not such option was in fact exercisable) plus (ii) that number of additional shares of FTP Common Stock calculated by dividing (A) the aggregate Cash Payment that the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by (B) the Average Price. The exercise price for each such option shall be the price per share equal to (x) the aggregate exercise price of the shares of Firefox Common Stock otherwise purchasable pursuant to such option divided by (y) the number of shares of FTP Common Stock deemed purchasable pursuant to such option.

  The Exchange Ratio will be subject to adjustment as follows: (i) if the Average Price of one share of FTP Common Stock is greater than $12.00, then the Average Price shall be deemed to be $12.00, and (ii) if the Average Price of one share of FTP Common Stock is less than $8.00, then the Average Price shall be deemed to be $8.00. If the mean of the high and low sales prices of one share of FTP Common Stock as quoted on the Nasdaq National Market on the day of the Effective Time (or if the Effective Time is not a trading day, on the trading day immediately preceding the Effective Time) (the "Effective Time Closing Price") is less than $7.00 per share, each Outstanding Firefox Share shall be entitled to receive that number of additional shares of FTP Common Stock equal to (i) the amount obtained by dividing (A) the difference between $7.00 and the Effective Time Closing Price by (B) $7.00, multiplied by (ii) (A) $10,000,000 divided by (B) the number of Outstanding Firefox Shares, divided by (iii) the Effective Time Closing Price (such number of additional shares of FTP Common Stock being referred to as the "Share Adjustment Factor"), and the Cash Payment applicable to each Outstanding Firefox Share shall be reduced by an amount equal to the product of (i) the Share Adjustment Factor multiplied by (ii) the Effective Time Closing Price.

  2. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

  The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.

  Only stockholders of record of FTP Common Stock at the close of business on June 13, 1996 are entitled to notice of and to vote at the Special Meeting and any postponements or adjournments thereof. A majority of the shares of FTP Common Stock outstanding on the record date for the Special Meeting must be represented at the Special Meeting, in person or by proxy, to constitute a quorum for the transaction of business. Approval of the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of FTP Common Stock entitled to vote and present, in person or by proxy, at the Special Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          _____________________________________
                                          Douglas F. Flood
                                          Clerk
Andover, Massachusetts
June 26, 1996


 TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                       JOINT PROXY STATEMENT/PROSPECTUS

[FTP LOGO]                                                       [FIREFOX LOGO]

                               ---------------

                              FTP SOFTWARE, INC.

                                  PROSPECTUS

                         COMMON STOCK, $0.01 PAR VALUE

                               ---------------

  This Joint Proxy Statement/Prospectus is being furnished to the stockholders of FTP Software, Inc., a Massachusetts corporation ("FTP"), in connection with the solicitation of proxies by the FTP Board of Directors for use at a Special Meeting of FTP stockholders (the "FTP Meeting") to be held at 11:00 a.m., local time, on July 22, 1996, at the Andover Country Club, Andover, Massachusetts 01810, and at any adjournments or postponements of the FTP Meeting.

  This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of Firefox Communications Inc., a Delaware corporation ("Firefox"), in connection with the solicitation of proxies by the Firefox Board of Directors for use at a Special Meeting of Firefox stockholders (the "Firefox Meeting") to be held at 9:00 a.m., local time, on July 22, 1996, at Firefox's corporate headquarters, 2953 Bunker Hill Lane, Suite 400, Santa Clara, California 95054, and at any adjournments or postponements of the Firefox Meeting.

  This Joint Proxy Statement/Prospectus constitutes the Prospectus of FTP for use in connection with the offer and issuance of shares of common stock of FTP, $.01 par value per share ("FTP Common Stock"), pursuant to the merger (the "Merger") of Firefox Acquisition Corp., a wholly-owned subsidiary of FTP and a Delaware corporation ("Sub"), with and into Firefox that is proposed to be entered into in accordance with an Amended and Restated Agreement and Plan of Merger dated as of May 21, 1996 among FTP, Firefox and Sub, a copy of which is attached hereto as Appendix A (the "Merger Agreement"). As a result of the Merger, Firefox will become a wholly-owned subsidiary of FTP. Upon the consummation of the Merger (the date and time that the Merger is consummated are referred to herein as the "Effective Time"), (a) each share of common stock of Firefox, $.001 par value per share ("Firefox Common Stock"), issued and outstanding immediately prior to the Effective Time (the "Outstanding Firefox Shares"), excluding shares owned by holders who have properly exercised their rights of appraisal within the meaning of Section 262 of the Delaware General Corporation Law ("DGCL") ("Dissenting Shares"), shall be converted into the right to receive (i) that number of shares of FTP Common Stock which equals the amount obtained by dividing (x) $50,000,000 divided by the number of Outstanding Firefox Shares by (y) the average closing price of the FTP Common Stock as quoted on the Nasdaq National Market for the 10 trading days immediately preceding the date of the Firefox Meeting (the "Average Price") (the "Exchange Ratio"), subject to the provisions in the Merger Agreement relating to fractional shares, and (ii) cash in the amount of $10,000,000 divided by the number of Outstanding Firefox Shares (the "Cash Payment"), subject to adjustment as described below, and (b) each outstanding option to purchase Firefox Common Stock granted under certain Firefox employee and director stock option plans will be deemed assumed by FTP and deemed to constitute an option to acquire the number of shares of FTP Common Stock (rounded down to the nearest whole number) equal to the aggregate of (i) that number of shares of FTP Common Stock (based on the Exchange Ratio) as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) plus (ii) that number of additional shares of FTP Common Stock calculated by dividing (A) the aggregate Cash Payment that the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by (B) the Average Price. The exercise price for each such option shall be the price per share equal to (x) the aggregate exercise price of the shares of Firefox Common Stock otherwise purchasable pursuant to such option divided by
(y) the number of shares of FTP Common Stock deemed purchasable pursuant to such option.

  The Exchange Ratio will be subject to adjustment as follows: (i) if the Average Price of one share of FTP Common Stock is greater than $12.00, then the Average Price shall be deemed to be $12.00, and (ii) if the Average Price of one share of FTP Common Stock is less than $8.00, then the Average Price shall be deemed to be $8.00. If the Average Price is less than $8.00 per share or greater than $12.00 per share, the number of shares of FTP Common Stock exchanged for shares of Firefox Common Stock pursuant to the Merger will be 6,250,000 or 4,166,666, respectively.

  If the mean of the high and low sales prices of one share of FTP Common Stock as quoted on the Nasdaq National Market on the day of the Effective Time (or if the Effective Time is not a trading day, on the trading day immediately preceding the Effective Time) (the "Effective Time Closing Price") is less than $7.00 per share, each Outstanding Firefox Share shall be entitled to receive that number of additional shares of FTP Common Stock equal to (i) the amount obtained by dividing (A) the difference between $7.00 and the Effective Time Closing Price by (B) $7.00, multiplied by (ii) (A) $10,000,000 divided by
(B) the number of Outstanding Firefox Shares, divided by (iii) the Effective Time Closing Price (such number of additional shares of FTP Common Stock being referred to as the "Share Adjustment Factor"), and the Cash Payment applicable to each Outstanding Firefox Share shall be reduced by an amount equal to the product of (i) the Share Adjustment Factor multiplied by (ii) the Effective Time Closing Price. The purpose of the adjustment to the Cash Payment described in the preceding sentence is to preserve the status of the Merger as a tax-free reorganization for United States federal income tax purposes in the event that the Effective Time Closing Price of the FTP Common Stock falls below $7.00 per share by assuring that at least 80% of the value of the consideration to be issued in the Merger will be in the form of FTP Common Stock.

  The following table sets forth information concerning the consideration that each holder of a share of Firefox Common Stock will be entitled to receive pursuant to the Merger based on the capitalization of each of Firefox and FTP at June 14, 1996, the record date for the Firefox Meeting, and June 13, 1996, the record date for the FTP Meeting, respectively, at assumed Average Prices of $12.00, $10.00 and $8.00, and, for illustrative purposes only, includes an example of the possible effect on such consideration if the Effective Time Closing Price were to be less than $7.00 by using an assumed Effective Time Closing Price of $6.00. The table also shows the total consideration to be paid to Firefox stockholders pursuant to the Merger at such assumed Average Prices and the percent of the total shares of FTP Common Stock outstanding after the Merger to be held by Firefox stockholders.


                     PER SHARE MERGER CONSIDERATION       TOTAL MERGER CONSIDERATION     PERCENT OF FTP COMMON
                 -------------------------------------- ------------------------------- STOCK OUTSTANDING AFTER
    ASSUMED       NUMBER OF SHARES OF                   NUMBER OF SHARES OF               THE MERGER HELD BY
 AVERAGE PRICE     FTP COMMON STOCK         CASH         FTP COMMON STOCK      CASH      FIREFOX STOCKHOLDERS
 -------------    -------------------  ---------------- ------------------- ----------- -----------------------
     $12.00                      .6186          $1.4847      4,166,666      $10,000,000          13.38%
     $10.00                      .7423          $1.4847      5,000,000      $10,000,000          15.64%
      $8.00                      .9279          $1.4847      6,250,000      $10,000,000          18.82%


                    PER SHARE MERGER CONSIDERATION        TOTAL MERGER CONSIDERATION     PERCENT OF FTP COMMON
    ASSUMED      -------------------------------------- ------------------------------- STOCK OUTSTANDING AFTER
 EFFECTIVE TIME   NUMBER OF SHARES OF                   NUMBER OF SHARES OF               THE MERGER HELD BY
 CLOSING PRICE     FTP COMMON STOCK         CASH         FTP COMMON STOCK      CASH      FIREFOX STOCKHOLDERS
 --------------   -------------------  ---------------- ------------------- ----------- -----------------------
      $6.00                      .9633          $1.2726      6,488,094       $8,571,432          19.39%

  Firefox stockholders may call 800-322-2885 at any time prior to the date of the Firefox Meeting for current information concerning the Average Price, Exchange Ratio and Cash Payment.

  At the FTP Meeting, stockholders of FTP will be asked to consider and vote upon a proposal to approve the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger. FTP's Board of Directors has unanimously approved and unanimously recommends that the FTP stockholders vote in favor of this proposal. The affirmative vote of a majority of the shares of FTP Common Stock entitled to vote and present, in person or by proxy, at the FTP Meeting is required to approve this proposal. See "The FTP Meeting."

  At the Firefox Meeting, stockholders of Firefox will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and approve the Merger. Firefox's Board of Directors has unanimously approved and unanimously recommends that the Firefox stockholders vote in favor of approval and adoption of the Merger Agreement and approval of the Merger. The affirmative vote of the holders of a majority of the outstanding shares of Firefox Common Stock entitled to vote at the Firefox Meeting is required to approve the Merger Agreement and the Merger. As of the Firefox Record Date, all executive officers and directors of Firefox and their affiliates as a group beneficially owned 3,656,792 shares of Firefox Common Stock (approximately 54.3% of the shares of Firefox Common Stock then outstanding), which represents a sufficient number of Firefox shares to approve the Merger Agreement and Merger without additional stockholder votes. Each of the executive officers and directors of Firefox has advised Firefox that he or she intends to vote or direct the vote of all shares of Firefox Common Stock over which he or she has voting control, subject to and consistent with any fiduciary obligations in the case of shares held as a fiduciary, for approval of the Merger Agreement and the Merger. Each of Messrs. John Kimberley, Peter Simkin and Richard Whitehead, who beneficially own in the aggregate approximately 48.7% of the outstanding shares of Firefox Common Stock as of the Firefox Record Date, is party to a stockholder agreement pursuant to which each has agreed to vote his shares in favor of the Merger. See "The Firefox Meeting."

  Following the Effective Time, John A. Kimberley, President, Chief Executive Officer and a Director of Firefox, will serve as a member of the Board of Directors of FTP and as Vice Chairman of FTP and Executive Vice President of Firefox. Peter R. Simkin, currently Vice President and Chief Technical Officer of Firefox, will serve as Chief Technical Officer of FTP following the Merger. Richard J. Whitehead, currently Vice President and Chief Scientist of Firefox, will continue to serve as such following the Merger.

  On June 25, 1996, the closing sales price on the Nasdaq National Market of the FTP Common Stock and the Firefox Common Stock was $8.375 and $7.375, respectively.
  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of FTP and Firefox on or about June 28, 1996.

  SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH FTP AND FIREFOX STOCKHOLDERS.

NEITHER THE MERGER NOR THE SECURITIES TO BE ISSUED IN THE MERGER HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Joint Proxy Statement/Prospectus is June 26, 1996.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   5
SUMMARY...................................................................   6
RISK FACTORS..............................................................  22
THE FTP MEETING...........................................................  31
  Date, Time and Place of Meeting.........................................  31
  Record Date and Outstanding Shares......................................  31
  Voting and Revocation of Proxies........................................  31
  Vote Required...........................................................  32
  Quorum; Abstentions and Broker Non-Votes................................  32
  Solicitation of Proxies and Expenses....................................  32
  Recommendation of FTP's Board of Directors..............................  33
THE FIREFOX MEETING.......................................................  33
  Date, Time and Place of Meeting.........................................  33
  Record Date and Outstanding Shares......................................  33
  Voting and Revocation of Proxies........................................  33
  Vote Required...........................................................  33
  Quorum; Abstentions and Broker Non-Votes................................  34
  Solicitation of Proxies and Expenses....................................  34
  Recommendation of Firefox's Board of Directors..........................  34
RECENT DEVELOPMENTS.......................................................  34
THE MERGER AND RELATED TRANSACTIONS.......................................  36
  General.................................................................  36
  Background of the Merger................................................  38
  Reasons for the Merger..................................................  43
  Board Recommendations...................................................  46
  Certain Projections.....................................................  46
  Opinion of Financial Advisor to FTP.....................................  50
  Opinion of Financial Advisor to Firefox.................................  54
  Interests of Certain Persons in the Merger..............................  58
  Representations.........................................................  61
  Conduct of Firefox's and FTP's Businesses Prior to the Merger...........  62
  No Solicitation.........................................................  63
  Conditions to the Merger................................................  63
  Effective Time of the Merger............................................  64
  Regulatory Matters......................................................  64
  Termination and Amendment...............................................  65
  Break-Up Fee............................................................  65
  Exchange of Stock Certificates..........................................  65
  Certain United States Federal Income Tax Matters........................  66
  Accounting Treatment....................................................  70
  Affiliates' Restrictions on Sale of FTP Common Stock....................  71
  Listing of Additional Shares of FTP Common Stock on the Nasdaq National
   Market.................................................................  71
  Expenses................................................................  71
  Dissenters' Rights......................................................  71
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.....................  74
SELECTED HISTORICAL FINANCIAL DATA........................................  81
COMPARATIVE PER SHARE MARKET PRICE DATA...................................  83

                                                                           PAGE
                                                                           ----
INFORMATION REGARDING FTP................................................   84
FTP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................   92
INFORMATION REGARDING FIREFOX............................................  100
FIREFOX MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  111
MANAGEMENT OF FTP........................................................  118
  Executive Officers and Directors.......................................  118
  FTP Executive Compensation.............................................  120
  Stock Options..........................................................  121
  Option Exercises and Year-End Interests................................  121
  Compensation of Directors..............................................  122
  Employment Agreements..................................................  122
CERTAIN TRANSACTIONS.....................................................  123
FTP STOCK OWNERSHIP......................................................  124
FIREFOX STOCK OWNERSHIP..................................................  125
DESCRIPTION OF FTP CAPITAL STOCK.........................................  126
COMPARISON OF RIGHTS OF STOCKHOLDERS OF FTP AND FIREFOX..................  131
  Special Meeting of Stockholders........................................  131
  Inspection Rights......................................................  131
  Action by Consent of Stockholders......................................  132
  Cumulative Voting......................................................  133
  Dividends and Stock Repurchases........................................  133
  Classification of the Board of Directors...............................  133
  Removal of Directors...................................................  134
  Vacancies on the Board of Directors....................................  134
  Exculpation of Directors...............................................  134
  Indemnification of Directors, Officers and Others......................  135
  Interested Director Transactions.......................................  136
  Fundamental Transactions...............................................  136
  Charter Amendments.....................................................  137
  Amendments to Bylaws...................................................  138
  Appraisal Rights.......................................................  138
  "Anti-Takeover" Statutes...............................................  139
EXPERTS..................................................................  139
LEGAL MATTERS............................................................  140
INDEX TO FINANCIAL STATEMENTS............................................  F-1
APPENDICES
Appendix A--Amended and Restated Agreement and Plan of Merger (including
 Form of Stockholder Agreement)..........................................  A-1
Appendix B--Opinion of Montgomery Securities.............................  B-1
Appendix C--Opinion of Cowen & Company...................................  C-1
Appendix D--Text of Section 262 of the Delaware General Corporation Law..  D-1

  NO PERSON HAS BEEN AUTHORIZED BY FTP OR FIREFOX TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FTP OR FIREFOX. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

  NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/ PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  FTP and Firefox are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The FTP Common Stock and the Firefox Common Stock are traded as "national market securities" on the Nasdaq National Market. Materials filed by FTP and Firefox can be inspected at the offices of The National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

  FTP has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of the shares of FTP Common Stock to be issued pursuant to the Merger (the "Registration Statement"). This Joint Proxy Statement/Prospectus constitutes the prospectus of FTP that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

  Statements made in this Joint Proxy Statement/Prospectus concerning the contents of any contract or other document are not necessarily complete; however, all material information concerning any such contract or other document has been disclosed. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

  FTP Software, OnNet, PC/TCP, InterDrive, LANWatch, PC/Bind, LANCatch, KEYview, KEYpak, CyberAgent, Esplanade, HyperDesk, GroupWorks, Mariner and OnTime are trademarks or registered trademarks of FTP Software, Inc. NOV*AX, NOV*IX, NOV*OS, Firefox and Firefox's logo are trademarks of Firefox Communications Inc. This Joint Proxy Statement/Prospectus also contains the trademarks of other companies.

  ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO FTP HAS BEEN SUPPLIED BY FTP, AND ALL INFORMATION HEREIN RELATING TO FIREFOX HAS BEEN SUPPLIED BY FIREFOX.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. The summary is not, and is not intended to be, complete and is qualified in its entirety by reference to the full text of this Joint Proxy Statement/Prospectus and the Appendices hereto, which are incorporated by reference herein. Stockholders are urged to read this Joint Proxy Statement/Prospectus and the Appendices in their entirety. Forward-looking statements made in this Joint Proxy Statement/Prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements contained herein as a result of competition, technological change, increased demands on management as a result of planned expansion or other risks described below under "Risk Factors."

                                 THE COMPANIES

FTP

  FTP designs, develops, markets and supports software products that enable personal computer users to find, access and use heterogeneous hardware, information and applications resources across local area, enterprise-wide and global networks, including the Internet and its World Wide Web. FTP's principal networking products, OnNet and PC/TCP, which are based upon the industry standard Transmission Control Protocol/Internet Protocol ("TCP/IP") data communications protocol suite, enable remote access, file and resource sharing and other applications across a variety of operating systems, computing platforms and network environments. Other FTP products allow users to search, organize and share information, view and convert documents in a large number of different formats, including legacy formats, and collaborate with other users. FTP's products emphasize performance, reliability, functionality, robustness and compatibility, which FTP believes are the key purchasing criteria, along with technical support and special engineering capability, for organizations establishing and expanding enterprise-wide networks.

  FTP was incorporated in Massachusetts in January 1986. FTP's principal executive offices are located at 100 Brickstone Square, Fifth Floor, Andover, Massachusetts 01810, and its telephone number at that address is (508) 685-4000.

FIREFOX

  Firefox develops, markets and supports server-based internetworking connectivity and communications software. Firefox's products provide connectivity for local area networks ("LANs") running Novell NetWare and allow work groups to access local and remote computing resources, including the Internet, across different internetworking protocols and client operating systems. Firefox's products are centrally configured on the server and integrated with the network operating system ("NOS"), thereby taking advantage of the management and security features already implemented in the NOS and enhancing control, administration and security of the LAN.

  Firefox was incorporated in Delaware in February 1995. Firefox's corporate headquarters are located at 2953 Bunker Hill Lane, Suite 400, Santa Clara, California 95054, and its telephone number at that address is (408) 467-1100.

FIREFOX ACQUISITION CORP.

  Firefox Acquisition Corp., a Delaware corporation ("Sub"), is a wholly-owned subsidiary of FTP formed solely for the purpose of the Merger. Sub's principal executive offices are located at 100 Brickstone Square, Fifth Floor, Andover, Massachusetts 01810, and its telephone number is (508) 685-4000.

                            MEETINGS OF STOCKHOLDERS

DATE, TIME AND PLACE OF THE MEETINGS

  FTP. The FTP Meeting will be held on July 22, 1996 at 11:00 a.m., local time, at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810.

  Firefox. The Firefox Meeting will be held on July 22, 1996 at 9:00 a.m., local time, at Firefox's principal executive offices, 2953 Bunker Hill Lane, Suite 400, Santa Clara, California 95054.

PURPOSES OF THE MEETINGS

  FTP Meeting. At the FTP Meeting, stockholders of record of FTP as of the close of business on the FTP Record Date (as defined below) will be asked to consider and vote upon a proposal to approve the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger.

  Firefox Meeting. At the Firefox Meeting, stockholders of record of Firefox as of the close of business on the Firefox Record Date (as defined below) will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

RECORD DATES, SHARES ENTITLED TO VOTE

  FTP. The 315 holders of record of FTP Common Stock at the close of business on June 13, 1996 (the "FTP Record Date") are entitled to notice of and to vote at the FTP Meeting. At the close of business on the FTP Record Date, there were outstanding 26,966,604 shares of FTP Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the FTP Meeting. See "The FTP Meeting--Record Date and Outstanding Shares."

  Firefox. The 55 holders of record of Firefox Common Stock at the close of business on June 14, 1996 (the "Firefox Record Date") are entitled to notice of and to vote at the Firefox Meeting. At the close of business on the Firefox Record Date, there were outstanding 6,735,484 shares of Firefox Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the Firefox Meeting. See "The Firefox Meeting--Record Date and Outstanding Shares."

VOTES REQUIRED

  FTP. Because the Merger may involve the issuance of shares of FTP Common Stock in an amount in excess of 20% of the aggregate number of shares of FTP Common Stock currently outstanding, the National Association of Securities Dealers, Inc. (the "NASD") requires that FTP obtain the affirmative vote of the holders of a majority of the outstanding shares of FTP Common Stock entitled to vote and present, in person or by proxy, at the FTP Meeting to approve the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger. Because a subsidiary of FTP, and not FTP itself, is a party to the Merger, the approval of stockholders of FTP is not required to approve and adopt the Merger Agreement or the Merger. As of the FTP Record Date, all executive officers and directors of FTP and their affiliates as a group beneficially owned 552,337 shares of FTP Common Stock (approximately 2.0% of the shares of FTP Common Stock then outstanding). Each of the directors and executive officers of FTP has advised FTP that he or she intends to vote or direct the vote of all shares of FTP Common Stock over which he or she has voting control, subject to and consistent with any fiduciary obligations in the case of shares held as a fiduciary, for approval of the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger. See "The FTP Meeting--Voting of Proxies" and "-- Vote Required."

  Firefox. Under the Delaware General Corporation Law, approval and adoption of the Merger Agreement and the Merger require the affirmative vote of the holders of a majority of the outstanding shares of Firefox Common Stock entitled to vote. As of the Firefox Record Date, all executive officers and directors of Firefox and their affiliates as a group beneficially owned 3,656,792 shares of Firefox Common Stock (approximately 54.3% of the shares of Firefox Common Stock then outstanding), which represents a sufficient number of Firefox shares to approve the Merger Agreement and the Merger without additional stockholder votes. Each of the executive officers and directors of Firefox has advised Firefox that he or she intends to vote or direct the vote of all shares of Firefox Common Stock over which he or she has voting control, subject to and consistent with any fiduciary obligations in the case of shares held as a fiduciary, for approval of the Merger Agreement and the Merger. See "The Firefox Meeting--Voting of Proxies" and "--Vote Required."

  The vote of the FTP stockholders and the vote of the Firefox stockholders required at their respective meetings and described above are sometimes referred to herein as the "Required Votes."

  Stockholder Agreements. FTP and each of John A. Kimberley, Firefox's President and Chief Executive Officer, Peter R. Simkin, Firefox's Vice President and Chief Technical Officer, and Richard J. Whitehead, Firefox's Vice President and Chief Scientist, have entered into a Stockholder Agreement under which each such person has agreed to vote his shares of Firefox Common Stock (and has delivered an irrevocable proxy to Sub to vote such shares): (i) in favor of approval of the Merger and adoption of the Merger Agreement; and (ii) against approval of any other merger, any sale of a material amount of assets, any change in the Board of Directors of Firefox or any other action that requires the approval of Firefox stockholders and which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement. Each such proxy will remain in effect until the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement is terminated. In each Stockholder Agreement, each such person has also agreed (i) not to offer or dispose of his shares until the Merger becomes effective or the Merger Agreement is terminated in accordance with its terms and (ii) not to dispose of more than 500,000 of his shares during any six-month period following the date of the Merger Agreement. As of the Firefox Record Date, there were outstanding 6,735,484 shares of Firefox Common Stock. As of such date, Messrs. Kimberley, Simkin and Whitehead beneficially owned 1,474,298, 465,000 and 1,338,000 shares of Firefox Common Stock, respectively, representing approximately 21.9%, 6.9% and 19.9%, respectively, of the shares of Firefox Common Stock then outstanding. See "The Firefox Meeting--Vote Required."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

  FTP. The required quorum for the transaction of business at the FTP Meeting will be a majority of the shares of FTP Common Stock issued and outstanding at the close of business on the FTP Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the vote on the proposal to approve the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger. See "The FTP Meeting--Quorum; Abstentions and Broker Non-Votes."

  Firefox. The required quorum for the transaction of business at the Firefox Meeting will be a majority of the shares of Firefox Common Stock issued and outstanding and entitled to vote on the Firefox Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum and will have the same effect as votes against the proposal to approve the Merger Agreement and the Merger. See "The Firefox Meeting--Quorum; Abstentions and Broker Non-Votes."

RECOMMENDATIONS OF FTP'S AND FIREFOX'S BOARDS OF DIRECTORS

  FTP's Board of Directors. The Board of Directors of FTP has unanimously approved the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger and has unanimously determined that such issuance is in the best interests of FTP and its stockholders. The FTP Board of Directors unanimously recommends that the FTP stockholders approve the issuance of such shares. The primary factors considered and relied upon by the FTP Board of Directors in reaching its recommendation are described in "The Merger and Related Transactions--Reasons for the Merger."

  Firefox's Board of Directors. The Board of Directors of Firefox has unanimously approved the Merger Agreement and the Merger and has unanimously determined that the Merger is fair to and in the best interests of Firefox and its stockholders. The Firefox Board of Directors unanimously recommends approval and adoption of the Merger Agreement and the Merger by the Firefox stockholders. The primary factors considered and relied upon by the Firefox Board of Directors in reaching its recommendation are referred to in "The Merger and Related Transactions--Reasons for the Merger."

REASONS FOR THE MERGER

  The Boards of Directors of each of FTP and Firefox considered a number of factors in making their respective determinations and recommendations with respect to the Merger, including the following:

  . The combined company's potential to provide on a global basis a more complete suite of solutions addressing TCP/IP-based applications and networks for client-based, departmental and LAN-based users.

  . The combined company's potential to leverage FTP's and Firefox's complementary distribution channels and customer bases.

  . The combined company's potential to leverage the respective companies' research and development capabilities and spending on new product development through the integration of the two companies' competency centers, providing the potential for the combined company to provide a full range of products, from client-based to server-based software.

  . The combined company's potential to provide enhanced solutions for existing and new customers by combining FTP's client-based Internet Protocol ("IP") application suites and Firefox's server-based TCP/IP products for the Novell NetWare market.

  Both Boards of Directors also considered the strategic alternatives for each of the companies in the absence of the Merger and how each company pursuing such alternatives separately would likely affect the other company.

  The Board of Directors of FTP believes that the following are additional reasons for stockholders of FTP to vote for approval of the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger.

  . The Merger is expected to allow FTP to enhance its offerings of networking products to address the needs of departments and work groups, with particular emphasis initially on the Novell NetWare market and later on the Microsoft NT market, and to allow FTP's client applications to take advantage of Firefox's server-based access control and firewall technology.

  . The Merger is expected to enable FTP to take advantage of Firefox's sales and support presence in the European marketplace, enhancing FTP's ability to meet the growing global demands for IP systems and solutions.

  . The Merger is expected to enable FTP to enhance the design, performance, functionality and cost of applications by optimizing the use of server- and client-based solutions.

  . The Merger is expected to enable FTP to address customers' desires to connect their local networks to Internet and intranet resources in a secure and centrally managed way.

  The Board of Directors of Firefox believes that the following are additional reasons for the stockholders of Firefox to vote for approval and adoption of the Merger Agreement and the Merger.

  . The Merger is expected to create the potential to expand the market presence of Firefox products in the United States and globally through FTP's significant market presence.

  . By combining with FTP, Firefox expects to be able to concentrate its development efforts on server technology and management and administration tools and leverage those efforts through FTP's development resources, customer base, sales and distribution channels, and support services.

  . The Merger is expected to enhance Firefox's ability to develop and acquire technologies by making available the business and financial resources of a larger combined business enterprise.

  . The Merger is expected to generate potential economies of scale in product manufacturing and enhance and facilitate customer order fulfillment.

  . The Merger is expected to increase the potential for enhanced liquidity for Firefox stockholders through their ownership of FTP Common Stock, due to FTP's greater market capitalization and trading volume.

  . The Merger is expected to allow Firefox to realize savings in selling, general and administrative expenses by enabling it to utilize FTP's infrastructure.

  . The Merger is expected to enable Firefox to reduce its dependence on third party vendors.

  The Boards of Directors of FTP and Firefox also considered a number of additional factors in determining to approve the Merger. See "The Merger and Related Transactions--Reasons for the Merger."

                                   THE MERGER

EFFECTS OF THE MERGER

  The Merger will be consummated promptly after obtaining the Required Votes and following the satisfaction or waiver of the other conditions to consummation of the Merger set forth in the Merger Agreement. See "The Merger and Related Transactions--Conditions to the Merger." Upon consummation of the Merger, Firefox will become a wholly-owned subsidiary of FTP, the stockholders of Firefox will become stockholders of FTP (as described below), and their rights will be governed by FTP's Restated Articles of Organization, as amended (the "FTP Articles"), and FTP's Amended and Restated Bylaws (the "FTP Bylaws"). See "Comparison of Rights of Stockholders of FTP and Firefox."

CONVERSION OF SHARES

  At the Effective Time, each share of Firefox Common Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Firefox Shares") excluding Dissenting Shares, shall be converted into the right to receive (i) that number of shares of FTP Common Stock which equals the amount obtained by dividing (x) $50,000,000 divided by the number of Outstanding Firefox Shares by (y) the Average Price of the FTP Common Stock (the "Exchange Ratio"), subject to the provisions in the Merger Agreement relating to fractional shares; and (ii) cash in the amount of $10,000,000 divided by the number of Outstanding Firefox Shares (the "Cash Payment"), subject to adjustment as described below. Cash (without interest) will be paid in lieu of issuing fractional shares.

  The Exchange Ratio will be subject to adjustment as follows: (i) if the Average Price of one share of FTP Common Stock is greater than $12.00, then the Average Price shall be deemed to be $12.00, and (ii) if the Average Price of one share of FTP Common Stock is less than $8.00, then the Average Price shall be deemed to be $8.00. If the Average Price is less than $8.00 or greater than $12.00 per share, the number of shares of FTP Common Stock to be exchanged for shares of Firefox Common Stock pursuant to the Merger will be 6,250,000 or 4,166,666, respectively.

  If the mean of the high and low sales prices of one share of FTP Common Stock as quoted on the Nasdaq National Market on the day of the Effective Time (or if the Effective Time is not a trading day, on the trading day immediately preceding the Effective Time) (the "Effective Time Closing Price") is less than $7.00 per share, each Outstanding Firefox Share shall be entitled to receive that number of additional shares of FTP Common Stock equal to (i) the amount obtained by dividing (A) the difference between $7.00 and the Effective Time Closing Price by (B) $7.00, multiplied by (ii) (A) $10,000,000 divided by (B) the number of Outstanding Firefox Shares, divided by (iii) the Effective Time Closing Price (such number of additional shares of FTP Common Stock being referred to as the "Share Adjustment Factor"), and the Cash Payment applicable to each Outstanding Firefox Share shall be reduced by an amount equal to the product of (i) the Share Adjustment Factor multiplied by (ii) the Effective Time Closing Price. The purpose of the adjustment to the aggregate amount of shares and the Cash Payment to be received described in the preceding sentence is to preserve the status of the Merger as a tax-free reorganization for United States federal income tax purposes in the event that the Effective Time Closing Price of the FTP Common Stock falls below $7.00 per share by assuring that at least 80% of the value of the consideration to be issued in the Merger will be in the form of FTP Common Stock. See "The Merger and Related Transactions--General-- Conversion of Shares."

  The following table sets forth information concerning the consideration that each holder of a share of Firefox Common Stock will be entitled to receive pursuant to the Merger based on the capitalization of each of Firefox and FTP at the Firefox Record Date and the FTP Record Date, respectively, at assumed Average Prices of $12.00, $10.00 and $8.00, and, for illustrative purposes only, includes an example of the possible effect on such consideration if the Effective Time Closing Price were to be less than $7.00 by using an assumed Effective Time Closing Price of $6.00. The table also shows the total consideration to be paid to Firefox stockholders pursuant to the Merger at such assumed Average Prices and the percent of the total shares of FTP Common Stock outstanding after the Merger to be held by Firefox stockholders.

                 PER SHARE MERGER CONSIDERATION           TOTAL MERGER CONSIDERATION
                 -------------------------------------- -------------------------------
                                                                                         PERCENT OF FTP COMMON
                                                                                        STOCK OUTSTANDING AFTER
    ASSUMED       NUMBER OF SHARES OF                   NUMBER OF SHARES OF               THE MERGER HELD BY
 AVERAGE PRICE     FTP COMMON STOCK      CASH            FTP COMMON STOCK      CASH      FIREFOX STOCKHOLDERS
 -------------    -------------------  ---------------- ------------------- ----------- -----------------------
     $12.00                      .6186          $1.4847      4,166,666      $10,000,000          13.38%
     $10.00                      .7423          $1.4847      5,000,000      $10,000,000          15.64%
      $8.00                      .9279          $1.4847      6,250,000      $10,000,000          18.82%
                 PER SHARE MERGER CONSIDERATION           TOTAL MERGER CONSIDERATION
                 -------------------------------------- -------------------------------
                                                                                         PERCENT OF FTP COMMON
    ASSUMED                                                                             STOCK OUTSTANDING AFTER
 EFFECTIVE TIME   NUMBER OF SHARES OF                   NUMBER OF SHARES OF               THE MERGER HELD BY
 CLOSING PRICE     FTP COMMON STOCK      CASH            FTP COMMON STOCK      CASH      FIREFOX STOCKHOLDERS
 --------------   -------------------  ---------------- ------------------- ----------- -----------------------
      $6.00                      .9633          $1.2726      6,488,095       $8,571,429          19.39%

  Firefox stockholders may call 800-322-2885 at any time prior to the date of the Firefox Meeting for current information concerning the Average Price, Exchange Ratio and Cash Payment.

CONVERSION OF OPTIONS

  At the Effective Time, each then outstanding option to purchase Firefox Common Stock granted under the Firefox 1995 Stock Option Plan and the Firefox 1995 Outside Director Stock Option Plan (each, a "Firefox Stock Option"), whether vested or unvested, will be deemed assumed by FTP and deemed to constitute an option to acquire the number of shares of FTP Common Stock (rounded down to the nearest whole number) equal to the aggregate of (i) that number of shares of FTP Common Stock (based on the Exchange Ratio) as the holder of such Firefox Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) plus (ii) that number of additional shares of FTP Common Stock calculated by dividing (A) the aggregate Cash Payment that the holder of such Firefox Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by (B) the Average Price. The exercise price for each such Firefox Stock Option shall be the price per share equal to
(x) the aggregate exercise price for the shares of Firefox Common Stock otherwise purchasable pursuant to such Firefox Stock Option divided by (y) the number of shares of FTP Common Stock deemed purchasable pursuant to such Firefox Stock Option. See "The Merger and Related Transactions--General-- Conversion of Options."

  As of the Firefox Record Date, 70,950 shares of Firefox Common Stock were subject to outstanding Firefox Stock Options. Assuming Average Prices of $12.00, $10.00 and $8.00, respectively, such options would be converted into options to purchase approximately 52,669, 63,203 and 79,003 shares, respectively, of FTP Common Stock.

  At the Effective Time, each then outstanding option to purchase Firefox Common Stock granted under the Firefox 1994 Option Scheme (a "Firefox Scheme Option") may be assumed by FTP and converted into an option to purchase a number of shares of FTP Common Stock (rounded down to the nearest whole number) equal to the aggregate of (a) that number of shares of FTP Common Stock (based on the Exchange Ratio) as the holder of such Firefox Scheme Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) plus (b) that number of additional shares of FTP Common Stock calculated by dividing (i) the aggregate Cash Payment that the holder of such Firefox Scheme Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by (ii) the Average Price. The exercise price for such Firefox Scheme Options shall be a price per share equal to (x) the aggregate exercise price for the shares of Firefox Common Stock otherwise purchasable pursuant to such Firefox Scheme Option divided by
(y) the number of shares of FTP Common Stock deemed purchasable pursuant to such Firefox Scheme Option. Such assumption and conversion is conditioned upon the written agreement of each holder of a Firefox Scheme Option. Absent such written agreement, Firefox Scheme Options will, in accordance with the terms of the Firefox 1994 Option Scheme, become exercisable in full for a six-month period beginning at the Effective Time for the same number of shares of FTP Common Stock as calculated pursuant to the first sentence of this paragraph at the same exercise price as calculated pursuant to the second sentence of this paragraph. At the end of such six-month period, any Firefox Scheme Options which have not been assumed and converted or exercised will terminate. See "The Merger and Related Transactions--General--Conversion of Options."

  As of the Firefox Record Date, 243,296 shares of Firefox Common Stock were subject to Firefox Scheme Options. Assuming Average Prices of $12.00, $10.00 and $8.00, respectively, and the consent of the holders to the assumption of such options as described above such options would be converted into options to purchase approximately 180,608, 216,729 and 270,911 shares, respectively, of FTP Common Stock.

EXCHANGE OF STOCK CERTIFICATES

  As soon as practicable after the Effective Time, FTP will instruct State Street Bank and Trust Company (the "Exchange Agent") to mail to each holder of record of a certificate of Firefox Common Stock (each, a "Firefox Stock Certificate"), a letter of transmittal and transmittal instructions for exchanging such holder's Firefox Stock Certificates for certificates evidencing the shares of FTP Common Stock into which the shares of Firefox Common Stock formerly represented by such certificates have been converted pursuant to the Merger and the aggregate Cash Payment applicable to such shares. FIREFOX STOCKHOLDERS SHOULD NOT SUBMIT THEIR FIREFOX STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "The Merger and Related Transactions--Exchange of Stock Certificates."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Firefox Board of Directors with respect to the Merger, stockholders of Firefox should be aware that certain members of Firefox's management and Board of Directors have certain interests in the Merger that are in addition to the interests of the stockholders of Firefox generally. See "The Merger and Related Transactions--Interests of Certain Persons in the Merger."

OPINIONS OF FINANCIAL ADVISORS

  FTP. On May 20, 1996, Montgomery Securities ("Montgomery") delivered its written opinion to the Board of Directors of FTP that the consideration to be paid by FTP pursuant to the Merger was fair to FTP, from a financial point of view, as of that date. The full text of Montgomery's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Montgomery, is attached as Appendix B to this Joint Proxy Statement/Prospectus. FTP stockholders are urged to read this opinion in its entirety. See "The Merger and Related Transactions--Opinion of Financial Advisor to FTP."

  Firefox. On May 21, 1996, Cowen & Company ("Cowen") delivered to the Firefox Board of Directors its oral and written opinion that, as of that date, the consideration to be received by the holders of Firefox Common Stock pursuant to the Merger is fair to such holders from a financial point of view. The full text of Cowen's opinion, which sets forth the assumptions made (including assumptions made with respect to the FTP litigation and the Firefox litigation described below under "Recent Developments"), matters considered and limitations on the review undertaken by Cowen, is attached as Appendix C to this Joint Proxy Statement/Prospectus. Firefox stockholders are urged to read this opinion in its entirety. See "The Merger and Related Transactions--Opinion of Financial Advisor to Firefox."

REPRESENTATIONS AND COVENANTS

  Under the Merger Agreement, each of FTP and Firefox have made a number of representations regarding its respective capital structure, operations, intellectual property, material agreements, financial condition and other matters, including its authority to enter into the Merger Agreement and to consummate the Merger. Each party has covenanted that, until the earlier of the consummation of the Merger or the termination of the Merger Agreement, it will conduct its business in the ordinary course, not amend or change its charter or bylaws, not declare or pay any dividends in respect of its capital stock and not take or agree to take any action to make any of its representations in the Merger Agreement untrue or incorrect. Firefox has also entered into several other covenants described under "The Merger and Related Transactions--Conduct of FTP's and Firefox's Businesses Prior to the Merger." Further, each party has agreed to provide the other party with access to such information and personnel as reasonably requested, to obtain all necessary consents and approvals, to enter into Affiliate Agreements and to notify the other party of the occurrence of certain events. See "The Merger and Related Transactions--Representations" and "--Conduct of FTP's and Firefox's Businesses Prior to the Merger."

  Firefox also has agreed (subject to certain exceptions discussed below) not, directly or indirectly, to (i) solicit, initiate or encourage the initiation of any Acquisition Proposals (as defined in the Merger Agreement) that compete with the Merger, (ii) engage in negotiations concerning, or provide any non-public information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. The Firefox Board of Directors is not prevented from considering, discussing, negotiating, agreeing to, approving and recommending to the Firefox stockholders a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, as long as the Board of Directors determines in good faith (upon advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties. Firefox also is not prevented from furnishing material, non-public information regarding Firefox to any third party making a bona fide Acquisition Proposal, provided that the Firefox Board of Directors has determined, with the advice of Firefox's outside counsel, that the Board of Directors must cause Firefox to do so in order to discharge properly the Board's fiduciary duties and provided that the third party has executed a confidentiality agreement substantially similar to the one in effect between FTP and Firefox. See "The Merger and Related Transactions--Conduct of FTP's and Firefox's Businesses Prior to the Merger."

CONDITIONS TO THE MERGER

  In addition to the requirement that the Required Votes be obtained, consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may result in the termination of the Merger

Agreement and the Merger. Each party's obligation to consummate the Merger is conditioned on, among other things, the accuracy of the other party's representations, the other party's performance of its covenants, the aggregate number of Dissenting Shares and fractional shares not being an amount that would result in the Merger not constituting a reorganization for United States federal income tax purposes and favorable legal opinions (including an opinion from the respective parties' counsel to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization). See "The Merger and Related Transactions--Conditions to the Merger."

EFFECTIVE TIME OF THE MERGER

  The Merger will be consummated promptly after obtaining the Required Votes and following the satisfaction or waiver of the other conditions to consummation of the Merger set forth in the Merger Agreement. The parties anticipate that all of the conditions to the Merger will have been satisfied or waived soon after the Required Votes are obtained and that the Merger will be consummated on or about July 22, 1996. See "The Merger and Related Transactions--Effective Time of the Merger."

TERMINATION AND AMENDMENT; BREAK-UP FEE

  The Merger Agreement may be terminated at any time prior to the Effective Time by either party under certain circumstances and at any time after August 15, 1996. Events giving rise to termination rights under the Merger Agreement include any governmental order or action preventing the Merger, failure to obtain the Required Votes, adverse Board actions or recommendations, or a Terminating Breach (as defined in the Merger Agreement). If either FTP or Firefox terminates the Merger Agreement as a result of certain specified events and subsequent thereto Firefox enters into a definitive agreement with a third party for the acquisition of Firefox by such third party, Firefox will be obligated to pay FTP a fee of $2.4 million. Such provision could discourage a third party from pursuing an acquisition of Firefox because the cost of such acquisition, if successful, would be increased by the amount of such fee. See "The Merger and Related Transactions--Termination and Amendment" and "--Break-Up Fee."

RECENT DEVELOPMENTS

  On February 23, 1996, a class action lawsuit was filed in the United States District Court for the Northern District of California, San Francisco Division, naming Firefox and certain of its officers and directors as defendants. On June 5, 1996, the District Court entered an order dismissing the complaint in its entirety with leave to amend. The lawsuit alleged that the defendants misrepresented or failed to disclose material facts about Firefox's operations and financial results, which the plaintiffs contend resulted in an artificial inflation of the price of the Firefox Common Stock. The suit was purportedly brought on behalf of a class of purchasers of the Firefox Common Stock during the period from August 3, 1995 to January 2, 1996. The complaint alleged claims for violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder and sought relief in the form of unspecified compensatory damages, pre- and post-judgment interest, attorneys' and expert witness fees and such extraordinary, equitable and/or injunctive relief as permitted by law, equity and the federal statutory provisions under which the suit was brought. Specifically, the complaint alleged that each of the defendants knew or had access to allegedly material adverse non-public information about Firefox's financial results and business conditions which allegedly was not disclosed, improperly recognized certain revenues and failed to keep adequate reserves and participated in drafting, reviewing and/or approving alleged misleading statements, releases, analyst reports and other public representations, including disclaimers and warnings, of and about Firefox. Firefox has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers and directors vigorously if the complaint is amended. In order to support an adequate defense, Firefox may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to Firefox, Firefox could be required to pay a substantial judgment. See "Risk Factors-- Risks Relating to FTP and Firefox--Litigation Against Firefox" and, for further information concerning the reasons for the court's dismissal of the complaint, see "Recent Developments."

  On March 14, 1996, a class action lawsuit was filed in the United States District Court for the District of Massachusetts, naming FTP, certain of its officers and two former officers as defendants. The lawsuit alleges that the defendants publicly issued false and misleading statements and omitted to disclose material facts necessary to make statements not false and misleading, which the plaintiffs contend caused an artificial inflation in the price of the FTP Common Stock. Specifically, the complaint alleges that the defendants knowingly concealed adverse facts and made false or misleading forward and non-forward looking statements concerning the operating results and financial condition of FTP, the effects of its July 1995 corporate restructuring and changing competitive factors in FTP's industry. The lawsuit, which is purportedly brought on behalf of a class of purchasers of the FTP Common Stock during the period from July 14, 1995 to January 3, 1996, alleges violations of
Section 10(b) and Section 20(a) of the Exchange Act and Rule 10b-5 thereunder and seeks relief in the form of unspecified compensatory damages, cost and expenses and such other and further relief as the Court deems proper and just. FTP has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers vigorously. In order to support an adequate defense, FTP may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to FTP, FTP could be required to pay a substantial judgment. See "Risk Factors--Risks Relating to FTP and Firefox--Litigation Against FTP" and "Recent Developments."

REGULATORY MATTERS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Justice Department (the "Antitrust Division") and specified waiting period requirements have been satisfied. The required notifications and information were provided on April 5, 1996 and the applicable waiting periods under the HSR Act have expired. See "The Merger and Related Transactions--Regulatory Matters."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The Merger is expected to be a tax-free reorganization for U.S. federal income tax purposes, so that no gain or loss will be recognized by the Firefox stockholders on the exchange of Firefox Common Stock for FTP Common Stock pursuant to the Merger, except to the extent that Firefox stockholders receive cash in the exchange (i.e., as the Cash Payment, as payment in respect of Dissenting Shares or in lieu of fractional shares). A condition to the Merger is that each of FTP and Firefox receive an opinion from its legal counsel at the closing of the Merger to the effect that the Merger qualifies for federal income tax purposes as a tax-free reorganization. The parties have received such opinions from their respective counsel, based upon the assumption that certain events will occur at or after the Effective Time, but receipt of such opinions at the Effective Time remains a condition to consummation of the Merger. The Merger Agreement does not require the parties to obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Firefox stockholders are urged to consult their own tax advisors regarding the specific tax consequences of the Merger to them, including the applicability and effect of state, local and other laws. See "The Merger and Related Transactions--Certain United States Federal Income Tax Matters."

ACCOUNTING TREATMENT

  The parties intend to account for the Merger as a purchase, as more fully described under "The Merger and Related Transactions--Accounting Treatment."

DISSENTERS' RIGHTS

  Stockholders of Firefox who comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights in connection with the Merger. A copy of the text of Section 262 is attached to this Joint Proxy Statement/Prospectus as Appendix D. Stockholders of FTP who vote against the issuance of shares of FTP Common Stock to be issued pursuant to the Merger will not be entitled to rights of appraisal under the Massachusetts Business Corporation Law. See "The Merger and Related Transactions--Dissenters' Rights."

COMPARISON OF RIGHTS OF STOCKHOLDERS OF FTP AND FIREFOX

  Until the Merger, the rights of stockholders of Firefox will continue to be governed by the Delaware General Corporation Law and Firefox's Restated and Amended Certificate of Incorporation and Bylaws. If the Merger is consummated, holders of Firefox Common Stock will become holders of FTP Common Stock. Upon consummation of the Merger, the rights of former Firefox stockholders will be governed by the Massachusetts Business Corporation Law, the FTP Articles and the FTP Bylaws. See "Comparison of Rights of Stockholders of FTP and Firefox."

COMPARATIVE PER SHARE MARKET PRICE DATA

  FTP. The FTP Common Stock commenced trading on November 23, 1993 on the Nasdaq National Market under the symbol FTPS. Quarterly high and low sales prices for the FTP Common Stock as reported by the Nasdaq National Market are shown below for the periods indicated:

                                                                  HIGH     LOW
                                                                 ------- -------
   1994:
     First Quarter.............................................. $31.25  $24.00
     Second Quarter.............................................  27.75   12.50
     Third Quarter..............................................  24.00   11.50
     Fourth Quarter.............................................  33.50   21.50
   1995:
     First Quarter.............................................. $35.50  $25.125
     Second Quarter.............................................  32.375  20.25
     Third Quarter..............................................  32.50   20.50
     Fourth Quarter.............................................  40.625  21.75
   1996:
     First Quarter.............................................. $29.00  $10.375
     Second Quarter (through June 25, 1996).....................  13.625   8.25

  Firefox. The Firefox Common Stock commenced trading on May 11, 1995 on the Nasdaq National Market under the symbol FFOX. Quarterly high and low sales prices for the Firefox Common Stock as reported by the Nasdaq National Market are shown below for the periods indicated:

                                                                  HIGH     LOW
                                                                 ------- -------
   1995:
     Second Quarter (commencing May 11, 1995)................... $29.25  $21.50
     Third Quarter..............................................  27.375  15.875
     Fourth Quarter.............................................  26.00   16.75
   1996:
     First Quarter.............................................. $22.63  $ 8.75
     Second Quarter (through June 25, 1996).....................  11.25    7.375

  On January 16, 1996, the last business day immediately preceding the public announcement of the Merger, and on May 21, 1996, the last business day immediately preceding the public announcement of the most recent amendment to the Merger Agreement, the closing sales prices for the FTP Common Stock as reported on the Nasdaq National Market were $11.75 and $13.625 per share, respectively, and the closing sales prices for the Firefox Common Stock as reported by the Nasdaq National Market were $9.25 and $11.25 per share, respectively. The following table sets forth the closing prices per share of the FTP Common Stock and the Firefox Common Stock as reported on the Nasdaq National Market on May 21, 1996 and June 13, 1996 and the equivalent per share value of the Firefox Common Stock on such dates. The equivalent per share value for the Firefox Common Stock has been computed by multiplying the FTP Common Stock per share price by the Exchange Ratio that would be applicable if the Average Price of one share of FTP Common Stock were equal to the FTP Common Stock price on the relevant date and adding the applicable Cash Payment of $1.4847 per share. See "--Conversion of Shares" above.

                                           FTP        FIREFOX      EQUIVALENT
                                       COMMON STOCK COMMON STOCK PER SHARE VALUE
                                       ------------ ------------ ---------------
May 21, 1996..........................   $13.625       $11.25         $9.91
June 13, 1996.........................   $10.125       $ 8.00         $8.90

  As of the FTP Record Date, there were 315 record holders of the FTP Common Stock, as shown on the records of FTP's transfer agent. As of the Firefox Record Date, there were 55 record holders of the Firefox Common Stock, as shown on the records of Firefox's transfer agent.

  FTP has not since 1992, and Firefox has never, paid or declared any cash dividends on its stock, and each anticipates that for the foreseeable future it will continue to retain any earnings for use in the operation of its respective business.

  BECAUSE THE MARKET PRICE OF THE FTP COMMON STOCK THAT HOLDERS OF FIREFOX COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE MERGER, STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

SELECTED FINANCIAL DATA

  The following selected summary historical financial data of each of FTP and Firefox have been derived from their respective historical consolidated financial statements. The unaudited pro forma consolidated statements of income combine FTP's results of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 with Firefox's results of operations for the same periods, giving effect to the Merger as if it had occurred on January 1, 1995. The unaudited pro forma consolidated balance sheet combines FTP's balance sheet with Firefox's balance sheet as of March 31, 1996, giving effect to the Merger as if it had occurred on March 31, 1996. The following unaudited pro forma and equivalent pro forma per share data of FTP and Firefox are presented after giving effect to the Merger on a purchase accounting basis at assumed Exchange Ratios of .6186, .7423 and .9279. The summary unaudited pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position of either FTP or Firefox that would have occurred had the Merger been consummated on the indicated dates, nor is it necessarily indicative of future operating results or financial position. The following financial data should be read in conjunction with "The Merger and Related Transactions--General-- Conversion of Shares," "Selected Historical Financial Data," "Unaudited Pro Forma Consolidated Financial Statements," "FTP Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Firefox Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of FTP and Firefox, including the notes related thereto, included elsewhere herein.

                     FTP SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    THREE MONTHS
                                  YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                          ---------------------------------------- ---------------
                           1991    1992    1993    1994     1995    1995    1996
                          ------- ------- ------- ------- -------- ------- -------
                                                                     (UNAUDITED)
STATEMENT OF INCOME
 DATA:
Total revenue...........  $21,419 $33,132 $58,726 $93,245 $136,376 $31,314 $29,004
Income (loss) from
 operations.............    8,698  13,103  26,250  33,609   32,946  11,516 (14,429)
Income (loss) before
 income taxes...........    8,997  13,412  26,935  36,741   39,102  12,559 (13,400)
Net income (loss)(1)....    5,398   8,047  16,324  22,975   24,634   7,850  (8,442)
Net income (loss) per
 share (fully diluted)..  $   .24 $   .34 $   .60 $   .79 $    .87 $   .27 $  (.31)
Weighted average common
 and common equivalent
 shares outstanding
 (fully diluted)........   22,419  23,429  27,361  29,070   28,263  28,721  26,939

                                        DECEMBER 31,
                          ----------------------------------------  MARCH 31,
                           1991    1992    1993     1994    1995      1996
                          ------- ------- ------- -------- ------- -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash
 equivalents............. $ 3,219 $ 4,978 $12,760 $ 10,896 $30,417  $ 31,446
Working capital(2).......   7,247   9,575  69,242   53,482  87,731    69,300
Total assets.............  13,508  18,775  83,711  129,142 189,968   183,091
Total liabilities........   3,439   5,739   7,633   16,458  25,160    26,143
Stockholders' equity.....  10,069  13,036  76,078  112,684 164,808   156,948
Dividends(3).............   6,132   7,365     --       --      --        --
Dividends per share......     .42     .44     --       --      --        --

- --------
(1) From January 1, 1990 through June 30, 1992, FTP operated as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended, and comparable provisions of certain state tax laws. The provision for income taxes for the years ended December 31, 1991 and 1992 reflect pro forma federal and state income taxes as if FTP had been subject to federal and state income taxation as a C corporation during such periods. Pro forma adjustments are not applicable to the years ended December 31, 1993, 1994 and 1995.
(2) The reduction in working capital from 1993 to 1994 is principally due to the classification of a significant amount of FTP's investments as long-term.
(3) Dividends in 1991 and 1992 included distributions made to stockholders of approximately $5.2 million and $3.5 million, respectively, to satisfy federal and state income tax obligations of the stockholders attributable to FTP's S corporation earnings for the years 1990, 1991 and 1992.

                   FIREFOX SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 THREE MONTHS
                                                                  ENDED MARCH
                                YEAR ENDED DECEMBER 31,               31,
                          -------------------------------------- -------------
                           1991    1992   1993    1994    1995    1995   1996
                          ------  ------ ------  ------- ------- ------ ------
STATEMENT OF OPERATIONS
 DATA:
Net revenues............  $  772  $2,442 $5,172  $13,536 $19,768 $4,722 $4,183
Gross margin............     646   2,202  4,380   11,117  16,133  3,868  3,210
Income (loss) from
 operations.............    (328)    307   (241)   1,199     396    511 (1,952)
Net income (loss).......    (286)    126   (209)     616     518    279 (1,042)
Income (loss)
 attributable to common
 stock..................    (286)    126   (225)     419     454    234 (1,042)
Net income (loss) per
 share(1)...............  $ (.06) $  .03 $ (.05) $   .08 $   .07 $  .04 $ (.15)
Shares used in per share
 computation............   4,569   4,569  4,569    5,486   6,398  5,486  6,735

                                           DECEMBER 31,
                                 ------------------------------------ MARCH 31,
                                 1991   1992    1993    1994   1995     1996
                                 -----  -----  ------  ------ ------- ---------
BALANCE SHEET DATA:
Cash and cash equivalents......  $   1  $  --  $  960  $  191 $ 6,547  $ 6,519
Working capital (deficit)......   (656)  (579)    453     942  22,152   21,233
Total assets...................    646    962   3,542   6,986  29,537   28,056
Capital lease obligations, less
 current portion...............     81     53     150     293     104       62
Redemption obligation for
 preference shares.............    --     --    1,125   1,385     --       --
Total stockholders' equity
 (deficiency)..................   (556)  (349)   (265)    335  23,935   22,850

- -------
(1) See Note 1 of the notes to the audited historical consolidated financial statements of Firefox included elsewhere herein.

                                FTP AND FIREFOX
            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       THREE
                                                                      MONTHS
                                                         YEAR ENDED    ENDED
                                                        DECEMBER 31, MARCH 31,
                                                            1995       1996
                                                        ------------ ---------
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
 DATA(1):
Total revenue..........................................   $155,894   $ 33,187
Income (loss) from operations..........................     31,023    (16,961)
Income (loss) before income taxes......................     36,947    (15,919)
Net income (loss)......................................     22,280    (10,202)
Net income (loss) per common share (primary and fully
 diluted)..............................................   $    .67   $   (.32)
Weighted average common and common equivalent shares
 outstanding (primary and fully diluted)...............     33,363     31,939

                                                                       MARCH 31,
                                                                         1996
                                                                       ---------
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA(1):
Cash and cash equivalents............................................. $ 33,976
Working capital.......................................................   76,331
Total assets..........................................................  200,160
Total liabilities.....................................................   32,135
Stockholders' equity..................................................  168,025

- --------
(1) See Notes A through D to the following table and "Unaudited Pro Forma Consolidated Financial Statements," including the notes related thereto.

                                FTP AND FIREFOX
         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

             HISTORICAL AND FTP UNAUDITED PRO FORMA PER SHARE DATA

                                                        HISTORICAL    PRO FORMA
                                                       -------------- ---------
                                                        FTP   FIREFOX    FTP
                                                       -----  ------- ---------
NET INCOME (LOSS) PER COMMON SHARE (PRIMARY AND FULLY
 DILUTED):
  Year ended December 31, 1995.......................  $ .87   $ .07    $ .67
  Three months ended March 31, 1996 (unaudited)......   (.31)   (.15)    (.32)
BOOK VALUE PER COMMON SHARE (UNAUDITED):
  March 31, 1996.....................................  $5.82   $3.39    $5.26

             UNAUDITED EQUIVALENT FIREFOX PRO FORMA PER SHARE DATA

                      ASSUMED AVERAGE PRICE:     $6.00  $8.00  $10.00  $12.00
                             EXCHANGE RATIO:     .9633  .9279   .7423   .6186
                                                 -----  -----  ------  ------
NET INCOME (LOSS) PER COMMON SHARE (PRIMARY
 AND FULLY DILUTED):
  Year ended December 31, 1995..............     $ .62  $ .59  $  .50  $  .42
  Three months ended March 31, 1996
   (unaudited)..............................      (.30)  (.30)   (.24)   (.20)
BOOK VALUE PER COMMON SHARE:
  March 31, 1996............................     $4.84  $4.70  $ 3.90  $ 3.34

- --------
Note A: The net income (loss) per share data presented above do not reflect the anticipated charge for in-process technology of approximately $41 million to be incurred in connection with the Merger or the write-off of capitalized costs of approximately $1 million (net of the resulting income tax benefit) relating to products made redundant by the Merger. See "Unaudited Pro Forma Consolidated Financial Statements." If these charges were reflected as if the Merger had been consummated on January 1, 1995, the pro forma FTP net income per common share presented above for the year ended December 31, 1995 would be reduced by $1.29 per share, and the equivalent pro forma Firefox net income per share presented above for the year ended December 31, 1995 at the assumed Average Prices of $6.00, $8.00, $10.00 and $12.00 would be reduced by $.82, $.96, $1.15 and $1.20 per share, respectively.
Note B: The unaudited FTP pro forma and equivalent Firefox pro forma net income
        (loss) per share amounts presented above are based upon the historical weighted average number of shares of FTP Common Stock and dilutive common stock equivalents of FTP outstanding during each period presented. In addition, the shares of FTP Common Stock to be issued pursuant to the Merger (based upon the assumed Exchange Ratios on the Firefox Record Date) (see "--Conversion of Shares" above) and the options to purchase FTP Common Stock into which options outstanding under certain Firefox employee and director stock option plans will be deemed to be converted pursuant to the Merger (based upon the assumed Exchange Ratios and the number of shares of Firefox Common Stock subject to such options as of the Firefox Record Date) (see "-- Conversion of Options" above) are treated as if they were issued on January 1, 1995.
Note C: The unaudited FTP and equivalent Firefox pro forma book value per share amounts are based upon the actual number of shares of FTP Common Stock outstanding at March 31, 1996 and the number of shares of FTP Common Stock to be issued pursuant to the Merger based upon the assumed Exchange Ratios and the number of shares of Firefox Common Stock outstanding on the Firefox Record Date.
Note D: The unaudited FTP pro forma per share amounts are presented assuming an Average Price of the FTP Common Stock of $10.00. The equivalent Firefox pro forma per share amounts are presented at assumed Average Prices of FTP Common Stock of $6.00, $8.00, $10.00 and $12.00 and the resulting Exchange Ratios of .9633, .9279, .7423 and .6186, respectively (based on the number of shares of Firefox Common Stock outstanding on the Firefox Record Date).

                                 RISK FACTORS

  In addition to the other information in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating the Merger-related proposals to be voted on at the FTP Meeting and the Firefox Meeting and the acquisition of the securities offered hereby. For periods following the Merger, references to the products, business, financial results or financial condition of FTP or the combined company should be considered to refer to FTP and its subsidiaries, including Firefox, unless the context otherwise requires. Forward-looking statements made in this section and elsewhere in this Joint Proxy Statement/Prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements contained herein for a variety of reasons. These reasons include, but are not limited to, competition, technological change, increased demands on management as a result of planned expansion, risks of integration of the two companies and other risks outlined in this section.

RISKS RELATING TO THE MERGER

  Integration of the Two Companies. FTP and Firefox believe that an important benefit to be realized from the Merger will be the integration of their respective managements, strategies, operations and product lines. Certain of the anticipated benefits of the Merger described under "The Merger and Related Transactions--Reasons for the Merger" may not be achieved unless such integration is successful and achieved in a timely manner. The successful combination of companies in the rapidly changing high technology industry requires coordination of sales and marketing and research and development efforts and may be more difficult to accomplish than in some other industries. In the case of the Merger, the difficulties of such integration may initially be increased by the necessity of coordinating geographically separated organizations (in suburban Boston, Massachusetts, in Santa Clara, California, and in Solihull, England) and integrating personnel with disparate business backgrounds and corporate cultures. The length of the time necessary to consummate the Merger has caused a loss of momentum in the business of Firefox and has resulted in a loss of key sales management personnel in the United States and is likely to result in a loss of additional key personnel, including sales personnel, which has had and is likely to continue to have a material adverse impact on Firefox's operating results and financial condition in the near term. See "Firefox Management's Discussion and Analysis of Financial Condition and Results of Operations." The integration of the two companies will require the dedication of management resources that will temporarily detract from attention to the daily business of the combined company. This integration process may cause an interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses or loss of key personnel, including sales personnel. The foregoing could have an adverse effect on the revenue and operating results of the combined company, at least in the near term. Changes necessitated by the Merger that may be made to the strategies, operations or management of Firefox and FTP could have a material adverse effect on the business, financial condition and results of operations of the combined company. In addition, FTP recently completed three other business acquisitions (see "Information Regarding FTP--Overview") which it is still in the process of integrating, and may acquire other businesses in the future. These other acquisitions may impose additional difficulties on the integration of Firefox into FTP.

  In determining the terms of the proposed Merger, the managements of FTP and Firefox evaluated the companies' respective businesses based in part on expectations concerning the future results of each of the companies and of the combined company. The evaluations reflected, to a material extent, expectations that there would be a significant increase in the sales of Firefox and FTP products from historical levels, as well as an expectation that the Merger would produce the other beneficial effects described under "The Merger and Related Transactions--Reasons for the Merger." The expectations of an increase in Firefox and FTP product sales are based in part upon the expected introduction of Firefox products into FTP's distribution channels and FTP products into Firefox's distribution channels and the expected ability of the combined company to offer customers and potential customers a comprehensive suite of client-based and server-based solutions, addressing TCP/IP-based applications and networks. There can be no assurance that any increased sales of FTP or Firefox products will result from the Merger or that any of these expectations will be fulfilled, and the failure of these expectations to be fulfilled could have a material adverse effect on the business, financial condition and results of operations of the combined company.

  Resellers and Customers. There can be no assurance that resellers and other customers of Firefox and FTP will continue their current buying patterns without regard to the announced Merger. Any significant delay or reduction in orders for Firefox's or FTP's products could have a material adverse effect on the combined company's business, financial condition and results of operations. In particular, FTP and Firefox believe that certain customers may defer purchasing decisions while evaluating the combined company's future product strategy and competitive position in the industry. Any such deferrals could have a material adverse effect on the combined company's business, financial condition and results of operations at least in the near term. These effects may occur with respect to each company during the period prior to the consummation of the Merger or following the Merger.

  Transaction Charges. The combined company expects to incur a charge for acquired in-process technology currently estimated to be approximately $41 million in connection with the combination of the two companies. Other Merger-related expenses expected to be incurred include investment advisory fees, legal and accounting expenses and other transaction costs (estimated to total approximately $4 million). See "Unaudited Pro Forma Consolidated Financial Statements." The amounts set forth above are preliminary estimates only, and are therefore subject to change. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the Merger or that the anticipated benefits of the Merger will outweigh such costs.

RISKS RELATING TO FTP AND FIREFOX

  The risk factors in this subsection apply to each of FTP and Firefox individually, where appropriate, and also are expected to apply to the combined company following the consummation of the Merger.

  Dependence on TCP/IP Protocol. All of FTP's networking products and Firefox's NOV*IX product are designed to utilize the TCP/IP data communications protocol suite. Continued widespread commercial use and development of TCP/IP is critical to FTP's and Firefox's success. While TCP/IP is currently the leading internetworking data communications protocol standard, other organizations, including the International Standards Organization, have developed or are developing other open protocol standards that compete with TCP/IP. In addition, certain competitors, such as International Business Machines Corporation ("IBM") and Novell, Inc. ("Novell"), have developed proprietary protocols that compete with TCP/IP. If any of these alternative protocols becomes widely accepted in the internetworking marketplace, there may be a reduction in the acceptance of TCP/IP, which would have a material adverse effect on FTP's and Firefox's, as well as the combined company's, business, financial condition and results of operations. See "Information Regarding FTP--Products" and "Information Regarding Firefox--Products."

  Rapid Technological Change and Dependence on New Products. The market for networking software products is subject to rapid changes in technology and customer preferences. The combined company's growth and future financial performance will depend upon its ability to develop and introduce new products and enhancements of existing products that accommodate the latest technological advances and customer requirements. There can be no assurance that new products or product enhancements will be developed or marketed successfully by the combined company on a timely basis or at all, that any new product or product enhancements will achieve market acceptance, that other software vendors will not develop and market products which are superior to FTP's, Firefox's or the combined company's products or that such other products will not achieve greater market acceptance. In addition, the ability of each of FTP, Firefox and the combined company to develop and market new products and product enhancements is dependent upon its ability to attract and retain qualified employees. Any failure by FTP, Firefox or the combined company to anticipate or respond adequately to changes in technology and customer preferences, to develop and introduce new products or product enhancements in a timely fashion, or to retain qualified employees, could have a material adverse affect on its business, financial condition and results of operations.

  Because certain of Firefox's and FTP's products incorporate software and other technologies developed and maintained by third parties, both Firefox and FTP are to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis that will meet changing customer needs, and to respond to emerging industry standards and other technological changes. There can be no assurance that the combined company would be able to replace the functionality provided by the third party technologies currently offered in conjunction with Firefox's and FTP's products in the event that such technologies become unavailable to FTP, Firefox or the combined company or obsolete or incompatible with future versions of FTP's, Firefox's or the combined company's products or market standards. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the combined company's business, financial condition or results of operations.

  Networking software products as complex as those offered by FTP and Firefox may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by FTP and Firefox and by current and potential customers, errors will not be found in new products and product enhancements after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Such loss or delay could have a material adverse effect on the combined company's business, financial condition and results of operations. See "Information Regarding FTP--Products" and "Information Regarding Firefox--Products" and "--Product Development."

  Competition. The networking software industry is highly competitive, and is characterized by evolving industry standards, frequent introduction of new products and product enhancements, and continuous improvement in product reliability, compatibility, memory use and performance. FTP competes with major computer and communications systems vendors, including IBM, Microsoft Corporation ("Microsoft"), Novell, and Sun Microsystems, Inc. ("Sun"), as well as smaller networking software companies, such as NetManage, Inc. ("NetManage"). Some of FTP's competitors have substantially greater financial, technical, sales, marketing and other resources than FTP, as well as greater name recognition and a larger customer base. In addition, FTP's core product lines are based upon TCP/IP, an open non-proprietary protocol suite. Several of FTP's competitors have developed proprietary networking applications and certain of such vendors, including Microsoft, provide a TCP/IP protocol suite in their products. The introduction of such protocol suites is currently lengthening the sales cycle and has resulted in a decrease in average unit sales prices for certain of FTP's products and may continue to have this effect, which could materially adversely affect the combined company's results of operations. FTP anticipates that other companies may also enter the market with their own implementations of TCP/IP. Further, FTP is facing new competition from makers of terminal emulation software, such as Attachmate Corporation ("Attachmate") and Wall Data, Inc. ("Wall Data"). In addition, existing competitors could devote additional resources to the development of TCP/IP or expand their existing TCP/IP product lines. Increased competition from existing or new products could adversely affect demand for FTP's products and has led, and could continue to lead, to increased price competition, longer payment terms and other concessions, adversely affecting FTP's gross margins and operating results. See "Information Regarding FTP--Competition" and "FTP Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The market for Internet-based software and services is new, intensely competitive, rapidly evolving and subject to rapid technological change. FTP expects competition in this market to persist, intensify and increase in the future. Some of FTP's and Firefox's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than will the combined company. Such competition could materially adversely affect the combined company's business, operating results or financial condition. The combined company's current and potential competitors include Microsoft, browser software vendors including Netscape Communications Corporation ("Netscape"), Web server software and service vendors, PC and Unix software vendors and other vendors, including Apple Computer, Inc., Sun, Hewlett-Packard Co. ("Hewlett-Packard"), IBM, Digital Equipment Corporation ("Digital"), The Santa Cruz Operation, Inc. and Silicon Graphics, Inc. Certain operating system companies, such as Microsoft, have incorporated Web client functionality into their software products and offer this functionality at little or no additional cost to customers. If client products incorporated into operating systems by such operating system vendors gain market acceptance, these organizations may be better positioned than FTP and Firefox to sell Web server and applications software products. In addition, software companies which have server products in other product categories may choose in the future to enhance the functionality of existing products or develop new competitive products. Further, FTP's and Firefox's current products are designed around certain standards, and industry acceptance of competing standards could decrease the demand for FTP's and Firefox's products. For example, Microsoft and IBM are each proposing an alternative security standard, and widespread adoption of either standard could have a material adverse effect on the combined company's business, financial condition and results of operations. There can be no assurance that the combined company will be able to compete successfully against current or future competitors or that competitive pressures faced by the combined company will not materially adversely affect its business, financial condition or results of operations.

  Firefox's products are designed to operate on the Novell operating system. In the future, providers of major network operating systems ("NOS") and client operating system products may increasingly seek to incorporate in their products functionality similar to that provided by Firefox's connectivity products. To the extent such companies provide such integrated functionality, the incremental value of Firefox's product offerings could be substantially reduced. Novell and other providers of network operating systems currently offer protocol stacks within their network operating systems, and, if they were to add applications related to those stacks, sales of Firefox's products could be adversely affected. There can be no assurance that market uncertainty relating to Novell's product plans, the introduction of new products by Novell, or other actions by Novell, will not render Firefox's products noncompetitive or obsolete. In addition, in connection with the development and enhancement of certain of its products, Firefox has in the past received pre-release access to certain of Novell's products. There can be no assurance that Novell will continue to make such pre-release access available, and any such discontinuance could have an adverse effect on Firefox's ability to provide timely enhancements to its products.

  As is the case with FTP, many of Firefox's competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than Firefox. There can be no assurance that Firefox will be able to continue to provide products that compare favorably with the products of Firefox's existing or anticipated competitors or that competitive pressures will not require Firefox to reduce its prices. See "--Declining Average Selling Prices" below and "Information Regarding Firefox--Competition."

  Management of Growth. FTP and Firefox have each experienced rapid growth, both in revenue and in employees, in recent periods. This growth has placed, and will continue to place, a significant demand on FTP's and Firefox's respective management and other resources. From January 1, 1995 through April 30, 1996, the number of FTP's and Firefox's employees grew from approximately 474 to approximately 880 and from approximately 87 to approximately 151, respectively. Included in the number of FTP employees were key members of management as well as approximately 150 employees hired in connection with business acquisitions. In early May 1996, in connection with the reorganization of FTP's operations described under "Information Regarding FTP--Overview," FTP decided to effect certain cost-cutting measures, including a reduction of approximately 10% in the number of FTP's full-time employees. Included in the increase in the number of Firefox employees are a significant number of sales and marketing personnel added in 1995. The length of time necessary to consummate the Merger has made, and the impact of the Merger may make, the addition and retention of Firefox sales personnel more difficult in the near term. In addition, the combined company's growth will require each to continue to recruit additional management personnel, expand its direct sales force, improve its operational and financial systems, expand its customer support functions and train, motivate and manage its employees. If the combined company is unable to manage its expected growth effectively or recruit or retain key technical and sales personnel, its operating results will be adversely affected. See "FTP Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Reliance on Acquisitions. FTP expects that the combined company will continue FTP's strategy of expanding its products and technology in part through the acquisition of specific complementary products and of businesses that have developed products and technologies similar to those of FTP, in addition to internal development. This strategy is an important component of the combined company's ability to achieve its goal of providing to its customers a comprehensive suite of client-based and server-based solutions addressing TPC/IP-based applications and networks, and FTP and Firefox believe that the future growth of the combined company depends, in part, upon the success of this strategy. While FTP is continually searching for acquisition opportunities, there can be no assurance that it will be successful in identifying, acquiring and developing products and technology. If any potential acquisition opportunities are identified, there can be no assurance that the combined company will consummate such acquisitions or successfully integrate the technologies or businesses acquired into the combined company. The combined company may in the future face increased competition for acquisition opportunities, which may inhibit its ability to consummate suitable acquisitions and increase the cost of completing acquisitions.

  Acquisitions involve a number of special risks and factors, including, among other things, the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, the amortization of acquired intangible assets, the loss of key employees of the acquired company or business and the difficulty of presenting a unified corporate image. No assurance can be given that any acquisition by the combined company will or will not occur, that if an acquisition does occur that it will not materially and adversely affect the combined company or that any such acquisition will be successful in enhancing its business. In the event that the operations of an acquired company do not meet expectations, the combined company may be required to restructure the acquired business or write off the value of some or all of the assets of the acquired business.

  Potential Fluctuations in Operating Results. FTP's and Firefox's operating results have in the past and the combined company's operating results may in the future fluctuate from period to period as a result of a variety of factors, including, among other things: the purchasing patterns of their customers; the lengthening of sales cycles; the mix of products sold; customer order deferrals in anticipation of new products or product enhancements; market acceptance and timing of the introductions of new products and product enhancements by FTP and Firefox and their competitors; variations in sales by product and distribution channel; changes in resellers' inventory practices; the exercise of stock rotation or inventory price protection practices by distributors; the accuracy of resellers' forecasts of customer demands; fluctuations in domestic and foreign economic conditions; competitive pricing pressure; and FTP's sales compensation programs, which are based both on annual and quarterly sales levels. In addition, substantially all of FTP's and Firefox's product revenue and profit in each quarter result from orders received in that quarter, and an increasingly large portion of orders are received during the last month of such quarter. If revenue does not meet expectations in any given quarter, operating results may be materially adversely affected, as occurred with respect to both FTP and Firefox in the first quarter of 1996. Through 1996, FTP intends to continue to expand the sales and marketing and product development efforts of the combined company; therefore, FTP expects that these expenses of the combined company will increase as a percentage of total revenue. There can be no assurance that FTP or Firefox will not experience significant fluctuations in operating results in the future. Quarterly sales and operating results generally depend on the volume and timing of and ability to fulfill orders received within the quarter, which are difficult to forecast. The combined company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand for the combined company's products and services in relation to the combined company's expectations would have an immediate adverse impact on the combined company's business, financial condition and results of operations. To the extent that expenses precede or are not subsequently followed by increased revenue, the combined company's business, financial condition and results of operations will be materially adversely affected. Based on the foregoing, FTP and Firefox believe that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indicator of future performance. See "FTP Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Firefox Management's Discussion and Analysis of Financial Condition and Results of Operations."

  International Sales. Sales outside the United States accounted for approximately 44% and 46% of FTP's total revenues in 1994 and 1995, respectively. Sales in the United Kingdom accounted for approximately 40% and 39% of Firefox's net revenues in 1994 and 1995, respectively. FTP and Firefox expect that sales outside the

United States will continue to account for a substantial portion of revenue for the foreseeable future. Continued growth in international sales is expected to be a significant factor in the future success of the combined company. There can be no assurance that the combined company will be able to maintain or increase international sales of its products or that its international distribution channels will be able to service and support its products adequately.

  There are certain general risks inherent in conducting international business, including exposure to currency exchange rate fluctuations, changes in markets caused by various political, social and economic factors, unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer payment terms, potentially adverse tax consequences, repatriation of earnings, the burdens of complying with a wide variety of foreign laws and the difficulties of managing international operations. In addition, revenue of the combined company earned in various countries where the combined company does business may be subject to taxation by more than one jurisdiction, thereby adversely affecting the combined company's earnings. There can be no assurance that such factors will not have a material adverse effect on the revenue from the combined company's future international sales and, consequently, the combined company's business, financial condition and results of operations.

  An increase in the value of the U.S. dollar relative to foreign currencies would make the combined company's products more expensive and therefore potentially less competitive in those markets. The combined company is expected, to a certain extent, to use price lists denominated in local currencies, and fluctuations in currency exchange rates could have an adverse impact on the combined company's financial results. Because substantially all of the combined company's international sales will be indirect, any material increase in the combined company's international sales as a percentage of total revenue may have an adverse effect on its gross margins due to the lower per unit revenue realized by the combined company on sales through indirect channels. Further, if the size of its international customers and contracts continues to increase, FTP expects the combined company to transact a greater number of sales in local currencies, with the result that currency exchange rate fluctuations in the future may have an increased effect on its business, financial condition and results of operations. See "Information Regarding FTP--Sales and Marketing--International" and "Information Regarding Firefox-- Sales and Marketing."

  Developing Internet Market; New Entrants; Unproven Acceptance of Products; Price Erosion. The market for certain of FTP's software and services for the Internet and corporate "intranet" markets has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services for communication and commerce over the Internet and private IP networks. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The industry is young and has few proven products. Moreover, critical issues concerning the commercial use of the Internet (including profitability, security, reliability, cost, ease of use and access, and quality of service) remain unresolved and may impact the growth of Internet use. While FTP believes its software products offer significant advantages for commerce and communication over the Internet and private IP networks, there can be no assurance that commerce and communication over the Internet or private IP networks will become as widespread as quickly as expected, or that FTP's products will become widely adopted for these purposes. In addition, FTP's client software products for the Internet market are subject to pricing pressures and marketing risks due to free client software distributed by online service providers, Internet access providers and others. Further, companies such as Microsoft, IBM, Netscape and Intuit are now bundling or are planning to bundle or otherwise offer client software with their operating systems or other product offerings at little or no additional cost to users. Both of these factors have resulted in a decrease in average selling prices for FTP's client software products for the Internet market. Further, there can be no assurance that such products, even if accepted, will generate significant profits for FTP. If the Internet or intranet markets fail to develop, develop more slowly than expected or become saturated with competitors, or if FTP's products for the Internet or intranet markets do not achieve market acceptance, the combined company's business, financial condition and results of operations will be materially adversely affected.

  Proprietary Rights. FTP considers its implementations of the TCP/IP protocol, its OnNet Kernel software and PC/TCP Kernel software, to be proprietary and relies primarily on a combination of copyrights, trademarks, trade secret law and contracts to protect such proprietary implementations. However, the basic TCP/IP protocols are non-proprietary and other parties have developed their own versions. See "--Competition" above.

  FTP generally enters into confidentiality and/or license agreements with its consultants, distributors, customers and potential customers and limits access to and distribution of its source code and other proprietary information. Although neither FTP nor Firefox currently has any issued patents, the number of patents granted on software inventions is increasing. Consequently, there is a growing risk of third parties asserting patent claims against the combined company. In the future, the combined company may receive communications from third parties asserting that either Firefox's or FTP's products infringe, or may infringe, the patents or other proprietary rights of such third parties, or seeking indemnification against such infringement, or asserting that the combined company must obtain a license from such third parties. Such communications, and any resulting litigation, could result in substantial costs and diversion of resources and could have a material adverse effect on the combined company's business, financial condition and results of operations. If any claims or actions were to be asserted against the combined company, and the combined company were required to seek a license of a third party's intellectual property, there can be no assurance that the combined company would be able to acquire such a license on reasonable terms or at all, and no prediction can be made about the effect that such license might have on the combined company's business, financial condition or results of operations. Should litigation with respect to any such claim commence, such litigation could be extremely expensive and time consuming and could materially adversely affect the combined company's business, financial condition and results of operations regardless of the outcome of the litigation. See "Information Regarding FTP--Proprietary Rights and Licensing" and "Information Regarding Firefox--Proprietary Rights."

  Declining Average Selling Prices. Until 1995, the market for FTP's and Firefox's products was not characterized by significant price competition; however, each of FTP and Firefox is facing increasing pricing pressures from competitors. These pressures are likely to continue to increase, have led to a decrease in average selling prices for certain of FTP's and Firefox's products, and could continue to have this effect on the average selling prices for their respective products. Any material reduction in the price of FTP's or Firefox's products would negatively affect gross margins and would require the combined company to increase significantly unit sales in order to maintain net revenue. See "FTP Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information Regarding Firefox--Sales and Marketing" and "--Competition" and "Firefox Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Distribution Risks. As part of their sales and marketing strategies, both FTP and Firefox intend to continue to expand their sales and marketing efforts. There can be no assurance that the combined company will be successful in this effort. For example, there can be no assurance that the combined company will be able to attract or retain qualified direct sales personnel, that the planned expansion will result in increased sales of the combined company's products, or that such expansion will enable the combined company to compete successfully against the larger and better funded sales and marketing organizations of some of its competitors.

  Firefox grants its distributors limited rights to exchange unsold products for other products and provides inventory price protection in the event of price reductions by Firefox. While Firefox provides allowances for projected returns and price protection, there can be no assurance that allowances will be sufficient to offset product returns and price protection in the future. Substantial returns of products or a decrease in the price of Firefox's products could have a material adverse effect on the business, financial condition and results of operations of the combined company. See "Information Regarding Firefox--Sales and Marketing."

  Firefox relies significantly on its independent distributors, systems integrators and value-added resellers for certain elements of the marketing of its products and for the distribution of its products. The agreements in place with these organizations are generally non-exclusive. The distributors, systems integrators and value-added resellers are not within the control of Firefox, may represent other product lines in addition to those of Firefox and are not obligated to purchase products from Firefox. Further, there can be no assurance that these distributors, systems integrators or value-added resellers will give a high priority to the marketing of Firefox's products, and they may give a higher priority to other products which may include the products of Firefox's competitors. Actions of this nature by Firefox's distributors, systems integrators or value-added resellers may result in a lower sales effort applied to Firefox's products and a consequent reduction in Firefox's operating results. Firefox's results of operations can also be materially adversely affected by changes in the inventory strategies of its resellers, which can occur rapidly and in many cases may not be related to end-user demand. There can be no assurance that the combined company will retain any of Firefox's current distributors, systems integrators or value-added resellers, and there can be no assurance that Firefox will succeed in recruiting replacement or new organizations to represent it. Any changes in distribution channels may adversely affect sales and consequently may adversely affect the combined company's business, financial condition and results of operations. See "Information Regarding Firefox--Sales and Marketing."

  Government Regulation and Legal Uncertainties. FTP and Firefox are not currently subject to direct regulation by any government agency, other than regulations applicable to business generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that various laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. For example, the relatively new Communications Decency Act prohibits distribution of obscene, lascivious or indecent communications on the Internet. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the combined company's products and increase the combined company's cost of doing business or otherwise have an adverse effect on the combined company's business, financial condition or results of operations. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. Further, due to the encryption technology contained in certain of FTP's products, such products are subject to U.S. export controls. There can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit the combined company's ability to distribute products outside of the United States or electronically. While FTP takes precautions against unlawful exportation, the global nature of the Internet makes it virtually impossible to effectively control the distribution of the combined company's products. In addition, federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, new legislation or regulation or unlawful exportation could have a material adverse effect on the combined company's business, financial condition and results of operations.

  Dependence on Key Personnel. Competition for qualified personnel in the software industry is intense and there can be no assurance that the combined company will be able to attract and retain a sufficient number of qualified employees. The success of the combined company will depend to a significant degree upon the continued contributions of the respective key management, marketing, product development and operational personnel of FTP and Firefox. As the business of the combined company grows, it may become increasingly difficult for the combined company to hire, train and assimilate the new employees needed. In addition, it is possible that business changes or uncertainty brought about by the Merger may cause key employees of Firefox to leave the combined company. The combined company's inability to retain and attract key employees could have a material adverse effect on the combined company's business, financial condition and results of operations.

  Volatility of Stock Price. The stock prices of each of the FTP Common Stock and the Firefox Common Stock have historically been volatile, and both FTP and Firefox experienced significant declines in their respective stock prices in January 1996, as a result of reporting revenue and earnings for the fourth quarter of 1995 that were below stock market analysts' expectations. FTP and Firefox believe factors such as quarterly fluctuations in results of operations, announcements of new products and acquisitions by the combined company or by its competitors, changes in earnings estimates by analysts, changes in accounting treatments or principles and other factors may cause the market price of the combined company's common stock to fluctuate, perhaps substantially. Further, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. Any shortfall in results versus analysts' expectations could have an immediate and significant adverse effect on the trading price of the combined company's common stock in any given period. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the common stock of the combined company in the future. See "Comparative Per Share Market Price Data."

  Litigation Against Firefox. On February 23, 1996, a class action lawsuit was filed in the United States District Court for the Northern District of California, San Francisco Division, naming Firefox and certain of its officers and directors as defendants. On June 5, 1996, the District Court entered an order dismissing the complaint in its entirety with leave to amend. The lawsuit alleged that the defendants misrepresented or failed to disclose material facts about Firefox's operations and financial results, which the plaintiffs contend resulted in an artificial inflation of the price of the Firefox Common Stock. The suit was purportedly brought on behalf of a class of purchasers of the Firefox Common Stock during the period from August 3, 1995 to January 2, 1996. The complaint alleged claims for violation of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder and sought relief in the form of unspecified compensatory damages, pre- and post-judgment interest, attorneys' and expert witness fees and such extraordinary, equitable and/or injunctive relief as permitted by law, equity and the federal statutory provisions under which the suit was brought. Specifically, the complaint alleged that each of the defendants knew or had access to allegedly material adverse non-public information about Firefox's financial results and business conditions which allegedly was not disclosed, improperly recognized certain revenues and failed to keep adequate reserves and participated in drafting, reviewing and/or approving alleged misleading statements, releases, analyst reports and other public representations, including disclaimers and warnings, of and about Firefox. Firefox has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers and directors vigorously if the complaint is amended. In order to support an adequate defense, Firefox may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to Firefox, Firefox could be required to pay a substantial judgment. For further information concerning the reasons for the court's dismissal of the complaint, see "Recent Developments."

  Litigation Against FTP. On March 14, 1996, a class action lawsuit was filed in the United States District Court for the District of Massachusetts, naming FTP, certain of its officers and two former officers as defendants. The lawsuit alleges that the defendants publicly issued false and misleading statements and omitted to disclose material facts necessary to make statements not false and misleading, which the plaintiffs contend caused an artificial inflation in the price of the FTP Common Stock. Specifically, the complaint alleges that the defendants knowingly concealed adverse facts and made false or misleading forward and non-forward looking statements concerning the operating results and financial condition of FTP, the effects of its July 1995 corporate restructuring and changing competitive factors in FTP's industry. The lawsuit, which is purportedly brought on behalf of a class of purchasers of the FTP Common Stock during the period from July 14, 1995 to January 3, 1996, alleges violations of Section 10(b) and Section 20(a) of the Exchange Act and Rule 10b-5 thereunder and seeks relief in the form of unspecified compensatory damages, costs and expenses and such other and further relief as the Court deems proper and just. FTP has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers vigorously. In order to support an adequate defense, FTP may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to FTP, FTP could be required to pay a substantial judgment. See "Recent Developments."

  General Economic Conditions. Over the past several years, the economy has experienced strong growth, due to, among other things, low interest rates, increased capital spending and other factors. In addition, businesses have been deploying sophisticated computer network technology to make them more competitive and better able to serve their customers. This has resulted in strong growth in many segments of the computer industry, including the PC, semiconductor and software industries. Recent announcements by some PC and semiconductor manufacturers of slowing sales growth, however, may in turn result in a similar slowdown in sales growth in the networking software segment of the industry in which FTP and Firefox participate. See "FTP Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Significant Firefox Product Concentration. To date, Firefox has derived substantially all of its revenues from sales of its connectivity products, and, specifically, sales of Firefox's NOV*IX products have accounted for a majority of these revenues. Firefox expects that NOV*IX and other connectivity products will continue to account for substantially all of Firefox's revenues for the foreseeable future. Furthermore, because NOV*IX and Firefox's other products have been developed for LANs running Novell's NetWare LAN operating system, sales of Firefox's products could be materially adversely affected by market developments adverse to Novell or NetWare. Firefox may be required to enhance such products to anticipate or respond adequately to changes in technology and customer preferences. There can be no assurance that Firefox will be successful at making such enhancements at all or in a timely fashion. The combined company's future operating results will depend in substantial part upon its ability to increase unit volume sales of its connectivity products and to begin to generate significant product revenues from its client-server and mail products and from its messaging products currently under development. Because Firefox's client-server products are designed to be used with specific vendors' client-based applications, the combined company's sales of client-server products will depend in part on its ability to maintain compatibility with such vendors' client-based applications. There is no assurance that the combined company will be able to maintain compatibility with these vendors' products, and the failure to maintain compatibility would adversely affect the combined company's sales of client-server products. Any failure to increase revenues from connectivity products or to generate significant revenues from Firefox's other products, whether due to competition, technological change or otherwise, would have a material adverse effect on the combined company's business, financial condition and results of operation. See "Information Regarding Firefox--Products."

  Certain Anti-Takeover Provisions. The FTP Articles and FTP Bylaws and Massachusetts law contain provisions that could have the effect of impeding the removal of incumbent directors and inhibiting a non-negotiated merger or other business combination. The provisions provide for a classified Board of Directors and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain actions. In addition, the Board of Directors of FTP adopted a stockholders' rights plan in December 1995, which plan may have the effect of delaying, deferring or preventing a change in control of FTP, thereby possibly having the effect of depriving stockholders of the opportunity to receive a premium for their shares. Such provisions, as well as the stockholders' rights plan, could have the effect of making FTP less attractive to a potential acquirer and could result in FTP stockholders receiving less for their shares of FTP Common Stock than might otherwise be available in the event of a take-over attempt. Certain provisions of Massachusetts law may have a similar effect. See "Description of FTP Capital Stock."

                                THE FTP MEETING

DATE, TIME AND PLACE OF MEETING

  The FTP Meeting will be held on July 22, 1996 at 11:00 a.m., local time, at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of the FTP Common Stock at the close of business on the FTP Record Date are entitled to notice of and to vote at the FTP Meeting and any postponements or adjournments thereof. As of the close of business on the FTP Record Date, there were 26,966,604 shares of FTP Common Stock outstanding, held of record by 315 stockholders (although FTP has been informed that there were approximately 19,000 beneficial owners as of such date). Each such record holder of the FTP Common Stock is entitled to one vote for each share of FTP Common Stock held as of the FTP Record Date.

VOTING AND REVOCATION OF PROXIES

  The FTP proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of FTP for use at the FTP Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to FTP. All proxies that are properly executed and returned, and that are not revoked, will be voted at the FTP Meeting in accordance with the instructions indicated on the proxies, or, IF NO DIRECTION IS INDICATED, TO APPROVE THE ISSUANCE OF THE SHARES OF FTP COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER. FTP's Board of Directors does not currently intend to bring any other business before the FTP Meeting and is not aware of any other matters to be brought before the FTP Meeting. As to any business that may properly come before the FTP Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons named in and voting such proxies.

  Each FTP stockholder who has given a proxy may revoke it at any time before it is exercised at the FTP Meeting, by (i) delivering to the Clerk of FTP a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the FTP Meeting or
(iii) attending the FTP Meeting and voting in person (although attendance at the FTP Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

  Approval of the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger will require the affirmative vote of a majority of the shares of FTP Common Stock entitled to vote and present at the FTP Meeting, in person or by proxy.

  As of the FTP Record Date, all executive officers and directors of FTP and their affiliates as a group beneficially owned 552,337 shares of FTP Common Stock (approximately 2.0% of the shares of FTP Common Stock then outstanding). Each of the directors and executive officers of FTP has advised FTP that he or she intends to vote or direct the vote of all shares of FTP Common Stock over which he or she has voting control, subject to and consistent with any fiduciary obligations in the case of shares held as a fiduciary, for approval of the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

  The required quorum for the transaction of business at the FTP Meeting will be a majority of the shares of FTP Common Stock issued and outstanding on the FTP Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. Neither abstentions nor broker non-votes (in the case of a broker returning an executed proxy indicating that the broker does not have discretionary authority to vote on any matter with respect to certain shares of FTP Common Stock that the broker holds in street name) will have any effect on the vote on the proposal to approve the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger.

SOLICITATION OF PROXIES AND EXPENSES

  FTP will bear the cost of the solicitation of proxies in the enclosed form from its stockholders, which solicitation will primarily be by mail. In addition to solicitation by mail, the directors, officers and employees of FTP may solicit proxies from stockholders by telephone, telecopy, special letter or in person. Such persons will not receive additional compensation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. FTP has retained a proxy solicitation firm, Morrow & Company, Inc., to aid it in the solicitation process. FTP will pay a fee of $6,000 to such firm, plus hourly fees and expenses, with total costs anticipated to be approximately $11,000. Following the original mailing of the proxies and other soliciting materials, FTP will request brokers, custodians, nominees and other record holders to forward copies of the proxy, this Joint Proxy Statement/Prospectus and other soliciting materials to persons for whom they hold shares of FTP Common Stock and to request authority for the exercise of proxies. In such cases, FTP, upon the request of such record holders, will reimburse such holders for their reasonable expenses.

RECOMMENDATION OF FTP'S BOARD OF DIRECTORS

  The Board of Directors of FTP has unanimously approved the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger and has unanimously determined that such issuance is in the best interests of FTP and its stockholders. THE FTP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FTP STOCKHOLDERS APPROVE THE ISSUANCE OF THE SHARES OF FTP COMMON STOCK PURSUANT TO THE MERGER. The primary factors considered and relied upon by the FTP Board of Directors in reaching its recommendation are described in "The Merger and Related Transactions--Reasons for the Merger."

                              THE FIREFOX MEETING

DATE, TIME AND PLACE OF MEETING

  The Firefox Meeting will be held on July 22, 1996 at 9:00 a.m., local time, at Firefox's corporate headquarters, 2953 Bunker Hill Lane, Suite 400, Santa Clara, California 95054.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of the Firefox Common Stock at the close of business on the Firefox Record Date are entitled to notice of and to vote at the Firefox Meeting. As of the close of business on the Firefox Record Date, there were 6,735,484 shares of Firefox Common Stock outstanding and entitled to vote, held of record by 55 stockholders (although Firefox has been informed that there are approximately 3,000 beneficial holders). Each such record holder of the Firefox Common Stock is entitled to one vote for each share of Firefox Common Stock held as of the Firefox Record Date.

VOTING AND REVOCATION OF PROXIES

  The Firefox proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of Firefox for use at the Firefox Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Firefox. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Firefox Meeting in accordance with the instructions indicated on the proxies, or, IF NO DIRECTION IS INDICATED, TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. Firefox's Board of Directors does not presently intend to bring any business before the Firefox Meeting other than such proposal and is not aware of other matters to be brought before the Firefox Meeting. As to any business that may properly come before the Firefox Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of Firefox (by any means, including facsimile) a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Firefox Meeting or (iii) attending the Firefox Meeting and voting in person (although attendance at the Firefox Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

  Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Firefox Common Stock entitled to vote thereon. As of the Firefox Record Date, all executive officers and directors of Firefox and their affiliates as a group beneficially owned 3,656,792 shares of Firefox Common Stock (approximately 54.3% of the shares of Firefox Common Stock then outstanding), which represents a sufficient number of Firefox shares to approve the Merger Agreement and the Merger without additional stockholder votes. Each of the executive officers and directors of Firefox has advised Firefox that he or she intends to vote or direct the vote of all shares of Firefox Common Stock over which he or she has voting control, subject to and consistent with any fiduciary obligations in the case of shares held as a fiduciary, for approval of the Merger Agreement and the Merger. FTP and each of John A. Kimberley, Firefox's

President and Chief Executive Officer, Peter R. Simkin, Firefox's Vice President and Chief Technical Officer, and Richard J. Whitehead, Firefox's Vice President and Chief Scientist, have entered into a Stockholder Agreement under which each such person has agreed to vote his shares of Firefox Common Stock (and has delivered an irrevocable proxy to Sub to vote such shares): (i) in favor of approval of the Merger and adoption of the Merger Agreement; and
(ii) against approval of any other merger, any sale of a material amount of assets, any change in the Board of Directors of Firefox or any other action that requires the approval of Firefox stockholders and which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement. Each such proxy will remain in effect until the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement is terminated. In each stockholder agreement, each such person has also agreed (i) not to offer or dispose of his shares until the Merger becomes effective or the Merger Agreement is terminated in accordance with its terms and (ii) not to dispose of more than 500,000 of his shares during any six-month period following the date of the Merger Agreement. As of the Firefox Record Date, there were outstanding 6,735,484 shares of Firefox Common Stock. As of such date, Messrs. Kimberley, Simkin and Whitehead beneficially owned 1,474,298, 465,000 and 1,338,000 shares of Firefox Common Stock, respectively, representing approximately 21.9%, 6.9% and 19.9%, respectively, of the shares of Firefox Common Stock then outstanding.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

  The required quorum for the transaction of business at the Firefox Meeting will be a majority of the shares of Firefox Common Stock issued and outstanding at the close of business on the Firefox Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum and will have the same effect as votes against the proposal to approve and adopt the Merger Agreement and the Merger.

SOLICITATION OF PROXIES AND EXPENSES

  Firefox will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. Firefox has retained MacKenzie & Partners to assist in the solicitation of proxies at an estimated fee of $3,000 plus reimbursement of reasonable expenses, with total costs anticipated to be approximately $5,000. In addition, Firefox may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain Firefox directors, officers and employees personally or by telephone, telegram or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Following the original mailing of the proxies and other soliciting materials, Firefox will request brokers, custodians, nominees and other recordholders to forward copies of the proxy, this Joint Proxy Statement/Prospectus and other soliciting materials to persons for whom they hold shares of Firefox Common Stock and to request authority for the exercise of proxies. In such cases, Firefox, upon the request of such record holders, will reimburse such holders for their reasonable expenses.

RECOMMENDATION OF FIREFOX'S BOARD OF DIRECTORS

  The Board of Directors of Firefox has unanimously approved the Merger Agreement and the Merger and has unanimously determined that the Merger is fair to and in the best interests of Firefox and its stockholders. THE FIREFOX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE FIREFOX STOCKHOLDERS. The primary factors considered and relied upon by the Firefox Board of Directors in reaching its recommendation are referred to in "The Merger and Related Transactions-- Reasons for the Merger."

                              RECENT DEVELOPMENTS

  On February 23, 1996, a class action lawsuit was filed in the United States District Court for the Northern District of California, San Francisco Division, naming Firefox and certain of its officers and directors as defendants. The lawsuit alleged that the defendants misrepresented or failed to disclose material facts about Firefox's operations and financial results, which the plaintiffs contend resulted in an artificial inflation of the price of the Firefox Common Stock. The suit was purportedly brought on behalf of a class of purchasers of the Firefox Common Stock during the period from August 3, 1995 to January 2, 1996. The complaint alleged claims for violations of Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 thereunder and sought relief in the form of unspecified compensatory damages, pre- and post-judgment interest, attorneys' and expert witness fees and such extraordinary, equitable and/or injunctive relief as permitted by law, equity and the federal statutory provisions under which the suit was brought. Specifically, the complaint alleged that each of the defendants knew or had access to allegedly material adverse non-public information about Firefox's financial results and business conditions which allegedly was not disclosed, improperly recognized certain revenues and failed to keep adequate reserves and participated in drafting, reviewing and/or approving alleged misleading statements, releases, analyst reports and other public representations, including disclaimers and warnings, of and about Firefox. On June 5, 1996, the District Court entered an order dismissing plaintiffs' complaint. Certain of plaintiffs' claims that alleged that Firefox was responsible for false and misleading analyst reports, Firefox statements and financial statements were dismissed with leave to amend on the grounds that as to each of these types of statements, the complaint had failed to plead the false or misleading statements with the specificity required by Federal Rule of Civil Procedure 9(b) and the Private Securities Litigation Reform Act, and/or that plaintiffs failed to allege facts giving rise to a strong inference that defendants acted intentionally and recklessly. In addition, certain of plaintiffs' claims that warnings and disclosures in Firefox's Form 10-Qs were false and misleading were dismissed with prejudice. Because the District Court dismissed the claims in the complaint based on violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, the court also dismissed with leave to amend the "controlling person" liability claim alleged under Section 20(a) of the Exchange Act against John A. Kimberley, which requires adequate allegations that the "controlled person" (here, allegedly, Firefox) was liable under Section 10(b) or Rule 10b-5. The District Court gave plaintiffs until July 5, 1996 to amend the complaint. Plaintiffs have advised that they will amend the complaint and have requested that defendants stipulate to an extension to July 22, 1996 for them to file the amended complaint. Defendants have so stipulated in return for an extension to September 4, 1996 to respond to the amended complaint. Firefox has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers and directors vigorously if the complaint is amended. In order to support an adequate defense, Firefox may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to Firefox, Firefox could be required to pay a substantial judgment. See "Risk Factors--Risks Relating to FTP and Firefox--Litigation Against Firefox."

  On March 14, 1996, a class action lawsuit was filed in the United States District Court for the District of Massachusetts, naming FTP, certain of its officers and two former officers as defendants. The lawsuit alleges that the defendants publicly issued false and misleading statements and omitted to disclose material facts necessary to make statements not false and misleading, which the plaintiffs contend caused an artificial inflation in the price of the FTP Common Stock. Specifically, the complaint alleges that the defendants knowingly concealed adverse facts and made false or misleading forward and non-forward looking statements concerning the operating results and financial condition of FTP, the effects of its July 1995 corporate restructuring and changing competitive factors in FTP's industry. The lawsuit, which is purportedly brought on behalf of a class of purchasers of the FTP Common Stock during the period from July 14, 1995 to January 3, 1996, alleges violations of
Section 10(b) and Section 20(a) of the Exchange Act and Rule 10b-5 thereunder and seeks relief in the form of unspecified compensatory damages, costs and expenses and such other and further relief as the Court deems proper and just. FTP has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers vigorously. In order to support an adequate defense, FTP may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to FTP, FTP could be required to pay a substantial judgment. See "Risk Factors--Risks Relating to FTP and Firefox-- Litigation Against FTP."

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

  The Merger Agreement provides for the merger of the newly formed Firefox Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of FTP ("Sub"), with and into Firefox. Firefox will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of FTP as a result of the Merger. The discussion in this Joint Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A, and which is incorporated herein by reference.

  The current directors and officers of FTP are expected to continue to serve in their current capacities following the Merger. It is a condition to the Merger that John A. Kimberley, currently President and Chief Executive Officer and a Director of Firefox, be elected as a member of the Board of Directors of FTP effective immediately following the Effective Time. It is expected that, as of the Effective Time, Mr. Kimberley will also be elected as Vice Chairman of FTP and Executive Vice President of Firefox, Peter R. Simkin, currently Chief Technical Officer of Firefox, will be elected as Chief Technical Officer of FTP, and Richard J. Whitehead, currently Vice President and Chief Scientist of Firefox, will continue to serve as such. See "Management--Executive Officers and Directors." The directors of Sub will be the directors of Firefox as the surviving corporation following the Merger. Except as otherwise noted above, the officers of Sub will be the officers of Firefox as the surviving corporation following the Merger. The stockholders of Firefox will become stockholders of FTP (as described below) upon consummation of the Merger, and their rights as such will be governed by the FTP Articles and the FTP Bylaws and by Massachusetts law. See "Comparison of Rights of Stockholders of FTP and Firefox."

 Conversion of Shares

  Upon the consummation of the Merger, except as otherwise provided below, each share of Firefox Common Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Firefox Shares"), excluding Dissenting Shares, shall be converted into the right to receive (i) that number of shares of FTP Common Stock which equals the amount obtained by dividing (x) $50,000,000 divided by the number of Outstanding Firefox Shares by (y) the average closing price of the FTP Common Stock as quoted on the Nasdaq National Market for the 10 trading days immediately preceding the date of the Firefox Meeting (the "Average Price") (the "Exchange Ratio"), subject to the provisions in the Merger Agreement relating to fractional shares, and (ii) cash in the amount of $10,000,000 divided by the number of Outstanding Firefox Shares (the "Cash Payment"), subject to adjustment as described below. Cash (without interest) will be paid in lieu of issuing fractional shares.

  The Exchange Ratio will be subject to adjustment as follows: (i) if the Average Price of one share of FTP Common Stock is greater than $12.00, then the Average Price shall be deemed to be $12.00, and (ii) if the Average Price of one share of FTP Common Stock is less than $8.00, then the Average Price shall be deemed to be $8.00. If the Average Price is less than $8.00 or greater than $12.00 per share, the number of shares of FTP Common Stock to be exchanged for shares of Firefox Common Stock pursuant to the Merger will be 6,250,000 or 4,166,666, respectively.

  If the mean of the high and low sales prices of one share of FTP Common Stock as quoted on the Nasdaq National Market on the day of the Effective Time (or if the Effective Time is not a trading day, on the trading day immediately preceding the Effective Time) (the "Effective Time Closing Price") is less than $7.00 per share, each Outstanding Firefox Share shall be entitled to receive that number of additional shares of FTP Common Stock equal to (i) the amount obtained by dividing (A) the difference between $7.00 and the Effective Time Closing Price by (B) $7.00, multiplied by (ii) (A) $10,000,000 divided by
(B) the number of Outstanding Firefox Shares, divided by (iii) the Effective Time Closing Price (such number of additional shares of FTP Common Stock being referred to as the "Share Adjustment Factor"), and the Cash Payment applicable to each Outstanding Firefox Share shall be reduced by an amount equal to the product of (i) the Share Adjustment Factor multiplied by (ii) the Effective Time Closing Price. The purpose of the adjustment to the aggregate amount of shares and the Cash Payment to be received described in the preceding sentence is to preserve the status of the

Merger as a tax-free reorganization for United States federal income tax purposes in the event that the Effective Time Closing Price of the FTP Common Stock falls below $7.00 per share by assuring that at least 80% of the value of the consideration to be issued in the Merger will be in the form of FTP Common Stock.

  The following table sets forth information concerning the consideration that each holder of a share of Firefox Common Stock will be entitled to receive pursuant to the Merger based on the capitalization of each of Firefox and FTP at the Firefox Record Date and the FTP Record Date, respectively, at assumed Average Prices of $12.00, $10.00 and $8.00, and, for illustrative purposes only, includes an example of the possible effect on such consideration if the Effective Time Closing Price were to be less $7.00 by using an assumed Effective Time Closing Price of $6.00. The table also shows the total consideration to be paid to Firefox stockholders pursuant to the Merger at such assumed Average Prices and the percent of the total shares of FTP Common Stock outstanding after the Merger to be held by Firefox stockholders.

                      PER SHARE MERGER
                        CONSIDERATION          TOTAL MERGER CONSIDERATION
                 --------------------------- -------------------------------
                                                                              PERCENT OF FTP COMMON
                                                                             STOCK OUTSTANDING AFTER
    ASSUMED      NUMBER OF SHARES OF         NUMBER OF SHARES OF               THE MERGER HELD BY
 AVERAGE PRICE    FTP COMMON STOCK    CASH    FTP COMMON STOCK      CASH      FIREFOX STOCKHOLDERS
 -------------   ------------------- ------- ------------------- ----------- -----------------------
     $12.00             .6186        $1.4847      4,166,666      $10,000,000         13.38%
     $10.00             .7423        $1.4847      5,000,000      $10,000,000         15.64%
     $ 8.00             .9279        $1.4847      6,250,000      $10,000,000         18.82%
                      PER SHARE MERGER
                        CONSIDERATION          TOTAL MERGER CONSIDERATION
                 --------------------------- -------------------------------
                                                                              PERCENT OF FTP COMMON
    ASSUMED                                                                  STOCK OUTSTANDING AFTER
 EFFECTIVE TIME  NUMBER OF SHARES OF         NUMBER OF SHARES OF               THE MERGER HELD BY
 CLOSING PRICE    FTP COMMON STOCK    CASH    FTP COMMON STOCK      CASH      FIREFOX STOCKHOLDERS
 --------------  ------------------- ------- ------------------- ----------- -----------------------
     $6.00              .9633        $1.2726      6,488,095       $8,571,429         19.39%

  Firefox stockholders may call 800-322-2885 at any time prior to the date of the Firefox Meeting for current information concerning the Average Price, Exchange Ratio and Cash Payment.

 Conversion of Options

  Upon consummation of the Merger, each then outstanding Firefox Stock Option granted under the Firefox 1995 Stock Option Plan and the Firefox 1995 Outside Director Stock Option Plan, whether vested or unvested, will be deemed assumed by FTP and deemed to constitute an option to acquire the number of shares of FTP Common Stock (rounded down to the nearest whole number) equal to the aggregate of (i) that number of shares of FTP Common Stock (based on the Exchange Ratio) as the holder of such Firefox Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) plus (ii) that number of additional shares of FTP Common Stock calculated by dividing (A) the aggregate Cash Payment that the holder of such Firefox Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by (B) the Average Price. The exercise price for each such Firefox Stock Option shall be the price per share equal to (x) the aggregate exercise price for the shares of Firefox Common Stock otherwise purchasable pursuant to such Firefox Stock Option divided by (y) the number of shares of FTP Common Stock deemed purchasable pursuant to such Firefox Stock Option. FTP intends to file a Registration Statement on Form S-8 with the Commission with respect to the issuance of shares of FTP Common Stock upon exercise of the assumed Firefox Stock Options.

  As of the Firefox Record Date, 70,950 shares of Firefox Common Stock were subject to outstanding Firefox Stock Options. Assuming Average Prices of $12.00, $10.00 and $8.00, respectively, such options would be converted into options to purchase approximately 52,669, 63,203 and 79,003 shares, respectively, of FTP Common Stock.

  At the Effective Time, each then outstanding Firefox Scheme Option may be assumed by FTP and converted into an option to purchase a number of shares of FTP Common Stock (rounded down to the nearest whole number) equal to the aggregate of (i) that number of shares of FTP Common Stock (based on the Exchange Ratio) as the holder of such Firefox Scheme Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) plus (ii) that number of additional shares of FTP Common Stock calculated by dividing (A) the aggregate Cash Payment that the holder of such Firefox Scheme Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by (B) the Average Price. The exercise price for each such Firefox Scheme Option shall be the price per share equal to (x) the aggregate exercise price for the shares of Firefox Common Stock otherwise purchasable pursuant to such Firefox Scheme Option divided by (y) the number of shares of FTP Common Stock deemed purchasable pursuant to such Firefox Scheme Option. Such assumption and conversion is conditioned upon the written agreement of each holder of a Firefox Scheme Option. Absent such written agreement, Firefox Scheme Options will, in accordance with the terms of the Firefox 1994 Option Scheme, become exercisable in full for a six-month period beginning at the Effective Time for the same number of shares of FTP Common Stock as calculated pursuant to the first sentence of this paragraph at the same exercise price as calculated pursuant to the second sentence of this paragraph. At the end of such six-month period, any Firefox Scheme Options which have not been assumed and converted or exercised will terminate. Shares of FTP Common Stock acquired upon exercise of any Firefox Scheme Options may become eligible for resale in the public market immediately in accordance with Rule 701 under the Securities Act or later in accordance with Rule 144 under the Securities Act.

  As of the Firefox Record Date, 243,296 shares of Firefox Common Stock were subject to Firefox Scheme Options. Assuming Average Prices of $12.00, $10.00 and $8.00, respectively, and the consent of the holders to the assumption and conversion of such options as described above, such options would be converted into options to purchase approximately 180,608, 216,729 and 270,911 shares, respectively, of FTP Common Stock.

BACKGROUND OF THE MERGER

  At Firefox Board of Directors meetings in June and September 1995, the Firefox Board discussed various business opportunities and strategic objectives, which included improving distribution, expanding product offerings and increasing market penetration and research and development capabilities. Following these meetings, Firefox management continued to investigate these opportunities and considered the possible risks and benefits of consolidation or alliances with industry partners. Discussions were held in Boston on September 11, 1995 between management representatives of Firefox and FTP concerning the possibility of an OEM arrangement or other strategic alliance, at which meeting a representative of Cowen was present. Discussions continued at a subsequent meeting in California on September 19, 1995 between certain members of management of each company, at which meeting a representative of Montgomery was present.

  To facilitate discussions between FTP and Firefox, on October 2, 1995, Firefox and FTP delivered confidentiality letters under which each party agreed to keep confidential the other party's confidential information.

  On October 9 and 10, 1995, Messrs. Zirkle and Kimberley, the Chief Executive Officers of FTP and Firefox, respectively, discussed the possibility of a strategic combination of the two companies. Following these conversations, the senior management teams of each company began to explore the feasibility of a strategic business combination.

  Beginning on October 9, 1995, management, legal, accounting and financial advisor representatives of Firefox and FTP conducted due diligence, and management of the two companies held a number of discussions exploring potential synergies and operational issues associated with a business combination.

  On October 13, 1995, Firefox formally engaged Cowen to serve as financial advisor with regard to possible business combinations. On that same date, FTP's legal advisors presented a draft merger agreement, stockholder agreement and ancillary documents to Firefox's counsel. Discussions then ensued between counsel for FTP and Firefox regarding the principal terms of the proposed merger agreement and stockholder agreements.

  On October 16, 1995, FTP formally engaged Montgomery as its financial advisor with respect to the proposed business combination.

  On October 18, 1995, at a meeting of the Firefox Board of Directors, Firefox's management made an initial presentation on the considerations regarding, and received questions and comments of the Firefox Board with respect to, a possible business combination with FTP, including a preliminary presentation regarding the companies' respective product lines and possible benefits and risks of the proposed combination. Outside legal counsel to Firefox made a presentation regarding the directors' fiduciary duties in considering a proposed business combination. Management presented the results of due diligence conducted through the date of the Firefox Board meeting. Cowen reviewed certain financial analyses related to the proposed business combination. Management and legal counsel reviewed with the Firefox Board the proposed terms of the draft merger and stockholder agreements. After consideration of these presentations, the Firefox Board concluded that management should continue discussions with FTP concerning a strategic business combination.

  The FTP Board of Directors also met on October 18, 1995. Members of Firefox management made a presentation to the FTP Board on the business and prospects of Firefox, and senior management members of FTP made a presentation to the FTP Board describing the results of their due diligence investigations and explaining the potential synergies of a business combination between FTP and Firefox. At this meeting, representatives of Montgomery made a presentation to the FTP Board in which Montgomery reviewed certain strategic and financial analyses related to the proposed business combination. In addition, management reviewed with the FTP Board the principal terms of the proposed merger and stockholder agreements. After consideration and discussion of these presentations, the FTP Board of Directors authorized management to continue discussions with Firefox, to continue due diligence and to negotiate final documentation as to a possible business combination, subject to final approval by the FTP Board.

  Following the October 18 board meetings, Firefox and FTP representatives held various meetings to discuss the business, operations and technologies of each company and of the combined company. Representatives of each company also met to discuss the potential terms of a business combination. Although no definitive offers were made, the terms discussed included valuation, exchange ratio adjustments, termination provisions, closing conditions and representations and warranties. On October 24, 1995, the parties mutually determined that they could not reach agreement with respect to valuation and related issues. Firefox's and FTP's management then suspended discussions concerning a merger of the two companies and began discussions regarding a joint product development agreement. On November 30, 1995, the parties executed an agreement (the "Development Agreement") to develop internetworking solutions in NetWare and Windows NT environments for the enterprise and the Internet.

  On several occasions during December 1995 and early January 1996, Messrs. Zirkle and Kimberley discussed informally, in person and by telephone, the continued possibility of a business combination between FTP and Firefox.

  On January 5, 1996, the Firefox Board of Directors discussed the possibility of formally renewing discussions with FTP concerning a strategic business combination and authorized management to commence such discussions. On January 7, 1996, senior management of Firefox and FTP and their respective financial advisors met to discuss the possibility of renewing such discussions. From January 10 through January 12, 1996, Messrs. Zirkle and Kimberley and the respective financial advisors of FTP and Firefox had telephone discussions regarding a mutually acceptable exchange ratio and other issues relating to the terms and feasibility of a merger. On January 15, 1996, a tentative agreement was reached between Mr. Zirkle and Mr. Kimberley regarding an exchange ratio to be recommended to the respective Boards of Directors of FTP and Firefox. On January 16 and 17, 1996, management and legal and financial advisors for each company conducted additional due diligence and held discussions regarding terms of the proposed merger agreement and stockholder agreements, including the terms of exchange ratio adjustments, termination provisions, closing conditions and representations and warranties.

  On January 17, 1996, at a meeting of the Firefox Board of Directors, (i) outside legal counsel for Firefox reviewed the Firefox Board's fiduciary duties in considering a strategic business combination and reviewed the principal terms of the merger agreement and stockholder agreements, (ii) Firefox management made presentations regarding the risks and possible synergies and benefits of the proposed Merger and (iii) representatives of Cowen, Firefox's financial advisors, made a presentation regarding certain financial analyses relating to the proposed Merger and delivered its oral opinion to the Firefox Board, confirmed in writing that date, that the consideration to be received by Firefox stockholders in the Merger, as then proposed, was fair from a financial point of view. After consideration of these presentations and other factors, the Firefox Board unanimously approved the original merger agreement and the Merger, concluding that the Merger was fair to and in the best interests of the Firefox stockholders.

  On January 17, 1996, the FTP Board of Directors met by conference telephone to review in detail the terms of the proposed business combination. Earlier that day, Montgomery, FTP's financial advisor, had delivered to the members of FTP's senior management its oral opinion, subsequently confirmed in writing, that the exchange ratio to be paid by FTP pursuant to the Merger, as then proposed, was fair to FTP, from a financial point of view, as of that date, and described the financial analyses that they had conducted supporting that opinion. At the FTP Board meeting, members of senior management of FTP described the Montgomery opinion and summarized the underlying analyses to the FTP Board. Representatives of Montgomery were not present at that meeting. With the advice and participation of management, the FTP Board of Directors reviewed the various strategic, technological, financial and business factors associated with the proposed Merger, including the then-proposed pooling of interests accounting treatment, Firefox's historical and projected revenues and income and the effect of the proposed Merger on FTP's earnings per share. After consideration of these and other factors and information, the Board of Directors of FTP authorized the officers of FTP to enter into the original merger agreement and all related agreements.

  On January 17, 1996, the parties executed the original merger agreement (which provided for the conversion in the Merger of each outstanding share of Firefox Common Stock into one share of FTP Common Stock, subject to adjustment of the Average Price if the FTP Common Stock was greater than $14.50 per share or less than $11.60 per share), and Messrs. Kimberley, Simkin and Whitehead entered into stockholder agreements with FTP.

  On February 19, 1996, at a meeting of the Firefox Board of Directors, Firefox management presented results of further due diligence investigation of FTP and discussed integration plans and potential synergies developed in meetings with FTP management.

  On February 23, 1996, a class action lawsuit was filed in the Northern District of California naming Firefox and certain of its officers and directors as defendants (the "Firefox Litigation"). See "Risk Factors--Risks Relating to FTP and Firefox--Litigation Against Firefox" and "Recent Developments." Discussions ensued between the management of Firefox and FTP and their respective legal advisors regarding the effect of the pending litigation on the Merger and the merger agreement.

  On March 11, 1996, at a meeting of the Firefox Board of Directors, Firefox's legal advisors reviewed with the Firefox Board of Directors the pending lawsuit against Firefox and a proposal by FTP to amend the merger agreement to provide an escrow (the "Escrow"), for the benefit of FTP and certain related persons, of $15 million of shares of FTP Common Stock (valued at the Average Price) to be issued in the Merger (the "Escrow Shares"), with no recourse against the Escrow Shares unless expenses of litigation and amounts paid in settlement or judgment, if any, exceeded the amounts recovered under Firefox's $10 million directors' and officers' liability insurance coverage plus $5 million, and FTP's agreement that the lawsuit as filed would not be grounds for FTP to refuse to consummate the Merger. The Firefox Board of Directors then discussed with its legal and financial advisors the possible terms of an escrow arrangement and the risks and benefits of the proposed amendment to the merger agreement as well as other alternatives available to Firefox. After consideration, the Firefox Board authorized Firefox's management and legal and financial advisors to negotiate with FTP regarding an amendment to the merger agreement which would include such an escrow.

  On March 12, 1996, the FTP Board of Directors met and reviewed with FTP's legal counsel the pending lawsuit and FTP's proposal as described in the preceding paragraph. The FTP Board of Directors discussed with its legal counsel the likely timetable for the litigation, the risks and benefits of the proposal, and the other alternatives available to FTP. Senior management advised the FTP Board that they had discussed the proposed amendments to the merger agreement with Montgomery and had requested Montgomery to issue an additional fairness opinion taking those proposed amendments into account. After discussion and consideration of those and related matters, the FTP Board of Directors approved the merger agreement as proposed to be amended to reflect the proposal described above.

  On March 13, 1996, FTP's legal counsel delivered a draft amendment to the merger agreement, including the Escrow provisions, to Firefox and its counsel, and discussions ensued among the managements and legal and financial advisors of Firefox and FTP concerning the terms of the amendment.

  On March 14, 1996, at a meeting of the Firefox Board of Directors, Firefox's legal counsel reviewed with the Firefox Board of Directors the terms of the proposed amendment, including the terms of the Escrow and the scope of the waiver by FTP of its right not to consummate the Merger as a result of the Firefox Litigation as currently filed. Representatives of Firefox's financial advisor, Cowen, delivered Cowen's oral opinion, confirmed in writing on March 16, 1996, that as of such date the consideration to be received by Firefox stockholders in the Merger, as then proposed, was fair from a financial point of view, without placing any value on the Escrow Shares or expressing any opinion on the merits of the Firefox Litigation, in view of its early procedural stage. After consideration of these presentations and other factors, the Firefox Board of Directors unanimously approved the merger agreement, as amended, and the Merger, concluding that the Merger was fair to and in the best interests of the Firefox stockholders.

  FTP, Firefox and Sub executed an amended and restated merger agreement on March 16, 1996. On March 18, 1996, Montgomery delivered its written opinion that the exchange ratio to be paid by FTP pursuant to the Merger, as then proposed, was fair to FTP, from a financial point of view, as of that date, assuming that the amount of all damages, costs and expenses to be borne directly or indirectly by FTP as a result of the then-pending lawsuit against Firefox would not exceed $5 million. The parties issued a press release on March 18, 1996 announcing that the parties were proceeding with the Merger and that shares of FTP Common Stock, having a value of approximately $15 million, that would otherwise be delivered at the Effective Time of the Merger would be placed in the Escrow pending the outcome of the Firefox Litigation and related claims.

  On March 14, 1996, a class action lawsuit was filed in the United States District Court for the District of Massachusetts naming FTP and certain of its officers and two former officers as defendants. See "Risk Factors--Risks Relating to FTP and Firefox--Litigation Against FTP" and "Recent Developments." FTP and Firefox management learned of the lawsuit on March 18, 1996. Discussions ensued between the management of Firefox and FTP and their respective legal counsel regarding how the pending litigation against FTP might affect the Merger or the merger agreement. Firefox management proposed the elimination of the Escrow, as well as the removal of the condition to either party's obligation to consummate the Merger in the event of a material adverse change with regard to the other party, in light of the possible delay in the consummation of the Merger and the adverse effect of such delay and resulting uncertainties regarding the Merger on Firefox operations and personnel. FTP management agreed to eliminate the material adverse change condition, but refused to eliminate the Escrow in light of the adjustment to the exchange ratio already provided to Firefox stockholders if the FTP Common Stock were to trade below $11.60 per share, such price being below recent trading levels at the time, subject to FTP's right to terminate if the Average Price were below $8.60 per share as well as the marketability of the shares of FTP Common Stock not held in the Escrow following the Merger. In response to concerns expressed by Firefox, FTP proposed that the Firefox Litigation be subject to the supervision and oversight of a special committee of the FTP Board of Directors, comprised of non-employee directors of FTP, including John
A. Kimberley, and Firefox management agreed to this proposal.

  On March 22, 1996, at a meeting of the Firefox Board of Directors, Firefox's legal counsel reviewed with the Firefox Board of Directors the pending lawsuit against FTP, the Firefox proposal, as described in the preceding paragraph, and FTP management's response to such proposal. The Firefox Board of Directors discussed with management, and Firefox's legal counsel and financial advisor, the risks of the FTP lawsuit, the potential conflict of interest of FTP regarding the management and settlement of the Firefox Litigation in light of the FTP lawsuit and the effect of the establishment of a special committee of the FTP Board of Directors to supervise and oversee the Firefox Litigation in light of such conflict, the risks and benefits of the proposal to eliminate the material adverse change condition, the continuing risks to Firefox stockholders regarding the Escrow, and the other alternatives available to Firefox. Representatives of Firefox's financial advisor, Cowen, delivered Cowen's oral opinion, confirmed in writing on March 25, 1996, that as of such date, the consideration to be received by Firefox stockholders in the Merger, as then proposed, was fair from a financial point of view, without placing any value on the Escrow Shares, expressing any opinion on the merits of the Firefox Litigation, in view of its early procedural stage, or giving any effect to the direct or indirect consequences of the Firefox Litigation or the FTP litigation. After consideration of these presentations and other factors, the Firefox Board of Directors unanimously approved the amendment to the merger agreement to eliminate the material adverse change condition and authorized Firefox management and legal counsel to negotiate the amendment, concluding that the Merger was fair to and in the best interests of the Firefox stockholders.

  Firefox and FTP management and financial advisors conducted further due diligence regarding the respective operations of the companies. The legal counsel of Firefox and FTP finalized the amendment to the merger agreement, and FTP, Firefox and the Merger Sub executed a second amended and restated Merger Agreement on March 25, 1996.

  On March 25, 1996, Montgomery delivered its written opinion that the exchange ratio to be paid by FTP pursuant to the Merger, as then proposed, was fair to FTP, from a financial point of view, as of that date, assuming that the amount of all damages, costs and expenses to be borne directly or indirectly by FTP as a result of the pending Firefox Litigation would not exceed $5 million.

  Subsequently, based upon its expectation of slower growth throughout the TCP/IP marketplace and its analysis of corresponding changes in FTP's and Firefox's business models reflecting reductions in anticipated revenue growth, FTP management contacted John Kimberley of Firefox on May 15, 1996 and requested a meeting to discuss the terms of the proposed Merger. Members of management of both companies met on May 17, 1996 and FTP management indicated that FTP would not be willing to proceed with the proposed Merger unless the terms of the Merger were revised to provide for the Firefox stockholders to receive an aggregate of $50 million of shares of FTP Common Stock and $10 million in cash for their shares of Firefox Common Stock. The business combination would then be treated as a purchase and not a pooling. In connection with these changes, FTP expressed its willingness to eliminate the Escrow. During those discussions, FTP management noted to Firefox management that under the merger agreement FTP had the right to decline to consummate the Merger if Montgomery withdrew its opinion to FTP that the Merger was fair, from a financial point of view, to FTP, and, furthermore, had the right to terminate the merger agreement if the FTP Board of Directors withdrew its recommendation in favor of the Merger. FTP management indicated that they did not believe that they could obtain FTP stockholder approval of the Merger under the then-current terms, and that Montgomery was unwilling to permit the use of its March 25, 1996 fairness opinion in connection with the solicitation of FTP's stockholders. The revised terms of the Merger reflected FTP's view of the appropriate valuation of Firefox in light of its then current expectations of slower revenue growth as well as its desire to compensate, in part, for the reduction in valuation by paying a portion of the Merger consideration in cash, but not so much as to jeopardize the status of the Merger as a tax-free reorganization. See "--Certain United States Federal Income Tax Matters" below.

  Counsel for FTP delivered a draft of an amendment and restatement of the merger agreement for consideration by the parties on May 18, 1996. Firefox representatives made various counterproposals regarding the proposed amendments. These counterproposals included eliminating or changing the $8.00 and $12.00 Average Price limits on adjustment of the Exchange Ratio, eliminating the closing condition that the opinion of FTP's financial advisor not have been withdrawn as of the Effective Time and modifying the closing condition concerning litigation against Firefox to exclude any litigation that might be brought against Firefox with respect to the Merger. Discussions ensued among the legal advisors for FTP and Firefox concerning the terms of the amendments.

  On May 18, 1996, the FTP Board of Directors met by telephone and discussed the proposed revised terms of the Merger described above with members of FTP management, together with FTP's legal counsel. After discussion, and taking into account the developments described above, together with the recent dismissal of the plaintiff's claims (with leave to amend) in the Firefox Litigation, the FTP Board of Directors unanimously approved the proposed revisions to the terms of the Merger and the execution of the amended and restated merger agreement reflecting those changes, subject to receipt of an opinion from Montgomery that the revised terms of the Merger were fair to FTP, from a financial point of view. On May 21, 1996, Montgomery delivered its oral opinion confirming its written opinion dated May 20, 1996.

  On May 21, 1996, the Firefox Board met and discussed the terms of the proposed amendments to the Merger Agreement, including the change in consideration to be received by Firefox stockholders, the tax consequences of the changed structure, the removal of the Escrow, the change in accounting treatment and related matters. The Firefox Board then discussed with its legal and financial advisors the risks and benefits of the proposed amendments, as well as other alternatives available to Firefox, including whether claims for damages could be asserted against FTP, the possibility of continuing to operate independently, and the possibility of obtaining an alternative offer for Firefox from a third party. The Firefox Board took into account the expected slower growth of the combined company, increased competition in the TCP/IP marketplace, the condition in the Merger Agreement requiring that Montgomery not withdraw its opinion to FTP that the Merger was fair to FTP stockholders, the indication from FTP that Montgomery would withdraw such opinion on the terms of the Merger previously agreed upon, and the concern that FTP stockholders might not approve the Merger as proposed. The Firefox Board also considered the reasons for the Merger described below. The Firefox Board of Directors reviewed with its financial and legal advisors the negotiations regarding the consideration to be received by Firefox stockholders under the Merger Agreement as proposed to be amended. Representatives of Firefox's financial advisor, Cowen, delivered Cowen's oral opinion, confirmed in writing that same date, that as of such date the consideration to be received by Firefox stockholders in the Merger, as provided under the amended Merger Agreement, was fair, from a financial point of view, without giving any effect to the direct or indirect consequences of the Firefox Litigation or the FTP litigation. After consideration of these presentations and other factors, the Firefox Board of Directors unanimously approved the amendments to the Merger Agreement to change the consideration to be provided to Firefox stockholders and to eliminate the Escrow. The Firefox Board authorized Firefox management and legal counsel to negotiate and execute the amended Merger Agreement, concluding that the Merger, as revised, was fair to and in the best interests of the Firefox stockholders.

  On May 21, 1996, FTP and Firefox executed the amended and restated Merger Agreement.

REASONS FOR THE MERGER

  The reasons for the Merger described below include forward-looking statements. Such statements involve risks and uncertainties, and actual results could differ materially from those set forth in these forward-looking statements for a variety of reasons. These reasons include, but are not limited to, competition, technological change, increased demands on management as a result of planned expansion, risks of integration of the two companies and the other factors described above under "Risk Factors."

 Joint Reasons for the Merger

  Having cooperated under the Development Agreement and having had continued productive discussions about the potential synergies between FTP and Firefox, the respective management teams of FTP and Firefox have identified several potential mutual benefits of the Merger, which were reviewed with the FTP and Firefox Boards of Directors. Both FTP and Firefox believe that these potential benefits and other factors will contribute to the success of the combined company. Some of the important potential benefits of the Merger that FTP and Firefox anticipate are:

  . The combined company's potential to provide on a global basis a more complete suite of solutions addressing TCP/IP-based applications and networks for client-based, departmental and LAN-based users.

  . The combined company's potential to leverage FTP's and Firefox's complementary distribution channels and customer bases.

  . The combined company's potential to leverage the respective companies' research and development capabilities and spending on new product development through the integration of the two companies' competency centers, providing the potential for the combined company to provide a full range of products, from client-based to server-based software.

  . The combined company's potential to provide enhanced solutions for existing and new customers by combining FTP's client-based IP application suites and Firefox's server-based TCP/IP products for the Novell NetWare market.

  Both Boards of Directors also considered the strategic alternatives for each of the companies in the absence of the Merger and the effect that each company pursuing such alternatives separately would likely have on the other company. In FTP's case, the strategic alternatives considered included attempting to develop technology similar to that of Firefox and acquiring other competitors of Firefox. The former was rejected on the basis of timing and market issues; the latter, on the basis that FTP's Board of Directors believed that no such competitor had a product and business scope or customer acceptance comparable to those of Firefox. In Firefox's case, the strategic alternatives included business combinations or strategic relationships with other industry participants and developing additional distribution and broader product lines as a stand-alone entity. The former were not pursued because the Firefox Board believed that the Merger would offer a higher likelihood of consummation and greater potential appreciation than other possible transactions; the latter, because of cost and timing issues. In addition to the joint reasons discussed above, the Board of Directors of each company also considered separate reasons for approving the Merger, which reasons are summarized below.

 FTP's Reasons for the Merger

  The Board of Directors of FTP believes that the following are additional reasons for stockholders of FTP to vote FOR approval of the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger.

  . The Merger is expected to allow FTP to enhance its offerings of networking products to address the needs of departments and work groups, with particular emphasis initially on the Novell NetWare market and later on the Microsoft NT market, and allow FTP's client applications to take advantage of Firefox's server-based access control and firewall technology.

  . The Merger is expected to enable FTP to take advantage of Firefox's sales and support presence in the European marketplace, enhancing FTP's ability to meet the growing global demands for IP systems and solutions.

  . The Merger is expected to enable FTP to enhance the design, performance, functionality and cost of applications by optimizing the use of server- and client-based solutions.

  . The Merger is expected to enable FTP to address customers' desires to connect their local networks to Internet and intranet resources in a secure and centrally managed way.

  In the course of its deliberations, the Board of Directors of FTP reviewed and considered with FTP's management a number of other factors relevant to the Merger, including, among other things: (i) information concerning FTP's and Firefox's respective businesses, prospects, financial performances, financial conditions, operations, technologies, managements and products; (ii) the comparative stock prices of the FTP Common Stock and the Firefox Common Stock;
(iii) premiums to market and multiples paid in other comparable merger and acquisition transactions in the software industry; (iv) an analysis of the respective contributions to revenue, operating profits and net profits of the combined company based on internal estimates; (v) the compatibility of the corporate cultures of FTP and Firefox; (vi) FTP's business strategy and Firefox's potential contribution to the strategy; (vii) the opinions of Montgomery and Montgomery's description of the financial analyses underlying those opinions; (viii) the requirement in the Merger Agreement that the opinion of Montgomery shall not have been withdrawn, amended or modified; and
(ix) reports from FTP's management, accountants and legal advisors as to the results of their due diligence investigations of Firefox.

  The Board of Directors of FTP also considered a variety of potentially negative factors in the course of its deliberations concerning the Merger, including: (i) the slower historical growth rate of Firefox compared to the historical growth rate of FTP and Firefox's unfavorable operating results in past periods; (ii) the possible dilutive effect of the issuance of the shares of FTP Common Stock pursuant to the Merger; (iii) the risk that the public market price of the FTP Common Stock might be adversely affected by announcement of the Merger; (iv) the charges expected to be incurred in connection with the Merger, including the transaction costs and costs of integrating the businesses of the companies;
(v) the risks of managing a large subsidiary with multiple sites located at considerable distance from FTP's main facilities; (vi) the additional demands on FTP's management resources; (vii) the risk that other benefits sought to be obtained by the Merger will not be obtained; (viii) the risk that the Firefox Litigation could be resolved adversely to Firefox or the officers and directors named as defendants; and (ix) other risks described above under "Risk Factors."

  In view of the wide variety of factors, both positive and negative, considered by FTP's Board of Directors, the FTP Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the FTP Board of Directors determined that the issuance of the shares of FTP Common Stock pursuant to the Merger was in the best interests of FTP and its stockholders and that FTP should proceed with the Merger.

 Firefox's Reasons for the Merger

  The Board of Directors of Firefox believes that the following are additional reasons for the stockholders of Firefox to vote FOR approval and adoption of the Merger Agreement and the Merger.

  . The Merger is expected to create the potential to expand the market presence of Firefox products in the United States and globally through FTP's significant market presence.

  . By combining with FTP, Firefox expects to be able to concentrate its development efforts on server technology and management and administration tools and leverage those efforts through FTP's development resources, customer base, sales and distribution channels, and support services.

  . The Merger is expected to enhance Firefox's ability to develop and acquire technologies by making available the business and financial resources of a larger combined business enterprise.

  . The Merger is expected to generate potential economies of scale in product manufacturing and enhance and facilitate customer order fulfillment.

  . The Merger is expected to increase the potential for enhanced liquidity for Firefox stockholders through their ownership of FTP Common Stock, due to FTP's greater market capitalization and trading volume.

  . The Merger is expected to allow Firefox to realize savings in selling, general and administrative expenses by enabling it to utilize FTP's infrastructure.

  . The Merger is expected to enable Firefox to reduce its dependence on third party vendors.

  In the course of its deliberations on October 18, 1995, January 5, 1996, January 17, 1996, February 19, 1996, March 11, 1996, March 14, 1996, March 22,
1996 and May 21, 1996, the Firefox Board of Directors reviewed with Firefox's management a number of additional factors relevant to the Merger. In particular, the Firefox Board of Directors considered, among other things: (i) information concerning FTP's and Firefox's respective businesses, prospects, historical financial performances and conditions, operations, technologies, managements, competitive positions, product mixes, customer mixes and future product development plans; (ii) the historical market prices, volatility and trading information with respect to the Firefox Common Stock and the FTP Common Stock; (iii) the consideration to be received by Firefox stockholders in the Merger and the relationship between the market value of the shares of FTP Common Stock to be issued in exchange for Firefox Common Stock and the market value of the Firefox Common Stock; (iv) a comparison of comparable merger transactions; (v) the terms of the Merger Agreement regarding Firefox's right to consider and negotiate other acquisition proposals in certain circumstances as well as the possible effects of the termination fee and the stockholder agreements; (vi) an analysis of the relative value that Firefox might contribute to the future business and prospects of the combined company;
(vii) an evaluation of the prospects of Firefox on a stand-alone basis and the adverse effects of the delay of the Merger on Firefox's operations and personnel; (viii) financial presentations by Cowen, including the oral opinions of Cowen delivered at the January 17, 1996, March 14, 1996, March 22, 1996 and May 21, 1996 Firefox Board meetings, confirmed in writing on January 17, 1996, March 16, 1996, March 25, 1996 and May 21, 1996, respectively, to the effect that, as of the respective dates of such opinions, the consideration to be received by the Firefox stockholders was fair from a financial point of view; (ix) the requirement that Firefox receive an opinion from Cowen as of the Effective Time to the same effect as a condition to the Merger; (x) the compatibility of the managements and businesses of Firefox and FTP, as well as the facts that Firefox would have representation on the combined company's Board of Directors and that certain members of Firefox's senior management would continue in similar capacities for the combined company; (xi) reports from Firefox's management, financial and legal advisors on the results of their due diligence investigations of FTP; (xii) the fact that the Merger is expected to qualify as a tax-free reorganization; and (xiii) the removal of the Escrow related to the Firefox Litigation for $15 million of shares of FTP Common Stock to be issued in the Merger.

  The Board of Directors of Firefox also considered a variety of potentially negative factors in its deliberations concerning the Merger, including, among other things: (i) the slower growth of FTP's revenues in fiscal 1995 compared to the potential growth in Firefox's revenues as a stand alone entity; (ii) the potential loss of revenues to the combined company as a result of confusion in the marketplace and the possible exploitation of such confusion by competitors of the combined company; (iii) the possibility of management disruption associated with the Merger and the risk that, despite the efforts of the combined company, the combined company may not be able to retain key technical, sales and management personnel of Firefox; (iv) the substantial accounting charges and related cash requirements expected to be incurred in connection with the Merger; (v) the risk that the combined company's ability to increase or maintain revenue might be diminished by product transitions, loss of personnel or other factors resulting from the Merger; (vi) the risk that the benefits sought to be achieved by the Merger will not be achieved;
(vii) the fact that certain Firefox stockholders may have taxable income to the extent of the Cash Payments received with respect to their shares of Firefox Common Stock; (viii) the risk that the litigation against FTP could be resolved adversely; and (ix) other risks described above under "Risk Factors."

  In view of the wide variety of factors, both positive and negative, considered by the Firefox Board of Directors, the Firefox Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Firefox Board of Directors unanimously determined that the Merger was fair to and in the best interests of Firefox and its stockholders and that Firefox should proceed with the Merger.

BOARD RECOMMENDATIONS

  THE BOARD OF DIRECTORS OF FTP BELIEVES THAT THE ISSUANCE OF THE SHARES OF FTP COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER IS IN THE BEST INTERESTS OF FTP AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF SUCH ISSUANCE.

  THE BOARD OF DIRECTORS OF FIREFOX BELIEVES THAT THE MERGER, AND THE TERMS THEREOF, ARE FAIR TO AND IN THE BEST INTERESTS OF FIREFOX AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

CERTAIN PROJECTIONS

  Set forth below are projections (the "Combined Company Projections") that were prepared by FTP on May 29, 1996 on the basis of the then most recent information concerning and reflecting FTP's and Firefox's business models and reflecting FTP and Firefox on a combined basis for the periods covered. Also set forth below are certain projections (collectively, the "Separate Company Projections") prepared by FTP and Firefox on May 16, 1996 and May 10, 1996, respectively, with respect to the projected results of their respective businesses based on the assumption that the Merger is not consummated. These projections were not prepared with a view to public disclosure or in compliance with published guidelines of the Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants regarding projections and are included herein only because the information was developed in connection with the Merger and may be relevant to a shareholder's evaluation of the Merger. The Separate Company Projections represented the best estimates of FTP and Firefox, respectively, and the Combined Company Projections represented the best estimates of FTP

(based in part on data furnished by Firefox), for which such parties believed they had a reasonable basis as of the time of preparation thereof, based on a variety of assumptions that FTP and Firefox believed were reasonable as of such date, including those described below.

  The projections set forth below are inherently forward-looking statements and, like all forward-looking statements, involve risks and uncertainties, including those noted in this paragraph, as well as those described under "Risk Factors." The projections, while presented with numerical specificity, were based on numerous estimates and assumptions, including but not limited to those listed below, which involved judgments with respect to, among other things, future economic and competitive conditions, technological and industry developments and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the companies, including those described under "Risk Factors." Therefore, there can be no assurance that the projections set forth below will prove to be reliable estimates of probable future performance. It is likely that actual results will vary materially from these estimates. In light of the uncertainties inherent in projections of any kind, the inclusion of projections herein should not be regarded as a representation by any party that the estimated results will be realized. There can be no assurances in this regard. The projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by any independent accounting firm, nor did any independent accounting firm perform any other services with respect thereto.

  On May 1, 1996, based on its estimate of approximately $132 to $137 million of total revenue for 1996, FTP announced in a conference call with analysts that it expected 1996 total revenue to be flat as compared with 1995 total revenue.

  FTP and Firefox do not as a matter of course regularly make public forecasts or projections as to future performance. In connection with discussions of the Merger, FTP and Firefox provided one another with certain financial projection data, including the Separate Company Projections presented below, which were prepared in connection with the preparation of each company's business models during the course of such discussions. Projection data provided by FTP was used by Montgomery and projection data provided by Firefox and FTP was used by Cowen in preparing their respective opinions concerning the fairness, from a financial point of view, of the consideration to be paid pursuant to the Merger. Montgomery used financial projection data regarding Firefox prepared by FTP, but not the Separate Company Projections of Firefox or the Combined Company Projections in rendering its opinion. Cowen used the Separate Company Projections, but not the Combined Company Projections, in rendering its opinion. See "--Opinion of Financial Advisor to FTP" and "--Opinion of Financial Advisor to Firefox" below. The combined company projection data furnished to each financial advisor, as well the assumptions used by each financial advisor in analyzing the data, differed in certain respects from the data and assumptions underlying the Combined Company Projections set forth below. The significant difference between the combined company projection data furnished to each financial advisor and the Combined Company Projections is that the data furnished to Montgomery and Cowen was based upon an assumed estimated charge for acquired in-process technology of $25 million (the information necessary to develop an actual estimate having been unavailable at the time projections were delivered to such advisors), while the Combined Company Projections presented below were based upon an actual estimated charge for acquired in-process technology of $41.6 million. Montgomery and Cowen have advised FTP and Firefox, respectively, that the Combined Company Projections set forth below, as well as the underlying assumptions, do not alter the respective conclusions of either financial advisor regarding the fairness of the Merger.

  The Combined Company Projections and Separate Company Projections set forth below represented possible future operating experience as of the time they were prepared. Neither FTP nor Firefox has or presently intends to update or publicly revise either the Combined Company Projections or the Separate Company Projections to reflect circumstances existing or developments occurring after the preparation of such information or to reflect the occurrence of events that were unanticipated at the time the projections were prepared.

 Combined Company Projections

  The key assumptions underlying the Combined Company Projections are as follows:

    1. Benefits related to selling Firefox products through FTP's global distribution channels as well as selling

  FTP products to a larger Firefox customer base in the United Kingdom were estimated to be approximately $2 million in the six months ending December 31, 1996 and approximately $10.5 million in the year ending December 31, 1997, which yielded projected operating income at an estimated rate of 66% of those benefits;

    2. Benefits related to anticipated lower manufacturing costs, royalty expenses, facilities costs, personnel expenses and professional fees were offset by anticipated increases in product development costs and sales and marketing expenses, the effect of which resulted in estimated net operating cost benefits of approximately $200,000 in the six months ending December 31, 1996 and approximately $1.03 million in the year ending December 31, 1997.

    3. Investment income was estimated to decrease by approximately $400,000 in the six months ending December 31, 1996 and by approximately $900,000 in the year ending December 31, 1997.

    4. Amortization of capitalized technology was estimated to be approximately $1.25 million in the six months ending December 31, 1996 and approximately $2.5 million in the year ending December 31, 1997.

    5. An effective tax rate of 37% was estimated for each of the applicable periods.

    6. Approximately 5.1 million additional shares of FTP Common Stock (including 100,000 shares attributable to Firefox stock options) were estimated to be issued and outstanding for six months in 1996 and for all of 1997.

    7. The combined company's global distribution capabilities, particularly in Europe and the Asia Pacific region, were assumed to have been successfully expanded.

    8. The Merger was assumed to have been consummated on July 1, 1996.

  Each of these key assumptions is subject to significant risks and, as noted above, no assurance can be given that these assumptions or the Combined Company Projections will be realized.

                                              SIX MONTHS           YEAR
                                                ENDING            ENDING
                                           DECEMBER 31, 1996 DECEMBER 31, 1997
                                           ----------------- -----------------
Revenues..................................      $92,246          $204,500
Operating income..........................        7,704            26,275
Pretax income.............................       10,095            31,260
Net income................................        6,360            19,694
Earnings per share........................      $   .19          $    .57
Average shares of common stock
 outstanding..............................       33,000            34,700

  The Separate Company Projections were prepared independently by FTP and Firefox, respectively. The Separate Company Projections differ from, and are not directly comparable with, the Combined Company Projections principally in that the Separate Company Projections were prepared by each of FTP and Firefox on the basis that it would remain an independent enterprise and would pursue the development of its business on an independent basis, utilizing its existing product base, independent product development capabilities and current marketing and sales organizations and distribution channels. Moreover, the projection data used by FTP in preparing the Combined Company Projections were not the data from the Separate Company Projections of Firefox below, which were developed by Firefox, but rather were projection data regarding Firefox's business developed independently by FTP on the basis of FTP's analysis of the projected results of Firefox as combined with FTP. FTP developed the Combined Company Projections based on the assumption, among others, that the combined company would develop and sell products that neither company would have developed in the near term had the Merger not been consummated and each company had continued to operate independently. FTP assumed for purposes of developing the Combined Company Projections that the combined company would benefit from the expected synergies of combining FTP and Firefox, would pursue a different product development, marketing and distribution strategy than either company would have pursued independently and would have broader and more rapid product development capabilities.

 Separate Company Projections

 FTP

  The key assumptions underlying the Separate Company Projections of FTP are as follows:

    1. Revenue for the last six months of 1996 was assumed to increase by approximately 20% from that expected for the first half of 1996. Revenue was assumed to be flat from the fourth quarter of 1996 to the first quarter of 1997 and thereafter to increase by $1 million per quarter for each of the last three quarters of 1997.
    2. Gross margin was assumed to continue at approximately 85% for the remainder of 1996 and 1997. Operating expenses were assumed to increase by approximately 5% for the last six months of 1996 as compared to that expected for the first six months of 1996. For 1997, operating expenses were assumed to increase by approximately 10% as compared to 1996 with the exception of general and administrative expenses, which were assumed to decrease slightly from 1996 due to the elimination of a non-recurring expense.

    3. Investment income was estimated to increase by approximately $250,000 in the last six months of 1996 as compared to that expected for the first six months of 1996 and to remain at the fourth quarter 1996 amount for each quarter of 1997.

    4. An effective tax rate of 37% was estimated for each of the applicable periods.

    5. FTP's global distribution capabilities, particularly in the United Kingdom and the Asia Pacific region, were assumed to have been successfully expanded.

    6. Products intended to address the large, complex enterprise TCP/IP market were assumed to have been successfully developed on a timely basis.

  Each of these key assumptions is subject to significant risks and, as noted above, no assurance can be given that these assumptions or the Separate Company Projections of FTP would be realized if the Merger were not consummated.

                                                                SIX
                                                               MONTHS    YEAR
                                                               ENDING   ENDING
                                                              DECEMBER DECEMBER
                                                              31, 1996 31, 1997
                                                              -------- ---------
Revenues..................................................... $ 74,996 $ 163,000
Operating income.............................................    5,688    17,050
Pretax income................................................    8,059    21,835
Net income...................................................    5,077    13,756
Earnings per share...........................................      .19       .47
Average shares of common stock outstanding ..................   27,000    29,500

 Firefox

  The key assumptions underlying the Separate Company Projections of Firefox are as follows:

    1. Firefox's staff levels in all areas of its United States operations were assumed to increase early in the third quarter of 1996, including as a result of the recruitment of key managers.

    2. Firefox's new product, NOV*IX for NT, was assumed to be released during the third quarter of 1996 in order to address the expected expansion of the NT market.

    3. Firefox's own Web Server product was assumed to be released in July 1996 in order to meet the growing demand for this product.

    4. New products designed to address the mail and messaging markets were assumed to be released during the fourth quarter of 1996.

    5. Firefox's existing product set was assumed to be repositioned early in the third quarter of 1996 in order to meet the needs of the market more successfully, in part by distinguishing between Internet and intranet solutions.

    6. New products intended to address the large complex enterprise TCP/IP market were assumed to be released during the fourth quarter of 1996.

    7. Firefox's European business was assumed to grow in line with management's expectations, by approximately 26% between 1995 and 1996 and approximately 40% between 1996 and 1997.

    8. Firefox was assumed to continue to invest in product development and to expand its sales and marketing resources. Total operating expenses were estimated to increase by approximately 4.3% for the last six months of 1996 as compared to that expected for the first six months of 1996. For 1997, operating expenses were estimated to increase by approximately 26% as compared to 1996.

    9. Gross margin was assumed to continue at approximately 82% for the remainder of 1996 and 1997.

  Each of these key assumptions is subject to significant risks and, as noted above, no assurance can be given that these assumptions or the Separate Company Projections of Firefox would be realized if the Merger were not consummated.

                                                                 SIX
                                                                MONTHS    YEAR
                                                                ENDING   ENDING
                                                               DECEMBER DECEMBER
                                                               31, 1996 31, 1997
                                                               -------- --------
Revenues...................................................... $15,250  $36,500
Operating income..............................................   1,546    2,980
Pretax income                                                    1,966    3,830
Net income....................................................   1,179    2,298

OPINION OF FINANCIAL ADVISOR TO FTP

  Pursuant to an engagement letter dated October 16, 1995, FTP retained Montgomery to act as its financial advisor in connection with the consideration by FTP of the Merger. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. FTP selected Montgomery as its financial advisor on the basis of Montgomery's experience and expertise in transactions similar to the Merger, its reputation in the software and investment communities and its existing investment banking relationship with FTP.

  On May 20, 1996, Montgomery delivered its written opinion that the consideration to be paid by FTP in the Merger is fair to FTP from a financial point of view, as of that date. The amount of such consideration was determined pursuant to negotiations between FTP and Firefox and not pursuant to recommendations of Montgomery. No limitations were imposed by FTP on Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

  The full text of Montgomery's written opinion to FTP is attached hereto as Annex B and is incorporated herein by reference. The following summary of Montgomery's opinion is qualified in its entirety by reference to the full text of the opinion. Montgomery's opinion is directed to the Board of Directors of FTP and does not constitute a recommendation to any stockholder of FTP as to how such stockholder should vote with respect to the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger. In furnishing its opinion, Montgomery did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act, and statements to such effect are included in the text of Montgomery's written opinion.

  In connection with its opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to FTP and Firefox, including the consolidated financial statements for recent years and interim periods to March 31, 1996 and publicly disclosed financial information for the year ended December 31, 1995, and certain other relevant financial and operating data relating to FTP and Firefox made available to Montgomery from published sources and from the internal records of FTP and Firefox; (ii) reviewed the Merger Agreement provided to Montgomery by FTP; (iii) reviewed certain historical market prices and trading volumes of the FTP Common Stock and the Firefox Common Stock as reported on the Nasdaq National Market; (iv) compared FTP and Firefox from a financial point of view with certain other companies in the software industry that Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software industry that Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the managements of FTP and Firefox certain information of a business and financial nature regarding FTP and Firefox, furnished to Montgomery by them; (vii) reviewed and discussed with representatives of the managements of FTP and Firefox financial forecasts and related assumptions of FTP and Firefox, which were provided to Montgomery by FTP (see "--Certain Projections" above); (viii) discussed the Firefox Litigation with the respective managements and legal counsels of FTP and Firefox; (ix) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with FTP's legal counsel; and (x) performed such other analyses and examinations as Montgomery deemed appropriate.

  In connection with its review, Montgomery assumed and relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for independent verification of such information. With respect to the financial forecasts provided to Montgomery as described above, Montgomery assumed for purposes of its opinions that such forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of the management of FTP at the time of preparation as to the future financial performance of FTP and Firefox, respectively, and that they provide a reasonable basis upon which Montgomery could form its opinions. Neither FTP nor Firefox publicly discloses internal management forecasts of the type provided to Montgomery by FTP's management in connection with Montgomery's review of the Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Montgomery has assumed no liability for such forecasts. Montgomery also assumed that there have been no material changes in FTP's or Firefox's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery, other than two acquisitions consummated by FTP, the terms of which were described to Montgomery by FTP's management. Montgomery relied on advice of counsel and independent accountants to FTP as to all legal and financial reporting matters with respect to FTP, the Merger and the Merger Agreement. In addition, Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of FTP or Firefox, nor was Montgomery furnished with any such appraisals. Finally, Montgomery's opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery as of, May 20, 1996.

  Montgomery also assumed, with the consent of FTP's management, that the Merger will be consummated in accordance with the terms described in the Merger Agreement without any amendments thereto, and without waiver by FTP or Firefox of any of the conditions to their respective obligations thereunder.

  Montgomery was advised by Firefox, and with the consent of FTP's management assumed without obligation of independent verification, that the first $10 million in losses, liabilities, claims, damages, costs and expenses in connection with the Firefox Litigation ("Losses") incurred by Firefox would be covered in full by Firefox's insurance, subject to retention and any agreement on allocation. In addition, Montgomery was advised by Firefox that, based on the limited information currently available to it at this early stage of the litigation, it believes that the amount of Losses, if any, to be incurred in connection with the litigation should not exceed the amount of available insurance coverage of Firefox, subject to retention and any agreement on allocation, and assumed, with the consent of FTP's management and without obligation of independent verification, that such Losses will not exceed that amount.

  Set forth below is a brief summary of the analyses underlying Montgomery's opinion.

  Comparable Company Analysis. Using public and other available information, Montgomery calculated the imputed per share value of the Firefox Common Stock based on the multiples of estimated 1996 and 1997 revenues and net income at which the following comparable companies were trading on May 17, 1996: FTP, NetManage, Hummingbird Communications Ltd., Wall Data and XcelleNet Inc. The May 17, 1996 stock prices of the comparable companies reflected the following median multiples: 1.9x estimated 1996 revenues; 1.6x estimated 1997 revenues; 25.6x estimated 1996 net income; and 16.8x estimated 1997 net income. Montgomery applied the foregoing median multiples to the applicable statistics for Firefox provided by FTP management, made applicable adjustments to reflect Firefox's net cash (defined as cash minus debt) at March 31, 1996, and applied a control premium to the resulting totals. This analysis indicated an imputed equity value (defined as aggregate value plus net cash) of Firefox of between $65.5 million and $82.5 million, or between $9.73 and $12.25 per share of Firefox Common Stock.

  Discounted Cash Flow Analysis. Montgomery applied a discounted cash flow analysis to Firefox's financial forecasts for the second half of 1996 and 1997 prepared by FTP's management and provided to Montgomery, and for 1998 through 2001 prepared by Montgomery and approved by management of FTP. FTP did not provide Montgomery with any financial forecasts for periods beyond 1997. In conducting such analysis, Montgomery assumed that Firefox would perform in accordance with such forecasts. First, Montgomery calculated the estimated future streams of free cash flows that Firefox would produce through 2000. Second, Montgomery estimated Firefox's aggregate value at the end of 2000 by applying multiples ranging from 15.0x to 19.0x to Firefox's estimated net income for 2001 and subtracting Firefox's estimated net cash at the end of 2000. Such cash flow streams and aggregate value were discounted to present values using discount rates ranging from 17.0% to 25.0%, chosen to reflect different assumptions regarding FTP's cost of capital, and such present values were then increased by Firefox's net cash as of March 31, 1996. This analysis indicated an imputed equity value of Firefox of between $53.1 million and $81.2 million, or between $7.89 and $12.05 per share of Firefox Common Stock.

  Comparable Transactions Analysis. Montgomery reviewed the consideration paid in the following acquisitions of comparable software companies that have been announced since 1995 (target/acquiror): Tivoli Systems/IBM Corp.; TGV Software Inc./Cisco Systems Inc.; Unipalm/UUNet Technologies; Collabra Software Inc./Netscape Communications Corp.; and SPRY Inc./CompuServe Inc. Montgomery analyzed the consideration paid in such transactions as a multiple of the target companies' net revenues for the latest 12 months. Such analysis yielded high, low and mean multiples of 17.5x, 2.8x and 8.5x, respectively. Montgomery then applied the foregoing multiples to Firefox's revenues for the 12 months ended March 31, 1996 and added Firefox's net cash as of March 31, 1996. This analysis indicated an imputed equity value of Firefox of between $69.6 million and $351.5 million, or between $10.34 and $52.19 per share of Firefox Common Stock.

  No other company or transaction used in the comparable transactions analysis as a comparison is identical to Firefox or the Merger, respectively. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies and transactions to which Firefox and the Merger, respectively, are being compared.

  Earnings Accretion/Dilution Analysis. Using 1996 and 1997 financial forecasts of FTP and Firefox provided to Montgomery by FTP management (which forecasts differ both from the forecasts that were used by Cowen in connection with preparation of its opinion and from the forecasts described under "-- Certain Projections" above), and giving effect to cost savings such management expects to realize following the Merger in such areas as general and administrative costs and manufacturing and distribution, Montgomery compiled and reviewed pro forma financial information of the combined company assuming consummation of the Merger, assuming a $9.625 market price for the FTP Common Stock (which was the actual closing sale price of the FTP Common Stock on the Nasdaq National Market on May 17, 1996). Such analysis indicated that the Merger could be accretive for 1997.

  While the foregoing summary describes all analyses and examinations that Montgomery deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the processes underlying the analyses set forth in its presentation to FTP. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Firefox.

  In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FTP and Firefox. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger to FTP and were provided to FTP in connection with the delivery of Montgomery's opinions. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the managements of FTP and Firefox. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections. Because such projections are inherently subject to uncertainty, none of FTP, Firefox, Montgomery or any other person assumes responsibility for their accuracy.

  As described above, Montgomery's opinion and presentation to FTP were among the many factors taken into consideration by FTP's Board of Directors in making its determination to approve, and to recommend that its stockholders approve, the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger.

  Pursuant to a letter agreement dated October 16, 1995 (the "Engagement Letter"), FTP engaged Montgomery to act as its financial advisor in connection with the Merger. The Engagement Letter provides for FTP to pay Montgomery a fee of $1.5 million for services rendered in connection with the Merger, one-half of which was payable by FTP upon the execution of the Merger Agreement. The fee is not conditioned on the outcome of Montgomery's opinion or whether or not such opinion was deemed to be favorable for any party's purposes. FTP is obligated to pay the remaining one-half of the fee upon the consummation of the Merger. Pursuant to the Engagement Letter, FTP also has paid Montgomery a non-refundable retainer of $50,000 for acting as financial advisor, which will be credited against the fee that becomes payable upon consummation of the Merger. The Engagement Letter also calls for FTP to reimburse Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, FTP has agreed to indemnify Montgomery, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Montgomery as financial advisor to FTP in connection with the Merger, unless such liabilities arise out of Montgomery's gross negligence, bad faith or willful misconduct. The terms of the fee arrangement with Montgomery, which are customary in transactions of this nature, were negotiated at arms-length between FTP and Montgomery, and the Board of Directors of FTP approved such arrangement, including the payment of a significant portion of the aggregate fee contingent upon consummation of the Merger.

  In the ordinary course of its business, Montgomery actively trades the equity securities of FTP and Firefox for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Montgomery also has acted as an underwriter in connection with public offerings of the FTP Common Stock in November 1993 and May 1994 and of the Firefox Common Stock in May 1995 and has performed various investment banking services for FTP.

OPINION OF FINANCIAL ADVISOR TO FIREFOX

  In October 1995, the Board of Directors of Firefox retained Cowen to act as Firefox's financial advisor in connection with a possible combination with FTP. Over the next several months Cowen attended meetings held by the parties at which the structure, financial and other terms of a possible transaction were discussed. On January 17, 1996, Cowen delivered to the Firefox Board, its oral opinion and confirmed such opinion in writing on that date (the "January 17, 1996 Cowen Opinion") that, as of that date, based upon certain analyses performed by Cowen and subject to certain assumptions, the consideration to be received by the holders of Firefox Common Stock in the Merger, as then proposed, was fair, from a financial point of view, to such holders. Cowen performed its definitive valuation after the parties agreed on the terms of the Merger, including the financial consideration to be paid to Firefox stockholders.

  On March 14, 1996, Cowen delivered to the Firefox Board of Directors its oral opinion and confirmed such opinion in writing on March 16, 1996 (the "March 16, 1996 Cowen Opinion") that, as of such date, based on certain analyses performed by Cowen and subject to certain assumptions, the consideration to be received by the holders of Firefox Common Stock in the Merger, as then proposed, was fair, from a financial point of view, to such holders. The March 16, 1996 Cowen Opinion was delivered to provide the Firefox Board of Directors with an update, taking into account relevant intervening factors since the delivery of the January 17, 1996 Cowen Opinion, including
(i) amendments to the Merger Agreement, (ii) the Firefox Litigation, (iii) the current market factors and prospects of Firefox and FTP, based on discussions with their respective managements, (iv) changes in the trading multiples of the Selected Companies (as defined below), and (v) acquisition multiples in recent transactions.

  On March 22, 1996, Cowen delivered to the Firefox Board of Directors its oral opinion and confirmed such opinion in writing on March 25, 1996 (the "March 25, 1996 Cowen Opinion") that, as of such date, based on certain analyses performed by Cowen and subject to certain assumptions, the consideration to be received by the holders of Firefox Common Stock in the Merger, as then proposed, was fair, from a financial point of view, to such holders. The March 25, 1996 Cowen Opinion was delivered to provide the Firefox Board of Directors with an update, taking into account relevant intervening factors since the delivery of the March 16, 1996 Cowen Opinion, including (i) amendments to the Merger Agreement, (ii) the FTP litigation, (iii) the current market factors and prospects of Firefox and FTP, based on discussions with their respective managements, (iv) changes in the trading multiples of the Selected Companies and (v) acquisition multiples in recent transactions.

  On May 21, 1996, Cowen delivered to the Firefox Board of Directors its oral opinion and confirmed such opinion in writing on that date (the "May 21, 1996 Cowen Opinion") that, as of such date, based on certain analyses performed by Cowen and subject to certain assumptions, the consideration to be received by the holders of Firefox Common Stock in the Merger is fair, from a financial point of view, to such holders. The May 21, 1996 Cowen Opinion was delivered to provide the Firefox Board of Directors with an update, taking into account relevant intervening factors since the delivery of the March 25, 1996 Cowen Opinion, including (i) amendments to the Merger Agreement, (ii) the current market factors and prospects of Firefox and FTP provided by their respective managements and (iii) changes in the trading multiples of the Selected Companies. While Cowen advised Firefox during the negotiation process, the final structure and terms of the Merger, including the amount and type of financial consideration, were agreed upon by Firefox and FTP as the result of their arm's length negotiations.

  The full text of the May 21, 1996 Cowen Opinion, which sets forth assumptions made, procedures followed, matters considered, and limitations on and the scope of the review undertaken by Cowen in rendering its opinion, is attached as Appendix C to this Joint Proxy Statement/Prospectus. Firefox stockholders are urged to read this opinion carefully and in its entirety. The May 21, 1996 Cowen Opinion addresses only the fairness of the consideration to be received by the holders of Firefox Common Stock in the Merger from a financial point of view as of the date of such opinion, and does not constitute an opinion as to the merits of the transaction contemplated by the Merger Agreement or a recommendation to any stockholder of Firefox as to how such stockholder should vote at the Firefox Meeting. Unless otherwise indicated, the May 21, 1996 Cowen Opinion does not take into effect any direct or indirect consequences of the Firefox Litigation or the FTP litigation. The summary of the May 21, 1996 Cowen Opinion set forth below is qualified in its entirety by reference to the full text of the May 21, 1996 Cowen Opinion.

  Cowen reviewed with the Firefox Board of Directors the general analyses performed by Cowen in reaching its opinion, including the assumptions made and the financial projections of Firefox and FTP considered therein. In connection with its opinion, Cowen, among other things: (i) reviewed the Merger Agreement and discussed with Firefox's management the terms of the Merger Agreement;
(ii) reviewed certain financial and other data with respect to Firefox provided by management, including Firefox's consolidated financial statements for each of the fiscal years ended December 31, 1993, 1994 and 1995 and for the three-month period ended March 31, 1996, certain publicly available filings with the Commission and certain other relevant financial and projected operating data of Firefox; (iii) reviewed certain financial and other data with respect to FTP provided by FTP management, including consolidated financial statements for each of the fiscal years ended December 31, 1993, 1994 and 1995 and for the three-month period ended March 31, 1996, certain publicly available filings with the Commission and certain other relevant financial and projected operating data of FTP; (iv) held meetings and discussions with management and senior personnel of FTP and Firefox to discuss the business, operations, historical financial results and future prospects of Firefox, FTP and the combined company; (v) reviewed the Separate Company Projections furnished to Cowen by the managements of Firefox and FTP, including, among other things, the capital structure, sales, net income, cash flows, capital requirements, potential synergies and other data of Firefox, FTP and the combined company deemed relevant (which projections differ both from the projections that were used by Montgomery in connection with preparation of its opinion and from the Combined Company Projections described under "--Certain Projections" above); (vi) reviewed the valuation of Firefox and FTP in comparison to other similar publicly traded companies; (vii) compared the financial terms of the Merger contemplated by the Merger Agreement with the financial terms, to the extent available, of similar transactions; (viii) conducted a discounted cash flow analysis of Firefox's projections, provided to Cowen by Firefox; (ix) analyzed the potential pro forma financial effects of the transaction contemplated by the Merger Agreement; (x) reviewed the historical market prices, trading volumes and exchange ratios of the Firefox Common Stock and the FTP Common Stock; (xi) reviewed Firefox's contribution to revenues and net income relative to its pro forma ownership in FTP; (xii) discussed with Firefox's management potential market reaction to the Merger, considering strategic, financial and structural perspectives; and (xiii) conducted such other studies, analyses, inquiries and investigations and considered such other financial, economic and market data as Cowen deemed appropriate. In addition, Cowen contacted, sent public information packages to and initiated discussions with several selected third party candidates over a two-month period regarding a potential combination with Firefox. No indications of interest were received as a result of this process.

  The following paragraphs summarize significant financial analyses performed by Cowen in connection with the oral opinion delivered to the Firefox Board of Directors on May 21, 1996 and confirmed in the May 21, 1996 Cowen Opinion.

  Analysis of Certain Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected data and ratios for Firefox to the corresponding data and ratios of certain other companies whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Firefox. These companies included: FTP; Hummingbird Communications Ltd.; NetManage; and Wall Data (the "Selected Companies"). Such data and ratios include the market capitalization of common stock plus total debt less cash and equivalents ("Adjusted Price") of the Selected Companies as a multiple of calendar 1996 estimated revenue and the ratio of the then current stock prices of the Selected Companies to the estimated calendar 1997 earnings per share (as estimated by First Call Corporation) for these companies.

  Such analysis indicated that, for the Selected Companies (i) the median value of Adjusted Price as a multiple of calendar 1996 estimated revenue was 2.5x as compared to the corresponding multiples for Firefox implied by FTP's offer (assuming an Average Price equal to the closing price of $9.75 for the FTP Common Stock on May

20, 1996) ("FTP's Offer as of May 20, 1996") of 1.8x; and (ii) the median value of price per share as a multiple of estimated calendar 1997 earnings per share was 15.7x as compared to the corresponding multiple for Firefox implied by FTP's Offer as of May 20, 1996 of 26.1x.

  Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to Firefox. The Average Price and thus the multiples for Firefox implied by FTP's offer at the Effective Time could be higher or lower than those implied by FTP's Offer as of May 20, 1996.

  Selected Transaction Analysis. Cowen reviewed the financial terms, to the extent publicly available, of certain selected transactions involving the acquisition of public companies in the data networking and software industries, which were announced or completed since July 1994. The transactions include, in reverse chronological order, the acquisitions of TGV Software Inc. by Cisco Corporation; ALANTEC Corp. by Fore Systems, Inc.; NetWorth, Inc. by Compaq Computer Corp.; Xylogics, Inc. by Bay Networks, Inc.; Chipcom Corporation by 3Com Corporation; Lotus Development Corp. by IBM; Lannet Data Communications by Madge Networks N.V.; Xyplex, Inc. by Raytheon Co.; and SynOptics Communications, Inc. by Wellfleet Communications, Inc. (collectively the "Selected Transactions").

  Cowen reviewed the Adjusted Price paid in the Selected Transactions as a multiple of latest 12 months ("LTM") revenue. On the basis of the Adjusted Price paid, the Selected Transactions had a median multiple of 3.1x LTM revenue. The corresponding multiple of revenue for Firefox implied by FTP's Offer as of May 20, 1996 is 2.3x.

  Although the Selected Transactions were used for comparison purposes, none of such transactions is directly comparable to the Merger. The Average Price and thus the multiples for Firefox implied by FTP's offer at the Effective Time could be higher or lower than those implied by FTP's Offer as of May 20, 1996.

  Discounted Cash Flow Analysis. Cowen estimated the range of values for Firefox's equity based upon the discounted present value of the projected after-tax free cash flows of Firefox for the six months ended December 31, 1996 and the calendar years December 31, 1997 through December 31, 1999, and of the residual value of Firefox at December 31, 1999, calculated using a terminal value for Firefox based upon a multiple of Firefox's projected 1999 net income. After-tax cash flow was calculated by taking projected earnings before interest expense and taxes and subtracting from such amount projected taxes, capital expenditures less depreciation and amortization and changes in working capital. The analysis was based upon certain assumptions derived from projections supplied by and discussions held with the management of Firefox. In performing this analysis, Cowen utilized discount rates ranging from 15% to 25% which were selected based on the estimated weighted average cost of capital of the Selected Companies. Cowen utilized terminal multiples of net income ranging from 12.0x to 16.0x, which represented the general range of price/earnings ratio multiples for the Selected Companies. Utilizing this methodology, Firefox's implied equity value ranged from $45 million to $65 million as compared to the aggregate consideration of FTP's Offer as of May 20, 1996 in the Merger of $60 million.

  Contribution Analysis. Cowen compared the contribution of Firefox to projected pro forma combined revenues and net income of the combined company for calendar 1997 before synergies. Cowen noted that Firefox would contribute approximately 18% of revenues and approximately 14% of net income as compared with the approximately 15% pro forma ownership position that holders of Firefox Common Stock would have in the combined company for the stock portion of FTP's Offer as of May 20, 1996.

  Pro Forma Merger Analysis. Cowen analyzed certain pro forma financial information of the combined company based upon internal financial analyses and the Separate Company Projections for Firefox and FTP prepared by their respective managements (which forecasts differ from the forecasts that were used by Montgomery in connection with preparation of its opinion and the Combined Company Projections described under "--Certain Projections" above), and FTP's Offer as of May 20, 1996. Such analyses indicated that, including certain synergies expected by the managements of Firefox and FTP, pro forma earnings per share of the combined company would be dilutive for calendar year 1997.

  In its discussion with Firefox's Board of Directors concerning the fairness from a financial point of view of the consideration to be received by the Firefox stockholders in the Merger in connection with the January 17, 1996 Cowen Opinion, the March 16, 1996 Cowen Opinion, the March 25, 1996 Cowen Opinion and the May 21, 1996 Cowen Opinion, respectively, Cowen reviewed, among other things, the financial analyses described above and discussed with the Firefox Board the limitations of each method of analysis relative to the proposed Merger. Based upon Cowen's review and analysis, Cowen advised Firefox's Board that as of the date of the delivery of the January 17, 1996 Cowen Opinion, the March 16, 1996 Cowen Opinion, the March 25, 1996 Cowen Opinion and the May 21, 1996 Cowen Opinion, respectively, the consideration to be received by the holders of Firefox Common Stock pursuant to the Merger, in each case as then proposed, is fair, from a financial point of view, to such holders.

  The foregoing summary includes all material information relevant to the analyses performed by Cowen but does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Selecting portions of the analyses or the summary set forth above without considering the analyses as a whole could create an incomplete view of the process underlying the May 21, 1996 Cowen Opinion. In arriving at its fairness determination, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses were prepared solely for purposes of analyzing the financial consideration to be received pursuant to the Merger and do not purport to be appraisals or necessarily reflect the prices at which Firefox, FTP or their securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

  In rendering its opinion, Cowen relied upon, without independent verification, the accuracy and completeness of all financial and other information supplied to it by the managements of Firefox and FTP and other publicly available information. In addition, Cowen assumed that the financial projections that had been provided to it by Firefox and FTP were prepared on a reasonable basis and reflected the best available estimates and judgments of Firefox's and FTP's respective managements at the time of preparation regarding the future financial performance of Firefox and FTP. Because such projections are inherently subject to uncertainty, none of Firefox, FTP, Cowen or any other person assumes responsibility for their accuracy. Cowen did not make any independent valuation or appraisal of the assets or liabilities of Firefox or FTP, nor has Cowen been furnished with any such appraisals. Cowen made no independent investigations of any legal matters affecting either Firefox or FTP, including the effect of any direct or indirect consequences of the Firefox Litigation or the FTP litigation. Cowen based its opinion on the economic, monetary and market conditions as of the date of such opinion and on the information available to it on the date of such opinion and assumed that there have been no material changes in either Firefox's or FTP's financial condition, working capital, results of operations, business or prospects since the respective dates of the most recent available financial statements or other information of the constituent companies.

  As compensation for acting as Firefox's financial advisor in connection with the Merger, Cowen will receive a fee equal to 1.2% of the aggregate consideration payable pursuant to and entirely contingent upon the consummation of the Merger. In addition, Firefox agreed to reimburse Cowen for its reasonable out-of-pocket expenses and to indemnify it and its controlling persons, partners, directors, officers, employees and agents against any losses or liabilities incurred in connection with the rendering of its fairness opinions, as well as the advisory actions taken during the course of the negotiations. Firefox has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen as financial advisor to Firefox in connection with the Merger, unless such liabilities arise out of Cowen's gross negligence or willful misconduct. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arms-length between Firefox and Cowen, and the Board of Directors of Firefox was aware of such an arrangement, including the fact that the fee payable to Cowen is contingent upon consummation of the Merger.

  In the ordinary course of its business, Cowen prepares research reports on the stock of many companies, including Firefox and FTP. Cowen also on a regular basis trades both Firefox Common Stock and FTP Common Stock for its own account and for the accounts of its customers. Accordingly, at any time Cowen may hold either a long or short position in both Firefox Common Stock and FTP Common Stock. In the past, Cowen and its affiliates have provided financial advisory and financing services to Firefox, including acting as a co-manager of Firefox's initial public offering in May 1995. Additionally, Cowen has acted as underwriter for FTP in connection with public offerings of the FTP Common Stock in November 1993 and May 1994 and acted as FTP's financial advisor for the adoption of FTP's stockholders' rights plan on December 1, 1995. Cowen has received customary fees from each of Firefox and FTP for the rendering of these services.

  Cowen is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with merger transactions and other types of acquisitions. The Board of Directors of Firefox selected Cowen because of its expertise and reputation, particularly in the area of conducting research on and advising technology companies. No limitations were imposed on Cowen's investigation of Firefox, FTP or the Merger or on the procedures to be followed by Cowen in rendering its opinions.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Firefox Board of Directors with respect to the Merger, stockholders of Firefox should be aware that certain members of Firefox's management and the Firefox Board of Directors have interests in the Merger that are in addition to the interests of stockholders of Firefox generally. The Firefox Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement, the Merger and the transactions connected therewith.

  Stock Options. Pursuant to the Merger Agreement, at the Effective Time, each Firefox Stock Option then outstanding under the Firefox 1995 Stock Option Plan and the Firefox 1995 Outside Director Stock Option Plan, whether vested or unvested, shall be deemed assumed by FTP and deemed to constitute an option to acquire the number of shares of FTP Common Stock equal to the aggregate of (i) that number of shares of FTP Common Stock (based on the Exchange Ratio) as the holder of such Firefox Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) plus (ii) that number of additional shares of FTP Common Stock calculated by dividing (A) the aggregate Cash Payment that the holder of such Firefox Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by (B) the Average Price. To avoid fractional shares, the number of shares of FTP Common Stock subject to an assumed Firefox Stock Option will be rounded down to the nearest whole share. As of the Firefox Record Date, no fully vested Firefox Stock Options were held by the directors and executive officers of Firefox; however, James L. Clark, a director of Firefox, holds an option to purchase 20,000 shares of Firefox Common Stock, which, pursuant to its existing terms, will become fully vested and exercisable as a result of the Merger. Mr. Clark's option has an exercise price of $18.00 per share of Firefox Common Stock and will remain exercisable for 12 months after the Effective Time.

  Pursuant to the Merger Agreement, at the Effective Time, each then outstanding Firefox Scheme Option shall be deemed assumed by FTP and deemed to constitute an option to acquire the number of shares of FTP Common Stock (rounded down to the nearest whole number) equal to the aggregate of (i) that number of shares of FTP Common Stock (based on the Exchange Ratio) as the holder of such Firefox Scheme Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) plus (ii) that number of additional shares of FTP Common Stock calculated by dividing (A) the aggregate Cash Payment that the holder of such Firefox Scheme Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by (B) the Average Price. The exercise price for such Firefox Scheme

Options shall be price per share equal to (x) the aggregate exercise price for the shares of Firefox Common Stock otherwise purchasable pursuant to such Firefox Scheme Option divided by (y) the number of shares of FTP Common Stock deemed purchasable pursuant to such Firefox Scheme Option. Such assumption and conversion is conditioned upon the written agreement of each holder of a Firefox Scheme Option. Absent such written agreement, Firefox Scheme Options will, in accordance with the terms of the Firefox 1994 Option Scheme, become exercisable in full for a six-month period beginning at the Effective Time for the same number of shares of FTP Common Stock as calculated pursuant to the first sentence of this paragraph at the same exercise price as calculated pursuant to the second sentence of this paragraph. At the end of such six-month period, any Firefox Scheme Options which have not been assumed and converted or exercised will terminate. Any Firefox Scheme Options which are exercised may become eligible for resale in the public market immediately in accordance with Rule 701 under the Securities Act or later in accordance with Rule 144 under the Securities Act. As of the Firefox Record Date, 60,000 shares of Firefox Common Stock were subject to Firefox Scheme Options held by officers and directors of Firefox.

  Election to FTP Board of Directors. The Merger Agreement provides that FTP will take such action as is necessary to have John A. Kimberley, the current President and Chief Executive Officer of Firefox, elected as a member of the FTP Board of Directors effective immediately following the Effective Time and will provide Mr. Kimberley with such indemnification and insurance as is provided to other members of FTP's Board of Directors.

  Employment Arrangements with Certain Firefox Officers. It is a condition of the Merger that as of the Effective Time, each of John A. Kimberley and Peter
R. Simkin, the current Vice President and Chief Technical Officer of Firefox, enter into an employment agreement (each, an "Employment Agreement") with FTP and that Richard J. Whitehead, the current Vice President and Chief Scientist of Firefox, enter into an employment agreement with Firefox, each of which will provide for the commencement of an employment relationship with the combined company at the Effective Time on terms substantially equivalent to their respective terms of employment with Firefox prior to the Effective Time. Currently, Messrs. Kimberley, Simkin and Whitehead (collectively, the "Employees") are authorized to be paid salaries of $220,000, $150,000 and $150,000, respectively, and are eligible to receive a bonus for 1996 of $80,000, $40,000 and $40,000, respectively, subject to the terms of the Firefox bonus plan. However, each such person has taken a voluntary reduction of his salary to $88,000 per year. FTP and each Employee are currently negotiating the terms of the Employment Agreements, but have agreed in principle that the Employment Agreements will contain substantially the following terms. Mr. Kimberley will be employed as Vice Chairman of FTP and Executive Vice President of Firefox, Mr. Simkin will be employed as Chief Technology Officer of FTP, and Mr. Whitehead will continue to be employed as Vice President and Chief Scientist of Firefox, in each case for a period of one year beginning at the Effective Time. Mr. Kimberley will be paid an annual salary of $200,000 and each of Messrs. Simkin and Whitehead will be paid an annual salary of $150,000. In addition, if a cash incentive or bonus compensation plan is made available to executive officers of FTP generally, in the cases of Messrs. Kimberley and Simkin, or officers of FTP and its subsidiaries generally, in the case of Mr. Whitehead, and such person is not then covered by any other cash incentive or bonus compensation plan, such person will be entitled to participate in such plan in accordance with the plan terms.

  It is anticipated that the Employment Agreements for Messrs. Kimberley and Simkin will contain the following termination provisions, among others:

    (a) FTP will have the right to terminate such person's employment at any time "for cause" (as such term is to be defined in the Employment Agreements), in which event FTP shall have no further obligation to the Employee, other than for base salary earned and unpaid at the date of termination;

    (b) FTP will have the right to terminate the Employee's employment other than for cause at any time, in which event, if such termination occurs either before or after a Change of Control Period (as defined below), until the earlier of (i) 12 months following the date of such termination or (ii) the date the Employee commences other employment (including self-employment), FTP shall continue to pay the Employee his base salary at the rate in effect on the date of termination, shall continue to contribute to the cost of the Employee's participation in FTP's group medical and dental plans, provided that the Employee is entitled to continue such participation under applicable law and plan terms, and shall pay certain costs of out placement services for the Employee; provided, that if the Employee commences other employment before the end of such 12-month period, FTP shall pay the Employee, in one lump sum, one-half of the remaining balance of the base salary that would have been payable to the Employee had the Employee not accepted such other employment;

    (c) the Employee will have the right to terminate his employment at any time for "good reason" (as such term is to be defined in the Employment Agreements, and is expected to include matters such as a change in position or material diminution in the nature or scope of the Employee's responsibilities, duties or authority, work site relocation and the material failure of FTP to provide the Employee the benefits specified in his Employment Agreement), in which event FTP will be required to provide the Employee pay and benefits as described in the preceding paragraph; and

    (d) if on the date of, or within two years following, a change of control (as such term is to be defined in the Employment Agreements) (a "Change of Control Period"), FTP terminates the Employee's employment other than for cause or the Employee terminates his employment for good reason, then FTP will be required (subject to certain tax adjustments) to (i) pay the Employee a lump sum payment equal to the greater of (A) the sum of his base salary and the amount of any bonus paid or payable to him during the remainder of the term of the Employment Agreement (which will automatically be extended to be not less than 24 months from the date the change of control occurs) or (B) the sum of his base salary and the amount of any bonus paid or payable to him during the 12 months preceding the month during which such termination occurs, (ii) pay the full cost of the Employee's continued participation in FTP's group health and dental insurance plans for so long as the Employee remains entitled to continue such participation under COBRA and the applicable plan terms and (iii) pay certain costs of out placement services for the Employee. In addition, upon a change of control, all options to purchase FTP Common Stock then held by the Employee will automatically accelerate and become exercisable in full.

  Finally, the Employment Agreements will prohibit each Employee from selling more than 40,000 shares of FTP Common Stock during any fiscal quarter of FTP and will prohibit the Employee from competing with FTP and its affiliates for a period of six months following termination of the Employee's employment.

  The Employment Agreement for Mr. Whitehead, which will be governed by the laws of the United Kingdom, is expected to contain provisions substantially similar to those described above and such additional provisions as may be required under the laws of the United Kingdom.

  Registration Rights Agreement. It is a condition to the Merger that FTP shall have entered into a Registration Rights Agreement (the "Registration Rights Agreement") with each of Messrs. Kimberley, Simkin and Whitehead. The proposed Registration Rights Agreement provides each such person with piggyback registration rights with respect to the shares of FTP Common Stock to be issued to each such person in the Merger on customary terms with pro rata cutbacks. The proposed Registration Rights Agreement also provides for the payment by FTP of certain expenses, including the legal fees of one counsel acting on behalf of such persons.

  Continuation of Rights to Indemnification; Limitation of Liability; Directors' and Officers' Liability Insurance. The Merger Agreement provides that as of the Effective Time, Firefox as surviving corporation in the Merger will provide Mr. Kimberley and Mr. Simkin with such indemnification and insurance as is provided to other members of the FTP Board of Directors and other FTP executive officers, respectively. The Merger Agreement further provides that the bylaws of Firefox as surviving corporation in the Merger will contain the provisions with respect to indemnification contained in the current Firefox bylaws and that such provisions will not be amended, repealed or otherwise modified for a period of three years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Firefox, unless such modification is required by law.

  The Merger Agreement also provides that, after the Effective Time, Firefox as surviving corporation in the Merger shall, to the fullest extent permitted under the Firefox Restated and Amended Certificate of Incorporation and Bylaws or under applicable law, indemnify and hold harmless each present and former director, officer or employee of Firefox or any of its subsidiaries against all costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in any settlement arising out of or pertaining to the transactions contemplated by the Merger Agreement or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in Firefox's Restated and Amended Certificate of Incorporation or Bylaws or any applicable contract or agreement in effect on the date of the Merger Agreement, in each case for a period of three years after the Effective Time. Firefox as surviving corporation in the Merger is also obligated to honor and fulfill in all respects Firefox's obligations pursuant to indemnification agreements with Firefox's current or former directors, officers and employees in effect at the Effective Time.

  FTP has also agreed to cause Firefox to maintain for a period of three years after the Effective Time policies of directors' and officers' liability insurance covering those persons covered by Firefox's directors' and officers' liability insurance policy at the date of the Merger Agreement on comparable terms. In no event, however, shall FTP or Firefox be required to expend in excess of 150% of the annual premium currently paid by Firefox for such coverage, provided that if the annual premium for such coverage exceeds such amount, FTP or Firefox is obligated to purchase a policy with the greatest coverage available for 150% of the annual premium currently paid by Firefox.

  Severance and Retention Payments. In May 1996, Firefox agreed to pay each of Frank M. Richardson and Mark A. Rowlinson, currently executive officers and directors of Firefox, and David J. Fallen, an executive officer of Firefox, severance in the amount of $50,000, $75,000 and $25,000, respectively, if such person's employment with Firefox is terminated (whether by such person or by Firefox) at or following the Effective Time. Also in May 1996, Firefox agreed to pay Mr. Rowlinson a retention bonus in the amount of $50,000 if he remains as an employee of Firefox for a period of 30 days following the Effective Time, to assist Firefox and FTP in the post-Merger integration process. It is currently expected that the employment of each such person with Firefox will not continue following the Effective Time or the end of such retention period, as the case may be. In addition, Mr. Rowlinson has agreed to continue to assist Firefox and FTP in the post-Merger integration process on a consulting basis following his termination of employment with Firefox, as requested by Firefox from time to time, for which services he will be paid at a rate of $100 per hour.

  Pursuant to a letter agreement between Firefox and Archibald A. Thomas entered into in May 1995, Mr. Thomas is entitled to receive, and required to give, six months notice of termination of his employment with Firefox. In May 1996, Firefox agreed to pay Mr. Thomas severance in the amount of $150,000 in lieu of any such notice if Mr. Thomas' employment with Firefox is terminated (whether by him or by Firefox) at or following the Effective Time. It is not expected that Mr. Thomas' employment will continue after such time. Mr. Thomas and Firefox are also parties to a Separation Agreement entered into in June 1995, which provides that, if Mr. Thomas' employment with Firefox is terminated other than by Firefox for cause or by Mr. Thomas voluntarily, then the Firefox stock option held by Mr. Thomas (which covers a total 40,000 shares of Firefox Common Stock) will thereafter be exercisable in accordance with the terms of the stock option agreement but for no less than (i) one-third of the total number of shares subject to such option if such termination occurs after January 4, 1996 and before January 4, 1997 and (ii) all of such shares if such termination occurs on or after January 4, 1997 and before January 4, 1998. This option will accelerate in connection with the Merger.

  The respective interests of the members of Firefox's management and Board of Directors described above constitute all of the material interests of those persons in the Merger that are known to Firefox to be different from, or that constitute an extra or special benefit not shared on a pro rata basis with, the stockholders of Firefox.

REPRESENTATIONS

  Under the Merger Agreement, FTP, Sub and Firefox each made representations that it is duly organized and validly existing and has the authority to enter into the Merger Agreement, as well as representations, regarding, among other things: (i) its organization and qualification; (ii) its charter documents;
(iii) its capital structure; (iv) its authority to execute and deliver the Merger Agreement and perform its obligations thereunder; (v) the absence of conflicts, the receipt of required consents and the completion of Commission filings; (vi) compliance with laws and agreements; (vii) the absence of certain changes or events; (viii) the absence of undisclosed liabilities; (ix) the absence of litigation; (x) employee benefit plans and employment agreements; (xi) certain labor matters; (xii) this Joint Proxy Statement/Prospectus; (xiii) title to property; (xiv) taxes; (xv) environmental matters; (xvi) intellectual property; (xvii) interested party transactions; (xviii) insurance; (xix) accounts receivable; (xx) receipt of the Cowen and Montgomery fairness opinions; and (xxi) broker fees. Firefox has also made certain representations regarding the inapplicability of the Delaware business combination statute to the Merger Agreement and the Merger, change of control payments and estimated expenses. FTP has made an additional representation that Sub was formed solely for purposes of consummating the Merger and that there are no prior business activities by or relating to Sub.

CONDUCT OF FIREFOX'S AND FTP'S BUSINESSES PRIOR TO THE MERGER

  Under the Merger Agreement, each of FTP and Firefox has agreed that, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, except to the extent that the other party otherwise consents in writing, each of FTP and Firefox and each of its subsidiaries will carry on its business in the ordinary course and that Firefox will keep available the services of its present officers, employees and consultants and preserve its relationships with customers, suppliers, and others having significant business dealings with Firefox.

  Firefox also has agreed that it will not, without the prior written consent of FTP, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, directly or indirectly do, or propose to do, any of the following: (i) amend or otherwise change its charter or bylaws; (ii) with certain exceptions, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest in Firefox or any of its subsidiaries or affiliates; (iii) sell, pledge, dispose of or encumber any assets of Firefox or its subsidiaries, except for sales of assets in the ordinary course of business and in a manner consistent with past practice, dispositions of obsolete or worthless assets, and sales of immaterial assets not in excess of $100,000 in the aggregate; (iv) with certain exceptions for wholly-owned subsidiaries, declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (v) (A) with certain exceptions, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances, (C) enter into or amend any material contract or agreement,
(D) authorize any material capital expenditures or purchase of fixed assets, or (E) enter into or amend any contract, agreement, commitment or arrangement to effect any of the foregoing actions in clauses (v) (A) through (E); (vi) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay which in the aggregate exceeds $400,000 to, or enter into any employment or severance agreement (except with regard to severance agreements that in the aggregate do not exceed a liability of $400,000) with, any director, officer or other employee of Firefox or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law; (vii) take any action to change accounting policies or procedures; (viii) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations; (ix) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business and consistent with past practice; or (x) take, or agree in writing or otherwise to take, any of the actions described in clauses (i) through (ix), or any action which would make any of the representations or warranties of Firefox contained in the Merger Agreement untrue or incorrect or prevent performance of its covenants thereunder.

  The Merger Agreement provides that until the Effective Time, Firefox will conduct the defense of the Firefox Litigation having due regard for the mitigation of costs and expenses, and shall consult with FTP regarding the conduct of such litigation and afford FTP and its representatives the opportunity to review and comment upon all pleadings and other papers to be filed in court in connection with the Firefox Litigation. Prior to the Effective Time, Firefox may not settle or otherwise compromise the Firefox Litigation without FTP's prior written consent.

  FTP has agreed it will not, without the prior written consent of Firefox, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following: (i) amend or otherwise change its charter or bylaws; (ii) with certain exceptions for wholly-owned subsidiaries, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; or (iii) take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of FTP contained in the Merger Agreement untrue or incorrect or prevent performance of its covenants thereunder.

NO SOLICITATION

  The Merger Agreement provides, subject to certain exceptions described below, that Firefox and its subsidiaries will not, and will not permit their respective directors, officers, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving Firefox or any of its subsidiaries (each, an "Acquisition Proposal") other than the Merger, (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or
(iii) agree to, approve or recommend any Acquisition Proposal. Nonetheless, the Firefox Board of Directors is not prevented from considering, discussing, negotiating, agreeing to, approving and recommending to the stockholders of Firefox a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, provided that the Firefox Board of Directors determines in good faith (upon advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties.

CONDITIONS TO THE MERGER

  In addition to obtaining the Required Votes, the obligations of FTP, Sub and Firefox to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of a number of other conditions, including: (i) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness of the Registration Statement or other similar proceeding by the Commission; (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other court order preventing the consummation of the Merger; (iii) the absence of any pending or threatened action or proceeding by any governmental authority or administrative agency or any effective judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit FTP from exercising all material rights and privileges pertaining to its ownership of the combined company or the ownership or operation by FTP or any of its subsidiaries of all or a material portion of the business or assets of FTP or its subsidiaries, or seeking to compel FTP or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of FTP or any of its subsidiaries, as a result of the Merger or the transactions contemplated by the Merger Agreement; and (iv) the aggregate number of Dissenting Shares and fractional shares of FTP Common Stock payable in the Merger not being an amount that would result in the Merger not constituting a reorganization for U.S. federal income tax purposes. See "--Certain United States Federal Income Tax Matters" below.

  The obligations of FTP and Sub are also conditioned upon: (i) the accuracy in every material respect of the representations and warranties made by Firefox except for breaches, inaccuracies or omissions that would not have a Material Adverse Effect (as defined in the Merger Agreement); (ii) the performance in all material respects by Firefox of its agreements and covenants contained in the Merger Agreement; (iii) the receipt of all necessary third party consents, and the making of all required filings, by Firefox; (iv) execution of Affiliate Agreements; (v) execution of the Employment Agreements; (vi) the receipt of an opinion of FTP's counsel stating that the Merger will constitute a reorganization for U.S. federal income tax purposes; (vii) the May 20, 1996 fairness opinion of FTP's financial advisor shall not have been amended, modified or withdrawn; (viii) the receipt of all permits and authorizations necessary under "blue sky" laws to issue the shares of FTP Common Stock to be issued pursuant to the Merger; and (ix) the release and discharge of all liens, encumbrances and security interests relating to Firefox's borrowing, financing or similar arrangements with any banking institutions and the filing and recording of evidence of such release and discharge.

  The obligation of Firefox to consummate the Merger is also conditioned upon:
(i) the accuracy in every material respect of the representations and warranties made by FTP and Sub except for breaches, inaccuracies or omissions that would not have a Material Adverse Effect; (ii) the performance in all material respects by FTP and Sub of their respective agreements and covenants contained in the Merger Agreement; (iii) the receipt of all necessary third party consents, and the making of all required filings, by FTP and Sub; (iv) execution of the Employment Agreements; (v) execution and delivery of the Registration Rights Agreements between FTP and Messrs. Kimberley, Simkin and Whitehead; (vi) the receipt of an opinion of Firefox's counsel stating that the Merger will constitute a reorganization for U.S. federal income tax purposes; (vii) delivery of a fairness opinion of Firefox's financial advisor as of the Effective Time without any substantial change from its opinion dated May 21, 1996; and (viii) the approval for listing on the Nasdaq National Market of the shares of FTP Common Stock to be issued pursuant to the Merger (such listing was applied for on June 18, 1996).

  At any time prior to the Effective Time, to the extent legally allowed, FTP or Firefox, without approval of the stockholders of such company, may waive compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of that company. Neither FTP nor Firefox currently intends to waive compliance with any such agreements or conditions. If FTP and Firefox waive the condition regarding receipt of an opinion to the effect that the Merger will be treated as a tax-free reorganization, they intend to resolicit the approval of the Merger by their respective stockholders pursuant to an amended or supplemented Joint Proxy Statement/Prospectus. Each company also intends to resolicit the approval of its stockholders pursuant to an amended or supplemented Joint Proxy Statement/Prospectus if it waives any other condition contained in the Merger Agreement where such resolicitation is required by law or is deemed appropriate by such company after consultation with legal counsel.

EFFECTIVE TIME OF THE MERGER

  The Merger will be consummated promptly after the Required Votes are obtained and following the satisfaction or waiver of the other conditions to consummation of the Merger set forth in the Merger Agreement. The parties anticipate that all of the conditions to the Merger will have been satisfied or waived soon after the Required Votes are obtained and that the Merger will be consummated on or about July 22, 1996.

REGULATORY MATTERS

  Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. The required notifications and information were provided on April 5, 1996 and the applicable waiting periods under the HSR Act have expired. At any time before or after the Effective Time, the Antitrust Division, the FTC or a private person or entity could seek under antitrust laws, among other things, to enjoin the Merger or to cause FTP to divest itself, in whole or in part, of Firefox. There can be no assurance that a challenge to the Merger will not be made or, if such a challenge is made, that FTP and Firefox will prevail.

  Neither FTP nor Firefox is aware of any other governmental or regulatory approvals required for the consummation of the Merger.

TERMINATION AND AMENDMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time (a) by the mutual written consent of both FTP and Firefox or (b) by either such party: (i) if the Merger is not consummated on or before August 15, 1996 and the party seeking the termination has not caused the delay by failing to fulfill its material obligations under the Merger Agreement; (ii) if there is a final non-appealable order, decree, or ruling of a federal or state court or governmental, regulatory or administrative agency or commission or if there is any other action taken having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; (iii) if the Required Votes are not received by August 15, 1996; (iv) if the Board of Directors of the other party withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to such party, if the Board of Directors of Firefox recommends to the Firefox stockholders an Alternative Transaction (as defined in the Merger Agreement) or if a tender offer or exchange offer for 25% or more of the outstanding shares of Firefox Common Stock is commenced and the Firefox Board of Directors recommends that its stockholders tender their shares; or (v) if any representation or warranty of the other party in the Merger Agreement was untrue when made or the other party breaches any covenant or agreement contained in the Merger Agreement such that certain conditions set forth therein cannot be met, provided such breach is not curable by August 15, 1996 (a "Terminating Breach"). FTP has the further right to terminate the Merger Agreement if any person other than FTP or its affiliates is or becomes the beneficial owner of 25% or more of the outstanding shares of Firefox Common Stock prior to the Effective Time. If the Merger Agreement is terminated for any of the reasons described above, the Merger Agreement shall become void and there shall be no liability on the part of the parties thereto or any of their affiliates, directors, officers or stockholders, except that certain specified provisions, including those relating to payment of fees and expenses, shall survive any termination. In spite of any termination of the Merger Agreement, no party shall be relieved of liability for any breach of the Merger Agreement.

  The Merger Agreement may be amended by FTP and Firefox at any time before or after approval of the FTP stockholders or the Firefox stockholders, except that, after stockholder approval, no amendment may be made which by applicable law requires the further approval of the FTP stockholders or the Firefox stockholders unless such approval is obtained.

BREAK-UP FEE

  In the event of a termination of the Merger Agreement by FTP or Firefox, as a result of (i) the Firefox Board of Directors adversely withdrawing, modifying or changing its approval or recommendation of the Merger Agreement or Merger or resolving to do so, (ii) the Firefox Board of Directors recommending to its stockholders an Alternative Transaction, or (iii) the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of Firefox Common Stock (other than by FTP or its affiliate) and the Firefox Board of Directors recommends that the stockholders of Firefox tender their shares in such tender or exchange offer, Firefox will be required to pay to FTP, within one business day of Firefox entering into a definitive agreement with a third party regarding an Alternative Transaction, a fee of $2.4 million. In no event, however, will Firefox be required to pay such fee and expenses if, immediately prior to the termination of the Merger Agreement, FTP was in material breach of its obligations thereunder. The Merger Agreement provides that if Firefox is required to pay such fee, payment thereof shall be FTP's sole and exclusive remedy thereunder.

EXCHANGE OF STOCK CERTIFICATES

  As soon as reasonably practicable after the Effective Time, FTP will instruct State Street Bank and Trust Company (the "Exchange Agent") to mail to each holder of record of a certificate representing shares of Firefox Common Stock (each, a "Firefox Stock Certificate") (i) a letter of transmittal (which shall specify that delivery of the Firefox Stock Certificates shall be effected, and risk of loss and title to the Firefox Certificates shall pass, only upon proper delivery of the Firefox Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as FTP may reasonably specify), and (ii) instructions for exchanging such holder's Firefox Stock Certificates for certificates evidencing shares of FTP Common Stock into which the shares of Firefox Common Stock formerly represented by such certificate shall have been converted pursuant to the Merger and the aggregate Cash Payment applicable to such shares. Firefox stockholders should not submit their Firefox Stock Certificates for exchange unless and until they have received the transmittal instructions and a form of letter of transmittal from the Exchange Agent.

  Any Dissenting Shares shall be converted into the right to receive from the surviving corporation in the Merger such consideration as may be determined to be due with respect to each such Dissenting Share pursuant to Section 262 of the DGCL. Shares that are Dissenting Shares at the Effective Time and are held by a holder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal as provided in Section 262 of the DGCL, shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration (as defined below) in accordance with the procedures specified in the Merger Agreement.

  Upon surrender of a Firefox Stock Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Firefox Stock Certificate shall be entitled to receive in exchange therefor (i) certificates evidencing that number of whole shares of FTP Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the shares of Firefox Common Stock formerly evidenced by such Firefox Stock Certificate, (ii) any dividends or other distributions (without interest) to which such holder is entitled,
(iii) cash (without interest) in respect of fractional shares of FTP Common Stock and (iv) the aggregate Cash Payment (without interest) which such holder is entitled to receive in respect of the shares of Firefox Common Stock formerly evidenced by such Firefox Stock Certificate (the shares of FTP Common Stock, dividends, distribution, cash in lieu of fractional shares and Cash Payment being, collectively, the "Merger Consideration"), and the Firefox Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Firefox Common Stock which is not registered in the transfer records of Firefox as of the Effective Time, shares of FTP Common Stock, dividends, distributions, cash in lieu of fractional shares and the Cash Payment applicable to such shares may be issued and paid to a transferee if the Firefox Stock Certificate evidencing such shares of Firefox Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Firefox Stock Certificate that, prior to the Effective Time, represented shares of Firefox Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of FTP Common Stock into which such shares of Firefox Common Stock shall have been converted pursuant to the Merger. The holder of a Firefox Stock Certificate that prior to the Effective Time represented issued and outstanding shares of Firefox Common Stock shall have no rights, after the Effective Time, with respect to such shares except to surrender the certificates in exchange for the Merger Consideration or to perfect the rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the applicable provisions of the DGCL. See "--Dissenters' Rights" below.

CERTAIN UNITED STATES FEDERAL INCOME TAX MATTERS

  The following discussion summarizes certain material United States federal income tax consequences of the Merger that are generally applicable to FTP, Firefox and Firefox's stockholders who receive shares of FTP Common Stock and a Cash Payment in exchange for their shares of Firefox Common Stock as a result of the Merger or who receive a cash payment in lieu of fractional shares of FTP Common Stock or who receive cash upon the exercise of appraisal rights with respect to their shares of Firefox Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to FTP, Firefox or Firefox's stockholders as described herein.

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

  Firefox stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Firefox stockholders in light of their particular circumstances (such as stockholders who acquired their shares in connection with employee stock option or stock purchase plans or otherwise as compensation) or to Firefox stockholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax-exempt organizations or foreign persons). The following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of Firefox Common Stock are acquired or shares of FTP Common Stock are transferred. FIREFOX STOCKHOLDERS ARE THEREFORE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

  Neither FTP nor Firefox has requested a ruling from the Internal Revenue Service (the "IRS") in connection with any of the tax consequences of the Merger. Firefox and FTP have received signed tax opinions each dated June 24, 1996 from their respective legal counsel, Gray Cary Ware & Freidenrich and Ropes & Gray, to the effect that the Merger will constitute a reorganization under Section 368 of the Code (a "Reorganization"), based upon the assumption that certain events will occur at or after the Effective Time.

  It is a condition to the respective obligations of FTP and Firefox to consummate the Merger that each party receive at the closing of the Merger confirming tax opinions from their respective legal counsel (the "Tax Opinions") to the effect that the Merger will constitute a Reorganization. The Tax Opinions may be based upon, among other things, certain facts, statements, representations, warranties and assumptions (including those noted or set forth in the Tax Opinions or contained in the Merger Agreement, this Joint Proxy Statement/Prospectus or otherwise furnished to counsel by FTP, Firefox or Sub), and may be based upon or subject to, among other things, (i) consummation of the Merger in accordance with the applicable laws of Delaware and the terms of the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof) and (ii) the truth, correctness and completeness of all facts, statements, representations, warranties and assumptions noted or set forth in such opinions or the Merger Agreement or contained in this Joint Proxy Statement/Prospectus or otherwise furnished to counsel by FTP, Firefox or Sub, including that, in the Merger, holders of Firefox Common Stock exchange, solely for FTP Common Stock, an amount of Firefox Common Stock that constitutes at least 80% of the total number of shares of Firefox Common Stock outstanding immediately prior to the Merger, and that the significant historic stockholders of Firefox have not disposed of shares of Firefox Common Stock in contemplation of the Merger and do not have any plan or intention, existing at or prior to the Effective Time of the Merger, to dispose of the shares of FTP Common Stock to be received in the Merger such that they would not have a significant continuing equity interest in Firefox after the Merger by virtue of their ownership of FTP Common Stock, that Firefox after the Merger will have retained substantially all its assets and that the parties intend Firefox to continue its business as a wholly-owned subsidiary of FTP. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.

  Both the Gray Cary Ware & Freidenrich and Ropes & Gray Tax Opinions provide that, for federal income tax purposes, the Merger will constitute a Reorganization, based upon the assumption that certain events will occur at or after the Effective Time and subject to the limitations and qualifications contained therein. Therefore, the following federal income tax consequences should result from the Merger:

 Tax Consequences to Holders of Firefox Common Stock That Receive Shares of FTP Common Stock and a Cash Payment in the Merger

    (a) No gain or loss will be recognized by the holders of shares of Firefox Common Stock upon the exchange of such shares for shares of FTP Common Stock and a Cash Payment in the Merger except that: (i) any gain realized on the exchange will be recognized to the extent of the Cash Payment; and (ii) a holder of Firefox Common Stock who receives cash proceeds in lieu of a fractional share interest in FTP Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest.

    (b) The aggregate tax basis of the shares of FTP Common Stock so received by a Firefox stockholder in the Merger will be the same as the aggregate tax basis of the shares of Firefox Common Stock exchanged therefor, increased by the gain, if any, recognized on the exchange, decreased by the Cash Payment received in the exchange and reduced by the tax basis allocable to any fractional share for which cash is received.

    (c) The holding period of the FTP Common Stock so received by each Firefox stockholder in the Merger will include the period for which the Firefox Common Stock surrendered in exchange therefor was considered to be held, provided that the Firefox Common Stock so surrendered is held as a capital asset at the time of the Merger.

  If the shares of Firefox Common Stock exchanged are held as a capital asset, any gain recognized under (a) above will be capital gain unless the receipt of the Cash Payment has the effect of a dividend. The determination whether such stockholder recognizes capital gain or dividend income is made by reference to the redemption rules of Section 302 of the Code. Under Section 302, the total amount of such Cash Payment will be taxed as capital gain (but not in excess of the total amount of gain realized in the Merger) if the deemed redemption is a "substantially disproportionate redemption" of stock with respect to the stockholder or is "not essentially equivalent to a dividend." For this purpose, the Merger will be viewed as if all holders of Firefox Common Stock had received only FTP Common Stock in the Merger and as if FTP had thereafter redeemed appropriate portions of the FTP Common Stock in exchange for the Cash Payment in the Merger. The deemed redemption is a "substantially disproportionate redemption" if the stockholder's deemed share of FTP's voting stock after the Merger but before the deemed redemption is reduced by more than 20% as a result of the deemed redemption. The deemed redemption is "not essentially equivalent to a dividend" if the stockholder experiences a "meaningful reduction in his proportionate interest in the corporation" by reason of the deemed redemption.

  In determining whether a stockholder has a "substantially disproportionate redemption" or experiences a "meaningful reduction in his proportionate interest in the corporation," shares of FTP Common Stock considered to be owned by the stockholder by reason of certain constructive stock ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account. (In general, under Section 318 of the Code, a stockholder constructively owns any stock which the holder has an option to acquire, or any stock owned by: (1) the holder's spouse, children, grandchildren or parents; (2) a partnership, trust or estate in which the holder has an interest to the extent of the holder's interest; or (3) a corporation to the extent of the holder's interest, but only if the stockholder actually or constructively owns 50% or more in value of the corporation's stock.)

  The IRS has issued a published ruling indicating that a distribution of cash to a stockholder (i) whose proportionate interest in the company (taking into account the constructive ownership rules of Section 318 of the Code described above) is reduced, (ii) whose relative stock interest in the surviving corporation is minimal (an interest of less than 1% should satisfy this requirement), and (iii) who exercises no control over company affairs, will be treated as "not essentially equivalent to a dividend" under Section 302(b)(1) of the Code. Based upon that ruling, a stockholder who, immediately after the Merger, owns actually and constructively less than 1% of the outstanding shares of FTP Common Stock, who is not an officer or director of FTP or otherwise in a position to control FTP (or Firefox), and who has his or her interest in FTP reduced by reason of the deemed redemption of FTP Common Stock for the Cash Payment, should recognize capital gain up to the lesser of (i) the amount of the Cash Payment or (ii) the total amount of gain realized in the Merger (i.e., the fair market value of the shares of FTP Common Stock plus the Cash Payment minus the tax basis of the Firefox Common Stock at the Effective Time).

  If neither of the redemption tests set forth above is satisfied, the Firefox stockholder will be treated as having received a dividend equal to the amount of such Firefox stockholder's recognized gain, assuming that such stockholder's ratable share of the earnings and profits of Firefox (and/or possibly FTP) equals or exceeds such recognized gain.

  If the Merger fails to qualify as a Reorganization, a holder of shares of Firefox Common Stock who exchanges such shares for shares of FTP Common Stock and a Cash Payment in the Merger will recognize gain or loss equal to the difference between (i) the amount of cash (received either as a Cash Payment or in lieu of fractional shares) plus the fair market value at the Effective Time of the shares of FTP Common Stock received in the exchange and (ii) the holder's tax basis in the shares of Firefox Common Stock exchanged therefor. The aggregate tax basis of the shares of FTP Common stock so received by each Firefox stockholder in the Merger will be equal to the fair market value of such shares at the Effective Time. The holding period of the FTP Common Stock so received by each Firefox stockholder in the Merger will begin on the day after the Effective Time.

  Even if the Merger qualifies as a Reorganization, a recipient of shares of FTP Common Stock will recognize gain to the extent that such shares are considered to be received in exchange for services or property (other than solely Firefox Common Stock). All or a portion of such gain may be taxable as ordinary income.

 Tax Consequences to Firefox Stockholders That Dissent

  A Firefox stockholder that exercises dissenters' rights, receives cash for such holder's shares of Firefox Common Stock and who does not actually or constructively (under the Code Section 318 rules described above) own any FTP Common Stock after the Merger will recognize capital gain or loss (if the Firefox Common Stock is a capital asset in the hands of the dissenting Firefox stockholder) equal to the difference between such stockholder's basis in the shares of Firefox Common Stock for which appraisal rights were sought and the amount of cash received for such shares, exclusive of any interest.

  A dissenting Firefox stockholder that actually or constructively owns FTP Common Stock after the Merger will recognize gain or loss as described above unless the exchange has the effect of a dividend. In determining whether the redemption has the effect of a dividend under Section 302 of the Code, it is unclear whether dividend equivalence is determined by reference to the holder's reduction in actual or constructive ownership of Firefox Common Stock just before the Merger or, instead, by reference to the reduction in actual or constructive ownership in the FTP Common Stock after the transaction. In either case, however, a holder may be able to avoid application of the family attribution rules of Section 318 of the Code, discussed above, by filing a timely waiver of these rules with the IRS pursuant to Section 302(c) of the Code and Treas. Reg. (S)1.302-4. Such holders should consult their own tax advisors.

 Tax Consequences to FTP, Firefox and Sub

  No gain or loss will be recognized by FTP, Firefox or Sub in connection with the Merger.

 Certain U.S. Tax Consequences to Non-U.S. Holders of Firefox Common Stock

  If the receipt of the Cash Payment has the effect of a dividend with respect to a Firefox stockholder that is (i) an individual who is not a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized outside the United States, or (iii) an estate or trust the income of which is not subject to United States federal income taxation regardless of source (each, a "Non-U.S. Holder"), such Cash Payment will generally be subject to United States federal income tax, which will generally be withheld at the rate of 30%, unless the rate is reduced by an applicable treaty. If the Non-U.S. Holder is "resident" of the United Kingdom within the meaning of the United States/United Kingdom income tax treaty, the treaty withholding rate on dividends will be 15%, unless such Non-U.S. Holder is a corporation that holds (directly or indirectly) at least 10% of the outstanding FTP Common Stock immediately after the Merger, in which case the withholding rate will be 5%. Under current law, FTP is entitled to determine the applicable withholding rate pursuant to the appropriate tax treaty based on the address of the recipient. In any case, a Non-U.S. Holder can establish its entitlement to a reduced treaty rate of withholding by submitting IRS Form 1001 to FTP. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing a United States federal income tax return with respect to the tax year in which the Effective Time occurs.

  To the extent the receipt of cash in the Merger causes a Non-U.S. Holder to recognize capital gain, the Non-U.S. Holder will not be subject to United States federal income tax or withholding in respect of such gain unless: (i) in the case of an individual Non-U.S. Holder that holds the Firefox Common Stock as a capital asset, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year in which the Effective Time occurs and certain other requirements are met, or (ii) the Cash Payment is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, and, if an income tax treaty with the United States applies, the gain is attributable to a U.S. permanent establishment. If the first of these conditions applies, gain recognized by such Non-U.S. Holder will be subject to United States federal income tax unless the rate is reduced or eliminated by an applicable income tax treaty with the United States.

  If the dividend income or capital gain is effectively connected with the conduct by the Non-U.S. Holder (other than a partnership) of a trade or business in the United States, the Non-U.S. Holder will generally be taxed at the graduated rates that are applicable to United States citizens, resident aliens and domestic corporations, and will not be subject to withholding if the Non-U.S. Holder furnishes to FTP an IRS Form 4224, in advance of the Cash Payment. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the holder is a qualified resident of the treaty country). In the case of a Non-U.S. Holder that is a partnership, a payment from FTP to the partnership constituting dividend or capital gain income that is effectively connected with the conduct of a trade or business by the partnership in the United States will not be subject to withholding tax if the partnership furnishes to FTP an IRS Form 4224 in advance of the Cash Payment. In that case, however, the partners will generally be taxed on such income at the graduated rates described above. Moreover, if the partnership has foreign partners (i.e., persons that would be Non-U.S. Holders if they held the Firefox Common Stock directly) such effectively connected income would generally be subject to United States federal withholding tax at the partnership level to the extent such income is allocable to any foreign partner at a 35% rate, in the case of a partner that is a corporation, or a 39.6% rate, in the case of a non-corporate partner. Any foreign partner of such a partnership would be entitled to a credit against his or her United States federal income tax for his or her share of the withholding tax paid by the partnership.

 Backup Withholding

  Federal income tax laws require that, to avoid backup withholding, each holder of Firefox Common Stock must provide FTP with such holder's correct taxpayer identification number on Form W-9 or, in the alternative, establish a basis for exemption from backup withholding on Forms W-8 or W-9, as applicable. Exempt holders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding and reporting requirements but may be required to provide the information outlined below. If FTP is not provided with the correct taxpayer identification number or an adequate basis for exemption, the holder of shares of Firefox Common Stock may be subject to a $50 penalty imposed by the IRS, and "reportable payments," such as the cash received pursuant to the Merger, may be subject to backup withholding in an amount equal to 31% of such "reportable payments." If withholding results in an overpayment of taxes, a refund may be obtained.

  To prevent backup withholding, each holder of the shares of Firefox Common Stock must either (i) provide such holder's correct taxpayer identification number (or certify under penalty of perjury that such holder is awaiting a taxpayer identification number), and certify that (a) such holder has not been notified by the IRS that such holder is subject to backup withholding as a result of a failure to report all interest and dividends or (b) the IRS has notified such holder that he is no longer subject to backup withholding, or
(ii) provide an adequate basis for exemption. A substitute Form W-9 will be sent to the Firefox stockholders with the letter of transmittal following the Effective Time.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a purchase and certain adjustments will have to be made with respect to Firefox's assets and liabilities based upon estimated fair market values. The actual adjustments will be made on the basis of appraisals and evaluations as of the Effective Time.

AFFILIATES' RESTRICTIONS ON SALE OF FTP COMMON STOCK

  The shares of FTP Common Stock to be issued in the Merger have been registered under the Securities Act pursuant to the Registration Statement, thereby allowing those shares to be traded without restriction by all former holders of Firefox Common Stock who (i) are not deemed to be "affiliates" of Firefox at the time of the Firefox Meeting (as "affiliates" is defined for purposes of Rule 145 under the Securities Act) and (ii) who do not become "affiliates" of FTP after the Merger. Firefox stockholders who are identified by Firefox as its "affiliates" will be so advised prior to the Merger.

LISTING OF ADDITIONAL SHARES OF FTP COMMON STOCK ON THE NASDAQ NATIONAL MARKET

  FTP has agreed to use its reasonable efforts to cause the shares of FTP Common Stock issued pursuant to the Merger to be approved for quotation on the Nasdaq National Market and applied for approval for such quotation on June 18, 1996. It is a condition to Firefox's obligation to consummate the Merger that the quotation of such shares has been so approved.

EXPENSES

  Fees and expenses incurred in connection with the Merger Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated. FTP and Firefox shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the preparation of this Joint Proxy Statement/Prospectus.

DISSENTERS' RIGHTS

 Firefox Stockholders

  If the Merger is consummated, a holder of record of Firefox Common Stock on the date of making a demand for appraisal, as described below, who continues to hold such shares through the Effective Time, who has not voted such shares in favor of the Merger and who strictly complies with the procedures set forth under Section 262 of the DGCL ("Section 262"), will be entitled to have such shares appraised by the Delaware Court of Chancery under Section 262 and to receive payment of the "fair value" of such shares in lieu of the consideration provided for in the Merger Agreement. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262.

  The following is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix D.

  This Joint Proxy Statement/Prospectus is being sent to all holders of record of Firefox Common Stock at the record date and constitutes notice of the appraisal rights available to such holders under Section 262.

  A holder of Firefox Common Stock electing to exercise appraisal rights under
Section 262 must deliver a written demand for appraisal of such stockholder's shares to Firefox before the taking of the vote on the approval of the Merger Agreement and the Merger at the Firefox Meeting. Such written demand must reasonably inform Firefox of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of such stockholder's shares. All such demand should be delivered to Firefox Communications Inc., Attention:
Mark A. Rowlinson, Secretary.

  Holders of shares of Firefox Common Stock on the date of making such written demand for appraisal who continuously hold such shares through the Effective Time are entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates representing shares of Firefox Common Stock. If Firefox Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if Firefox Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

  Within 120 days after the Effective Time, Firefox or any Firefox stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Firefox Common Stock held by all stockholders seeking appraisal. A petitioning stockholder must serve a copy of such petition on Firefox. If no petition is filed by either Firefox or a dissenting stockholder within such 120-day period, the rights of all dissenting stockholders to appraisal shall cease. Firefox stockholders seeking to exercise appraisal rights should not assume that Firefox will file a petition with respect to the appraisal of the fair value of their shares or that Firefox will initiate any negotiations with respect to the fair value of such shares. Firefox is under no obligation to and has no present intention to take any action in this regard. Accordingly, Firefox stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

  Within 120 days after the Effective Time, any Firefox stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from Firefox a statement setting forth the aggregate number of shares of Firefox Common Stock with respect to which demands for appraisal have been received by Firefox and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Firefox or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

  If a petition for an appraisal is timely filed, at the hearing of such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Firefox Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

  Firefox stockholders considering seeking appraisal should consider that the fair value of their shares of Firefox Common Stock determined under Section 262 could be more, the same, or less than the value of the consideration to be received pursuant to the Merger Agreement without the exercise of appraisal rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value as determined under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding (including without limitation reasonable attorneys' fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Firefox Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any Firefox stockholder who has fully demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote such Firefox Common Stock for any purpose or receive payment of dividends or other distributions on such stock, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

  A Firefox stockholder may withdraw a demand for appraisal and accept the terms of the Merger at any time within 60 days after the Effective Time, or thereafter may withdraw such demand with the written approval of Firefox. In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the terms the Court of Chancery deems just.

  IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY STOCKHOLDER OF FIREFOX WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT HIS OR HER LEGAL ADVISOR.

 FTP Stockholders

  Stockholders of FTP who vote against the issuance of the shares of FTP Common Stock to be issued pursuant to the Merger will not be entitled to rights of appraisal under the Massachusetts Business Corporation Law.

                              UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited pro forma consolidated financial statements have been derived from FTP's and Firefox's respective historical consolidated financial statements and should be read in conjunction with the notes set forth immediately thereafter and with the historical consolidated financial statements of FTP and Firefox and the notes related thereto included elsewhere herein. The accompanying unaudited pro forma consolidated balance sheet combines FTP's balance sheet with Firefox's balance sheet, each as of March 31, 1996, giving effect to the Merger as if it had occurred on March 31, 1996. The accompanying unaudited pro forma consolidated statements of income combine FTP's results of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 with Firefox's results of operations for the same periods, giving effect to the Merger as if it had occurred on January 1, 1995, applying the purchase method of accounting. The unaudited pro forma consolidated financial information does not purport to represent the actual financial position or results of operations of FTP or Firefox had the Merger actually occurred at the indicated dates, nor does it project FTP's or Firefox's financial position or results of operations for any future date or period.

               FTP SOFTWARE, INC. AND FIREFOX COMMUNICATIONS INC.

        UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AT MARCH 31, 1996
                                 (IN THOUSANDS)

                                       HISTORICAL            PRO FORMA
                                    -----------------  ------------------------
                                      FTP     FIREFOX  ADJUSTMENTS    COMBINED
                                    --------  -------  -----------    ---------
              ASSETS
Current assets:
  Cash and cash equivalents........ $ 31,446  $ 6,519   $ (3,989)(A)  $  33,976
  Short-term investments...........   17,357    9,021     (9,021)(A)     17,357
  Accounts receivable, net.........   22,024    5,654                    27,678
  Inventories......................      894      --                        894
  Prepaid license fees.............      --     3,015   $ (2,437)(B)        578
  Prepaid expenses and other
   current assets..................    6,932    1,468     (1,304)(A)      7,096
  Income taxes.....................   15,969      700      1,335 (Q)     18,004
                                    --------  -------   --------      ---------
    Total current assets...........   94,622   26,377    (15,416)       105,583
Property and equipment, net........   19,651    1,679       (581)(C)     20,749
Purchased software, net............    6,192      --       4,928 (D)     11,120
Investments........................   57,303      --                     57,303
Deferred income taxes..............    1,396      --                      1,396
Other assets.......................    3,927      --          82 (D)      4,009
                                    --------  -------   --------      ---------
    Total assets................... $183,091  $28,056   $(10,987)     $ 200,160
                                    ========  =======   ========      =========
 LIABILITIES AND STOCKHOLDERS' EQ-
                UITY
Current liabilities:
  Accounts payable.................   12,794    1,209                    14,003
  Income taxes payable.............      --       --         --             --
  Accrued liabilities..............    3,546    1,604       (214)(A)
                                                             500 (E)
                                                             694 (E)      6,130
  Current portion of long-term
   obligations.....................      576      --                        576
  Deferred revenue.................    8,406    2,194     (2,194)(P)      8,406
  Current portion of capital lease
   obligations.....................      --       137                       137
                                    --------  -------   --------      ---------
    Total current liabilities......   25,322    5,144     (1,214)        29,252
Deferred income taxes..............      --       --       2,000 (D)      2,000
Long-term obligations..............      821      --                        821
Capital lease obligations, less
 current portion...................      --        62                        62
                                    --------  -------   --------      ---------
    Total liabilities..............   26,143    5,206        786         32,135
                                    --------  -------   --------      ---------
Stockholders' equity:
  Common stock.....................      270        7         50 (F)        320
                                                              (7)(G)
  Additional paid-in capital.......   93,358   23,666     49,950 (F)    145,958
                                                           2,650 (H)
                                                         (23,666)(G)
  Retained earnings................   63,688     (754)   (41,573)(I)     21,361
                                                             754 (G)
  Equity adjustments...............     (368)     (69)        69 (G)       (368)
                                    --------  -------   --------      ---------
    Total stockholders' equity.....  156,948   22,850    (11,773)       168,025
                                    --------  -------   --------      ---------
      Total liabilities and
       stockholders' equity........ $183,091  $28,056   $(10,987)     $ 200,160
                                    ========  =======   ========      =========

      See Notes to Unaudited Pro Forma Consolidated Financial Statements.

               FTP SOFTWARE, INC. AND FIREFOX COMMUNICATIONS INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        HISTORICAL          PRO FORMA
                                     ----------------  ----------------------
                                       FTP    FIREFOX  ADJUSTMENTS   COMBINED
                                     -------- -------  -----------   --------
Revenue:
  Product revenue................... $123,024 $17,665                $140,689
  Service revenue...................   13,352   2,103    $  (250)(J)   15,205
                                     -------- -------    -------     --------
    Total revenue...................  136,376  19,768       (250)     155,894
                                     -------- -------    -------     --------
Cost of revenue:
  Product cost......................    8,091   2,695      2,464 (K)   13,250
  Service cost......................    9,753     940                  10,693
                                     -------- -------    -------     --------
    Total cost of revenue...........   17,844   3,635      2,464       23,943
                                     -------- -------    -------     --------
Gross margin........................  118,532  16,133     (2,714)     131,951
                                     -------- -------    -------     --------
Operating expenses:
  Sales and marketing...............   40,605  10,270                  50,875
  Research and development..........   30,768   2,534         55 (K)   33,107
                                                            (250)(J)
  General and administrative........   14,213   2,933       (200)(C)   16,946
                                     -------- -------    -------     --------
    Total operating expenses........   85,586  15,737       (395)     100,928
                                     -------- -------    -------     --------
Income from operations before non-
 recurring charges(b)...............   32,946     396     (2,319)      31,023
Investment income...................    6,156     656       (800)(L)    6,012
Interest expense....................      --      (88)                    (88)
                                     -------- -------    -------     --------
Income before income taxes..........   39,102     964     (3,119)      36,947
Provision for income taxes..........   14,468     446       (247)(M)   14,667
                                     -------- -------    -------     --------
Net income before non-recurring
 charges(b).........................   24,634     518     (2,872)      22,280
Accretion for preference shares.....      --      (64)        64 (N)      --
                                     -------- -------    -------     --------
Income attributable to common
 stock.............................. $ 24,634 $   454    $(2,808)    $ 22,280
                                     ======== =======    =======     ========
Net income per common share at an
 assumed Average Price of $12....... $    .87                        $    .68
                                     ========                        ========
Weighted average common and common
 equivalent shares..................   28,263              4,267 (O)   32,530
                                     ========            =======     ========
Net income per common share at an
 assumed Average Price of $10....... $    .87                        $    .67
                                     ========                        ========
Weighted average common and common
 equivalent shares..................   28,263              5,100 (O)   33,363
                                     ========            =======     ========
Net income per common share at an
 assumed Average Price of $8........ $    .87                        $    .64
                                     ========                        ========
Weighted average common and common
 equivalent shares..................   28,263              6,350 (O)   34,613
                                     ========            =======     ========
Net income per common share at an
 assumed Average Price of $6........ $    .87                        $    .64
                                     ========                        ========
Weighted average common and common
 equivalent shares..................   28,263              6,588 (O)   34,851
                                     ========            =======     ========

      See Notes to Unaudited Pro Forma Consolidated Financial Statements.

               FTP SOFTWARE, INC. AND FIREFOX COMMUNICATIONS INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE THREE MONTHS ENDED
                                 MARCH 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         HISTORICAL           PRO FORMA
                                      -----------------  ---------------------
                                        FTP     FIREFOX  ADJUSTMENTS  COMBINED
                                      --------  -------  -----------  --------
Revenue:
 Product revenue....................  $ 24,974  $ 3,538               $ 28,512
 Service revenue....................     4,030      645                  4,675
                                      --------  -------               --------
  Total revenue.....................    29,004    4,183                 33,187
                                      --------  -------               --------
Cost of revenue:
 Product cost.......................     2,576      651     $ 616 (K)    3,843
 Service cost.......................     2,650      322                  2,972
                                      --------  -------     -----     --------
  Total cost of revenue.............     5,226      973       616        6,815
                                      --------  -------     -----     --------
Gross margin........................    23,778    3,210      (616)      26,372
                                      --------  -------     -----     --------
Operating expenses:
 Sales and marketing................    12,494    3,069                 15,563
 Research and development...........    20,773      917        14 (K)   21,704
 General and administrative.........     4,940    1,176       (50)(C)    6,066
                                      --------  -------     -----     --------
  Total operating expenses..........    38,207    5,162       (36)      43,333
                                      --------  -------     -----     --------
Income (loss) from operations before
 non-recurring charges(b)...........   (14,429)  (1,952)     (580)     (16,961)
Investment income...................     1,029      222      (200)(L)    1,051
Interest expense....................       --        (9)                    (9)
                                      --------  -------     -----     --------
Income (loss) before income taxes...   (13,400)  (1,739)     (780)     (15,919)
Provision (benefit) for income tax-
 es.................................    (4,958)    (697)      (62)(M)   (5,717)
                                      --------  -------     -----     --------
Net income (loss) before non-recur-
 ring charges(b)....................    (8,442)  (1,042)     (718)     (10,202)
Accretion for preference shares.....       --       --                     --
                                      --------  -------     -----     --------
Income (loss) attributable to common
 stock..............................    (8,442)  (1,042)    $(718)    $(10,202)
                                      ========  =======     =====     ========
Net income per common share at an
 assumed Average Price of $12.......  $   (.31)                       $   (.33)
                                      ========                        ========
Weighted average common and common
 equivalent shares..................    26,939              4,167(O)    31,106
                                      ========              =====     ========
Net income per common share at an
 assumed Average Price of $10.......  $   (.31)                       $   (.32)
                                      ========                        ========
Weighted average common and common
 equivalent shares..................    26,939              5,000(O)    31,939
                                      ========              =====     ========
Net income per common share at an
 assumed Average Price of $8........  $   (.31)                       $   (.31)
                                      ========                        ========
Weighted average common and common
 equivalent shares..................    26,939              6,250(O)    33,189
                                      ========              =====     ========
Net income per common share at an
 assumed Average Price of $6........  $   (.31)                       $   (.31)
                                      ========                        ========
Weighted average common and common
 equivalent shares..................    26,939              6,488(O)    33,427
                                      ========              =====     ========

      See Notes to Unaudited Pro Forma Consolidated Financial Statements.

                         NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

DESCRIPTION OF THE TRANSACTION

  On May 21, 1996, FTP entered into the Merger Agreement. Under the terms of the Merger Agreement, FTP will issue that number of shares of FTP Common Stock representing $50,000, subject to adjustment, based upon the Average Price of the FTP Common Stock on the Nasdaq National Market ("NNM") calculated in accordance with the Merger Agreement, and each option to purchase shares of Firefox Common Stock outstanding under certain Firefox employee and director stock option plans (see "The Merger and Related Transactions--Conversion of Options") will be deemed to be converted into options to purchase shares of FTP Common Stock. In addition, FTP will make Cash Payments totaling $10,000 to each of the Firefox stockholders, and incur other costs. The total resulting purchase price is estimated to be approximately $71,615. The actual purchase price will depend upon the average of the average closing sales prices for FTP Common Stock on the NNM for the 10 trading days prior to the date of the Firefox Meeting. See "The Merger and Related Transactions--General." The Merger will be accounted for as a purchase.

  The pro forma consolidated financial statements are intended for information purposes and are not necessarily indicative of the future consolidated financial position or future results of operations of the combined entity. These pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of each of FTP and Firefox and notes related thereto appearing elsewhere herein.

PURCHASE PRICE ALLOCATION

  The following is a summary of the purchase price and the allocation of the purchase price to the net assets to be acquired as a result of the Merger, calculated using an assumed Average Price of the FTP Common Stock of $10.00:

  Purchase Price:

   Fair value of shares of FTP Common Stock............................. $50,000
   Cash Payments to Firefox stockholders................................  10,000
   Fair value of stock options..........................................   2,650
   Estimated transaction costs..........................................   4,100
   Assumed liabilities..................................................   4,865
                                                                         -------
     Total purchase price............................................... $71,615
                                                                         =======

  Allocation of the Purchase Price:

   Current assets....................................................... $23,934
   Property and equipment...............................................   1,098
   Purchased technology and other intangible assets.....................   5,010
   In-process technology................................................  41,573
                                                                         -------
                                                                         $71,615
                                                                         =======

  The purchase price was allocated to the assets of Firefox based on their estimated respective fair values. Completed technology that has reached technological feasibility is valued using a risk adjusted cash flow model under which future cash flows were discounted, taking into account risks related to existing and future markets and assessments of the life expectancy of the completed technology. In-process technology that has not reached technological feasibility and that has no alternative future use is valued using the same method. Expected future cash flows associated with in-process technology are discounted considering risks and uncertainties related to the viability of and to the potential changes in future target markets and to the completion of the products expected to ultimately be marketed by FTP. The in-process technology relates to three products that management intends to further develop to the point of technological feasibility. The first product will be a new client application-based software product intended to include server connectivity software technology for a Windows NT platform. The second product will be a new client-server product intended to provide centralized management capabilities and improved network administration productivity. The third product will be a new messaging and directory product intended to enable the user to locate and send messages or files to specific names, objects and locations. This product is intended to work both within the same and different protocols. Management estimates that the cost to complete these three products will be approximately $3.8 million.

PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  (a) The pro forma consolidated balance sheet reflects the acquisition of Firefox as if the Merger had occurred on March 31, 1996. The pro forma adjustments to reflect the excess of the estimated fair value of the net assets of Firefox over the purchase price have been allocated pro rata to the values assigned to the non-current assets of Firefox. The ultimate allocation of the purchase price to the assets acquired is subject to change based on the final determination of their respective fair values.

  (b) The pro forma consolidated statements of income have been prepared assuming the acquisition of Firefox occurred on January 1, 1995. Pro forma adjustments to the pro forma statements of income do not give effect to i) an anticipated charge for in-process technology, which is non-deductible for tax purposes and which is expected to be charged to operations upon consummation of the Merger, or ii) the write-off of capitalized costs discussed in Note B below and the associated tax benefits, which will be recorded upon consummation of the Merger. The allocation of the purchase price to the fair value of the in-process technology related to Firefox is subject to change based on the final determination of the fair values of the assets of Firefox.

  The charges described in the preceding paragraph are currently expected to amount to $41,573 and $1,462 (net of the resulting income tax benefit), respectively. If these charges were reflected as if the Merger had been consummated on January 1, 1995, the pro forma combined net income per common share for the year ended December 31, 1995 at assumed Average Prices of $12, $10, $8 and $6 would be reduced by $1.32, $1.29, $1.24 and $1.24 per share, respectively.

  The pro forma combined per share amounts in the unaudited pro forma consolidated statements of income are based upon the historical weighted average number of shares of FTP Common Stock and dilutive common stock equivalents of FTP outstanding during each period presented, except for loss periods as their effect would be antidilutive. In addition, the shares of FTP Common Stock to be issued pursuant to the Merger (see "The Merger and Related Transactions--Conversion of Shares") (based on assumed Average Prices of $12, $10, $8 and $6) and the options to purchase FTP Common Stock into which options outstanding under certain Firefox employee and director stock option plans (see "The Merger and Related Transactions--Conversion of Options") will be deemed to be converted pursuant to the Merger (based on such assumed Average Price and the number of shares of Firefox Common Stock subject to such options as of the Firefox Record Date) are treated as if they were issued on January 1, 1995.

  Certain financial statement balances of Firefox have been reclassified to conform with the FTP financial statement presentation.

  The following pro forma adjustments are reflected in the unaudited pro forma consolidated financial statements.

    (A) To record cash payments totaling $14,100 to be made in connection with the Merger which include the aggregate $10,000 Cash Payments to Firefox stockholders, $3,200 of Merger-related expenses including investment advisory fees, legal and accounting expenses and other transaction costs and $900 of other direct costs associated with the Merger. Such payments have been recorded as a reduction in cash and cash equivalents of $3,989, short-term investments of $9,021 and prepaid expenses and other current assets of $1,304, net of $214 of accrued liabilities recorded as prepaid expenses and other current assets in the historical March 31, 1996 balance sheet.

    (B) To record the write-off of $2,437 of capitalized costs relating to products made redundant by the Merger, resulting in a $975 income tax benefit.

    (C) To record the estimated fair value of property and equipment acquired as a result of the Merger and to adjust depreciation expense over their remaining estimated useful lives.

    (D) To record the estimated fair value of acquired completed technology of $4,928 and employment agreements of $82 entered into in connection with the Merger and the associated deferred tax liability.

    (E) To record estimated additional liabilities assumed as a result of the Merger, including $500 of additional tax liabilities and $694 of costs expected to be incurred as a result of assumed contractual obligations.

    (F) To record the issuance of $50,000 of $.01 par value FTP Common Stock in exchange for $.001 par value Firefox Common Stock.

    (G) To eliminate Firefox stockholders' equity.

    (H) To record additional paid-in capital related to the estimated fair value of the options to purchase FTP Common Stock deemed to be exchanged for the outstanding options to acquire Firefox Common Stock described above.

    (I) To record the impact to retained earnings of the charge for acquired in-process technology expected to be recorded upon consummation of the Merger.

    (J) To eliminate the development fee paid by FTP to Firefox under the Development Agreement entered into by such parties in October 1995.

    (K) To record the amortization of completed technology and other intangibles over their estimated useful lives of two years and one and one-half years, respectively.

    (L) To record reduced interest income resulting from the Cash Payments made in connection with the Merger calculated assuming a rate of 5.5%.

    (M) To record the income tax benefit associated with Notes C, D, K and L above.

    (N) To reverse accretion associated with preferred stock of Firefox outstanding prior to June 1995, assumed to have been converted into shares of FTP Common Stock upon consummation of the Merger as if the Merger had occurred on January 1, 1995.

    (O) To record the issuance in the Merger of the 4,167,000, 5,000,000, 6,250,000 and 6,488,000 shares of FTP Common Stock at an assumed Average Price of $12.00, $10.00, $8.00 and $6.00, respectively, and, for the year ended December 31, 1995, approximately 100,000 common stock equivalents representing options to acquire shares of FTP Common Stock deemed to be exchanged for the Firefox stock options described above pursuant to the Merger.

    (P) To eliminate deferred revenue associated with maintenance contracts.

    (Q) To record the income tax benefit of $360 related to the $900 of other direct costs associated with the Merger discussed in Note A above and the income tax benefit of $975 related to the write-off of capitalized costs discussed in Note B above.

                      SELECTED HISTORICAL FINANCIAL DATA

FTP

  Set forth below is certain selected historical consolidated financial data of FTP for each of the five years in the period ended December 31, 1995 and for the three months ended March 31, 1995 and 1996 and as of December 31, 1991, 1992, 1993, 1994 and 1995 and March 31, 1996. The following consolidated statement of income data of FTP for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 and the consolidated balance sheet data of FTP as of December 31, 1994 and 1995 and March 31, 1996 were derived from the historical consolidated financial statements of FTP for and as of such dates included elsewhere in this Joint Proxy Statement/Prospectus. The following consolidated statement of income data of FTP for the years ended December 31, 1991 and 1992 and consolidated balance sheet data of FTP as of December 31, 1991, 1992 and 1993 were derived from the audited historical consolidated financial statements of FTP for and as of such dates not included herein. The data should be read in conjunction with "FTP Management's Discussion and Analysis of Financial Condition and Results of Operations" and FTP's historical consolidated financial statements and the notes related thereto included elsewhere herein.

                    FTP SELECTED HISTORICAL FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    THREE MONTHS
                                  YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                          ---------------------------------------- ---------------
                           1991    1992    1993    1994     1995    1995    1996
                          ------- ------- ------- ------- -------- ------- -------
STATEMENT OF INCOME
 DATA:
Total revenue...........  $21,419 $33,132 $58,726 $93,245 $136,376 $31,314 $29,004
Income (loss) from
 operations.............    8,698  13,103  26,250  33,609   32,946  11,516 (14,429)
Income (loss) before
 income taxes...........    8,997  13,412  26,935  36,741   39,102  12,559 (13,400)
Net income (loss)(1)....    5,398   8,047  16,324  22,975   24,634   7,850  (8,442)
Net income (loss) per
 share (fully diluted)..  $   .24 $   .34 $   .60 $   .79 $    .87 $   .27 $  (.31)
Weighted average common
 and common equivalent
 shares outstanding
 (fully diluted)........   22,419  23,429  27,361  29,070   28,263  28,721  26,939

                                           DECEMBER 31,                 MARCH
                             -----------------------------------------   31,
                              1991    1992    1993     1994     1995     1996
                             ------- ------- ------- -------- -------- --------
BALANCE SHEET DATA:
Cash and cash equivalents... $ 3,219 $ 4,978 $12,760 $ 10,896 $ 30,417 $ 31,446
Working capital(2)..........   7,247   9,575  69,242   53,482   87,731   69,300
Total assets................  13,508  18,775  83,711  129,142  189,968  183,091
Total liabilities...........   3,439   5,739   7,633   16,458   25,160   26,143
Stockholders' equity........  10,069  13,036  76,078  112,684  164,808  156,948
Dividends(3)................   6,132   7,365     --       --       --       --
Dividends per share.........     .42     .44     --       --       --       --

- --------
(1) From January 1, 1990 through June 30, 1992, FTP operated as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended, and comparable provisions of certain state tax laws. The provision for income taxes for the years ended December 31, 1991 and 1992 reflect pro forma federal and state income taxes as if FTP had been subject to federal and state income taxation as a C corporation during such periods. Pro forma adjustments are not applicable to the years ended December 31, 1993, 1994 and 1995 or to the three months ended March 31, 1995 and 1996.
(2) The reduction in working capital from 1993 to 1994 is principally due to the classification of a significant amount of FTP's investments as long-term.
(3) Dividends in 1991 and 1992 included distributions made to stockholders of approximately $5.2 million and $3.5 million, respectively, to satisfy federal and state income tax obligations of the stockholders attributable to FTP's S corporation earnings for the years 1990, 1991 and 1992.

FIREFOX

  Set forth below is certain selected historical consolidated financial information of Firefox for each of the five years in the period ended December 31, 1995 and for the three months ended March 31, 1995 and 1996 and as of December 31, 1991, 1992, 1993, 1994 and 1995 and March 31, 1996. The following consolidated statement of operations data of Firefox for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 and the consolidated balance sheet data of Firefox as of December 31, 1994 and 1995 and March 31, 1996 were derived from the historical consolidated financial statements of Firefox for and as of such dates included elsewhere in this Joint Proxy Statement/Prospectus. The following consolidated statement of operations data of Firefox for the year ended December 31, 1992 and the consolidated balance sheet data of Firefox as of December 31, 1993 were derived from the audited consolidated financial statements of Firefox for and as of such dates not included herein. The following consolidated statements of operations data of Firefox for the year ended December 31, 1991 and the consolidated balance sheet data of Firefox as of December 31, 1991 and 1992 were derived from the unaudited historical consolidated financial statements of Firefox for and as of such dates not included herein. The data should be read in conjunction with "Firefox Management's Discussion and Analysis of Financial Condition and Results of Operations" and Firefox's historical consolidated financial statements and notes thereto included elsewhere herein.

                  FIREFOX SELECTED HISTORICAL FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    THREE MONTHS
                                                                    ENDED MARCH
                                 YEAR ENDED DECEMBER 31,                31,
                          ---------------------------------------- --------------
                           1991    1992    1993     1994    1995    1995   1996
                          ------  ------- -------  ------- ------- ------ -------
STATEMENT OF OPERATIONS
 DATA:
Net revenues............  $  772  $ 2,442 $ 5,172  $13,536 $19,768 $4,722 $ 4,183
Gross margin............     646    2,202   4,380   11,117  16,133  3,868   3,210
Income (loss) from oper-
 ations.................    (328)     307    (241)   1,199     396    511  (1,952)
Net income (loss).......    (286)     126    (209)     616     518    279  (1,042)
Income (loss) attribut-
 able to common stock...    (286)     126    (225)     419     454    234  (1,042)
Net income (loss) per
 share(1)...............  $ (.06) $   .03 $  (.05) $   .08 $   .07 $  .04 $  (.15)
Shares used in per share
 computation............   4,569    4,569   4,569    5,486   6,398  5,486   6,735

                                           DECEMBER 31,
                                 ------------------------------------ MARCH 31,
                                 1991   1992    1993    1994   1995     1996
                                 -----  -----  ------  ------ ------- ---------
BALANCE SHEET DATA:
Cash and cash equivalents......  $   1  $ --   $  960  $  191 $ 6,547  $ 6,519
Working capital (deficit)......   (656)  (579)    453     942  22,152   21,233
Total assets...................    646    962   3,542   6,986  29,537   28,056
Capital lease obligations, less
 current portion...............     81     53     150     293     104       62
Redemption obligation for pref-
 erence shares.................    --     --    1,125   1,385     --       --
Total stockholders' equity (de-
 ficiency).....................   (556)  (349)   (265)    335  23,935   22,850

- --------
(1) See Note 1 of the notes to the audited historical consolidated financial statements of Firefox included elsewhere herein.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

  FTP. The FTP Common Stock commenced trading on November 23, 1993 on the Nasdaq National Market under the symbol FTPS. Quarterly high and low sales prices for the FTP Common Stock as reported by the Nasdaq National Market are shown below for the periods indicated:

                                                                 HIGH    LOW
                                                                ------  ------
      1994:
        First Quarter.......................................... $31.25  $24.00
        Second Quarter.........................................  27.75   12.50
        Third Quarter..........................................  24.00   11.50
        Fourth Quarter.........................................  33.50   21.50
      1995:
        First Quarter.......................................... $35.50  $25.125
        Second Quarter.........................................  32.375  20.25
        Third Quarter..........................................  32.50   20.50
        Fourth Quarter.........................................  40.625  21.75
      1996:
        First Quarter.......................................... $29.00  $10.375
        Second Quarter (through June 25, 1996).................  13.625   8.25

  Firefox. The Firefox Common Stock commenced trading on May 11, 1995 on the Nasdaq National Market under the symbol FFOX. Quarterly high and low sales prices for the Firefox Common Stock as reported by the Nasdaq National Market are shown below for the periods indicated:

                                                                  HIGH    LOW
                                                                 ------  ------
      1995:
        Second Quarter (commencing May 11, 1995)................ $29.25  $21.50
        Third Quarter...........................................  27.375  15.875
        Fourth Quarter..........................................  26.00   16.75
      1996:
        First Quarter........................................... $22.63  $ 8.75
        Second Quarter (through June 25, 1996)..................  11.25    7.375

  On January 16, 1996, the last business day immediately preceding the public announcement of the Merger, and on May 21, 1996, the last business day immediately preceding the public announcement of the most recent amendment to the Merger Agreement, the closing sales prices for the FTP Common Stock as reported on the Nasdaq National Market were $11.75 and $13.625 per share, respectively, and the closing sales prices for the Firefox Common Stock as reported by the Nasdaq National Market were $9.25 and $11.25 per share, respectively. On June 25, 1996, the closing sales price for the FTP Common Stock as so reported was $8.375 per share, and the closing sales price for the Firefox Common Stock as so reported was $7.375 per share.

  As of the FTP Record Date, there were 315 record holders of the FTP Common Stock, as shown on the records of FTP's transfer agent. As of the Firefox Record Date, there were 55 record holders of the Firefox Common Stock, as shown on the records of Firefox's transfer agent for such shares.

  FTP has not since 1992, and Firefox has never, paid or declared any cash dividends on its stock, and each anticipates that for the foreseeable future it will continue to retain any earnings for use in the operation of its respective business.

  BECAUSE THE MARKET PRICE OF THE FTP COMMON STOCK THAT HOLDERS OF FIREFOX COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE MERGER, STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

                           INFORMATION REGARDING FTP

OVERVIEW

  FTP designs, develops, markets and supports software products that enable personal computer users to find, access and use heterogeneous hardware, information and applications resources across local area, enterprise-wide and global networks, including the Internet and its World Wide Web. FTP's principal networking products, OnNet and PC/TCP, which are based upon the industry standard TCP/IP data communications protocol suite, enable remote access, file and resource sharing and other applications across a variety of operating systems, computing platforms and network environments. Other FTP products allow users to search, organize and share information, view and convert documents in a large number of different formats, including legacy formats, and collaborate with other users. FTP's products emphasize performance, reliability, functionality, robustness and compatibility, which FTP believes are the key purchasing criteria, along with technical support and special engineering capability, for organizations establishing and expanding enterprise-wide networks.

  FTP introduced version 1.0 of its PC/TCP product in 1986. In subsequent years FTP has both added functionality to and improved the performance of this product. In 1994, FTP introduced a new generation of its networking software, OnNet, which included a new 32-bit kernel and was based on virtual device driver technology. Later in 1994, FTP introduced Explore, a Windows-based Internet access product that includes a World Wide Web browser. In early 1995, FTP acquired a line of document viewer and conversion products. These introductions and acquisitions are part of FTP's strategy of expanding its product offerings beyond client-server connectivity products to include applications that enable users to find and organize information and to harness the power of computer networks to help users work collaboratively with others.

  In order to help implement this strategy, in July 1995, FTP reorganized its business into two units, the Networking Products Business Unit and the New Ventures Business Unit. The Networking Products Business Unit included, FTP's core OnNet and PC/TCP product lines and was responsible for extending those product lines to new platforms, including secure, wireless and mobile connectivity, and developing and acquiring server and other products to provide services for enterprise networks. The New Ventures Business Unit was created to develop, acquire and commercialize new technologies, including emerging Internet technologies. During February 1996, FTP acquired the Mariner product line of Network Computing Devices, Inc. In March 1996, FTP acquired substantially all of the assets of HyperDesk Corporation, including its GroupWorks collaborative product. In April 1996, FTP acquired Campbell Services, Inc., the Southfield, Michigan-based developer of OnTime, a client-server solution for group scheduling, through a merger of a subsidiary of FTP into Campbell Services, which continues to operate as a wholly-owned subsidiary of FTP. See "FTP Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

  Following the July 1995 reorganization described above, FTP concluded that the increasingly rapid evolution of the Internet market was resulting in increasing confusion among even sophisticated users of TCP/IP and Internet products as to both the capabilities and the interplay of the various TCP/IP and Internet products available in the market, including the potential for the combination of such products to form private intranets. As a result, and in connection with its determination to effect certain cost-cutting measures, FTP decided to recombine its business units and reorganize its operations to better position itself to deal with such confusion and to take advantage of the market potential for intranet product suites incorporating traditional TCP/IP and Internet products.

PRODUCTS

 OnNet and PC/TCP Product Family

  OnNet and PC/TCP, FTP's principal product lines, allow PC users to share information, access data from other sources, run host-based applications and use network services across an organization's entire computing environment. OnNet and PC/TCP consist of FTP's own implementation of the TCP/IP protocol suite, called the OnNet or PC/TCP Kernel, respectively, and numerous networking and other applications. FTP's OnNet and

PC/TCP products are compatible with all major personal computer client-server and network operating systems, including 16-bit and 32-bit Windows (including Windows 95 and Windows NT), MS-DOS, OS/2, NetWare, LAN Manager, Pathworks, Windows for WorkGroups and Vines. Both OnNet and PC/TCP operate over all major local and wide-area network topologies and media, including Ethernet, Token Ring, StarLAN, ProNet 10, Serial line, X.25, ISDN, Token Bus and FDDI. FTP's design emphasis on compatibility is intended to both enhance and protect its customers investments in different networking hardware and software and to provide its customers flexibility for future investments.

  The OnNet and PC/TCP Kernels are high performance, highly reliable implementations of the core TCP/IP suite of protocols which run under DOS and in multi-tasking environments such as Windows and DesqView/X. The OnNet and PC/TCP Kernels include a number of advanced features such as gateway fallback and router discovery that allow for performance optimization, network redundancy, easy configuration and error recovery in complex networks. The OnNet and PC/TCP Kernels are typically bundled and sold with FTP's networking applications. The OnNet and PC/TCP Kernels are also sold separately to developers and to end users to run third party applications or other resource sharing products. In addition, FTP offers a software development kit to enable end users and third parties to develop application programs.

  In addition to the Kernels, both OnNet and PC/TCP contain a panoply of networking applications and features, including network file and printer sharing, terminal emulation, electronic mail ("e-mail"), remote file transfer, remote command, remote printing, remote tape backup, Kerberos-based user authentication and data encryption as well as access level restrictions based on the Internet Protocol Security Option (IPSO), installation and configuration utilities, and a World Wide Web browser based upon NCSA Mosaic.

  OnNet and PC/TCP are also available in a version compatible with OS/2 which provides much of the same functionality as the Windows/DOS version.

 InterDrive

  InterDrive 95 and InterDrive NT are client applications that provide network users with access to printers, directories and files systems on network servers running the NFS server software. InterDrive 95 is available for Windows 95 and InterDrive NT is available for the Windows NT operating system. In addition to these separate products, InterDrive 95 is incorporated in OnNet.

 Explore

  Explore is a Windows-based Internet access software product that includes automatic configuration, a World Wide Web browser enhanced by FTP based on NCSA Mosaic, and a Windows-based e-mail reader. Explore also includes other applications such as Gopher (a search tool for tapping into universities, libraries and other data sources worldwide), File Transport Protocol and Telnet (a full-featured terminal emulation program that allows users to log on to other computers on the Internet).

  Explore Anywhere for Windows ties corporate LANs and users into the Internet infrastructure and simplifies switching between LAN-based and remote access to the Internet. Explore Anywhere includes FTP's Explore 2.0 suite of Windows-based Internet access applications for remote and mobile workers, small companies and home-based PC users, and provides LAN drivers and a new switching capability that makes it easy for users to manage their connections whether they are remote or LAN-attached. Explore Anywhere coexists with Banyan Vines and Novell NetWare networks and supports other TCP/IP-based networks.

 Web Server Products

  FTP's line of Web server products are based upon technology developed by Open Market, Inc. ("Open Market") and FTP. These products enable organizations to use the Internet to expand their internal information and communications systems to geographically dispersed facilities in a secure fashion. FTP distributes Open Market's Unix-based WebServer, Secure WebServer and WebReporter products. FTP also has developed versions of these products for Windows NT, which it markets directly as its Esplanade line of products and distributes through Open Market. WebServer and Secure WebServer allow hundreds of simultaneous connections to the World Wide Web and incorporate open standards such as the Common Gateway Interface (CGI), a standard interface for server scripts, and Hypertext Transport Protocol
(HTTP), which provides interoperability with all existing Web clients. Secure WebServer combines WebServer with security technology to protect business transactions being conducted on the Internet. WebReporter enables businesses to generate customized end-user access and browsing pattern reports. WebReporter is compatible with WebServer and any other Web server which supports the standard logfile format. FTP's line of Web server products coupled with FTP's Explore products family provide a complete, easily administered electronic business solution for connecting to the World Wide Web and for utilizing Internet-based technologies to reinvest internal business processes, such as publishing internal documents on a FTP-wide network.

 Mariner

  Mariner is a product that allows users to search, organize and share information on the Internet. It provides users the ability to organize information by subject, regardless of its location on the Internet, and build a personal "roadmap" of Internet sessions. The Mariner product was acquired by FTP in early 1996 from Network Computing Devices, Inc. In addition to marketing Mariner as a stand-alone product, FTP expects to incorporate parts of the Mariner technology in its other products.

 Collaborative Products

  In February 1996, FTP acquired substantially all of the assets of HyperDesk Corporation, including its GroupWorks product. GroupWorks is a graphical workflow management product for small teams (up to approximately 15 persons) collaborating on a shared project. The product incorporates distributed OLE technology. It implements a peer-to-peer networking model so that no separate server is required. GroupWorks is currently available for the Windows 3.1, Windows 95 and Windows NT operating systems.

  In April 1996, FTP acquired Campbell Services, Inc. and its OnTime product line. The OnTime product line is a family of personal calendaring and group scheduling applications that provides real-time calendar information to allow users to check common time availability and schedule group meetings. The OnTime products include security, optional e-mail notification, pager notification, search capabilities and facilities to manage to-do lists. They also provide a wide variety of printouts and support many laptop and palmtop computers so that their users can be part of the group scheduling activity.

 Keyword Products

  In early 1995, FTP acquired substantially all of the assets of Keyword Office Technologies Ltd. ("Keyword"), the Calgary, Alberta-based developer of protocol-independent document interchange and viewing technology software. FTP currently markets two products based on this technology: KEYpak and KEYview.

  KEYpak is a server-based product that enables users to share documents across client-based through document interchange and document conversion. KEYpak contains an extensive library of conversion software that supports both standard document interchange formats as well as popular mainframe and minicomputer legacy systems, such as IBM Profs and Wang.

  KEYview is a DOS/Windows client product that incorporates the KEYpak conversion technology. It enables users to instantly view and print more than 100 different e-mail file attachments, including UNIX-based and legacy systems. It provides users with the option of converting attachments to their preferred format (e.g., converting a native Microsoft Word document directly into a native Lotus Notes format). KEYview automatically integrates with Lotus cc:Mail, Lotus Notes, Microsoft Mail and HP OpenMail, and in NetWare and Vines environments. KEYview also automatically integrates into Mosaic and other popular browsers, including Netscape's browser, allowing users to view documents, spread sheets and graphics found on the World Wide Web even if those documents are not in a standard format.

  Certain Keyword technology has also been integrated into FTP's Explore and OnNet products, as well as FTP's recently announced Esplanade Web server.

 Intelligent Agent Products

  FTP is using agent-based enabling technology to develop applications for managing corporate networks and provide end users with new tools to find and exploit the information resources of the Internet.

  FTP's CyberAgent Software Development Kit (SDK) enables network administrators to build software "intelligent agents" which can travel from PC to PC accomplishing pre-assigned tasks, including data gathering, remote execution and reporting. Intelligent agents also have the ability to make real-time decisions and modify their behavior based on the changing conditions of a network. For example, an agent can modify its pre-set travel plan to return to a busy PC again at a later time, or generate a report listing unavailable PCs. The SDK includes ready-to-launch time synchronization, virus checking and configuration information collecting agents. The SDK provides security features to allow the authentication of incoming agents and prevent unauthorized use of agents. Agents developed with the SDK can work across Windows 3.1, Windows for WorkGroups and Windows 95 platforms.

  FTP also incorporates some of the Intelligent Agents technology into other products, including OnNet and Explore, and may incorporate it into future internally developed or acquired products.

 Other Products

  FTP has developed over the years a strong technology base in the networking field. In addition to the products described above, the products described below embody some aspects of this technology. Although these products do not account for a material portion of FTP's revenue, they do illustrate areas of FTP's technologic competence and may also be useful in combination with other current or future products.

  Services OnNet is a software product that includes a set of integrated applications that enables peer-to-peer networking in PC-based TCP/IP environments, which dramatically simplifies TCP/IP configuration management. Services OnNet was the first commercially available Dynamic Host Configuration Protocol (DHCP) server, which makes it easy to set up and configure TCP/IP networks from small work groups to large corporate enterprises. This package of applications is an add-on product to FTP's current OnNet products.

  X OnNet (formerly EntranX/32 for Windows) is a software product that allows Windows users to access networked applications based on the X-Windows (X.11) standard. X OnNet is both powerful and easy to use, and can run on any Windows Sockets compliant network software. FTP offers 16-bit and 32-bit versions of this product.

  FTP also sells PC/Bind, a domain name server for DOS that allows use of user or host names instead of specific network addresses, and PC/SNMP Tools, a set of network management tools implementing the Simple Network Management Protocol. LANWatch is a software-based network analyzer for PCs running DOS. It allows a network manager to capture and display packets moving over the network in real time and to store packets and examine them in detail to diagnose problems. LANCatch is a software-based trace utility for PCs running DOS which complements LANWatch. LANCatch allows network administrators and support engineers to troubleshoot a remote network by capturing network traffic in real time and saving it to a trace file on disk.

 Product Development

  FTP's product development efforts with regard to its networking products are focused on enhancing and broadening its current line of products, including the development and acquisition of new networking application programs and the release of improved versions of its products on a regular basis. FTP is actively developing security technology, license management technology and other enhancements for its networking products. FTP is also developing technology to enable transmission of multimedia content over IP networks.

SALES AND MARKETING

  FTP distributes its products through multiple channels, including direct sales, value-added resellers, systems integrators, OEMs and a limited number of distributors. FTP's distribution strategy is to select and to utilize the various channels to address cost-effectively the broadest available market while minimizing conflicts among its distribution channels.

  As of May 2, 1996, FTP had 184 sales employees. FTP's sales operations are conducted from its principal offices in Andover, Massachusetts, and additional offices in Santa Clara, California and Arlington, Virginia. In addition, FTP has sales support and marketing offices in Munich, Germany, Paris, France, London, England, Singapore and Tokyo, Japan.

  FTP generally seeks to market its products to large and mid-size organizations with a wide range of connectivity requirements by identifying various features and applications of FTP's products that address the customer's connectivity needs. FTP further seeks to address the needs of consumers to access the Internet and other networks worldwide. Marketing activities include participation in trade shows and conferences, publication in newsletters and technical journals, and participation in the TCP/IP and Internet standards setting process.

  United States. In the United States, FTP markets its networking products directly to large and mid-size companies and educational institutions. These companies and institutions generally have complex enterprise and internetworking requirements that include a wide range of applications. FTP believes it is important to maintain a close working relationship with its customers to meet their demands and to provide reliable customer support. FTP believes its direct sales force, assisted by a strong customer support staff, is well-suited to address the needs of these customers and to differentiate FTP's products and solutions from those of its competitors.

  FTP also markets its products in the United States through value-added resellers, systems integrators and OEMs. FTP's sales to the United States federal, state and local governments are conducted directly and through government resellers and OEMs.

  International. In the years ended December 31, 1993, 1994 and 1995, FTP derived 40%, 44% and 46% of its sales, respectively, from outside the United States. FTP relies on a network of resellers, systems integrators and distributors located in Europe, the Middle East, South America, Canada, Russia and Asia Pacific to sell its products internationally. FTP's offices in Germany, France, England, Singapore and Japan provide assistance to resellers, systems integrators and distributors in their efforts to license FTP's products; FTP's Calgary, Canada office provides such assistance with respect to the licensing of certain of FTP's products. A Kanji version of PC/TCP has been sold in Japan since 1988. A Korean version of PC/TCP has been sold in Korea since 1993. Versions of OnNet and Explore are available in French, German, Italian, Japanese and Spanish.

CUSTOMERS

  FTP's customers include large corporations in the aerospace, automotive, cable television, data processing, energy, financial services, mobile communications, retail, telecommunications and other industries; federal, state, local and foreign government organizations; and educational and research institutions. No customer accounted for more than 10% of FTP's revenue for 1995.

CUSTOMER SERVICE AND SUPPORT

  FTP believes that a high level of continuing customer support and service is critical to its objectives of developing long-term relationships with its customers and establishing FTP as the leader in connectivity solutions. FTP's service and support activities are related to software and network configuration issues and are provided by telephone support and remote telephone access from FTP's facilities located in North Andover, Massachusetts. FTP also provides customers with on-site installation support and training. FTP has established a training facility located at its corporate headquarters. FTP has a toll-free technical support number available from 8:00 a.m. to 8:00 p.m. (Eastern time). Support is also available through e-mail and electronic bulletin boards.

  FTP offers maintenance contracts for site licenses. Site license customers can purchase an initial 15-month maintenance contract at a price equal to 15% of the aggregate site license price, which entitles them to unlimited telephone support and free updates of the product during the maintenance period. After the first 15 months, annual 12-month renewals may be purchased.

  FTP also offers a Partnership Support Program for its strategic customers that provides 24-hour support seven days a week. This program requires the customer to establish and maintain a help desk on site to provide front-line support to all users. A group of support engineers at FTP are available to assist customer personnel at these help desks in providing support.

COMPETITION

  The connectivity industry is highly competitive. The principal competitive factors in this market are performance, reliability, compatibility, functionality, price, customer support, ease of use, memory requirements, availability of third party applications and technical reputation.

  FTP competes with major computer and communications systems vendors, including IBM, Microsoft, Novell and Sun, as well as networking software companies such as NetManage, Attachmate and Wall Data. In certain markets, FTP competes with Netscape, SPRY Inc. and other networking companies. FTP's collaborative products compete with products of other vendors of collaborative software, including Lotus and Netscape, as well as smaller companies. FTP's Keyword products compete with products offered by the Mastersoft unit of Adobe Systems Inc. and with Inso Corporation.

  Many of FTP's competitors have substantially greater financial, technical, sales, marketing and other resources than FTP. Several of these vendors, including IBM and Novell, have developed proprietary protocols that compete with TCP/IP. Also, certain of such vendors, such as Microsoft, Novell and Sun, include versions of the TCP/IP protocol in their products. Because FTP's products are based upon an open non-proprietary protocol, other companies may enter the market with their own implementations of TCP/IP.

  Increased competition from existing or new products could adversely affect demand for FTP's products and could lead to increased price competition that may adversely affect FTP's gross margins and operating results. See "Risk Factors--Risks Relating to FTP and Firefox--Competition."

PROPRIETARY RIGHTS AND LICENSING

  OnNet, Explore and PC/TCP are principally owned by FTP. A small portion of the technology included in certain of FTP's products is licensed to FTP by third parties, generally under an irrevocable license that also provides FTP with access to source code to enable FTP to enhance and maintain the technology.

  The WebServer, Secure WebServer and WebReporter products are distributed by FTP under a license from Open Market. The Windows NT versions of these products included in FTP's Esplanade line of Web server products were created by FTP pursuant to a license from Open Market that provides FTP with full source code rights to allow it to maintain the products.

  FTP relies on a combination of copyrights, trademarks, trade secret law and contracts to protect its proprietary technology. FTP generally provides software products to end users under non-exclusive shrink-wrap licenses, which provide that the license may be terminated by FTP if the end user breaches the terms of the license. These licenses generally require that the software be used only internally and on a single PC. FTP authorizes its dealers to sublicense software products to end users under similar terms. FTP also makes available to end users master software licenses which permit either a specified limited number of copies or an unlimited number of copies of the software to be made for internal use. Certain provisions of these licenses, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions. FTP generally enters into confidentiality and/or license agreements with its consultants, distributors, customers and potential customers and limits access to and distribution of its source code and other proprietary information.

  Despite these precautions, unauthorized parties may attempt to copy aspects of FTP's products or to obtain and use information that FTP regards as proprietary. Policing unauthorized use of FTP's products is difficult, and, while FTP is unable to determine the extent to which piracy of software exists, software piracy can be expected to be a persistent problem, particularly in some international markets. The laws and enforcement authorities of some foreign countries do not protect FTP's proprietary rights to as great an extent as the laws of the United States, and because of FTP's significant international presence, there can be no assurance that FTP will be able to protect its proprietary rights abroad. Although FTP's implementation of TCP/IP is proprietary, the basic TCP/IP protocols are non-proprietary. Anyone who wishes to use them may do so, without having to pay for the right.

  Although FTP currently has no issued patents, the number of patents granted on software inventions is increasing. Consequently, there is a growing risk of third parties asserting patent claims against FTP. In the future, FTP may receive communications from third parties asserting that FTP's products infringe, or may infringe, the patents or other proprietary rights of such third parties, or seeking indemnification against such infringement, or asserting that FTP must obtain a license from such third parties. Such communications, and any resulting litigation, could result in substantial costs and diversion of resources and could have a material adverse effect FTP's business, financial condition and results of operations. If any claims or actions were to be asserted against FTP, and FTP were required to seek a license of a third party's intellectual property, there can be no assurance that FTP would be able to acquire such a license on reasonable terms or at all, and no prediction can be made about the effect that such license might have on FTP's business, financial condition or results of operations. Should litigation with respect to any such claim commence, such litigation could be extremely expensive and time consuming and could materially adversely affect FTP's business, financial condition and results of operations regardless of the outcome of the litigation. See "Risk Factors--Risks Relating to FTP and Firefox--Proprietary Rights."

  FTP has registered or applied for the registration of the trademarks FTP Software, OnNet, PC/TCP, InterDrive, LANWatch, PC/BIND, LANCatch, CyberAgent, Esplanade, HyperDesk, GroupWorks, Mariner and OnTime in the United States and in certain foreign countries. Several other trademark registrations are in process in both the United States and in various foreign countries.

  This Joint Proxy Statement/Prospectus also contains trademarks of certain other companies.

EMPLOYEES

  As of May 2, 1996, FTP had 816 full-time employees, including 375 in marketing, sales and service, 258 in product development, 29 in manufacturing and 154 in general and administrative functions and management. FTP employees are not represented by a labor union or other collective bargaining agent, and FTP believes that its relations with its employees are good.

SUBSIDIARIES

  FTP currently conducts its operations directly and through several subsidiaries. FTP's subsidiaries include FTP Software Worldwide, Inc., FTP Software Canada Ltd. (Canada), FTP Software (Asia Pacific) Pte Ltd (Asia Pacific other than Japan) and FTP Software K.K. (Japan).

FACILITIES

  FTP leases approximately 135,000 square feet at its facility in North Andover, Massachusetts, approximately 107,000 square feet at its corporate headquarters in Andover, Massachusetts and approximately 32,000 square feet at its manufacturing facility in Wilmington, Massachusetts. FTP also leases approximately 32,000 square feet for sales, sales support and marketing offices in Santa Clara, California, Arlington, Virginia, Munich, Germany, London, England, Paris, France, Singapore and Tokyo, Japan and office space in Calgary, Canada.

LEGAL PROCEEDINGS

  On March 14, 1996, a class action lawsuit was filed in the United States District Court for the District of Massachusetts, naming FTP, certain of its officers and two former officers as defendants. The lawsuit alleges that the defendants publicly issued false and misleading statements and omitted to disclose material facts necessary to make statements not false and misleading, which the plaintiffs contend caused an artificial inflation in the price of the FTP Common Stock. Specifically, the complaint alleges that the defendants knowingly concealed adverse facts and made false or misleading forward and non-forward looking statements concerning the operating results and financial condition of FTP, the effects of its July 1995 corporate restructuring and changing competitive factors in FTP's industry. The lawsuit, which is purportedly brought on behalf of a class of purchasers of the FTP Common Stock during the period from July 14, 1995 to January 3, 1996, alleges violations of
Section 10(b) and Section 20(a) of the Exchange Act and Rule 10b-5 thereunder and seeks relief in the form of unspecified compensatory damages, costs and expenses and such other and further relief as the Court deems proper and just. FTP has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers vigorously. In order to support an adequate defense, FTP may be required to expend substantial sums for legal and expert fees and costs. The costs of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to FTP, FTP could be required to pay a substantial judgment. See "Risk Factors--Risks Relating to FTP and Firefox-- Litigation Against FTP" and "Recent Developments."

  Following the Merger, Firefox will operate as a wholly-owned subsidiary of FTP. For information regarding the Firefox Litigation and the indemnification to be provided to FTP, Firefox as the surviving corporation and certain other persons in respect thereof pursuant to the Merger Agreement, see "Risk Factors--Risks Relating to FTP and Firefox--Litigation Against Firefox" and "Recent Developments."

  Except as discussed herein and under "Recent Developments," FTP is unaware of any other litigation, pending or threatened, which could have a material adverse effect on the business, financial condition or results of operations of FTP.

                        FTP MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion and analysis provides information that management of FTP believes is relevant to an assessment and understanding of FTP's consolidated results of operations and financial condition. This discussion should be read in conjunction with FTP's historical consolidated financial statements and the notes related thereto included elsewhere herein.

  Forward-looking statements in this section and elsewhere in this Joint Proxy Statement/Prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements contained herein for a variety of reasons. These reasons include, but are not limited to, competition, technological change, increased demands on management as a result of planned expansion, risks of integration of the two companies, changes in distributor terms or performance or other risks outlined in "Risk Factors."

  As described above under "Information Regarding FTP--Overview," in early July 1995 FTP reorganized its business into two business units, the Networking Products Business Unit and the New Ventures Business Unit. The Networking Products Business Unit included FTP's core OnNet and PC/TCP product lines, and was responsible for extending those product lines to new platforms, including secure, wireless and mobile connectivity, and developing and acquiring server and other products to provide services for enterprise networks. To date, substantially all of FTP's revenue has been attributable to sales of its OnNet and PC/TCP product lines.

  The New Ventures Business Unit was formed to develop, acquire and commercialize new technologies. Since the July 1995 reorganization, FTP has made substantial investments in new technologies. In February 1996, FTP acquired the Mariner product line of Network Computing Devices, Inc. for a net cash purchase price of approximately $7.4 million. In March 1996, FTP acquired substantially all of the assets of HyperDesk Corporation, including its GroupWorks product, for a net cash purchase price of approximately $6.3 million. In April 1996, FTP acquired Campbell Services, Inc. ("Campbell Services"), the Southfield, Michigan-based developer of OnTime, for a net cash purchase price of approximately $15 million through the merger of a subsidiary of FTP into Campbell Services, which continues to operate as a wholly-owned subsidiary of FTP. See "Information Regarding FTP--Overview" and "--Products."

  Since the July 1995 reorganization described above, it became evident that the increasingly rapid evolution of the Internet market was resulting in confusion among even sophisticated users of TCP/IP and Internet products as to both the capabilities and the interplay of the various TCP/IP and Internet products available in the market, including the potential for the combination of such products to form private intranets. As a result, and in connection with its determination to effect certain cost-cutting measures, FTP decided to recombine its business units and reorganize its operations to better position itself to deal with such confusion and to take advantage of the market potential for intranet product suites incorporating traditional TCP/IP and Internet products. Such cost-cutting measures included a reduction of approximately 10% in the number of FTP's full-time employees, effected May 1, 1996. See "--Liquidity and Capital Resources" below.

  Looking forward, FTP intends to continue to make substantial investments in its business (including through internal and joint third party development activities, royalty agreements and acquisitions) over the foreseeable future, through FTP's internal cash resources, the issuance of shares of its common stock or other securities, or a combination thereof. There can be no assurance, however, that the capital resources necessary in order to fund such investments will be available or that, if available, such resources will be on terms acceptable to FTP.

RESULTS OF OPERATIONS

  The following table shows certain financial data of FTP as a percentage of total revenue for the periods indicated. Such information, and the discussion of FTP's results of operations set forth below, principally reflect the results of operations from FTP's former Networking Products Business Unit, except as otherwise indicated.

Because the activities associated with what was FTP's New Ventures Business Unit were immaterial for all periods prior to July 1, 1995, the results of operations of FTP for 1993, 1994 and the first six months of 1995 are treated as being the results of operations of the Networking Products Business Unit. As a result of the 1996 reorganization described above under "--Overview," FTP does not intend to report separate financial information for these former business units after the first quarter of 1996.

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1993     1994     1995
                                                      -------  -------  -------
      Revenue:
        Product revenue..............................    94.7%    92.5%    90.2%
        Service revenue..............................     5.3      7.5      9.8
                                                      -------  -------  -------
          Total revenue..............................   100.0    100.0    100.0
                                                      -------  -------  -------
      Cost of revenue:
        Product cost.................................     6.7      6.1      5.9
        Service cost.................................     6.8      7.9      7.2
                                                      -------  -------  -------
          Total cost of revenue......................    13.5     14.0     13.1
                                                      -------  -------  -------
      Gross margin...................................    86.5     86.0     86.9
                                                      -------  -------  -------
      Operating expenses:
        Sales and marketing..........................    16.2     17.9     29.8
        Product development..........................    16.0     22.0     22.6
        General and administrative...................     9.6     10.0     10.4
                                                      -------  -------  -------
          Total operating expenses...................    41.8     49.9     62.8
                                                      -------  -------  -------
      Income from operations.........................    44.7     36.0     24.2
      Investment income..............................     1.2      3.4      4.5
                                                      -------  -------  -------
      Income before income taxes.....................    45.9     39.4     28.7
      Provision for income taxes.....................    18.1     14.8     10.6
                                                      -------  -------  -------
      Net income.....................................    27.8%    24.6%    18.1%
                                                      =======  =======  =======

 Total Revenue

  Total revenue consists of product revenue and service revenue. Product revenue includes revenue from product sales and royalties from certain OEM customers. Service revenue includes revenue from maintenance and training contracts and is recognized ratably over contract periods.

  Total revenue from the Networking Products Business Unit increased from approximately $58.7 million in 1993 to approximately $93.2 million in 1994 and approximately $131.9 million in 1995. Product revenue for this unit increased from approximately $55.6 million in 1993 to approximately $86.2 million in 1994 and approximately $118.7 million in 1995. Service revenue for this unit increased from approximately $3.1 million in 1993 to approximately $7.0 million in 1994 and approximately $13.1 million in 1995. As a percentage of total revenue, product revenue decreased from approximately 95% in 1993 to 92% in 1994 and 90% in 1995 while service revenue increased from approximately 5% in 1993 to 8% in 1994 and 10% in 1995.

  For the three months ended March 31, 1995 and 1996, total revenue from the Networking Products Business Unit decreased from approximately $31.3 million for the first quarter of 1995 to approximately $26.8 million for the first quarter of 1996. Product revenue for this unit decreased from approximately $28.7 million for the first quarter of 1995 to approximately $22.9 million for the first quarter of 1996. Service revenue for this unit increased from approximately $2.6 million for the first quarter of 1995 to approximately $3.9 million for the first quarter of 1996. As a percentage of total revenue, product revenue decreased from approximately 92% for the first quarter of 1995 to approximately 85% for the first quarter of 1996 while service revenue increased from approximately 8% for the first quarter of 1995 to approximately 15% for the first quarter of 1996.

  The dollar increase in product revenue from 1993 to 1994 was due to increased unit sales, which FTP believes was attributable in part to additional sales personnel hired during the third and fourth quarters of 1993 and in part to product developments, including the release in the third quarter of 1994 of an enhanced version of FTP's PC/TCP product and of the first product in its OnNet line. The dollar increase in product revenue from 1994 to 1995 was primarily due to increased unit sales, which FTP believes resulted primarily from the establishment of sales support and marketing offices in France, Germany and the United Kingdom during the first half of 1995 and from product developments, including the release in the first quarter of 1995 of enhanced versions of both FTP's OnNet and PC/TCP products. The 1994 to 1995 increase in product revenue was mainly the result of strong sales increases in the first three quarters of the year. Product revenue for the fourth quarter of 1995 increased by only 11% over the prior year period, principally as a result of the effect of the federal government budgetary uncertainties, which resulted in a decrease in sales to federal government customers during such quarter, and unexpected delays in closing several large orders in the U.S. and Europe. In addition, during the fourth quarter of 1995, FTP began to experience increases in sales cycles and increased pricing pressure associated with larger orders and increased competition in the TCP/ICP market. These factors also resulted in a decrease in total combined revenue from the third to the fourth quarter of 1995 of approximately 9%. The dollar increases in service revenue for 1994 and 1995 were primarily attributable to increased growth in FTP's installed product base from which such revenues are obtained and revenues resulting from customer education and training classes held at a customer training facility established by FTP at its corporate headquarters in the second half of 1993.

  While unit sales for the Networking Products Business Unit increased from the first quarter of 1995 to the first quarter of 1996, product revenue decreased over such periods, primarily as a result of an increase in the number of competitors and products offered in the TCP/IP market and lower average unit sales prices for FTP's products, which FTP believes was attributable to not only such increased competition but also to an increase in lower-priced or no cost products introduced by certain of FTP's competitors in the third and fourth quarters of 1995. In addition, FTP believes that federal government budgetary uncertainties that existed during 1995 and the first three months of 1996 resulted in a decrease in sales to federal government customers during the first quarter of 1996 compared to the first quarter of 1995, which also contributed to the dollar decrease in product revenue. The $6.1 million increase in service revenue from 1995 to 1996 was again primarily attributable to increased growth in FTP's installed product base from which such revenues are obtained. FTP anticipates that service revenue will continue to increase as a percentage of total revenue as FTP's installed product base continues to grow and as FTP markets its services more effectively to customers.

  International sales consist of export sales, primarily in Europe, Asia Pacific and Canada. International sales of approximately $23.4 million, $41.0 million and $62.6 million accounted for approximately 40%, 44% and 46% of total revenue for the years ended December 31, 1993, 1994 and 1995, respectively. International sales of approximately $15.0 million and $13.1 million accounted for approximately 44% and 49% of this unit's total revenue for the three months ended March 31, 1995 and 1996, respectively. The increase in 1994 was attributable to increased sales to existing and to new international resellers resulting primarily from FTP's expanded sales and marketing efforts abroad. The increase in 1995 was primarily attributable to increased unit sales to existing international resellers and sales to new international resellers, which sales FTP believes resulted in part from the establishment in the first half of 1995 of local offices in France, Germany and the United Kingdom. The dollar decrease from the first quarter of 1995 to the first quarter of 1996 was primarily due to increased competition and lower average unit sales prices as described in the preceding paragraph. In addition, unfavorable monetary conditions in certain Latin American countries resulted in a decrease in sales and/or a decrease in average unit sales prices to customers in those countries, which also contributed to the dollar decrease in international sales over such periods. The percentage increase from the first quarter of 1995 to the first quarter of 1996 was primarily due to the greater effect of increased competition in the United States than outside the United States and the federal government budgetary uncertainties described above, as a result of which the decrease in sales in the United States exceeded the decrease in international sales.

  Total revenue for the initial two quarters of the New Ventures Business Unit was approximately $4.5 million, of which 95% consisted of product revenue. Of such amount, approximately $1.9 million (or 42% of its total revenue) consisted of international sales, primarily in Europe. Total revenue of the New Ventures Business Unit for the first quarter of 1996 was approximately $2.2 million, of which approximately 94% consisted of product revenue. Of such amount, approximately $0.9 million (or 41% of its total revenue) consisted of international sales, primarily in Europe, Asia Pacific and Canada.

  FTP prices, invoices and collects international sales primarily in United States dollars. Accordingly, currency fluctuations have not had a material effect on FTP's income from operations. FTP anticipates that as the size of its international customers and contracts increases, it will transact a greater number of sales in local currencies. If this occurs, currency fluctuations may in the future have an increased effect on FTP's results of operations and financial condition.

  As indicated under "Risk Factors--Risks Relating to FTP and Firefox-- Declining Average Selling Prices," FTP is facing increasing pricing pressures from competitors which, as indicated above, has resulted in a decrease in average unit sales prices for FTP's products. In response to these pressures, FTP may further reduce the average unit sales prices for its products. If this occurs and if FTP is unable to increase unit sales or effect offsetting cost reductions, there may be a material adverse effect on FTP's results of operations and financial condition. In addition, slowing PC and semiconductor sales growth has recently been announced by several manufacturers. The continuation of this slowed sales growth and its impact on the growth of the networking software market cannot yet be determined; however, if a slow-down in the growth of the networking software market occurs, there may be a material adverse effect on FTP's revenue. Additionally, management of FTP believes that the rapid expansion of its sales and marketing force since January 1, 1995, from 220 persons at December 31, 1994 to 329 persons at December 31, 1995 to 375 persons at May 2, 1996, and the opening and expansion of several new offices outside of the United States during 1995 and early 1996 has resulted in certain inefficiencies in its sales and marketing organizations. If such inefficiencies cannot be eliminated, FTP will not be able to take full advantage of the expansion of its sales and marketing organizations, which may have a material adverse effect on its results of operations. Furthermore, FTP believes that the federal government budgetary uncertainties that existed during 1995 and the first three months of 1996 will continue to impact revenue through the second quarter of 1996, although the magnitude of that effect cannot yet be determined, and may continue to have an impact in future periods. FTP's ability to maintain or increase revenue will be dependent upon its ability to effectively respond to these factors.

 Gross Margin

  For the Networking Products Business Unit, product gross margin as a percentage of product revenue was approximately 93%, 93% and 94% in 1993, 1994 and 1995, respectively, and approximately 93% for the first quarter of both 1995 and 1996. The increase from 1994 to 1995 was primarily due to a decrease in material costs in 1995 associated with increased efficiencies in product packaging, which decrease was partially offset both by increased costs associated with releases of enhanced versions of both FTP's OnNet and PC/TCP products in mid-1995 and by increased amortization costs related to technology licenses entered into by FTP in 1995 compared to 1994. The gross margin percentage for the first quarter of 1996 included a decrease in material costs in 1996 associated with increased efficiencies in product packaging, which decrease was offset by increases in other costs, primarily those associated the amortization of technologies licensed or purchased in 1995 and 1996.

  Service costs for the Networking Products Business Unit exceeded service revenue in 1993 and 1994, reflecting FTP's significant investment in technical support personnel, systems and infrastructure. Service costs in 1993 also reflect the cost of establishing a customer training facility at FTP's corporate headquarters. Service revenue for the Networking Products Business Unit has exceeded service costs for such unit since the third quarter of 1994, including for the year ended December 31, 1995, primarily as a result of an increase in FTP's installed product base. For the three months ended March 31, 1995 and 1996, service gross margin as a percentage of service revenue was approximately 11% and 39%, respectively. This increase is primarily attributable to an increase in FTP's installed product base from which such revenues are obtained.

  The Networking Products Business Unit's gross margin decreased from approximately 87% in 1993 to approximately 86% in 1994, primarily as a result of the increase in service costs associated with FTP's significant investment in technical support described above. This unit's gross margin increased to approximately 88% in 1995, primarily as a result of the reduction in product packaging costs described above and a decrease from the prior year in technical support expenses as a percentage of total revenue. Gross margin for this unit decreased from approximately 86% in the first quarter 1995 to approximately 85% in the first quarter of 1996, primarily as a result of the increase in costs associated with the amortization of technologies licensed or purchased in 1995 and 1996.

  The gross margin of the New Ventures Business Unit for its initial two quarters of operations and for the first quarter of 1996 was approximately 68% and 45%, respectively.

  The gross margins reported above are not necessarily indicative of gross margin for future periods, which may vary significantly depending on, among other things, product mix, price competition, technological change, cost changes and changes in product distribution channels. As noted above under "-- Total Revenue," FTP believes that average unit sales prices for its products may continue to decrease as the markets for those products continue to become more competitive, reducing gross margin on those products.

 Sales and Marketing

  Sales and marketing expenses for the Networking Products Business Unit increased from approximately $9.5 million in 1993 to approximately $16.7 million in 1994 and approximately $36.7 million in 1995, and from approximately $7.1 million in the first quarter of 1995 to approximately $10.1 million in the first quarter of 1996. Such expenses as a percentage of this unit's total revenue were approximately 16%, 18% and 28% in 1993, 1994 and 1995, respectively, and approximately 23% and 38% in the first quarter of 1995 and 1996, respectively. The $7.2 million increase and the percentage increase from 1993 to 1994 was primarily due to increased sales and marketing activities and the opening of FTP's Santa Clara, California sales office in September 1994. The $20.0 million increase from 1994 to 1995 and the $3.0 million increase from the first quarter of 1995 to the first quarter of 1996 were primarily the result of efforts to increase sales through the opening and expansion of several international and domestic offices beginning in the first quarter of 1995 (including the opening and expansion of offices in Europe and the opening of offices in Singapore and Japan), increasing the number of sales and marketing employees, and increasing the levels of advertising, trade show and international marketing activities. The percentage increases from 1994 to 1995 were also due to such factors. The percentage increase from the first quarter of 1995 to the first quarter of 1996 was due to both the dollar increase in such expenses described above and the dollar decrease in revenue over such periods described under "--Total Revenue" above. FTP expects to continue to incur significant expenses during 1996 relating to domestic and international sales and marketing activities and expansion of certain of FTP's international offices. If the Merger is consummated, FTP expects to incur both proportionately and incrementally higher sales and marketing expenses in 1996 related to the integration of Firefox. As a result of these factors, sales and marketing expenses are expected to continue to increase both in dollars and as a percentage of revenue in 1996.

  Sales and marketing expenses for the New Ventures Business Unit, consisting primarily of personnel and advertising expenses, amounted to approximately $3.9 million for its initial two quarters of operations and approximately $2.4 million for the first quarter of 1996.

 Product Development

  Product development expenses for the Networking Products Business Unit increased from approximately $9.4 million in 1993 to approximately $20.5 million in 1994 (which included a $4.0 million non-recurring charge for certain acquired in-process technology and a $0.8 million non-recurring charge related to the consolidation of FTP's San Francisco engineering and development operations into its main engineering and development operations in North Andover, Massachusetts), and approximately $22.6 million in 1995 (which included a $1.1 million non-recurring charge for certain acquired in-process technology), representing approximately 16%, 22% and 17% of this unit's total revenue for each period, respectively. Excluding the non-recurring charges of $4.8 million in 1994 and $1.1 million in 1995, product development expenses as a percentage of this unit's total revenue increased from approximately 16% for 1993 to approximately 17% for 1994 and decreased to approximately 16% for 1995.

  For the three months ended March 31, 1995 and 1996, product development expenses for the Networking Products Business Unit increased from approximately $5.6 million for the first quarter of 1995 (which included a $1.1 million non-recurring charge for certain acquired in-process technology) to approximately $5.9 million for the first quarter of 1996, representing approximately 18% and 22% of this unit's total revenue for each period, respectively. Excluding the non-recurring charge of $1.1 million in 1995, product development expenses as a percentage of this unit's total revenue was approximately 14% for the first quarter of 1995.

  The increase from 1993 to 1994 of product development expenses of the Networking Products Business Unit as a percentage of its total revenue (excluding the $4.8 million charges described above) is primarily attributable to additional compensation expenses incurred in 1994 in connection with an increase in personnel. The percentage decrease from 1994 to 1995 (excluding the $4.8 million charges in 1994 and the $1.1 million charge in 1995 described above) is primarily attributable to the allocation of a portion of FTP's internal engineering costs to the New Ventures Business Unit beginning in the third quarter of 1995, and cost savings resulting from the consolidation of FTP's San Francisco engineering and development operations into its main engineering and development operations in North Andover, Massachusetts at the end of 1994, partially offset by an increase in expenses associated with increases in outside contractors and personnel hired during 1995. The percentage increase from the first quarter of 1995 to the first quarter of 1996 is the result of both an increase in such expenses over such periods, which was primarily attributable to additional compensation expenses incurred in 1996 in connection with increases in the use of outside contractors and the hiring of personnel during 1995 and the first quarter of 1996, and the decrease in revenue over such periods described above under "--Total Revenue."

  Product development expenses for the New Ventures Business Unit amounted to approximately $8.1 million for its initial two quarters of operations. Included in this amount was a charge of $3.7 million in connection with the joint development and marketing agreement with Open Market described in
Note I of the notes to FTP's historical consolidated financial statements included elsewhere herein. The remaining $4.4 million of product development expenses for such period is primarily attributable to personnel-related costs and fees paid to outside contractors. Product development expenses for this unit amounted to approximately $14.9 million for the first quarter of 1996, which included $11.9 million of non-recurring charges for certain acquired in-process technologies. The remaining $3.0 million of product development expenses for such period is primarily attributable to personnel-related costs and fees paid to outside contractors.

  FTP expects product development expenses to continue to increase in the remainder of 1996 as a result of the growing demand of customers for increased functionality in networking software products as well as the proposed Merger and the recent acquisition of Campbell Services described above under "-- Overview."

  FTP allocates the purchase price of acquired technologies to completed technology and in-process technology based upon their respective fair values. Completed technology that has reached technological feasibility is valued using a risk adjusted cash flow model under which future cash flows are discounted, taking into account risks related to existing and future markets and assessments of the life expectancy of the completed technology. In-process technology that has not reached technological feasibility and that has no alternative future use is valued using the same method. Expected future cash flows associated with in-process technology are discounted considering risks and uncertainties related to the viability of and to the potential changes in future target markets and to the completion of the products expected to ultimately be marketed by FTP. Amounts charged to product development expense for in-process technology are not fully deductible in the same period for tax purposes.

 General and Administrative

  General and administrative expenses for the Networking Products Business Unit increased from approximately $5.6 million in 1993 to approximately $9.4 million in 1994 and approximately $12.7 million in 1995, representing 10% of this unit's total revenue for each year. General and administrative expenses for this unit increased from approximately $2.8 million for the first quarter of 1995 to approximately $4.0 million for the first quarter of 1996, representing approximately 9% and 15% of total revenue for the first quarter of 1995 and 1996, respectively. The dollar increases in 1994 and 1995 and from the first quarter of 1995 to the first quarter of 1996 are primarily attributable to increased staffing and associated expenses to manage and support FTP's growth. The percentage increase from the first quarter of 1995 to the first quarter of 1996 is also due to such factors as well as to the decrease in revenue over such periods described above under "--Total Revenue."

  General and administrative expenses for the New Ventures Business Unit amounted to approximately $1.5 million (representing approximately 33% of its total revenue) and approximately $1.0 million (representing approximately 44% of its total revenue) for its initial two quarters of operations and for the first quarter of 1996, respectively.

 Income from Operations

  Income from operations for the Networking Products Business Unit increased from approximately $26.3 million in 1993 to approximately $33.6 million in 1994 and approximately $43.4 million in 1995, representing approximately 45% of total revenue for 1993, 36% of total revenue for 1994 and 33% of total revenue for 1995. Income from operations for this unit decreased from approximately $11.5 million in the first quarter of 1995 to approximately $2.8 million in the first quarter of 1996, representing approximately 37% and 11% of total revenue for the first quarter of 1995 and 1996, respectively.

  For its initial two quarters of operations, the New Ventures Business Unit experienced a loss of approximately $10.4 million, which includes the $3.7 million charge described above under "--Product
Development" and total recurring expenses of approximately $11.2 million (consisting primarily of sales and marketing and product development expenses) against approximately $4.5 million in total revenue generated by this unit. For the first quarter of 1996, this unit experienced a loss of approximately $17.3 million, which includes the $11.9 million charges described above under "--Product Development" and total recurring expenses of approximately $7.6 million (consisting primarily of sales and marketing and product development expenses) against approximately $2.2 million in total revenue generated by this unit. Excluding such charges, the loss for this unit for the first quarter of 1996 was approximately $5.4 million.

  For 1995, combined income from operations (including the results of the New Ventures Business Unit for its initial two quarters of operations) totaled approximately $32.9 million, representing approximately 24% of total revenue. For the fourth quarter of 1995, combined income from operations decreased by approximately 70%, to approximately $1.9 million from approximately $6.1 million for the third quarter of 1995. This decrease was primarily due to the decrease in product revenue for the Networking Products Business Unit described above under "--Total Revenue." Also contributing to such decrease were increases in sales and marketing, product development and general and administrative expenses incurred in such quarter to support the increased levels of sales over 1994 and the anticipated expansion of FTP's business. For the first quarter of 1996, combined loss from operations (including the results of the New Ventures Business Unit) totaled approximately $14.4 million. Excluding the $11.9 million charges described above under "--Product Development," the combined loss from operations for the first quarter of 1996 totaled approximately $2.5 million.

 Investment Income

  Investment income increased from approximately $0.7 million in 1993 to approximately $3.1 million in 1994, and approximately $6.2 million in 1995. Investment income was approximately $1.0 million for the first quarter of both 1995 and 1996. The increase from 1993 to 1994 was due to the placement of proceeds from FTP's November 1993 and May 1994 public offerings into high grade tax-free municipal bonds, U.S. government treasury obligations and high grade corporate obligations. The increase from 1994 to 1995 was primarily attributable to the placement of additional net cash provided by operating activities into similar investments.

 Provision for Income Taxes

  The provision for income taxes for 1993, 1994 and 1995 was approximately $10.6 million, $13.8 million and $14.5 million, respectively. FTP's effective tax rate for 1993, 1994 and 1995 was 39.4%, 37.5% and 37.0%, respectively. The difference between the statutory rate and the effective rate for each year resulted primarily from the benefits received from FTP's foreign sales corporation, which was incorporated in late 1993, and research and experimentation credits. The decreases in effective tax rate are mainly attributable to relative increases in benefits received from the foreign sales corporation, tax exempt interest income and research and experimentation credits.

  The provision for income taxes was approximately $4.7 million in the first quarter of 1995 compared to a tax benefit of approximately $5.0 million in the first quarter of 1996. FTP's effective tax rate for the first quarter of 1995 and 1996 was 37.5% and 37.0%, respectively. The difference between the statutory rate and the effective rate resulted primarily from the effects of FTP's foreign sales corporation in 1995 and 1996 and the benefits received from research and experimentation credits in 1995. The decrease in effective tax rate from 1995 to 1996 is mainly attributable to relative increases in benefits received from FTP's foreign sales corporation and tax exempt interest income. Because certain of the expenses incurred or to be incurred by FTP in connection with the Merger and the acquisition of Campbell Services described above under "-- Overview" will not be deductible for federal income tax purposes, FTP anticipates that the effective tax rate for subsequent quarters of 1996 will be adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  At March 31, 1996, FTP had an aggregate of approximately $106.1 million in cash and cash equivalents, short-term investments and long-term investments. Of this amount, approximately $31.4 million was invested primarily in highly liquid investments with original maturities of three months or less, approximately $17.4 million was invested in short-term investments consisting of U.S. government obligations and commercial paper with maturities of less than one year and approximately $57.3 million was invested in investments consisting of U.S. government obligations, commercial paper and municipal obligations with maturities of greater than one year and in equity investments.

  FTP generated funds from operations of approximately $19.1 million, $36.2 million and $33.5 million in 1993, 1994 and 1995, respectively, and approximately $11.3 million and $7.6 million in the first quarter of 1995 and 1996, respectively. FTP made capital expenditures of approximately $5.0 million, $12.4 million and $11.9 million in 1993, 1994 and 1995, respectively, and approximately $1.5 million and $3.2 million in the three months ended March 31, 1995 and 1996, respectively. Included in the capital expenditures for 1994 and 1995 were payments for acquired technologies and related assets in the amounts of $5.4 million and $3.1 million, respectively. Also contributing to the increase in 1994 were capital expenditures related to the opening and expansion of FTP's headquarters offices in Andover, Massachusetts. The increase in capital expenditures in the first quarter of 1996 is primarily the result of capital expenditures related to the opening and expansion of FTP offices in Europe and Asia Pacific.

  Accounts receivable, net, totaled approximately $10.2 million at December 31, 1993, approximately $16.6 million at December 31, 1994, approximately $30.8 million at December 31, 1995 and approximately $22.0 million at March 31, 1996. These increases are primarily attributable to increased unit sales and, for 1995, a relative increase in the number of units shipped during the last month of the fourth quarter compared to the fourth quarter of 1994. FTP believes that it may continue to experience a relative increase in number of units shipped during the last month of each quarter as it continues to grow, as is typical in the software industry. In addition, as the size of FTP's international customers and contracts has grown and competition for contracts increased, the number of its contracts providing for the longer payment terms, particularly in the international markets, has increased. As a result of such factors, FTP's days sales outstanding have increased from 50 at December 31, 1993 to 55 at December 31, 1994 to 65 at December 31, 1995. See "Risk Factors--Risks Relating to FTP and Firefox--International Sales." The decrease in accounts receivable from December 31, 1995 to March 31, 1996 is primarily attributable to a decrease in revenue in the first quarter of 1996 and to the payment in early 1996 of a substantial portion of the accounts receivable outstanding at December 31, 1995.

  In March 1995, FTP acquired substantially all of the assets of Keyword Office Technologies Ltd. for a net cash purchase price of approximately $2.4 million. As noted above under "--Overview," in February 1996, FTP acquired the Mariner product line of Network Computing Devices, Inc. for a net cash purchase price of approximately $7.4 million, in March 1996, FTP acquired substantially all of the assets of HyperDesk Corporation for a net cash purchase price of approximately $6.3 million, and in April 1996, FTP acquired Campbell Services by merger for a net cash purchase price of approximately $15 million.

  In connection with the 1996 reorganization described above under "-- Overview," FTP expects to record a restructuring charge during the second quarter of 1996, currently estimated to be between $1 million and $2 million, which includes severance payments and other related expenses expected to be incurred in connection with such reorganization.

  To date, inflation has not had a material impact on FTP's financial results.

  Looking forward, FTP believes that its available cash, short-term investments and expected cash flow from operations will be sufficient to fund FTP's operations at least through 1996. As noted above under "--Overview," FTP intends to fund its future acquisitions through its cash from operations, the issuance of shares of its common stock or other securities, or a combination thereof. There can be no assurance, however, that the capital resources necessary to continue to fund its operations or such acquisitions will be available or that, if available, such resources will be on terms acceptable to FTP.

  On March 14, 1996, a class action lawsuit was filed in the United States District Court for the District of Massachusetts, naming FTP, certain of its officers and two former officers as defendants. The lawsuit alleges that the defendants publicly issued false and misleading statements and omitted to disclose material facts necessary to make such statements not false and misleading, which the plaintiffs contend caused an artificial inflation in the price of the FTP Common Stock. Specifically, the complaint alleges that the defendants knowingly concealed adverse facts and made false or misleading forward and non-forward looking statements concerning operating results and financial condition of FTP, the effects of the July 1995 corporate restructuring and changing competitive factors in FTP's industry. The lawsuit, which is purportedly brought on behalf of a class of purchasers of the FTP Common Stock during the period from July 14, 1995 to January 3, 1996, alleges violations of Section 10(b) and Section 20(a) of the Exchange Act and Rule 10b-5 thereunder and seeks relief in the form of unspecified compensatory damages, costs and expenses and such other relief as the Court deems proper and just. FTP has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers vigorously. In order to support an adequate defense, FTP may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to FTP, FTP could be required to pay a substantial judgment. See "Risk Factors--Risks Relating to FTP and Firefox--Litigation Against FTP" and "Recent Developments."

  Following the Merger, Firefox will operate as a wholly-owned subsidiary of FTP. For information regarding the Firefox Litigation and the indemnification to be provided to FTP, Firefox as the surviving corporation and certain other persons in respect thereof pursuant to the Merger Agreement, see "Risk Factors--Risks Relating to FTP and Firefox--Litigation Against Firefox" and "Recent Developments."

                         INFORMATION REGARDING FIREFOX

GENERAL

  Firefox develops, markets and supports server-based internetworking connectivity and communications software. Firefox's products provide connectivity for LANs running Novell NetWare and allow work groups to access local and remote computing resources, including the Internet, across different internetworking protocols and client operating systems. Firefox's products are centrally configured on the server and integrated with the NOS, thereby taking advantage of the management and security features already implemented in the NOS and enhancing control, administration and security of the LAN.

  Forward-looking statements made in this section and elsewhere in this Joint Proxy Statement/Prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements contained herein as a result of competition, technological change, risks of integration of the two companies, increased demands on management as a result of changes in distributor terms or performance or other risks described under "Risk Factors."

INDUSTRY BACKGROUND

  The fundamental building block of the enterprise is the LAN. A LAN typically consists of at least one central computer that acts as a server for a workgroup consisting of multiple client PCs. A NOS running on the server manages the components of the LAN and provides access security for the LAN. The LAN allows individual users to share data, applications and computing resources. An enterprise benefits not only from leveraging its computing resources among multiple users and enabling users to communicate, but also from its ability to manage the services provided on the LAN by centralizing installation, administration, maintenance and security in the NOS.

  An enterprise typically connects and integrates a LAN with computing resources located outside of the LAN. Many enterprises continue to use legacy minicomputer and mainframe systems as an important part of their enterprise network and connect these systems with their LANs. Similarly, many enterprises connect open-system UNIX workstations to their LANs. Increasingly, enterprises connect LANs with computing resources located outside of the enterprise such as the Internet.

  Communications among LANs and other computing resources, or internetworking, is a significant technical challenge due to the multitude of computing standards and communications protocols likely to be used within and across enterprises. Client PCs can run different operating systems, the most popular of which are Windows, DOS and MacOS, as well as different client-server applications, such as different electronic mail applications. LANs can run different NOSs, the most widely used of which is Novell NetWare. LANs, workstations, minicomputers and mainframes can use different internetworking communications protocols, the most popular of which is TCP/IP (Transmission Control Protocol/Internet Protocol). This complexity places a premium on efficient management of internetworking.

  The growing internetworking needs of many enterprises have been addressed with solutions that provide some or all of the client PCs in a LAN with stand-alone communications applications that are only nominally, if at all, under the control of the NOS. While the stand-alone client-based approach to internetworking can provide the individual user with the desired communications functionality, it does so at a significant cost to the enterprise, which loses many of the benefits of server-based services provided under the control of the NOS. Perhaps most importantly, stand-alone communications applications offer limited control over access security, as these applications are only nominally administered by the NOS and yet allow access into and out of the LAN and, ultimately, the enterprise network. An enterprise also forgoes the efficiencies of centralized installation, configuration and maintenance available from services under the control of the NOS, as installation, configuration and maintenance of stand-alone client-based communications applications typically must be done on a PC-by-PC basis. Finally, the server-based approach permits reliability and resiliency techniques, such as automatic alternate routing between servers and redundant server capability, thereby helping to protect the enterprise against the consequences of communications breakdowns.

  The growth of Internet communications has highlighted the limitations of stand-alone client-based communications applications. A stand-alone connection to the Internet is a relatively unregulated entry point into the LAN and ultimately the enterprise network. Therefore, network security may be compromised. In addition, the cost to the enterprise of acquiring and administering stand-alone applications on a PC-by-PC basis is significant, particularly as users increasingly access the Internet. The network administrator cannot control the user's access to the Internet to ensure that the user is only accessing resources that are relevant to the enterprise mission.

  The growing enterprise demand for internetworking communications and the shortcomings of client-based communications applications for the enterprise have created the opportunity for server-based internetworking communications solutions for the enterprise that are provided as a shared LAN workgroup service under the centralized management of the NOS.

THE FIREFOX SOLUTION

  Firefox provides server-based internetworking communications software to a LAN workgroup, rather than just to individual users. These solutions allow the client PC to communicate across a wide range of physical networks, computing platforms and operating systems without grappling with the complexities of the underlying standards and protocols, while enhancing the organization's ability to manage these communications in a consistent, efficient and secure manner through the NOS.

  Firefox products operate on a server running the Novell NetWare NOS and support either Firefox's software communications protocol stacks or third party stacks to allow end users running a variety of front-end applications to access computing resources outside the LAN. Firefox's products utilize the management and security attributes of NetWare and provide internetworking communications services to LAN users as a NOS-controlled service.

  Firefox's server-based Internetworking communications software is designed to address the needs of three specific markets. Firefox's connectivity products enable Novell NetWare LAN work groups to access applications and services on workstations, minicomputers, mainframes and the Internet. Firefox's client-server products enable third party client-server applications running on Novell NetWare LANs to integrate with application servers running on mainframe and minicomputer host systems. Firefox's current messaging product is an electronic mail system enabling Novell NetWare LANs to connect to UNIX mail systems and the Internet.

  The key attributes of Firefox's server-based internetworking communications solutions are:

  . Designed for NetWare and Major Client PC Operating Systems--To date, all of Firefox's products are designed to work with Novell NetWare, the most widely used LAN NOS. Firefox has designed its products to be tightly integrated with NetWare to take advantage of the management and security functionality already implemented in NetWare and familiar to the system administrator. Novell estimates that in 1994, NetWare connected approximately 40.0 million individual PCs and 2.5 million network servers. All of Firefox's products to date operate with DOS and Windows, and its NOV*IX products also operate with MacOS.

  . Enhanced Network Administration and Security--Firefox's products are installed on the server, and the client software is automatically downloaded to the client PC whenever needed. These products are centrally configured from the server by a system administrator and take advantage of the management and security functionality already implemented in the NOS and familiar to the system administrator. These products enable the system administrator to control the resources available to LAN users by allocating network addresses, defining hosts and services accessible to users, configuring the communication links to host computers and maintaining proper LAN security by centrally controlling access to the LAN.

  . Preservation and Enhancement of Investment in Client Applications-- Firefox not only offers connectivity solutions that include both client and server components, but also separately offers server connectivity software. The server products are aimed at supporting third party distributed systems and distributed databases as well as certain third party stand-alone terminal emulation and file transfer applications, such as, for example, certain applications from NetManage and FTP. This approach allows an enterprise to preserve its investment in client solutions while increasing the value of these solutions to the enterprise by placing them under NOS management.

  . Flexible Product Architecture--Firefox's products are designed to support most major internetworking protocols. Firefox's approach has been to implement common core functionality in each of its products and then to add separate protocol-specific software. This design approach has permitted Firefox to adapt its core technology to address different protocols, such as TCP/IP, OSI and DEC LAT.

  . Multi-Server Enterprise Solutions--Firefox's software is designed to operate in and take advantage of the multi-server environment that is characteristic of many enterprise networks. The ability to accommodate multiple servers allows Firefox's products to utilize reliability and resiliency techniques such as automatic routing between servers, load balancing and redundant server capability.

THE FIREFOX STRATEGY

  Key elements of Firefox's strategy include the following:

  . Focus on Server-Based Communications Solutions--In response to the growth of internetworking and the enterprise's need to efficiently and securely manage internetworking, Firefox believes the most important ongoing element of its strategy is to continue to focus on communications solutions providing the management and security benefits of server-based services. Firefox's initial products address the connectivity market, while recent products address the emerging client-server market and the messaging market.

  . Continue to Offer Products Tightly Integrated with the NOS--Firefox has designed its products to be tightly integrated with the NOS, so as to take advantage of the management and security functionality already implemented in the NOS and familiar to the system administrator. To date, all of Firefox's products have been designed for NetWare. As other NOSs gain market acceptance, Firefox intends to develop server-based products designed for these NOSs. In particular, Firefox is currently developing products designed to be integrated with Windows NT, but there can be no assurance that such products will be developed in a timely manner or that such products will achieve market acceptance.

  . Expand to Internet, Messaging and Other Product Offerings--Firefox introduced products addressing Internet communications in late 1994. Given the substantial increase in demand for Internet products over the past year, Firefox believes that the introduction of its Internet products is an important element of its strategy to expand its product offerings. Firefox plans to continue to build on its connectivity technology to provide client-server products and enterprise backbone messaging products. Firefox believes that these client-server and messaging products may play an increasingly important role in future periods.

PRODUCTS

  Firefox offers three families of server-based internetworking communications software for the enterprise: connectivity products, client-server products and messaging products. Firefox's connectivity products enable Novell NetWare LAN work groups to access applications and services on workstations, minicomputers, mainframes and the Internet. Firefox's client-server products enable client-server applications running on NetWare LANs to integrate with mainframe and minicomputer host system application servers. Firefox's current messaging product is an electronic mail system enabling NetWare LANs to connect to UNIX mail systems and the Internet. All of Firefox's products to date incorporate the same core technology.

  Firefox has derived substantially all of its revenues to date from sales of its connectivity products, and, specifically, sales of Firefox's NOV*IX products have accounted for a majority of these revenues. Firefox expects that NOV*IX and other connectivity products will continue to account for substantially all of Firefox's revenues for the foreseeable future. A decline in demand for Firefox's connectivity products as a result of competition, technological change or other circumstances would have a material adverse effect on Firefox's business and results of operations.

  The key features of Firefox's server-based products are:

    Centralized Installation, Configuration, Administration and Security-- Firefox's products are installed on the server and the client software is automatically downloaded to the client PC whenever needed. These products are centrally configured from the server by a system administrator and take advantage of the management and security functionality already implemented in the NOS and familiar to the system administrator. These products enable the system administrator to control the resources available to LAN users by allocating network addresses, defining hosts and services accessible to users, configuring the communication links to host computers and maintaining proper LAN security by centrally controlling access to the LAN.

    No Protocol Stacks in the Client--Firefox products centralize the communications protocol handling on the NetWare server. Therefore, multiple protocol stacks are not required on the client PC, reducing the software overhead on the PC.

    Flexible Network Addressing--Firefox products enable all of the users in a NetWare LAN workgroup to share a single network address. This reduces address usage, centralizes address management and simplifies system configuration and maintenance. Alternatively, Firefox products can assign separate workgroup addresses by NetWare Login Username. This means that a user can get their specific addressing--or User Profile--at any PC on the LAN, no matter where they log in.

    Multi-Server Capabilities--Firefox products can run on any server in the network. This multi-server capability allows built-in reliability and resiliency, including alternate routing from workstation to server on failure, alternate routing between servers and hosts and a built-in hot standby capability.

  Connectivity Products. Firefox's connectivity products enable Novell NetWare LAN work groups to access applications and services on workstations, minicomputers, mainframes and the Internet. Firefox's connectivity products employ a client-server architecture with the server portion providing centralized management and security features and the client portion providing terminal emulation, file transfer and other client services.

The following are Firefox's connectivity products:

                                                                 CLIENT PC
                                        TRANSPORT     CLIENT     OPERATING    END USER
        PRODUCT              MARKET     PROTOCOL   APPLICATIONS    SYSTEM   LICENSE FEE*
        -------          -------------- --------- -------------- ---------  ------------
NOV*IX Elite............ NetWare LANs    TCP/IP   Terminal       Windows,      $1,425
                         to UNIX and              emulation and  DOS and
                         UnixWare host            file transfer  MacOS
                         system
NOV*IX For WorkGroups... Net Ware LANs   TCP/IP   Terminal       Windows       $1,895
                         to UNIX, IBM             emulation,     and DOS
                         and DEC VMS              file transfer,
                         host system              printing, UNIX
                                                  command
                                                  interface and
                                                  IP tools
NOV*IX For Internet..... Net Ware LANs   TCP/IP   Terminal       Windows       $1,575
                         to the                   emulation,     and DOS
                         Internet                 file transfer,
                                                  mail, news,
                                                  Mosaic and
                                                  gopher
NOV*OS Elite............ Net Ware LANs   OSI      Mainframe      Windows       $4,855
                         to ICL/Fujitsu           terminal       and DOS
                         and other OSI            emulation and
                         host systems             file transfer
NOV*AX Elite............ Net Ware LANs   DEC LAT  DEC VAX        Windows       $3,370
                         to DEC VAX               terminal       and DOS
                         host system              emulation

- --------
* Firefox's products are licensed by the number of concurrent users per server. NOV*IX and NOV*OS products are licensed in increments of 5, 10, 25, 50, 100 and 250 users and the license fees shown are for 5 user licenses. The NOV*AX product is licensed in increments of 16, 32, 64 and 128 users, and the license fee shown for this product is for a 16-user license. Firefox offers discounts from these list license fees based on quantities ordered and other factors.

  In December 1992, Firefox entered into an agreement with Novell pursuant to which Firefox became an OEM for Novell's LAN WorkPlace client software. Firefox currently offers the LAN WorkPlace product as part of its NOV*IX for WorkGroups product.

  Client-Server Products. Firefox's client-server products enable client-server applications running on NetWare LANs to integrate with mainframe and minicomputer host system application servers. Firefox's client-server products allow the enterprise to extend the management and security advantages of Firefox's server-based connectivity technology to third party client software. These products allow the enterprise not only to preserve its investment in third party software, but also to increase its value to the enterprise by placing the software under NOS management.

  These products consist of server communications software and a variety of PC interfaces and drivers and application programming interfaces. Firefox client-server products work with client applications in any language, allowing Firefox to enter foreign language markets by bundling Firefox client-server products with local language front-end software.

  The following are Firefox's client-server products:

                                                                 CLIENT PC
                                       TRANSPORT     CLIENT      OPERATING     END USER
        PRODUCT             MARKET     PROTOCOL   APPLICATIONS     SYSTEM    LICENSE FEE*
        -------          ------------- --------- -------------- ------------ ------------
NOV*IX For Client-       Support        TCP/IP   X/Windows, SQL Windows, DOS    $1,225
 Server................. client-server           systems,       and
                         applications            TUXEDO, OLTP   Macintosh
                         for UNIX, IBM           communication
                         and DEC VAX             applications
                         host systems            and third
                         and host                party terminal
                         systems on              emulations
                         the Internet
NOV*OS For Client-       Support        OSI      Distributed    Windows and     $2,910
 Server................. client-server           databases and  DOS
                         applications            terminal
                         for                     emulators
                         ICL/Fujitsu
                         and other OSI
                         host systems
NOV*AX For Client-       Support third  DEC LAT  Communication  Windows and     $1,625
 Server................. party                   applications   DOS
                         communication           with terminal
                         applications            emulators
                         for DEC VAX
                         host systems

- --------
* Firefox's products are licensed by the number of concurrent users per server. NOV*IX and NOV*OS products are licensed in increments of 5, 10, 25, 50, 100 and 250 users and the license fees shown are for 5 user licenses. The NOV*AX product is licensed in increments of 16, 32, 64 and 128 users, and the license fee shown for this product is for a 16-user license. Firefox offers discounts from these list license fees based on quantities ordered and other factors.

  Messaging Products. Firefox began shipping its first messaging product, NOV*IX Mail, in January 1995 and to date has not realized material revenues from this product. This product is designed to address the NetWare-to-UNIX and NetWare-to-Internet electronic mail marketplaces. This product provides a server-based electronic mail system and therefore offers all of the benefits of Firefox's connectivity products, including centralized installation and administration, addressing flexibility and secure addressing allowing both inbound and outbound security. NOV*IX Mail eliminates the need for an organization to have a UNIX system to run an Internet mail service.

  NOV*IX Mail is available as a complete mail system with both server and client elements. NOV*IX Mail is also available as a server-only system without any Firefox mail client software. This allows NOV*IX Mail to support third-party WINSOCK-compliant client mail applications, including either commercially available products or mail applications downloaded from the Internet. Firefox's five-user list license fee for end-users for NOV*IX Mail is $1,250 for the client-server version and $1,050 for the server-only version, with specific fee amounts depending on quantities ordered and other factors.

  Firefox is developing OSI compliant messaging and directory systems for the UnixWare and NetWare platforms. These products are being designed to complement NOV*IX Mail, which is based on the UNIX and Internet protocol for electronic mail, SMTP (Simple Mail Transport Protocol), with products that conform to the OSI messaging and directory standards (X.400 and X.500).

  Firefox's OSI messaging and directory products are being designed to address the government and corporate markets where electronic messaging backbones are being implemented to support any messaging based technology, including electronic mail, electronic data interchange (EDI) and software distribution. Firefox's OSI products are being designed to offer gateway, mail translation and directory synchronization capabilities to LAN-based servers running PC LAN mail systems, such as Microsoft Mail, Lotus cc:Mail and Novell's MHS, and to connect these systems to both OSI and TCP/IP-based mail backbones and public services. There can be no assurance that Firefox will be successful in developing new messaging products on a timely basis, or that such new products will achieve market acceptance.

END USERS

  Users of Firefox products include corporations in a wide variety of businesses, federal and local governments, and educational institutions.

SALES AND MARKETING

  Firefox sells its products both directly to end users and indirectly through distributors and other sales channels. To date, Firefox has primarily conducted its direct sales activities in the United Kingdom and the United States. Firefox often conducts its direct sales activities in coordination with its sales channels and often fulfills orders resulting from direct sales activities through the sales channels.

  Firefox has relationships with distributors, systems integrators and value-added resellers in each of its geographic markets. These distributors include Azlan Technology plc and Sphinx Level V in the United Kingdom and TechData, GBC/Vitek, IBM, Waytech and Access Graphics in the United States. Firefox's agreements with these organizations generally are non-exclusive and provide for Firefox's sale of products to these organizations at a negotiated discount from suggested list price. Firefox generally allows its distributors to exchange unsold products for other products and provides inventory price protection in the event of price reductions by Firefox. While Firefox provides allowances for projected returns and price protection, there can be no assurance that allowances will be sufficient to offset product returns and price protection in the future. Firefox is typically obligated under its distribution agreements to provide cooperative advertising funds to the distributor based on the distributor's purchase of Firefox's products. In 1993, ICL accounted for 17% of Firefox's net revenues, and in 1994, GBC/Vitek accounted for 21% of Firefox's net revenues. Firefox's agreement with GBC/Vitek contains terms substantially similar to its agreements with its other distributors.

  Sales in the United States accounted for approximately 18%, 41% and 45% of Firefox's revenues in 1993, 1994 and 1995, respectively; sales in the United Kingdom accounted for approximately 68%, 40% and 39% of Firefox's revenues in 1993, 1994 and 1995, respectively; and sales in the rest of the world accounted for 14%, 19% and 16% of Firefox revenues in 1993, 1994 and 1995, respectively. Firefox expects that sales in the United States and the United Kingdom will continue to account for a substantial majority of Firefox's revenues for the foreseeable future. There can be no assurance that Firefox will be able to achieve significant penetration of the United States, United Kingdom or other markets.

  Firefox's marketing activities are designed to increase awareness among enterprises of the advantages of server-based internetworking. In addition to securing key reference accounts, Firefox's marketing activities include cooperative advertising, sponsorship of educational seminars, participation in trade shows worldwide, involvement in industry seminars and conferences, advertising, public relations and publication of technical articles.

  Firefox conducts its sales and marketing activities from its offices in the United Kingdom and the United States. The Solihull, United Kingdom office is primarily responsible for sales and marketing in Europe including the United Kingdom, Germany and the Benelux and Scandinavian nations, the Middle East and Africa (principally South Africa), and it also has offices in Germany and Sweden to support sales and marketing efforts in those regions. The San Jose, California office is primarily responsible for sales and marketing in North and

South America and the Pacific Rim. Firefox also has offices in Washington, D.C. and Philadelphia to support Firefox's sales and marketing efforts to the United States Federal Government and in the eastern United States. As of December 31, 1995, Firefox's sales and marketing organization consisted of 35 employees in the United Kingdom, Germany and Sweden and 32 employees in the United States.

CUSTOMER SUPPORT AND SERVICE

  Firefox provides both pre-sales and post-sales end-user support. Firefox's support operations are staffed by experienced engineers who handle most support calls by telephone. Firefox's support operations also provide end-user, distributor and reseller training. Firefox has support operations in Solihull, United Kingdom and San Jose, California.

  Firefox provides a 90-day post-sale warranty for its products and sells annual maintenance contracts. To date, costs associated with warranty claims have not been material. Customers with maintenance contracts receive full telephone support service, software updates and bug fixes. Firefox allows its customers and end users to access support services by telephone, electronic mail and a bulletin board system, and has a support service on the World Wide Web.

PRODUCT DEVELOPMENT

  Firefox's product development efforts are focused on enhancing its existing products and developing and introducing new products in a timely fashion to meet a wide range of customer needs. Firefox's products are designed to support most major internetworking protocols. Firefox's approach has been to implement common core functionality in each of its products and then add separate protocol-specific software. This design approach has allowed Firefox to adapt its core technology to address different protocols, such as TCP/IP, OSI and DEC LAT.

  Firefox currently plans to introduce new products and product enhancements over the next year, including additional products offering NetWare to TCP/IP connectivity and messaging products. In addition, Firefox is currently developing products designed to be integrated with Windows NT. There can be no assurance that Firefox's products will be portable to new and different NOSs and client operating systems, if at all, without significant investments of resources. The failure to port its products to major NOSs or client operating systems on a timely basis, together with the expenditure of resources associated with related development efforts, could materially and adversely affect Firefox's results of operations. Any failure by Firefox to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on Firefox's business, financial condition and results of operations.

  Firefox's products include both internally developed technology and technology acquired or licensed from other parties. For instance, Firefox has licensed Internet tools from Spyglass, FineLine and INEL, mail and messaging technology from Data Connection and Unipalm and client software (LAN WorkPlace) from Novell. Firefox is to a certain extent dependent upon such third parties' ability to enhance their current products, to develop new products on a timely and cost-effective basis that will meet changing customer needs and to respond to emerging industry standards and other technological changes. There can be no assurance that Firefox would be able to replace the functionality provided by the third party software currently offered in conjunction with Firefox's products in the event that such software becomes unavailable to Firefox or obsolete or incompatible with future versions of Firefox's products, and the absence of that functionality could have a material adverse effect on Firefox's business, financial condition and results of operations.

  As of December 31, 1995, Firefox had 35 people employed in research, development and engineering, 34 of whom were located in Firefox's Solihull offices in the United Kingdom. During 1993, 1994 and 1995, Firefox's research and development expenses were $948,000, $1,428,000 and $2,534,000, respectively. Firefox anticipates that it will commit substantial resources to research and development in the future.

COMPETITION

  The networking software market is intensely competitive and characterized by rapid changes in technology and evolving standards. In the market for connectivity products, Firefox competes primarily with vendors of stand-alone, client-based connectivity solutions such as NetManage and FTP, vendors of LAN gateways and vendors supporting Novell's IPX/SPX protocols directly on host systems. In the market for client-server products, Firefox competes primarily with vendors of stand-alone, client-based solutions and of LAN gateways. With respect to Firefox's messaging and directory services products under development, Firefox expects to compete primarily with vendors of proprietary mail solutions that incorporate SMTP gateways, such as Microsoft, Lotus and Novell. Firefox expects to encounter competition from new entrants selling server-based solutions.

  In the future, providers of major NOS and client operating system products may increasingly seek to incorporate in their products functionality similar to that provided by Firefox's connectivity products. In particular, Microsoft has incorporated internetworking connectivity and communications software in its Windows 95 operating system, which may reduce the incremental value of Firefox's product offerings to enterprises which adopt Windows 95. To the extent that Microsoft enhances the internetworking capabilities of Windows 95, this effect may increase. Further, Novell and other providers of NOSs currently offer protocol stacks within their NOSs, and if they were to add applications to their network operating systems offering functionality competitive with that of Firefox's products, sales of Firefox's products could be adversely affected. There can be no assurance that market uncertainty relating to Novell's product plans, the introduction of new products by Novell, or other actions by Novell, will not render Firefox's products noncompetitive or obsolete or that Novell will continue to cooperate with Firefox. In addition, in connection with the development and enhancement of certain of its products, Firefox has in the past and expects in the future to receive pre-release access to certain of Novell's products. There can be no assurance, however, that Novell will continue to make such pre-release access available, and any discontinuance could have an adverse effect on Firefox's ability to provide timely enhancements to its products that are to some extent dependent upon Novell's products.

  Firefox's server-based solutions have been designed to run certain applications in third-party client connectivity software, and therefore the Firefox NOV*IX product is able to run the software of most of Firefox's competitors offering PC-centric solutions. As a result, Firefox has established relationships with some of these competitors. For instance, ICL is an OEM for Firefox's NOV*OS and NOV*IX product lines, which are distributed worldwide by ICL through its standard price catalog.

PROPRIETARY RIGHTS

  Firefox relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Firefox seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Firefox presently has no patents or patent applications pending. Despite Firefox's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Firefox's products or to obtain and use information that Firefox regards as proprietary. Policing unauthorized use of Firefox's products is difficult, and, while Firefox is unable to determine the extent to which piracy of its software exists, software piracy can be expected to be a persistent problem. The laws of some foreign countries do not protect Firefox's proprietary rights to as great an extent as do the laws of the United States, and because of Firefox's significant international presence, there can be no assurance that Firefox will be able to protect its proprietary rights in the jurisdictions into which it sells its products. There can be no assurance that Firefox's means of protecting its proprietary rights will be adequate or that Firefox's competitors will not independently develop similar technology.

  In the future, Firefox may receive communications from third parties asserting Firefox products infringe, or may infringe, the proprietary rights of third parties, seeking indemnification against such infringement or indicating that Firefox may be interested in obtaining a license from such third parties. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Firefox's business and results of operations. If any claims or actions are asserted against Firefox, and Firefox were required to seek a license to a third party's intellectual property, there can be no assurance that Firefox would be able to acquire such a license on reasonable terms or at all. Should litigation with respect to any such claims be commenced, such litigation could be extremely expensive and time consuming and could materially and adversely affect Firefox's business and results of operations.

EMPLOYEES

  As of December 31, 1995, Firefox and its subsidiaries collectively employed 91 persons outside of the United States, of whom 34 were primarily engaged in research and development activities, 13 in finance and administration and 44 in sales, marketing, customer support and related activities. As of December 31, 1995, Firefox or its wholly owned subsidiary, Firefox (U.S.) Inc., employed 58 persons in the United States, of whom one was primarily engaged in research and development activities, 14 were engaged in finance and administration and 43 in sales, marketing customer support and related activities. None of Firefox's employees is currently represented by a labor union. Firefox considers its relations with its employees to be good.

FACILITIES

  Firefox's principal offices are located in Santa Clara, California under a lease that will expire July 31, 2002. Firefox's principal research and development facilities and European sales and marketing offices are located in Solihull, United Kingdom and are under a lease that will expire in December 1996. In addition, Firefox maintains a research and development facility in Luton, United Kingdom, and sales offices in the Washington, D.C. area, Philadelphia, Sweden and Germany.

LITIGATION

  On February 23, 1996, a class action lawsuit was filed in the United States District Court for the Northern District of California, San Francisco Division, naming Firefox and certain of its officers and directors as defendants. The lawsuit alleged that the defendants misrepresented or failed to disclose material facts about Firefox's operations and financial results, which the plaintiffs contend resulted in an artificial inflation of the price of the Firefox Common Stock. The suit was purportedly brought on behalf of a class of purchasers of Firefox's stock during the period from August 3, 1995 to January 2, 1996. The complaint alleged claims for violation of Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder and sought relief in the form of unspecified compensatory damages, pre- and post-judgment interest, attorneys' and expert witness fees and such extraordinary, equitable and/or injunctive relief as permitted by law, equity and the federal statutory provisions under which the suit was brought. Specifically, the complaint alleged that each of the defendants knew or had access to allegedly material adverse non-public information about Firefox's financial results and business conditions which allegedly was not disclosed, improperly recognized certain revenues and failed to keep adequate reserves and participated in drafting, reviewing and/or approving alleged misleading statements, releases, analyst reports and other public representations, including disclaimers and warnings, of and about Firefox. On June 5, 1996, the District Court entered an order dismissing plaintiffs' complaint. Certain of plaintiffs' claims that alleged Firefox was responsible for false and misleading analyst reports, Firefox statements and financial statements were dismissed with leave to amend on the grounds that as to each of these types of statements, the complaint had failed to plead the false or misleading statements with the specificity required by Federal Rule of Civil Procedure 9(b) and the Private Securities Litigation Reform Act, and/or that plaintiffs failed to allege facts giving rise to a strong inference that defendants acted intentionally or recklessly. In addition, certain of plaintiffs' claims that warnings and disclosures in Firefox's Form 10-Qs were false and misleading were dismissed with prejudice. Because the District Court dismissed the claims in the complaint based on violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, the court also dismissed with leave to amend the "controlling person" liability claim alleged under Section 20(a) of the Exchange Act against John A. Kimberley, which requires adequate allegations that the "controlled person" (here, allegedly, Firefox) was liable under Section 10(b) or Rule 10b-5. The District Court gave plaintiffs until July 5, 1996 to amend the complaint. Plaintiffs have advised that they will amend the complaint and have requested that defendants stipulate to an extension to July 22, 1996 for them to file the amended complaint. Defendants have so stipulated in return for an extension to September 4, 1996 to respond to the amended complaint. Firefox has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers and directors vigorously if the complaint is amended. In order to support an adequate defense, Firefox may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to Firefox, Firefox could be required to pay a substantial judgment. See "Risk Factors--Risks Relating to FTP and Firefox-- Litigation Against Firefox" and "Recent Developments."

  A former employee filed a complaint against Firefox on March 23, 1995 in the Superior Court of the State of California, County of Santa Clara, claiming rights to compensation and punitive damages in connection with the cessation of his employment with Firefox. Firefox has demurred to the complaint, but no resolution of this matter has been obtained or is likely to occur in the near future.

  A former U.K. employee filed suit against Firefox in July 1995 in the German court in Saarlouise. The court has accepted jurisdiction, and a hearing of the merits of the case has been set for April 12, 1996.

  Although litigation is inherently uncertain, Firefox believes that such employment claims are without merit and that the ultimate resolution of these matters will not be material to its future financial position or results of operations, and Firefox intends to defend against these claims vigorously.

                      FIREFOX MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Firefox develops, markets and supports server-based internetworking software for Novell NetWare LANs. Firefox's connectivity products enable NetWare LAN work groups to access applications and services on workstations, minicomputers, mainframes and the Internet. Firefox's client-server products enable client-server applications running on NetWare LANs to integrate with application servers running on mainframe and minicomputer host systems, and Firefox's mail product is an electronic mail system enabling NetWare LANs to connect to UNIX mail systems and the Internet. Firefox began shipping its connectivity products in late 1990 with the introduction of its NOV*OS product, which enables NetWare to OSI connectivity. In late 1992, Firefox introduced the first of its NOV*IX products, which enable NetWare to TCP/IP connectivity. In late 1993, Firefox introduced the first of its NOV*AX products, which enable NetWare to DEC LAT connectivity. Firefox introduced its client-server products in 1993 and its mail products in 1995.

  Firefox markets its products through its direct sales force, which is focused on organizations with large enterprise networks, as well as through selected distributors, systems integrators and value-added resellers. Firefox has derived substantially all of its revenues to date from sales of its connectivity products and, specifically, sales of Firefox's NOV*IX products have accounted for a majority of these revenues. Firefox expects that its NOV*IX and other connectivity products will continue to account for the substantial majority of Firefox's net revenues for the foreseeable future. Furthermore, because NOV*IX and Firefox's other products have been developed for LANs running Novell's NetWare LAN operating system, sales of Firefox's products could be materially adversely affected by market developments adverse to Novell or NetWare. Firefox may be required to enhance such products to anticipate or respond adequately to changes in technology and customer preferences. There can be no assurance that Firefox will be successful at making such enhancements at all or in a timely fashion.

  Firefox's operating results will depend in substantial part upon its ability to increase unit volume sales of its connectivity products and to begin to generate significant product revenues from its client-server and mail products and from messaging products currently under development. Any failure to increase net revenues from connectivity products or to generate net revenues from other products, whether due to competition, technological change or otherwise, would have a material adverse effect on Firefox's business and results of operations. For example, in each of the fourth quarter of 1995 and the first quarter of 1996, Firefox's net revenues from connectivity products declined from third quarter levels and contributed significantly to the net loss of $1.0 million experienced by Firefox during each of those quarters.

  Firefox expanded the size of its operations significantly in 1995, and its plans call for continued expansion in the number of its employees and the geographic scope of its sales efforts and operations. The length of time required to consummate the Merger has resulted in a loss of momentum for Firefox's business, has resulted in the loss of key sales management personnel and is likely to result in the loss of additional management and staff in the near term, all of which has had and is likely to continue to have a material adverse effect on Firefox's operating results and financial condition at least in the near term.

  Firefox expects to experience significant fluctuations in quarterly operating results in the future that may be caused by many factors, including, among others, the size and timing of individual orders; customer order deferrals in anticipation of new products; timing of introduction or enhancement of products by Firefox or its competitors; market acceptance of new products; technological changes in computer networking; competitive pricing pressures; seasonality of revenues; changes in resellers' inventory practices; the exercise of stock rotation or inventory price protection rights by distributors; the accuracy of resellers' forecasts of end user demand; changes in Firefox's operating expense; personnel changes; foreign currency exchange rates; mix of products sold; quality control of products sold; and general economic conditions. Cancellation or deferral of one or a small number of orders could cause significant fluctuations in quarterly operating results. As a result, Firefox believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the shares of Firefox Common Stock.

  Because Firefox generally ships software products within a short period after receipt of an order, Firefox typically does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. Further, Firefox typically generates a large percentage of its quarterly revenues during the last weeks of the quarter. Firefox's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed. Therefore, Firefox may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand in relation to Firefox's expectations or any material delay of customer orders would have an almost immediate adverse impact on Firefox's operating results and on Firefox's ability to maintain profitability. In fact, Firefox believes these circumstances contributed significantly to its net losses experienced in the fourth quarter of 1995 and the first quarter of 1996.

  Firefox's net revenues increased 162% from 1993 to 1994 and increased by 46% from 1994 to 1995. However, net revenues for the first quarter of 1996 decreased by 11% to $4.2 million from $4.7 million in the first quarter of 1995. Accordingly, the growth rates experienced in prior years are not sustainable in the near term and are not necessarily indicative of future operating results. Further, given Firefox's significantly different levels of operations during each of these three years, year-to-year comparisons may not be meaningful, and Firefox's limited operating history makes the prediction of future annual or quarterly operating results difficult or impossible.

  Forward-looking statements in this section and elsewhere in this Joint Proxy Statement/Prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this section and elsewhere in this Joint Proxy Statement/Prospectus include terms such as "believes," "may be," "anticipates," "is likely," "in the future," "expects" or similar phrases. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements contained herein as a result of the size and timing of orders, the mix of products sold, customer deferrals in anticipation of new products, competition, technological change, changes in operating expenses, risks of integration of the two companies, changes in distributor terms or performance or other risks outlined in "Risk Factors."

RESULTS OF OPERATIONS

  The following table sets forth the percentage of net revenues represented by certain items in Firefox's consolidated statements of operations for the periods indicated:

                                           YEAR ENDED        THREE MONTHS
                                          DECEMBER 31,      ENDED MARCH 31,
                                         -----------------  -----------------
                                         1993   1994  1995   1995      1996
                                         ----   ----  ----  -------   -------
Net revenues
  Licenses..............................  97%    92%   89%       93%       85%
  Service and other.....................   3      8    11         7        15
                                         ---    ---   ---   -------   -------
    Total net revenues.................. 100    100   100       100       100
                                         ---    ---   ---   -------   -------
Cost of revenues
  Licenses..............................  13     12    13        14        16
  Service and other.....................   2      6     5         4         8
                                         ---    ---   ---   -------   -------
    Total cost of revenues..............  15     18    18        18        24
                                         ---    ---   ---   -------   -------
Gross margin............................  85     82    82        82        76
                                         ---    ---   ---   -------   -------
Operating expenses
  Research and development..............  18     11    13        12        22
  Sales and marketing...................  50     47    52        45        73
  General and administrative............  21     15    15        14        28
                                         ---    ---   ---   -------   -------
    Total operating expenses............  89     73    80        71       123
                                         ---    ---   ---   -------   -------
Income (loss) from operations...........  (4)     9     2        11       (47)
Interest income (expense), net..........  (2)    (1)    3        (1)        5
                                         ---    ---   ---   -------   -------
Income (loss) before income taxes.......  (6)     8     5        10       (42)
Provision (credit) for income taxes.....  (2)     3     2         4       (17)
                                         ---    ---   ---   -------   -------
Net income (loss).......................  (4)%    5%    3%        6%      (25)%
                                         ===    ===   ===   =======   =======

 Net Revenues

  Net revenues consist primarily of fees for licenses of Firefox's software products and revenues from customer support. Firefox recognizes revenue from software licenses after shipment of the product and fulfillment of acceptance terms, if any, and when no significant contractual obligations remain outstanding. When Firefox receives payment prior to shipment or fulfillment of significant vendor obligations, such payments are recorded as deferred revenue and customer deposits and are recognized as revenue upon shipment or fulfillment of significant vendor obligations. Customer support revenue is deferred and recognized ratably over the term of the support agreement, which is typically one year.

  Net revenues from licenses grew from $5.0 million in 1993 to $12.5 million in 1994 and to $17.7 million in 1995. The increase in license revenues during the periods was due primarily to increased shipments of Firefox's connectivity products, particularly the NOV*IS products introduced in late 1992. Firefox's revenue decreased from the third to the fourth quarter of 1995 by approximately $1.6 million and a loss of approximately $1.0 million was incurred in the fourth quarter. The decrease in revenues was primarily due to decreased product shipments as a result of, among other factors, poor performance of Firefox's sales and marketing organization, which led to the replacement of key personnel in the fourth quarter. The $1.0 million loss was primarily due to lower net revenue and substantial increases in sales and marketing expenses throughout the fourth quarter. Net revenues from licenses for the first quarter of 1996 decreased by 20% to $3.5 million from $4.4 million in the first quarter of 1995. The decrease in the first quarter was primarily due to decreased shipments of Firefox's connectivity products as a result of the loss of momentum in Firefox's business due to the length of time required to consummate the Merger and loss of sales management personnel in the United States, as well as the timing of receipt of certain orders in the United Kingdom.

  Net revenues from service and other grew from $148,000 in 1993 to $1.1 million in 1994 and to $2.1 million in 1995 and increased by 106% to $645,000 in the first quarter of 1996 from $313,000 in the first quarter of 1995. The increase in service and other income was primarily attributable to revenue from service contracts due to the increased number of users of Firefox's connectivity products.

  In 1993, 1994 and 1995, sales in the United States accounted for 18%, 41% and 45%, respectively, of Firefox's net revenues. Over the same periods, sales in the United Kingdom accounted for 68%, 40% and 39%, respectively, of Firefox's net revenues, and sales in the rest of the world accounted for 14%, 19% and 16%, respectively, of Firefox's net revenues. See Note 11 of Notes to Firefox Consolidated Financial Statements included elsewhere herein. In the first quarter of 1996, sales in the United States accounted for 50% of the Company's net revenues compared with 45% in the first quarter of 1995, and sales in the United Kingdom accounted for 37% of Firefox's net revenues compared with 42% in the first quarter of 1995. The reduction of revenues derived from the United Kingdom as a percentage of total revenues resulted from the timing of receipt of certain UK orders. Sales in the rest of the world remained constant at 13% of Firefox's net revenues in the first quarter of both 1996 and 1995. Firefox expects that sales in the United States and the United Kingdom will continue to account for a substantial portion of Firefox's revenues for the foreseeable future. There can be no assurance that Firefox will achieve significant penetration in the United States, United Kingdom or other markets.

  In 1993, one distributor, ICL, accounted for 17% of Firefox's net revenues. In 1994, another distributor, GBC/Vitek, accounted for 21% of Firefox's net revenues. See Note 11 of Notes to Firefox Consolidated Financial Statements. However, there can be no assurance that sales to these distributors will reach or exceed historical levels in the future.

  Firefox expects that net revenues will consist principally of license revenues and, to a lesser extent, service revenues for the foreseeable future. However, Firefox may generate additional revenues in the future from time to time by providing software consulting and development services for third parties, such as the services provided by Firefox and its agents pursuant to its agreement with UNIX Systems Laboratories.

  After implementing certain price increases in early 1995, Firefox generally maintained its average selling prices for its various product ranges; however, Firefox expects that, over time, average selling prices for its connectivity products (which in 1995 and the first quarter of 1996 accounted for substantially all of Firefox's net revenues) may decline as the market for these products becomes more competitive. Any material reduction in the price of Firefox's products would require Firefox to increase unit sales in order to maintain net revenues and could result in a material adverse effect on Firefox's results of operations.

  As is typical in the software industry, Firefox grants to its distributors stock rotation rights and limited rights to return unsold inventories of Firefox's products in exchange for new purchases. In addition, Firefox provides price protection to its distributors, and a decrease in the price of Firefox's products could have a material adverse effect on Firefox's operating results. Firefox provides allowances for projected returns and price protection. However, there can be no assurance that the balances will be sufficient to offset product returns and price protection in the future.

 Gross Margin

  Gross margin consists of net revenues less cost of revenues, including royalties, materials, manufacturing costs, warranty expenses and service costs. Gross margin as a percentage of net revenues declined from 85% in 1993 to 82% in both 1994 and 1995. Gross margin as a percentage of net revenues decreased from 82% in the first quarter of 1995 to 77% in the first quarter of 1996. Gross margins from licenses as a percentage of net revenues from licenses were 87% in both 1993 and 1994 and 85% in 1995, and were 82% in the first quarter of 1996 compared to 85% in the comparable 1995 quarter. Gross margins from service and other as a percentage of net revenues from service and other were 23% in 1993, 28% in 1994 and 55% in 1995, and 50% in the first quarter of 1996 compared to 39% for the quarter ended March 31, 1995.

  The decrease in percentage gross margins from licenses from 1995 to 1996, and for the first quarter of 1996 compared to the same quarter in 1995, is primarily due to higher manufacturing costs associated with Firefox's products and in particular royalty costs relating to the sale of Firefox's Internet products. Firefox expects that, over time, average selling prices for its connectivity products may decline as the market for these products becomes more competitive, reducing the gross margins on these products. The increase in percentage gross margins from services and other over the same periods is primarily due to spreading associated costs over higher services revenues. The improvement in 1995 over 1994 was also attributable to proportionately less revenues from consulting services, which generally produced a lower gross margin than other service and support activities.

 Research and Development

  Research and development expenses consist primarily of employee costs, costs of materials consumed in developing and designing new products and, to a lesser extent, outside contract service costs, equipment rentals, depreciation and occupancy costs. Expenditures for research and development increased from $948,000 in 1993 to $1.4 million in 1994 to $2.5 million in 1995. Research and development expenses decreased as a percentage of net revenues from 18% in 1993 to 11% in 1994, but increased as a percentage of net revenues to 13% in 1995. The decrease from 1993 to 1994 primarily was due to Firefox's increased net revenues over the period. The increase in the percentage from 1994 to 1995 was due to increased research and development expenditures, offset in part by higher net revenues over 1994. Expenditures for research and development increased from $558,000 in the first quarter of 1995 to $917,000 in the first quarter of 1996. Research and development expenses increased as a percentage of net revenues from 12% in the first quarter of 1995 to 22% in the first quarter of 1996. The increase in research and development expenses in absolute dollars resulted primarily from increased development efforts relating to Firefox's client-server products, mail products and Internet connectivity tools, including Firefox's efforts to develop NOV*IX products for use in conjunction with the Microsoft Windows NT network operating system. The increase in research and development expense as a percentage of net revenues in the first quarter of 1996 compared to the same quarter of 1995 was primarily due to increased development efforts and the effect of lower net revenues for the 1996 period.

  Firefox believes that continued commitment to research and development will be required for Firefox to remain competitive. There can be no assurance, however, that Firefox's research and development efforts, including those related to Windows NT, will result in products or enhancements to existing products which will be available on a timely basis or generate any significant revenues for Firefox. Nonetheless, Firefox intends to continue to allocate substantial resources to research and development, but research and development expenses may continue to vary as a percentage of net revenues.

  Costs for the development of new software products and substantial enhancements to existing software products are generally expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Computer Software to be Sold, Leased, or Otherwise Marketed." To date, Firefox has essentially completed its software development concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

 Sales and Marketing

  Sales and marketing expenses consist primarily of salaries and commissions of sales and marketing personnel, advertising and promotion expenses and pre-sales customer service and technical support costs. Sales and marketing expenses increased from $2.6 million in 1993 to $6.4 million in 1994 to $10.3 million in 1995, and decreased as a percentage of net revenues from 50% in 1993 to 47% in 1994, increasing to 52% in 1995. The increases in sales and marketing expenses in absolute dollars resulted from an expansion of Firefox's sales and support organization, particularly in the United States and Europe during 1995 in anticipation of increased shipments of Firefox's connectivity products. These increases reflected additions to the sales and marketing staff, the implementation of a telemarketing program and investment in promotional activities relating to new products. The decrease from 1993 to 1994 in the percentage of revenues is primarily a function of the increased revenues in such period, and the increase from 1994 to 1995 is due primarily to expenses associated with additions of sales and marketing staff in both the United States and Europe and the establishment of a German subsidiary focused on sales and support. Sales and marketing expenses increased from $2.1 million in the first quarter of 1995 to $3.1 million in the comparable 1996 quarter. As a percentage of net revenues, sales and marketing expenses increased from 46% in the first quarter of 1995 to 73% in the comparable quarter of 1996. The increase in sales and marketing expenses both in absolute dollars and as a percentage of net revenues in the first quarter of 1996 compared to the same quarter of 1995 resulted from the 1995 expansion of the Firefox sales and support organization and a continuation of the telemarketing program and promotional activities, with associated costs spread over lower revenues in the first quarter of 1996.

  As is typical in the software industry, Firefox grants to its distributors limited right to return unsold inventories of Firefox's products in exchange for new purchases. In addition, Firefox provides price protection to its distributors, and a decrease in the price of Firefox's products could have a material adverse effect on Firefox's operating results. Firefox provides allowances for projected returns and price protection. However, there can be no assurance that the balances will be sufficient to offset product returns and price protection in the future.

 General and Administrative

  General and administrative expenses increased from $1.1 million in 1993 to $2.1 million in 1994 and to $2.9 million in 1995. General and administrative expenses decreased as a percentage of net revenues from 21% in 1993 to 15% in each of 1994 and 1995, primarily due to Firefox's increased net revenues in such periods. The increases in absolute dollars were due principally to additions of staff and infrastructure, including information systems, to support Firefox's expanded operations during these periods.

  General and administrative expenses increased from $651,000 in the first quarter of 1995 to $1.2 million in the comparable quarter of 1996. Firefox completed its Initial Public Offering of stock on May 11, 1995 and general and administrative costs for the quarter ended March 31, 1996 include costs associated with being a publicly-held company. During the quarter ended March 31, 1996, Firefox incurred approximately $340,000 of non-recurring pre-tax charges relating to the Merger. As a percentage of net revenues, general and administrative expenses increased from 14% in the first quarter of 1995 to 28% in the first quarter of 1996. Firefox anticipates that general and administrative expenses may continue to vary as a percentage of net revenues.

 Interest Income (Expense), Net

  Firefox generated net interest income in 1995 of $568,000, compared to net interest expense of $91,000 and $142,000 incurred by Firefox in 1993 and 1994, respectively. In the first quarter of 1996, Firefox had $213,000 of net interest income, compared to $46,000 of net interest expense in the first quarter of 1995. The change in the respective periods was primarily as a result of investing certain proceeds of Firefox's initial public offering.

 Provision (Credit) for Income Taxes

  Firefox's provision for income taxes for 1995 was $446,000, based on an effective income tax rate of 46.3%. This rate was higher than the 1994 effective tax rate of 41.7%, because the 1995 rate was affected by proportionately higher non-deductible expenses on a lower net income before tax.

  The provision for income taxes as a percentage of pretax loss was 40.0% for the first quarter of 1996 which compared to a similar provision for pretax income in the first quarter of 1995.

 Liquidity and Capital Resources

  Firefox has financed its operations to date through private and public sales of its equity securities, short-term bank borrowings and with cash from operations. On May 11, 1995, Firefox completed its initial public offering of common stock. Through this offering, Firefox sold an additional 1.5 million shares of its common stock, which generated approximately $23.1 million of cash, net of expenses.

  Net cash used in operating activities was $3.2 million for 1995, which resulted primarily from increases in accounts receivable, increases in prepaid expenses and license fees. This was partially offset by net income and depreciation and by increases in income taxes payable and deferred revenue and customer deposits. Cash used in investing activities results primarily from purchases of short-term investments and capital assets. Net cash used in operating activities was $785,000 for the first three months of 1996 which resulted primarily from the net loss incurred in the period, an increase in prepaid expenses and other assets, a decrease in income taxes payable and an increase in prepaid income taxes. This was partially offset by a decrease in accounts receivable and increases in accounts payable and accrued liabilities. Cash provided by investing activities during such period totaled $771,000, and was primarily generated by the net sales of short-term investments.

  As of December 31, 1995, accounts receivable totaled $6.7 million compared to $3.1 million at December 31, 1994. As of March 31, 1996, accounts receivable totaled $5.7 million compared to $3.1 million at March 31, 1995. Following its initial public offering, Firefox ended its factoring arrangement with Lombard NatWest Limited, a factoring company based in the United Kingdom which had been purchasing a significant percentage of Firefox's receivables shortly after invoice generation. As a consequence of terminating this factoring relationship, the increase in Firefox's revenues, and the granting of extended payment terms to certain customers, Firefox's accounts receivable have increased substantially. Firefox has taken steps to reduce the accounts receivable balance, including pursuing outstanding receivables more aggressively. However, there can be no assurance that Firefox will be able to reduce its level of accounts receivables in the future.

  On February 23, 1996, a class action lawsuit was filed in the United States District Court for the Northern District of California, San Francisco Division, naming Firefox and certain of its officers and directors as defendants. On June 5, 1996, the District Court entered an order dismissing the complaint in its entirety, with leave to amend. The lawsuit alleged that the defendants misrepresented or failed to disclose material facts about Firefox's operations and financial results, which the plaintiffs contend resulted in an artificial inflation of the price of the Firefox Common Stock. The suit was purportedly brought on behalf of a class of purchasers of the

Firefox Common Stock during the period from August 3, 1995 to January 2, 1996. The complaint alleged claims for violations of Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder and sought relief in the form of unspecified compensatory damages, pre- and post-judgment interest, attorneys' and expert witness fees and such extraordinary, equitable and/or injunctive relief as permitted by law, equity and the federal statutory provisions under which the suit was brought. Specifically, the complaint alleged that each of the defendants knew or had access to allegedly material adverse non-public information about Firefox's financial results and business conditions which allegedly was not disclosed, improperly recognized certain revenues and failed to keep adequate revenues and participated in drafting, reviewing and/or approving alleged misleading statements, releases, analyst reports and other public representations, including disclaimers and warnings, of and about Firefox. Firefox has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers and directors vigorously if the complaint is amended. In order to support an adequate defense, Firefox may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to Firefox, Firefox could be required to pay a substantial judgment. See "Risk Factors--Risks Relating to FTP and Firefox-- Litigation Against Firefox" and, for further information concerning the reasons for the court's dismissal of the complaint, see "Recent Developments."

  As of March 31, 1996, Firefox had working capital of $21.2 million and had cash, cash equivalents and short-term investments of $15.5 million. Firefox had no bank indebtedness and no long-term commitments other than minimum capital and operating lease obligations. Firefox believes that the existing cash, cash equivalents and short-term investments and funds generated from operations will provide Firefox with sufficient funds to finance its operations through at least the next 12 months. Thereafter, Firefox may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to Firefox or its stockholders.

                               MANAGEMENT OF FTP

EXECUTIVE OFFICERS AND DIRECTORS

  The following individuals are expected to serve as the executive officers and directors of FTP immediately following the Merger:

NAME                      AGE                               POSITION
- ----                      ---                               --------
David H. Zirkle.........   60 Chief Executive Officer, Chairman of the Board and Director (Class II)
Glenn C. Hazard.........   45 President and Chief Operating Officer and Director (Class III)
Douglas F. Flood........   38 Senior Vice President of Business Development and Planning, General
                              Counsel and Clerk
John H. Keller..........   44 Senior Vice President of Business Operations and Director (Class II)
John A. Kimberley.......   48 Vice Chairman of FTP, Executive Vice President of Firefox and
                              Director (Class II)
Peter R. Simkin.........   43 Chief Technical Officer
John J. Warnock, Jr.....   40 Senior Vice President, Chief Financial Officer and Treasurer
Vinton G. Cerf (2)......   52 Director (Class III)
David D. Clark..........   53 Director (Class I)
F. David Fowler (1)(2)..   62 Director (Class I)
Louise A. Mathews          51
 (1)(2).................      Director (Class III)

- --------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

  Immediately following the Merger, Firefox will be operated as a wholly-owned subsidiary of FTP. It is a condition to the Merger that Mr. Kimberley, currently President, Chief Executive Officer and Chairman of Firefox, be elected as a member of the FTP Board of Directors effective as of the Effective Time; and it is anticipated that he will be elected as a Class II Director. At such time, Mr. Kimberley will also become Vice Chairman of FTP and Executive Vice President of Firefox. As of the Effective Time, Mr. Simkin, currently Vice President and Chief Technical Officer of Firefox, will become Chief Technical Officer of FTP, and Mr. Whitehead, currently Vice President and Chief Scientist of Firefox, will continue as such. See "The Merger and Related Transactions--Interests of Certain Persons in the Merger" and "-- Conditions to the Merger."

  FTP's Restated Articles of Organization, as amended, and Amended and Restated Bylaws provide for the classification of FTP's Board of Directors into three classes, as nearly equal in number as possible, with the terms of such classes staggered so that only one class is elected each year, in each case for a three-year term or until a successor to each Director in such Class is duly elected and qualified. The FTP Board of Directors presently consists of seven persons. Of such persons, as indicated in the preceding table, two are serving as Class I Directors for a term expiring at the FTP 1997 Annual Meeting of Stockholders, two are serving as Class II Directors for a term expiring at the FTP 1998 Annual Meeting of Stockholders, and two are serving as Class III Directors for a term expiring at the FTP 1996 Annual Meeting of Stockholders.

  David H. Zirkle has served as Chief Executive Officer, Chairman and a Director of FTP since January 1993 and served as President of FTP from January 1993 to April 1996. Mr. Zirkle served as a consultant to FTP from February 1992 through December 1992. From October 1982 to November 1991, Mr. Zirkle served as an executive in the U.S. operations of Racal Electronics, PLC, a data communications company. From 1986 through November 1991, he served as President and Chief Executive Officer of The Racal Corporation, a wholly-owned subsidiary of Racal Electronics, PLC.

  Glenn C. Hazard joined FTP as President and Chief Operating Officer, and was appointed to FTP's Board of Directors, in April 1996. Prior to joining FTP, from March 1995 to December 1995, Mr. Hazard served as Senior Vice President of Business Transformation of Legent Corporation, a systems management software company acquired by Computer Associates in August 1995. Prior thereto, Mr. Hazard held various management positions with AT&T Corp. and its subsidiaries from 1983 to 1995, including Senior Vice President of Business Transformation of AT&T Corp. from June 1994 to March 1995, Vice President of Business Process Reengineering of AT&T Global Information Systems from September 1993 to June 1994, Vice President of Process Reengineering of AT&T Global Business Communications Systems from August 1992 to September 1993 and Director of Process Reengineering of AT&T Global Business Communications Systems from 1990 to August 1992.

  Douglas F. Flood joined FTP as General Counsel in June 1993. In June 1994, he was elected Clerk of FTP, in January 1995 he became Vice President, in August 1995 he was promoted to Senior Vice President of Administration and in February 1996 he became Senior Vice President of Business Development and Planning. From 1991 to June 1993, he practiced law at Fish & Richardson, concentrating in the areas of licensing and copyright. From 1987 to 1991, Mr. Flood was Associate General Counsel at Interactive Data, a Dun & Bradstreet corporation, and from 1983 to 1987 he served as an attorney for Raytheon Company.

  John H. Keller joined FTP in November 1993 as Vice President of Technical Services. He became Vice President of Engineering in May 1994 and was promoted to Senior Vice President of Business Operations in August 1995. Mr. Keller was appointed to the Board of Directors of FTP in February 1995. Prior to joining FTP, Mr. Keller was employed by Fibronics International, Inc., a networking company, from 1992 to November 1993 as Vice President of Operations, from 1991 to 1992 as Director of Operations, from 1989 to 1991 as Director of Customer Service and from 1986 to 1989 as Customer Service Manager.

  John A. Kimberley has served as Chairman of the Board of Directors, President and Chief Executive Officer of Firefox since January 1990. Prior to that time, beginning in 1986, Mr. Kimberley served as Managing Director of the UNIX distribution subsidiary of TIS Limited, a UNIX hardware and software distributor. Prior to jointing TIS, he served as Sales Director for Star plc, a UNIX hardware and software distributor, where he was responsible for the distribution of Convergent Technologies UNIX systems to the United Kingdom and Europe.

  Peter R. Simkin was the founder of Firefox and has served as Vice President and Chief Technical Officer of Firefox since January 1994. He previously served as a Director of Firefox from November 1989 to February 1995 and as Vice President of Marketing and Product Strategy from November 1989 until January 1994. Prior to that time, he was Sales and Marketing Director of Network Designers International Limited, a supplier of network solutions. In July 1985, Mr. Simkin joined Lion Systems Ltd, a networking solutions company, as Marketing Manager responsible for developing the company's PC based communications system. Lion Systems Ltd was part of the Atlantic Group and subsequently became Atlantic Network Systems in 1986. Mr. Simkin also served as Marketing Director of its PC communications subsidiary. Prior to joining Lion Systems, Mr. Simkin held a number of sales and marketing positions with International Computers plc over a 13-year period.

  John J. Warnock, Jr. joined FTP on January 24, 1996 as Senior Vice President and Chief Financial Officer, and was elected Treasurer on February 14, 1996. Prior to joining FTP, Mr. Warnock served as Managing Director of Mergers and Acquisitions at Bell Atlantic Corporation from 1990 to November 1995, as Vice President of Corporate Finance of W.H. Newbold's Son & Company, Inc., an investment banking firm, from 1985 to 1990, and as audit manager at Arthur Andersen & Co. from 1977 to 1985.

  Vinton G. Cerf has served as a Director of FTP since January 1994. Dr. Cerf has been the Senior Vice President of Data Architecture of the Engineering Division of MCI Telecommunications, Inc. since February 1994. From 1992 to 1995, Dr. Cerf served as President of the Internet Society. From June 1986 through February 1994, Dr. Cerf served as Vice President of the Corporation for National Research Initiatives.

  David D. Clark has served as a Director of FTP since July 1995. Since 1973, Dr. Clark has been employed as a Senior Research Scientist at the Massachusetts Institute of Technology Laboratory for Computer Science. Since the mid-1970's, Dr. Clark has been involved in the development of the Internet protocol suite, and from 1981 to 1989 served as Chairman of the Internet Activities Board. Dr. Clark is also a director of Proteon, Inc.

  F. David Fowler has served as a Director of FTP since November 1994. Mr. Fowler has been the Dean of the School of Business and Public Management at The George Washington University since July 1992. Prior to that time, Mr. Fowler was a partner in the firm of KPMG Peat Marwick from 1969 until 1992, during which time he served as a member of the Board of Directors of KPMG Peat Marwick from 1987 until 1992 and as managing partner of the Washington Office of KPMG Peat Marwick from 1987 until 1991.

  Louise A. Mathews has served as a Director of FTP since July 1995. Ms. Mathews is a partner at Shaw, Pittman, Potts & Trowbridge in Washington, D.C., where she has practiced law since 1984, concentrating in the areas of business and commercial real estate. She was associated with Steptoe & Johnson from 1974 to 1984 and held various other legal positions following her graduation from Duke Law School in 1969. Ms. Mathews also serves as General Counsel of the Federal City Council in Washington, D.C.

FTP EXECUTIVE COMPENSATION

  The following table and footnotes contain summary information regarding compensation paid or accrued by FTP on behalf of the chief executive officer of FTP, the other four most highly compensated executive officers of FTP for the year ended December 31, 1995 and one other individual who would have been included among the most highly compensated executive officers for 1995 but for the fact he was not an executive officer of FTP at the end of 1995 (collectively, the "FTP Named Executive Officers") for FTP's fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993.

                          SUMMARY COMPENSATION TABLE

                                       ANNUAL                    LONG-TERM
                                    COMPENSATION                COMPENSATION
                         ----------------------------------  ------------------
                                                               AWARDS   PAYOUTS
                                                             ---------- -------
                                                  OTHER      SECURITIES
                                                  ANNUAL     UNDERLYING  LTIP      ALL OTHER
        NAME AND               SALARY   BONUS  COMPENSATION   OPTIONS   PAYOUTS COMPENSATION(1)
  PRINCIPAL POSITIONS    YEAR   ($)      ($)       ($)          ($)       ($)         ($)
  -------------------    ---- -------- ------- ------------  ---------- ------- ---------------
David H. Zirkle......... 1995 $300,000 $    --   $31,160(2)   500,000      --       $4,620
 Chief Executive         1994  240,192 103,282    17,319(2)        --      --        4,620
 Officer                 1993  215,827 107,500        --      560,000      --        4,031
Dean L. Carmeris........ 1995  142,500  25,000     1,012(2)   160,000      --           --
 Vice President of Cus-
 tomer Services
Douglas F. Flood........ 1995  179,673      --    11,542(2)    50,000      --        4,620
 Senior Vice President
  of                     1994  131,312  18,135     8,888(2)    77,000      --        3,383
 Business Development
  and                    1993   64,209   4,000     1,041(2)    56,000      --           --
 Planning and General
  Counsel
Robert W. Goodnow,
 Jr. ................... 1995  135,173     --     13,050(2)       --       --        4,620
 Former Vice President
  of                     1994  165,000  70,950     1,983(2)       --       --        4,620
 Finance and Treasur-
  er(3)                  1993  165,106  82,500     1,825      160,000      --        4,497
John H. Keller.......... 1995  201,776     --      5,844(2)   100,000      --        4,620
 Senior Vice President
  of                     1994  150,154  64,567       --       100,000      --        4,620
 Business Operations     1993   18,462     --        --       160,000      --          --
Penny C. Leavy(4)....... 1995  140,000     --     77,840(5)       --       --        4,620
 Vice President of Sales 1994  110,000     --     81,778(5)    52,000      --        4,620
 and Marketing           1993   99,731     --    101,456(5)     8,000      --        4,497

- --------
(1) Amounts shown represent contributions made by FTP to its 401(k) savings plan for the accounts of the FTP Named Executive Officers.
(2) Amounts shown represent vacation payouts accrued for such years.
(3) Mr. Goodnow resigned as a Director and officer of FTP in October 1995.
(4) Ms. Leavy now serves as Vice President of Marketing.
(5) Primarily represents commissions paid under FTP's sales incentive programs and includes $11,240, $10,278 and $6,956 in 1995, 1994 and 1993, respectively, for vacation payouts accrued for such years.

STOCK OPTIONS

  The following table contains information concerning the grant of stock options under FTP's Stock Option Plan to the FTP Named Executive Officers during the year ended December 31, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL
                                                                        REALIZABLE VALUE AT
                                                                           ASSUMED ANNUAL
                                                                        RATES OF STOCK PRICE
                                                                            APPRECIATION
                                      INDIVIDUAL GRANTS                   FOR OPTION TERM
                         --------------------------------------------- ----------------------
                           NUMBER
                         SECURITIES    % OF TOTAL
                         UNDERLYING     OPTIONS
                          OPTIONS      GRANTED TO  EXERCISE
                          GRANTED     EMPLOYEES IN  PRICE   EXPIRATION
          NAME              (#)       FISCAL YEAR   ($/SH)     DATE      5%($)      10%($)
          ----           ----------   ------------ -------- ---------- ---------- -----------
David H. Zirkle.........  500,000(1)     28.58%     $31.75   3/31/05   $9,983,702 $25,300,662
Dean L. Carmeris........  160,000(1)      9.15%      31.75   3/31/05    3,194,785   8,096,212
Douglas F. Flood........   50,000(2)      2.86%      24.75   8/18/05      778,257   1,972,356
Robert W. Goodnow,
 Jr.(3).................      --           --          --        --           --          --
John H. Keller..........  100,000(2)      5.72%      24.75   8/18/05    1,556,514   3,944,513
Penny C. Leavy..........      --           --          --        --           --          --

- --------
(1) Options become exercisable in four equal annual installments beginning one year after March 31, 1995, the date of grant.
(2) Options become exercisable in four equal annual installments beginning one year after August 18, 1995, the date of grant.
(3) Mr. Goodnow resigned as a Director and officer of FTP in October 1995.

OPTION EXERCISES AND YEAR-END INTERESTS

  The following table provides information with respect to the FTP Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1995 and unexercised options held as of the end of such year.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF              VALUE OF
                                                        SECURITIES            UNEXERCISED
                                                  UNDERLYING UNEXERCISED     IN-THE-MONEY
                            SHARES                      OPTIONS AT            OPTIONS AT
                           ACQUIRED                FISCAL YEAR-END (#)    FISCAL YEAR-END($)
                              ON         VALUE         EXERCISABLE/          EXERCISABLE/
          NAME           EXERCISE (#) REALIZED($)     UNEXERCISABLE          UNEXERCISABLE
          ----           ------------ ----------- ---------------------- ---------------------
David H. Zirkle.........   160,000    $3,139,940     240,000/620,000     $5,460,000/$2,730,000
Dean L. Carmeris........       --            --                   --                       --
Douglas F. Flood........    11,600       195,750       19,250/140,550              875/871,326
Robert W. Goodnow,
 Jr.(1).................   353,175     8,683,981        324,325/ --            9,026,954/ --
John H. Keller..........       --            --       104,210/255,790          200,000/625,000
Penny C. Leavy..........    29,200       746,400       45,136/89,664         896,575/1,342,200

- --------
(1) Mr. Goodnow resigned as a Director and officer of FTP in October 1995.

COMPENSATION OF DIRECTORS

  Directors who are not full-time employees of FTP ("Non-employee Directors") receive an annual fee of $10,000 for their services, plus $1,000 for each Board of Directors meeting attended and $500 for each Board of Directors committee meeting attended.

  Additionally, Non-employee Directors receive automatic, non-discretionary grants of options to purchase shares of FTP Common Stock under FTP's 1993 Non-employee Directors' Stock Option Plan. Such Plan provides generally for an automatic grant to a Non-employee Director on the date such Director is elected, or re-elected, as a Director, of options to purchase 30,000 shares of FTP Common Stock at the fair market value at the time of the grant. One-third of such options become exercisable at the end of each year of such Director's three-year term. Non-employee Directors who are elected for less than a full three-year term receive a proportionately smaller initial grant. Dr. Clark, who was elected as a Director in June 1995 for a term expiring at the 1997 Annual Meeting, was automatically granted, on such date, options to purchase 18,768 shares of FTP Common Stock at an exercise price of $30.875 per share pursuant to this Plan. Ms. Mathews, who was elected as a Director in July 1995 for a term expiring at the 1996 Annual Meeting, was automatically granted, on such date, options to purchase 8,768 shares of FTP Common Stock at an exercise price of $30.875 per share pursuant to this Plan.

EMPLOYMENT AGREEMENTS

  David H. Zirkle and FTP are parties to an employment agreement which provides that Mr. Zirkle will serve as FTP's President and Chief Executive Officer for a period of two years commencing on March 1, 1993. Mr. Zirkle's employment agreement has twice been amended to extend his term of office, which currently will end on March 1, 1997. Mr. Zirkle's base annual salary is currently $300,000, subject to increase by the Board of Directors. Mr. Zirkle is entitled to other benefits to the same extent as all other executive officers.

  Such employment agreement also provides that in the event any person, firm, entity or group (as defined in the Exchange Act) acquires more than 50% of the issued and outstanding shares of FTP Common Stock in a transaction that does not receive the prior approval of the Board of Directors, (i) the term of Mr. Zirkle's employment agreement will be automatically extended for a period of two years from the date of such acquisition and (ii) all stock options previously issued to Mr. Zirkle that are not yet exercisable will become exercisable and all stock options previously issued to Mr. Zirkle will remain exercisable for the remainder of the term of the options without regard to the continuation of his employment with FTP. At the time the employment agreement was entered into, Mr. Zirkle was granted options to purchase 320,000 shares of FTP Common Stock at an exercise price of $6.25 per share, which options became exercisable on November 16, 1993 (the effective date of FTP's registration statement in connection with the initial public offering of FTP Common Stock).

  In the event of the breach by FTP of any material term of Mr. Zirkle's employment agreement or if Mr. Zirkle is removed as President, Chief Executive Officer or a Director of FTP prior to the end of the term of such agreement, FTP would be required to pay Mr. Zirkle an amount equal to the greater of (i) all amounts which would otherwise be due and payable under such agreement and
(ii) 25% of Mr. Zirkle's base salary as such base salary may have been increased pursuant to such agreement.

  Mr. Zirkle resigned as President of the Company in connection with the election of Glenn C. Hazard as President and Chief Operating Officer of the Company in April 1996. Mr. Zirkle continues to serve as Chief Executive Officer of the Company. His resignation as President has had no effect on his employment agreement.

  For a discussion of the Employment Agreements to be entered into with Messrs. Kimberley, Simkin and Whitehead, see "The Merger and Related Transactions--Interests of Certain Persons in the Merger--Employment Agreements with Certain Firefox Officers."

                             CERTAIN TRANSACTIONS

  During the fourth quarter of 1995, FTP and David D. Clark, a Director of FTP, entered into an oral consulting agreement pursuant to which FTP has retained Dr. Clark as a consultant in the areas of technology, strategy, product development and technology diligence related to corporate transactions, among other things, at a fee of $3,000 per day. No services were performed by Dr. Clark under this agreement during 1995.

  In connection with the relocation of John J. Warnock, Jr., FTP's new Senior Vice President, Chief Financial Officer and Treasurer, from Pennsylvania to FTP's executive offices in Massachusetts, FTP has provided to Mr. Warnock a non-interest bearing bridge loan in the principal amount of $95,000 for the purchase of Mr. Warnock's new residence in Massachusetts and has agreed to pay certain related closing costs and to reimburse Mr. Warnock for all mortgage payments payable under the mortgage on Mr. Warnock's former Pennsylvania residence for the period commencing upon the purchase of Mr. Warnock's Massachusetts residence and continuing until the sale of Mr. Warnock's Pennsylvania residence or October 31, 1996, whichever is earlier. The bridge loan is repayable in full on the 15th day following the sale of Mr. Warnock's Pennsylvania residence or, if Mr. Warnock should cease to be an employee of FTP before that date, on the date he ceases to be an employee, and is secured by a second mortgage on Mr. Warnock's Pennsylvania residence.

                              FTP STOCK OWNERSHIP

  The following table and footnotes set forth certain information regarding the beneficial ownership of the FTP Common Stock as of June 11, 1996, before giving effect to the Merger, by (i) each of the FTP Named Executive Officers,
(ii) each of the Directors of FTP and (iii) all Directors, FTP Named Executive Officers and other executive officers of FTP as a group. FTP does not know of any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) that is a beneficial owner of more than 5% of the outstanding shares of the FTP Common Stock, the only outstanding class of voting securities of FTP.

                                                  SHARES OF FTP COMMON
                                                STOCK BENEFICIALLY OWNED
                                                -----------------------------
                                                 NUMBER OF          PERCENT
   DIRECTORS AND NAMED EXECUTIVE OFFICERS          SHARES          OF CLASS
   --------------------------------------       --------------    -----------
   David H. Zirkle.............................        425,564(2)        1.55%
   Dean L. Carmeris............................         40,000(3)           *
   Douglas F. Flood............................         22,563(4)           *
   Robert W. Goodnow, Jr.+.....................        782,577           2.90%
   John H. Keller..............................        104,210(5)           *
   Penny C. Leavy..............................         72,474(6)           *
   Vinton G. Cerf..............................         25,000(7)           *
   David D. Clark..............................            --               *
   F. David Fowler.............................          5,167(8)           *
   Louise A. Mathews...........................            --               *
   All Directors, Named Executive Officers and
    other executive officers as a group (12
    persons)...................................      1,477,555(9)        5.34%

- --------
 * Less than 1%.
 + Mr. Goodnow resigned as a Director and officer of FTP in October 1995.
(1) The address of all Named Executive Officers and Directors is care of FTP, 100 Brickstone Square, Fifth Floor, Andover, Massachusetts 01810. Only the Named Executive Officers are listed individually.
(2) Includes 423,426 shares issuable pursuant to outstanding options exercisable within 60 days.
(3) Includes 40,000 shares issuable pursuant to outstanding options exercisable within 60 days.
(4) Includes 21,750 shares issuable pursuant to outstanding options exercisable within 60 days.
(5) Includes 104,210 shares issuable pursuant to outstanding options exercisable within 60 days.
(6) Includes 62,036 shares issuable pursuant to outstanding options exercisable within 60 days.
(7) Includes 25,000 shares issuable pursuant to outstanding options exercisable within 60 days.
(8) Includes 4,167 shares issuable pursuant to outstanding options exercisable within 60 days.
(9)Includes 680,589 shares issuable pursuant to outstanding options exercisable within 60 days.

                            FIREFOX STOCK OWNERSHIP

  The following table and footnotes set forth certain information regarding the beneficial ownership of the Firefox Common Stock as of June 11, 1996, before giving effect to the Merger, by (i) persons known by Firefox to be beneficial owners of more than 5% of the outstanding Firefox Common Stock,
(ii) the Chief Executive Officer and the other three most highly compensated executive officers of Firefox whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1995 (collectively, the "Firefox Named Executive Officers"), (iii) each of the directors of Firefox and (iv) all executive officers and directors of Firefox as a group:

                                                    SHARES OF FIREFOX COMMON
                                                    STOCK BENEFICIALLY OWNED
                                                    -----------------------------
   DIRECTORS, EXECUTIVE OFFICERS
   AND 5% BENEFICIAL OWNERS (1)                       SHARES        PERCENT(2)
   -----------------------------                    -------------- --------------
   John A. Kimberley..............................       1,474,298         21.9%
   Richard J. Whitehead...........................       1,338,000         19.9%
   Kopp Investment Advisers, Inc.(3)..............       1,098,915         16.3%
    6600 France Avenue South, Suite 672
    Edina, MN 55435
   Peter R. Simkin................................         465,000          6.9%
   GeoCapital Corporation(4)......................         362,200          5.4%
    767 Fifth Avenue
    New York, NY 10153
   Frank M. Richardson............................         250,080          3.7%
   Mark A. Rowlinson..............................         106,212          1.6%
   Archibald A. Thomas............................          21,702            *
   James L. Clark.................................             --             *
   All directors and executive officers as a group
    (8 persons)...................................       3,656,792         54.3%

- --------
 * Represents less than 1%.
(1) Except as set forth herein, the address of the persons set forth in this table is the address of Firefox set forth elsewhere in this Joint Proxy Statement/Prospectus. The persons named in this table have sole voting and investment power with respect to all Firefox Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
(2) Percentage of ownership is based on 6,735,484 shares of Firefox Common Stock outstanding as of June 11, 1996.
(3) The number of shares held is based on information supplied by the identified holder. According to such holder, although Kopp Investment Advisers, Inc. ("KIA") exercises investment discretion over such shares, neither KIA nor LeRoy C. Kopp (100% owner of KIA) vote the shares, and neither is the record owner of such shares.
(4) The number of shares held is based on information supplied by the identified holder.

                       DESCRIPTION OF FTP CAPITAL STOCK

  The following description of the capital stock of FTP and certain provisions of FTP's Restated Articles of Organization, as amended (the "FTP Articles"), and Amended and Restated Bylaws (the "FTP Bylaws") is a summary which sets forth all material provisions of, and (without limiting the foregoing) is qualified in its entirety by reference to the provisions of, the FTP Articles and FTP Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and are available as described under "Available Information."

  FTP's authorized capital stock consists of 50,000,000 shares of FTP Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"), of which FTP's Board of Directors has designated 500,000 shares as junior preferred stock, $0.01 par value per share ("Junior Preferred Stock"). As of the FTP Record Date, there were approximately 315 record holders of FTP Common Stock. As of such date, there were no shares of Preferred Stock or Junior Preferred Stock outstanding.

COMMON STOCK

  Holders of FTP Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have no preemptive, conversion or other rights to subscribe for additional shares or other securities of FTP. There are no cumulative voting rights, with the result that, subject to the rights of the holders of outstanding shares of any series of Preferred Stock issued in the future, holders of an aggregate of more than 50% of the outstanding shares of FTP Common Stock are able to elect FTP's directors whose term expires at the next annual meeting. See "--Junior Preferred Stock" below for a description of the voting rights of such stock. Holders of FTP Common Stock are entitled to such dividends as may be declared by the FTP Board of Directors out of funds legally available therefor. On liquidation, dissolution or winding up of FTP, the holders of FTP Common Stock are entitled to receive pro rata the net assets of FTP remaining after the payment of all creditors and all liquidation preferences, if any, of holders of Preferred Stock. See "--Junior Preferred Stock" below for a description of certain preferential dividend and liquidation rights of such stock. All of the outstanding shares of FTP Common Stock are, and the shares to be issued by FTP pursuant to the Merger, upon their issuance and sale in accordance with the Merger Agreement, will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors of FTP is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 5,000,000 shares of Preferred Stock with such powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such Preferred Stock. Thus, any series may, if so determined by the Board of Directors, have full voting rights with the FTP Common Stock or superior or limited voting rights, be convertible into FTP Common Stock or another security of FTP, and have such other preferences, relative rights, and limitations as FTP's Board of Directors shall determine. As a result, any series of Preferred Stock could have rights which would adversely affect the voting power of the FTP Common Stock. See "--Junior Preferred Stock" below for a description of the voting rights of such stock. The shares of any class or series of Preferred Stock need not be identical. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of FTP without any further action by shareholders. See "--Junior Preferred Stock" and "--Rights" below. FTP has no present plans, understandings, agreements or arrangements to issue any shares of Preferred Stock other than shares of Junior Preferred Stock issuable upon exercise of the Rights described under "--Rights" below.

JUNIOR PREFERRED STOCK

  The FTP Board of Directors has designated 500,000 shares of the Preferred Stock as Junior Preferred Stock, which may be purchased by the holders of the Rights described under "--Rights" below. The rights of the holders of Junior Preferred Stock are set forth in a Certificate of Designation, Preferences and Rights of Junior

Preferred Stock filed with the Secretary of The Commonwealth of Massachusetts on December 11, 1995. The number of shares of Junior Preferred Stock may be increased or decreased by the FTP Board of Directors, but may not be decreased below the number of shares of Junior Preferred Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon conversion of any outstanding securities convertible into Junior Preferred Stock.

  Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock shall be entitled to receive, when, as and if declared by the FTP Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each, a "Quarterly Dividend Payment Date"), in an amount equal to the greater of (i) $1.00 or (ii) subject to adjustment in certain events, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of FTP Common Stock or a subdivision of the outstanding shares of FTP Common Stock), declared on the FTP Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. The rights of the holders of Junior Preferred Stock to receive dividends are cumulative.

  The terms of the Junior Preferred Stock provide that FTP shall declare a dividend or distribution on the Junior Preferred Stock immediately after it declares a dividend or distribution on the FTP Common Stock (other than a dividend payable in shares of, or a subdivision with respect to, the FTP Common Stock). However, if no dividend or distribution shall have been declared on the FTP Common Stock during the period between any Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

  Holders of shares of Junior Preferred Stock are entitled to one hundred votes, subject to adjustment in certain events, for each share of Junior Preferred Stock held, on all matters submitted to a vote of FTP's stockholders. On liquidation, dissolution or winding up of FTP, the holders of shares of Junior Preferred Stock are entitled to receive $100.00 per share plus an amount equal to all accrued and unpaid dividends and distributions thereon, prior to any distribution to the holders of shares of FTP Common Stock or any other stock of FTP ranking junior to the Junior Preferred Stock. If FTP shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of FTP Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then the outstanding shares of Junior Preferred Stock shall be similarly exchanged or changed in an amount per share (subject to adjustment in certain events) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of FTP Common Stock is changed or exchanged. Shares of Junior Preferred Stock may be purchased by FTP at such times and on such terms as may be agreed to between FTP and the holder of such shares, subject to any limitation which may be imposed by law or by the FTP Articles. The terms of the Junior Preferred Stock further provide that the FTP Articles shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single class.

RIGHTS

  On December 1, 1995, the FTP Board of Directors declared a dividend of one purchase right (a "Right") for every outstanding share of FTP Common Stock. The Rights were distributed to holders of record of the FTP Common Stock as of the close of business on December 8, 1995 (the "Dividend Record Date"). The terms of the Rights are set forth in a Rights Agreement dated as of December 1, 1995 (the "Rights Agreement") between FTP and State Street Bank and Trust Company (the "Rights Agent"). The Rights Agreement provides for the issuance of one Right for every share of FTP Common Stock issued and outstanding on the Dividend Record

Date and for each share of FTP Common Stock which is issued or sold after that date and prior to the "Distribution Date" (as defined below).

  Each Right entitles the holder to purchase from FTP one one-hundredth of a share of Junior Preferred Stock at an exercise price of $150, subject to adjustment in certain events. The Rights will expire on December 1, 2005 (the "Expiration Date"), or upon the earlier redemption of the Rights, and are not exercisable until the Distribution Date.

  No separate Rights certificates have been issued as of the date of this Joint Proxy Statement/Prospectus. Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be evidenced by the FTP Common Stock certificates and will be transferred with and only with the FTP Common Stock certificates, (ii) new FTP Common Stock certificates issued after the Dividend Record Date upon transfer or new issuance of shares of FTP Common Stock will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any FTP Common Stock certificate will also constitute the transfer of the Rights associated with the shares of FTP Common Stock represented by such certificate.

  The Rights will separate from the FTP Common Stock on the Distribution Date. Unless otherwise determined by a majority of the FTP Board of Directors then in office, the Distribution Date (the "Distribution Date") will occur on the earlier of (i) the 10th business day following the later of (A) the date of a public announcement that a person, together with its affiliates and associates, except as described below, has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of FTP Common Stock (collectively, an "Acquiring Person") or (B) the date on which an executive officer of FTP has actual knowledge that an Acquiring Person has become such (the "Stock Acquisition Date"), or (ii) the 10th business day following commencement of a tender offer or exchange offer that would result in any person, together with its affiliates and associates, owning 15% or more of the outstanding FTP Common Stock. After the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the FTP Common Stock as of the close of business on the Distribution Date and thereafter such separate Rights Certificates alone will evidence the Rights. The Board may delay the distribution of the Rights Certificates.

  If, at any time after December 1, 1995, any person or group of affiliated or associated persons (other than FTP and its affiliates) shall become an Acquiring Person, each holder of a Right will have the right to receive, upon payment of the then-current exercise price of the Right, shares of FTP Common Stock (or, in certain circumstances, cash, property or other securities of FTP) having a market value of two times the then-current exercise price of the Right. Following the occurrence of any of such event, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void.

  The FTP Board of Directors may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights for shares of FTP Common Stock at an exchange ratio of one share of FTP Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after December 1, 1995 (as the same may be adjusted, the "Rights Exchange Ratio"). The FTP Board, however, may not effect any exchange at any time after any person (other than (i) FTP, (ii) any subsidiary of FTP, (iii) any employee benefit plan of FTP or of any subsidiary of FTP or (iv) any entity holding FTP Common Stock for or pursuant to the terms of any such plan), together with all affiliates of such person, becomes the beneficial owner of 50% or more of the FTP Common Stock then outstanding. Immediately upon the action of the FTP Board ordering the exchange of any Rights and without any further action and without any notice, the right to exercise such Rights will terminate and the only right thereafter of a holder of such Rights will be to receive that number of shares of FTP Common Stock equal to the number of such Rights held by the holder multiplied by the Rights Exchange Ratio.

  The exercise price of the Rights, and the number of one one-hundredths of a share of Junior Preferred Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) upon the grant to holders of the Junior Preferred Stock of certain rights or warrants to subscribe for shares of the Junior Preferred Stock or certain convertible securities at less than the current market price of the Junior Preferred Stock, or (iii) upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding cash dividends paid out of the earnings or retained earnings of FTP and certain other distributions) or of subscription rights or warrants (other than those referred to above).

  At any time prior to the close of business on the Expiration Date, FTP, by a majority vote of the FTP Board of Directors, may redeem the Rights at a redemption price of $.01 per Right, subject to adjustment in certain events (as the same may be adjusted, the "Redemption Price"). Immediately upon the action of the FTP Board electing to redeem the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of FTP, including, without limitation, the right to vote or to receive dividends.

  The separation of the Rights on the Distribution Date will not be a taxable event for FTP or its stockholders. Holders of Rights may, depending upon the circumstances, recognize taxable income upon the occurrence of certain Rights triggering events including a tender offer for 15% or more of the outstanding FTP Common Stock or a person or group attaining beneficial ownership of 15% or more of the outstanding FTP Common Stock (collectively, "Common Stock Events"). In addition, holders of Rights may have taxable income as a result of (i) an exchange by FTP of shares of FTP Common Stock for Rights as described above or (ii) certain anti-dilution adjustments made to the terms of the Rights after the Distribution Date. A redemption of the Rights would be a taxable event to holders.

  The Rights Agreement may be amended by the FTP Board at any time prior to the Distribution Date without the approval of the holders of the Rights. From and after the Distribution Date, the Rights Agreement may be amended by the FTP Board without the approval of the holders of the Rights in order to cure any ambiguity, to correct any defective or inconsistent provisions, to change any time period for redemption or any other time period under the Rights Agreement or to make any other changes that do not adversely affect the interests of the holders of the Rights (other than any Acquiring Person or its affiliates and associates or their transferees).

CERTAIN CHARTER AND BYLAW PROVISIONS

  The FTP Articles and the FTP Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of FTP's Board of Directors and in the policies formulated by the Board and to delay or prevent a change in control of FTP if the Board determines that such a change in control is not in the best interests of FTP and its stockholders. The Board, in determining whether a change of control is in the best interests of the FTP and its stockholders, may consider a variety of factors, depending on the circumstances, including, without limitation, the long-term and short-term interests of FTP and its stockholders, whether the proposed transaction might violate federal or state laws, the consideration being offered in a proposed transaction in relation to current and historical market prices, economic, market and other factors bearing on securities prices, FTP's financial condition and future prospects, the interests of FTP's employees, suppliers, creditors and customers, the economy and community and societal considerations. These provisions could have the effect of discouraging attempts to acquire control of FTP even if some or a majority of FTP's stockholders deem such an attempt to be in its best interest. FTP is not able to predict at this time the nature of any attempts to acquire control of FTP and therefore cannot determine whether any particular attempt would be discouraged by these provisions.

  Pursuant to the FTP Articles and FTP Bylaws, the Board of Directors of FTP has been divided into three classes serving staggered three-year terms. See "Management of FTP--Executive Officers and Directors." Directors can be removed from office only for cause and only by the affirmative vote of the holders of two-thirds of the voting power of the then outstanding shares of capital stock of FTP entitled to vote generally in the election of directors, voting together as a single class.

  The FTP Bylaws provide that stockholders may not take action by written consent.

  The FTP Articles authorize, and the FTP Bylaws establish, procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the FTP Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before meetings of stockholders of FTP. In general, notice must be received by FTP not less than 60 days nor more than 90 days prior to the stockholder meeting and must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. In addition, the FTP Bylaws require that any such nomination of a candidate for election as a director be accompanied by a petition signed by at least 100 record holders of the capital stock entitled to vote in the election of directors, representing in the aggregate at least 1% of the outstanding capital stock entitled to vote thereon. Such procedures also authorize regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

  The FTP Board of Directors is permitted pursuant to the FTP Articles to consider special factors, such as employee welfare and the future prospects of FTP, in determining what the FTP Board reasonably believes to be in the best interests of FTP when evaluating proposed tender or exchange offers or business combinations.

  The affirmative vote of 80% of the total number of votes of the then outstanding shares of capital Stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the FTP Articles, including the provisions referred to above relating to the classification of the FTP Board, interested transaction provisions, director exculpation provisions, evaluation of certain transactions and regulation of nominations of directors and of business to be conducted at meetings of stockholders. The requirement of a supermajority vote to approve certain amendments to the FTP Articles could enable a minority of FTP's stockholders to exercise veto powers over such transactions and amendments. The persons who are expected to serve as FTP's executive officers and directors immediately following the Merger (including Messrs. Kimberley, Simkin and Whitehead) will beneficially own approximately 15% of the FTP Common Stock outstanding after giving effect to the Merger. See "Management of FTP--Executive Officers and Directors" and "FTP Stock Ownership."

  The FTP Articles provide that no director of FTP shall be liable to FTP or its stockholders for monetary damages for any breach of fiduciary duty, except to the extent such exculpation from liability is not permitted under the Massachusetts Business Corporation Law (the "MBCL"). This provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors nor does it shield directors from liability under federal or state securities laws.

MASSACHUSETTS "ANTI-TAKEOVER" LAWS

  FTP is covered by the provisions of Chapter 110F of the MBCL, known as the Business Combination Statute. Under Chapter 110F, a Massachusetts corporation with more than 200 stockholders may not engage in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless
(i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with its affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and other transactions resulting in a financial benefit to the interested stockholder.

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  The FTP Bylaws provide that the provisions of Chapter 110D of the MBCL, known as the Control Share Statute, shall not apply to FTP. However, FTP may in the future become subject to the statute if its Board of Directors votes to amend the FTP Bylaws so as to make the statute applicable to FTP. In general, if the Control Share Statute were applicable, it would provide that any person or entity that acquired 20% or more of FTP's outstanding voting stock could not vote such stock unless the other stockholders of FTP were to so authorize.

  FTP is not subject to the provisions of Chapter 156B, Section 50A of the MBCL providing for an automatic classified board of directors for any corporation which has a class of voting stock registered under the Exchange Act. However, the FTP Articles and the FTP Bylaws provide for a classified board of directors as described above under "--Certain Charter and Bylaw Provisions." See "Management of FTP--Executive Officers and Directors."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the FTP Common Stock is State Street Bank and Trust Company.

            COMPARISON OF RIGHTS OF STOCKHOLDERS OF FTP AND FIREFOX

  The following is a summary of certain of the material differences between the rights of holders of FTP Common Stock and the rights of holders of Firefox Common Stock.

  Until the Merger, the rights of Firefox's stockholders will continue to be governed by the Restated and Amended Certificate of Incorporation of Firefox (the "Firefox Certificate") and the Bylaws of Firefox (the "Firefox Bylaws") and also by the laws of the State of Delaware, including the Delaware General Corporation Law (the "DGCL"). If the Merger is consummated, holders of Firefox Common Stock will become holders of FTP Common Stock. Upon consummation of the Merger, the rights of former Firefox stockholders will be governed by the laws of The Commonwealth of Massachusetts, including the MBCL and will also be governed by the FTP Articles and the FTP Bylaws. The following is a summary comparison of certain differences between the rights of holders of FTP Common Stock under the FTP Articles and FTP Bylaws and the MBCL and the rights of holders of Firefox Common Stock under the Firefox Certificate and Firefox Bylaws and the DGCL. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of Massachusetts and Delaware, and the corporate charters and bylaws of FTP and Firefox.

SPECIAL MEETING OF STOCKHOLDERS

  The DGCL provides that special meetings of stockholders may be called only by the directors or by any other person or persons as may be authorized by the corporation's certificate of incorporation or bylaws. The Firefox Bylaws provide that special meetings may be called, at any time, by the Firefox Board of Directors or the holders of not less than 10% of all shares entitled to vote on the subject matter for which the special meeting is called, voting together as a single class.

  The FTP Bylaws provide that special meetings of stockholders may be called by the President or by the Board of Directors of FTP, and shall be called by the Clerk (or, in certain circumstances, any other officer) upon written application of stockholders who hold at least 40% in interest of the capital stock of FTP entitled to be voted at the proposed meeting. Under the MBCL, special meetings of stockholders of a corporation with a class of voting stock registered under the Exchange Act, unless otherwise provided in the articles of organization or bylaws, must be called by the clerk (or, in certain circumstances, any other officer) upon written application by stockholders who hold at least 40% in interest of the capital stock entitled to vote thereat.

INSPECTION RIGHTS

  Under the DGCL, every stockholder has a right to examine, in person or by agent or attorney, during the usual hours for business, and for any proper purpose, the corporation's stock ledger, a list of its stockholders and

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its other books and records, and to make copies or extracts therefrom. In order to exercise the foregoing right, a stockholder must submit a written demand to the corporation, under oath, stating the purpose of the inspection. Upon refusal of the corporation (or its agent or an officer of the corporation) to permit an inspection demanded by a stockholder, or of a failure to reply to a stockholder's demand within five business days after such demand has been made, a stockholder may apply to the Delaware Court of Chancery to compel the inspection. Where a stockholder seeks to have the Chancery Court compel an inspection of the corporation's books and records, other than its stock ledger or list of stockholders, the stockholder must first establish that it has complied with the formal requirements of making a demand for inspection and that the inspection is for a proper purpose. For purposes of this provision of the DGCL, a "proper purpose" is one that is reasonably related to such person's interest as a stockholder. The Firefox Bylaws provide that Firefox shall prepare a complete list of stockholders entitled to vote at a given meeting, at least 10 days before such meeting. Such list shall be open for examination by any stockholder for any purpose germane to the relevant meeting, during regular business hours, for a period of at least 10 days prior to such meeting.

  The MBCL requires that every domestic corporation maintain in Massachusetts, and make available for inspection by its stockholders, the original, or attested copies of, the corporation's articles of organization, bylaws, records of all meetings of incorporators and stockholders, and the stock and transfer records listing the names of all stockholders and their record addresses and the amount of stock held by each. The MBCL further provides that if any officer or agent of a corporation having charge of such corporate records (or copies thereof) refuses or neglects to exhibit them in legible form or to produce for examination a list of stockholder names, record addresses and amount of stock held by each, such officer or agent or the corporation will be liable to any stockholder for actual damages sustained by reason of such refusal or neglect. In an action for damages or a proceeding in equity under the foregoing provision, however, it is a defense to such action that the actual purpose and reason for the inspection being sought is to secure a list of stockholders or other information for the purpose of selling the list or other information or of using them for purposes other than in the interest of the person seeking them, as a stockholder, relative to the affairs of the corporation. The foregoing rights relating to inspection are deemed to include the right to copy materials and to be represented by agent or counsel in exercising these rights. In addition to the rights of inspection provided by the MBCL, a stockholder of a Massachusetts corporation has a common law right to inspect additional documents which, if such request is refused by the corporation, may be obtained by petitioning a court for the appropriate order. In petitioning a court for such an order, the granting of which is discretionary, the stockholder has the burden of demonstrating (i) that such holder is acting in good faith and for the purposes of advancing the interests of the corporation and protecting such holder's own interest as a stockholder and (ii) that the requested documents are relevant to those purposes.

  The FTP Articles provide that no stockholder shall have any right to examine any property or any books, accounts or writings of FTP upon a vote of the FTP Board of Directors refusing such permission and stating that in the opinion of the Board of Directors such examination would be adverse to the interests of FTP. Such vote shall be prima facie evidence that such examination would be adverse to the interests of FTP. Every such examination shall also be subject to such reasonable regulations as the FTP Board of Directors may establish without a meeting.

ACTION BY CONSENT OF STOCKHOLDERS

  Under the DGCL, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting, without prior notice and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted, consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. The Firefox Certificate, however, prohibits an action to be taken by stockholders by a consent in writing.

  Under the MBCL, any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written

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consents are filed with the records of the meetings of stockholders. The FTP
Bylaws prohibit taking action by written consent.

CUMULATIVE VOTING

  Under the DGCL, a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in the election of directors. The Firefox Certificate does not provide for cumulative voting. The MBCL has no cumulative voting provision, and the FTP Articles do not provide for it.

DIVIDENDS AND STOCK REPURCHASES

  Under the DGCL, a corporation generally is permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, under the DGCL a corporation may generally redeem or repurchase shares of its stock if the capital of the corporation is not impaired and if such redemption or repurchase will not impair the capital of the corporation. Under the DGCL, the directors of a corporation are jointly and severally liable for negligently or willfully making improper dividend payments, stock repurchases or redemptions. Directors held to be liable pursuant to this provision of the DGCL are entitled to be subrogated to the rights of the corporation against stockholders receiving dividends on, or assets for the sale or redemption of, their stock with knowledge that such dividend, repurchase or redemption was unlawful.

  Under the MBCL, the directors of a corporation will be jointly and severally liable if a payment of dividends or a repurchase of a corporation's stock is
(i) made when the corporation is insolvent, (ii) renders the corporation insolvent or (iii) violates the corporation's articles of organization. Stockholders to whom a corporation makes any distribution (except a distribution of stock of the corporation) if the corporation is, or is thereby rendered, insolvent, are liable to the corporation for the amount of such distribution made, or for the amount of such distribution which exceeds that which could have been made without rendering the corporation insolvent, but in either event only to the extent of the amount paid or distributed to them, respectively. In such event, a stockholder who pays more than such holder's proportionate share of such distribution or excess shall have a claim for contribution against the other stockholders.

  The Firefox Certificate provides that holders of Firefox Series A Preferred Stock are entitled to receive, when and as declared by the Firefox Board of Directors, out of any assets of Firefox legally available therefor, and pari passu with the holders of Firefox Common Stock, such dividends as may be declared by the Firefox Board of Directors. No shares of such Series A Preferred Stock are currently outstanding.

  The FTP Articles provide that the FTP Board of Directors may determine what amounts, if any, of the earnings of FTP deemed to be surplus shall be declared as dividends. See "Description of FTP Capital Stock--Junior Preferred Stock" for a description of the preferential dividend rights of such stock. Since 1992, FTP has not paid or declared any cash dividends on its stock and does not anticipate doing so in the foreseeable future.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  The DGCL permits (but does not require) classification of a corporation's board of directors into one, two or three classes. Under the DGCL, the number of directors shall be fixed or determined in the manner the bylaws provide, unless the corporation's certificate of incorporation fixes the number of directors, in which case the number of directors may only be changed by amending the certificate of incorporation. The Firefox Certificate and the Firefox Bylaws provide for the classification of the Firefox Board of Directors into three classes, with the terms of the classes staggered so that only one class is elected each year, in each case for a three-year term or until a successor to each director in each such class is duly elected and qualified. The Firefox Certificate and the Firefox Bylaws provide that the number of directors shall initially be six and thereafter shall be fixed by resolution of the Board of Directors.


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  The MBCL requires classification of a public corporation's board of directors into three classes (each having a three-year term) and imposes certain other obligations, unless the directors of such public corporation elect by vote to be exempt from such requirement or the stockholders of such public corporation, at a meeting duly called for such purpose, elect to be exempt from such requirement by a vote of two-thirds of each class of stock outstanding. The FTP Articles and FTP Bylaws provide for the classification of the FTP Board of Directors into three classes, as nearly equal in number as possible, with the terms of the classes staggered so that only one class is elected each year, in each case for a three-year term or until a successor to each director in each such class is duly elected and qualified. The FTP Bylaws provide that the number of directors of FTP shall be at least three and not more than 15. The number of directors may be increased or decreased either by the stockholders or by the directors by vote of a majority of the directors then in office. See "Management--Executive Officers and Directors" and "Description of FTP Capital Stock."

REMOVAL OF DIRECTORS

  Under the DGCL, stockholders may generally remove directors with or without cause by majority vote; however, stockholders may remove members of a classified board only for cause, unless the certificate of incorporation provides otherwise. The Firefox Bylaws provide that any one or all of the directors may be removed at any time for cause, by the holders of a majority of the shares then entitled to vote at an election of directors, voting together as a single class. Delaware law does not permit directors to remove other directors.

  Under the MBCL, in the case of a public company such as FTP, which has not elected to be exempt from the provision of the MBCL that requires a classified board, directors may be removed by the stockholders only for cause by the affirmative vote of a majority of the shares entitled to vote in the election of directors. The FTP Bylaws provide that any director or directors may be removed from office at any time, but only for cause and only by either the vote of not less than two-thirds of the holders of the shares then entitled to vote or by the vote of two-thirds of the directors then in office.

VACANCIES ON THE BOARD OF DIRECTORS

  Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of directors then in office, even though less than a quorum. The DGCL also provides that where directors are elected by classes or series of stock, vacancies are to be filled by the remaining directors elected by the class or series in whose directorships the vacancy occurs. The Firefox Bylaws provide that subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Firefox Board of Directors for any other reason may be filled only by a majority vote of the directors then in office, though not less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

  The MBCL provides that in the case of a classified board (such as FTP's), any vacancy in the board of directors, including a vacancy resulting from the enlargement of the board of directors, shall be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum. The FTP Bylaws also provide that a sole remaining director may fill a vacancy in the FTP Board of Directors. Newly created directorships resulting from any increase in the number of directors shall be filled by the FTP Board of Directors, or if not so filled, by the stockholders at the next annual meeting thereof or at a special meeting called for that purpose.

EXCULPATION OF DIRECTORS

  The DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable for monetary damages stemming from breaches of fiduciary duties. Under the DGCL, a charter provision limiting directorial liability cannot relieve a director of personal liability for (i) any breach of the

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director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful repurchases or redemptions of stock or (iv) any transactions from which the director derived an improper personal benefit.

  In Massachusetts, a corporation's articles of organization may limit the personal liability of its directors for breaches of their fiduciary duties. Under the MBCL, this limitation is generally unavailable for acts or omission by a director which (i) were in violation of such director's duty of loyalty,
(ii) were in bad faith or which involved intentional misconduct or a knowing violation of law or (iii) involved a financial profit or other advantage to which the director was not legally entitled. The MBCL also prohibits the elimination or limitation of director liability for unauthorized loans to insiders or distributions that occur when a corporation is, or which renders a corporation, insolvent.

  The Firefox Certificate and the FTP Articles provide for limitations on directors' liability as permitted by the DGCL and the MBCL, respectively.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

  Both the DGCL and the MBCL generally permit indemnification of directors, officers, employees and certain others for expenses incurred by them by reason of their position with the corporation, if such person has acted in good faith and with the reasonable belief that his or her conduct was in the best interest of the corporation. However, unlike the MBCL, the DGCL does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation (although it does permit indemnification in such situations if approved by the Delaware Court of Chancery and for expenses related to such actions). In Delaware, any indemnification shall be made by a corporation only as authorized in a specific case upon a determination that the indemnified person has met the required standard of conduct by (i) a majority vote of the directors not party to the relevant action, even though less than a quorum, or if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (ii) by the stockholders. Under the MBCL, indemnification may be provided for in a corporation's articles of organization, bylaws adopted by stockholders or by a vote of stockholders entitled to vote in the election of directors.

  The Firefox Bylaws provide that Firefox shall indemnify any director, officer or trustee to the fullest extent permitted by Section 145 of the DGCL. Firefox has entered into indemnity agreements with its directors and certain of its officers pursuant to which Firefox has agreed to provide indemnification to such persons for applicable amounts not covered by directors' and officers' insurance.

  The FTP Bylaws provide that FTP shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who were acting at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification: (i) by a disinterested majority of the directors then in office; or (ii) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation; or (iii) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. See "The Merger and Related Transactions--Interests of Certain Persons in the Merger--Continuation of Rights to Indemnification; Limitation of Liability; Directors' and Officers' Liability Insurance."

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INTERESTED DIRECTOR TRANSACTIONS

  The DGCL provides that no transaction between a corporation and one or more of its directors or officers, or an entity in which one or more of its directors or officers are directors or officers or have a financial or other interest, shall be void or voidable solely for that reason, nor will such a transaction be void or voidable solely because the director or officer is present at or votes at the meeting of the board of directors or committee which authorizes the transaction or solely because his or her votes are counted for such purpose, provided that (i) the material facts as to the relationship or interest and as to the transaction are disclosed or are known to the board of directors or a committee thereof and the board or committee authorizes the transaction by the affirmative vote of a majority of the disinterested directors even though the disinterested directors number less than a quorum, (ii) the material facts as to the interested director's or officer's relationship or interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of those stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or committee or the stockholders. The DGCL permits common or interested directors to be counted in determining the presence of a quorum at a meeting of the board or of a committee that authorizes an interested director or officer transaction.

  The MBCL contains no provision comparable to that of the DGCL. The FTP Articles provide that, in the absence of fraud, any director, officer or stockholder individually (or any individual having any interest in any concern which is a stockholder of FTP, or any concern in which any of such directors, officers, stockholders or individuals has any interest) may be a party to, or may be pecuniarily or otherwise interested in, any contract, transaction or other act of FTP and (i) such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact, (ii) no such director, officer, stockholder or individual shall be liable to account to FTP for any profit or benefit realized through any such contract, transaction or act and
(iii) any such director of FTP may be counted in determining the existence of a quorum at any meeting of the directors or of any committee thereof which shall authorize any such contract, transaction or act, and may vote to authorize the same; provided, however, that any contract, transaction or act in which any director or officer of FTP is so interested individually or as a director, officer, trustee or member of any concern which is not a subsidiary or affiliate of, or in which any directors or officers are so interested as holders, collectively, of a majority of shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a subsidiary or affiliate of FTP, shall be duly authorized or ratified by a majority of the directors who are not so interested, to whom the nature of such interest has been disclosed and who have made any findings required by law.

  The FTP Articles further provide that, to the extent permitted by law, the authorizing or ratifying vote of the holders of a majority of the shares of each class of the capital stock of FTP outstanding and entitled to vote for directors at any meeting duly called for that purpose shall validate any contract, transaction or act of FTP, or of the FTP Board of Directors or any committee thereof, with regard to all stockholders of FTP, whether or not of record at the time of such vote, and with regard to all creditors and other claimants under FTP; provided, however, that: (i) the nature of such contracts, transactions or acts and the interests of any director, officer or stockholder therein shall be summarized in the notice of any such meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting; (ii) the stockholders so voting shall have made any findings required by law; (iii) the stockholders so interested may vote at any such meeting except to the extent otherwise provided by law; and (iv) any failure of stockholders to authorize or ratify such contract, transaction or act shall not be deemed in any way to invalidate the same or to deprive FTP or its directors, officers or employees of its or their right to proceed with such contract, transaction or act.

FUNDAMENTAL TRANSACTIONS

  The DGCL generally requires that mergers and consolidations, and sales, leases or exchanges of all or substantially all of a corporation's property and assets, be approved both by the directors and by a vote of the holders of a majority of the outstanding stock entitled to vote, though a corporation's certificate of incorporation may require a greater-than-majority vote. Under the DGCL, a corporation that is the surviving corporation in a merger need not have stockholder approval for the merger if (i) each share of the surviving corporation's stock

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outstanding prior to the merger remains outstanding in identical form after the merger, (ii) there is no amendment to its certificate of incorporation and
(iii) the consideration going to stockholders of the non-surviving corporation is not common stock (or securities convertible into common stock) of the surviving corporation or, if it is such stock or securities convertible into such stock, the aggregate number of shares of common stock actually issued or delivered, or initially issuable upon conversion does not exceed 20% of the shares of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger. The Firefox Certificate does not provide anything different from the DGCL requirements.

  The MBCL generally requires approval of mergers and consolidations and sales, mortgages, leases or exchanges of all or substantially all of a corporation's property by a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon, except that (i) the articles of organization may provide (which the FTP Articles do) for a vote of a lesser proportion but not less than a majority of each such class and (ii) unless required by the corporation's articles of incorporation (which the FTP Articles do not), an agreement providing for a merger need not be submitted to the stockholders of a corporation surviving a merger but may be approved by vote of its directors if (a) the agreement of merger does not change the name, the amount of shares authorized of any class of stock or other provisions of the articles of organization of such corporation, (b) the authorized unissued shares or shares held in the treasury of such corporation of any class of stock of such corporation to be issued or delivered pursuant to the agreement of merger do not exceed 15% of the shares of such corporation of the same class outstanding immediately prior to the effective date of the merger, and
(c) the issue by vote of the directors of any unissued stock to be issued pursuant to the agreement of merger has been authorized in accordance with the provision of the MBCL governing the issue of authorized but unissued capital stock.

CHARTER AMENDMENTS

  Under the DGCL, charter amendments require the approval of the board of directors and both a general vote of a majority of all outstanding shares entitled to vote thereon, and a class vote of a majority of outstanding shares of each class entitled to vote as a class. In addition, the DGCL requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a particular class of stock. The Firefox Certificate provides that the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of capital stock of Firefox entitled to vote generally in the election of directors, voting together as a single class, is required in order to amend or repeal the provisions of the Firefox Certificate that relate to: (i) the management of the board of directors and the conduct of the affairs of the company; (ii) the number of directors and other provisions relating to the directors; (iii) the power of the board of directors to adopt, amend or repeal the Bylaws; (iv) indemnification of directors; or (v) amending or repealing those provisions in the Firefox Certificate described in (i) through (iv).

  Under the MBCL, a majority vote of each class of stock outstanding and entitled to vote thereon is required to authorize an amendment of the articles of organization effecting one or more of the following: (i) an increase or reduction of the capital stock of any authorized class; (ii) a change in the par value of authorized shares with par value, or any class thereof; (iii) a change of authorized shares (or any class thereof) from shares with par value to shares without par value, or from shares without par value to shares with par value; (iv) certain changes in the number of authorized shares (or any class thereof); or (v) a corporate name change. Subject to certain conditions, a two-thirds vote of each class of stock outstanding and entitled to vote thereon is required to authorize any other amendment of the articles of organization, or, if the articles of organization so provide, for a vote of a lesser proportion but not less than a majority of each class of stock outstanding and entitled to vote thereon. If any amendment requiring a two-thirds vote would adversely affect the rights of any class or series of stock, a two-thirds vote of such class voting separately, or a two-thirds vote of such series, voting together with any other series of the same class adversely affected in the same manner, is also necessary to authorize such amendment. The FTP Articles require the vote of the holders of 80% of the then outstanding shares of capital stock of FTP entitled to vote generally in the election of directors in order to amend certain provisions of the FTP Articles. See "Description of FTP Capital Stock--Certain Charter and Bylaw Provisions."

AMENDMENTS TO BYLAWS

  Both the DGCL and the MBCL provide that stockholders may amend a corporation's bylaws and, if so provided in its charter, the board of directors may also have this power. Under the DGCL, the power to adopt, amend or repeal bylaws lies in the stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. Under the MBCL, the power to make, amend or repeal bylaws also lies in the stockholders entitled to vote; provided, that if authorized by the articles of organization, the bylaws may provide that the directors may also make, amend or repeal the bylaws, except with respect to any provision which by law, the articles of organization or the bylaws requires action by the stockholders.

  The Firefox Certificate and the Firefox Bylaws provide that the Firefox Board of Directors may adopt, amend or repeal bylaws by a majority vote of the directors present at any meeting at which a quorum is present. The Firefox Bylaws also expressly recognize the right of the stockholders to adopt, amend or repeal bylaws, upon a vote of the holders of 66 2/3% of the issued and outstanding stock entitled to vote at a meeting of the stockholders, voting together as a single class.

  The FTP Articles and FTP Bylaws provide that the FTP Board of Directors and the stockholders, respectively, may amend or repeal the FTP Bylaws to the extent permitted by law. The FTP Bylaws provide that any alteration, amendment or repeal of a bylaw by the Board may be amended or repealed by the stockholders. The FTP Articles provide that certain Bylaws, if enacted by the FTP Board of Directors, may only be amended or repealed upon the affirmative vote of two-thirds of the total number of votes then outstanding represented by shares of FTP capital stock entitled to vote generally in the election of directors, voting together as a single class. The FTP Bylaws further provide that the FTP Board of Directors may not take any action which provides for the indemnification of directors or which would alter the FTP Bylaw provisions relating to amendments to the FTP Bylaws. See "Description of FTP Capital Stock."

APPRAISAL RIGHTS

  Under the DGCL, appraisal rights are available to dissenting stockholders in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available under the DGCL when a corporation is to be the surviving corporation and no vote of its stockholders is required in order to approve the merger. In addition, unless otherwise provided in a corporation's charter, no appraisal rights are available under the DGCL to holders of shares of any class of stock which is either (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders, unless such stockholders (in (i) or (ii)) are required by the terms of the merger to accept in exchange for their shares anything other than: (a) shares of stock of the surviving corporation; (b) shares of stock of another corporation which are or will be listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of such stock; or (d) any combination thereof. Appraisal rights are not available under the DGCL in the event of the sale, lease or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the certificate of incorporation. The Firefox Certificate does not grant such rights.

  Under the MBCL, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes (i) to sell, lease or exchange all or substantially all of its property and assets, (ii) to adopt an amendment to its articles of organization which adversely affects the rights of the stockholder, or (iii) to merge or consolidate with another corporation, unless a vote of the stockholders was not required to approve such merger or consolidation.

"ANTI-TAKEOVER" STATUTES

  Business Combination Statutes. Delaware's "business combination" statute is substantially similar to its Massachusetts counterpart. However, whereas the DGCL provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years, in Massachusetts, the threshold is only 5%, with certain persons being excluded. Both the Delaware and Massachusetts statutes include certain exceptions to this prohibition. If, for example, the board of directors approves the stock acquisition or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires 85% (under the Delaware statute) or 90% (under the Massachusetts statute) of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder, then the prohibition on business combinations is not applicable. See "Description of FTP Capital Stock--Massachusetts "Anti-Takeover' Laws."

  Control Share Acquisition Statute. Under the Massachusetts Control Share Acquisition statute for Massachusetts corporations, a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to or greater than one-fifth, one-third, or a majority of the voting stock of the corporation (a "control share acquisition") must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (i) any shares owned by such person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (ii) any shares owned by any officer of the corporation and (iii) any shares owned by any employee of the corporation who is also a director of the corporation) in order to vote the shares that such person acquires in crossing the foregoing thresholds. The statute does not require that such person consummate the purchase before the stockholder vote is taken.

  The Massachusetts Control Share Acquisition statute permits, to the extent authorized by a corporation's articles of organization or bylaws, redemption of all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if (i) no control acquisition statement is delivered by the acquiring person or (ii) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the stockholders in accordance with applicable law.

  The Massachusetts Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute's provisions, by including a provision in the corporation's articles of organization or bylaws pursuant to which the corporation opts out of the statute. As is permitted by Massachusetts law, FTP (through an appropriate bylaw provision) has elected not to be governed by the Massachusetts control share acquisition provisions. See "Description of FTP Capital Stock--Massachusetts "Anti-Takeover' Laws."

  The foregoing summary does not purport to be a complete statement of the rights of holders of FTP Common Stock and Firefox Common Stock under, and is qualified in its entirety by reference to, the MBCL, DGCL and the respective charters and bylaws of FTP and Firefox.

                                    EXPERTS

  The consolidated balance sheets of FTP as of December 31, 1994 and 1995 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 included in this Joint Proxy Statement/Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of Firefox as of December 31, 1995 and for the year ended December 31, 1995 included elsewhere in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche

                         INDEX TO FINANCIAL STATEMENTS

                                                                      PAGE NO.
                                                                      --------
FINANCIAL STATEMENTS OF FTP
Report of Coopers & Lybrand L.L.P.--Independent Accountants..........    F-2
Consolidated Balance Sheets--December 31, 1994 and 1995..............    F-3
Consolidated Statements of Income--For the Years Ended December 31,
 1993, 1994 and 1995.................................................    F-4
Consolidated Statements of Stockholders' Equity--For the Years Ended
 December 31, 1993, 1994 and 1995....................................    F-5
Consolidated Statements of Cash Flows--For the Years Ended December
 31, 1993, 1994 and 1995.............................................    F-6
Notes to Consolidated Financial Statements...........................    F-7
Consolidated Balance Sheets--December 31, 1995 and March 31, 1996
 (unaudited).........................................................   F-20
Consolidated Statements of Operations--Three Months Ended March 31,
 1995 and 1996 (unaudited)...........................................   F-21
Consolidated Statements of Cash Flows--Three Months Ended March 31,
 1995 and 1996 (unaudited)...........................................   F-22
Notes to Interim Consolidated Financial Statements (unaudited).......   F-23
FINANCIAL STATEMENTS OF FIREFOX
Report of Deloitte & Touche LLP--Independent Auditors................   F-25
Report of Deloitte & Touche--Independent Auditors....................   F-26
Consolidated Balance Sheets--December 31, 1994 and 1995..............   F-27
Consolidated Statements of Operations--For the Years Ended December
 31, 1993, 1994 and 1995.............................................   F-28
Consolidated Statements of Stockholders' Equity--For the Years Ended
 December 31, 1993, 1994 and 1995....................................   F-29
Consolidated Statements of Cash Flows--For the Years Ended December
 31, 1993, 1994 and 1995.............................................   F-30
Notes to Consolidated Financial Statements...........................   F-31
Condensed Consolidated Balance Sheets--December 31, 1995 and March
 31, 1996 (unaudited)................................................   F-40
Condensed Consolidated Statements of Operations--Three Months Ended
 March 31, 1995
 and 1996 (unaudited)................................................   F-41
Condensed Consolidated Statements of Cash Flows--Three Months Ended
 March 31, 1995 and 1996 (unaudited).................................   F-42
Notes to Interim Condensed Consolidated Financial Statements
 (unaudited).........................................................   F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FTP Software, Inc.:

  We have audited the accompanying consolidated balance sheets of FTP Software, Inc. as of December 31, 1994 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FTP Software, Inc. as of December 31, 1994 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                       COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
January 31, 1996, except
Note L for which the dates are
March 27, 1996 and, for the
fifth paragraph, May 21, 1996

                               FTP SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               DECEMBER 31,
                                                             -----------------
                                                               1994     1995
                                                             -------- --------
ASSETS
Current assets:
  Cash and cash equivalents................................. $ 10,896 $ 30,417
  Short-term investments....................................   37,690   36,211
  Accounts receivable, net of allowance for doubtful ac-
   counts of
   $1,000 for 1994 and $1,600 for 1995......................   16,646   30,787
  Inventories...............................................      388    1,063
  Prepaid expenses and other current assets.................    1,796   11,398
  Deferred income taxes.....................................    1,295    2,194
                                                             -------- --------
    Total current assets....................................   68,711  112,070
Property and equipment, net.................................   11,712   18,703
Purchased software, net.....................................    4,449    4,359
Investments.................................................   42,759   52,751
Deferred income taxes.......................................    1,152    1,717
Other assets................................................      359      368
                                                             -------- --------
    Total assets............................................ $129,142 $189,968
                                                             ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    4,706    9,904
  Income taxes payable......................................      892      --
  Accrued employee compensation and benefits................    3,832    4,533
  Current portion of long-term obligations..................      545      811
  Deferred revenue..........................................    5,254    9,091
                                                             -------- --------
    Total current liabilities...............................   15,229   24,339
Long-term obligations.......................................    1,229      821
                                                             -------- --------
    Total liabilities.......................................   16,458   25,160
                                                             -------- --------
Commitments (Note I)
Stockholders' equity:
  Preferred stock, $0.01 par value; authorized 5,000,000
   shares;
   none issued and outstanding..............................      --       --
  Common stock, $0.01 par value; authorized 50,000,000
   shares;
   issued and outstanding 23,344,122 and 26,506,729 shares
   in 1994 and 1995, respectively...........................      233      265
  Additional paid-in capital................................   64,955   92,607
  Retained earnings.........................................   47,496   72,130
  Equity adjustments........................................       --     (194)
                                                             -------- --------
    Total stockholders' equity..............................  112,684  164,808
                                                             -------- --------
      Total liabilities and stockholders' equity............ $129,142 $189,968
                                                             ======== ========

   The accompanying notes are an integral part of these financial statements.

                               FTP SOFTWARE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                         1993    1994     1995
                                                        ------- ------- --------
REVENUE:
  Product revenue...................................... $55,629 $86,207 $123,024
  Service revenue......................................   3,097   7,038   13,352
                                                        ------- ------- --------
   Total revenue.......................................  58,726  93,245  136,376
                                                        ------- ------- --------
COST OF REVENUE:
  Product cost.........................................   3,949   5,702    8,091
  Service cost.........................................   3,979   7,389    9,753
                                                        ------- ------- --------
   Total cost of revenue...............................   7,928  13,091   17,844
                                                        ------- ------- --------
GROSS MARGIN...........................................  50,798  80,154  118,532
                                                        ------- ------- --------
OPERATING EXPENSES:
  Sales and marketing..................................   9,510  16,668   40,605
  Product development..................................   9,389  20,515   30,768
  General and administrative...........................   5,649   9,362   14,213
                                                        ------- ------- --------
   Total operating expenses............................  24,548  46,545   85,586
                                                        ------- ------- --------
Income from operations.................................  26,250  33,609   32,946
Investment income......................................     685   3,132    6,156
                                                        ------- ------- --------
Income before income taxes.............................  26,935  36,741   39,102
Provision for income taxes.............................  10,611  13,766   14,468
                                                        ------- ------- --------
Net income............................................. $16,324 $22,975 $ 24,634
                                                        ======= ======= ========
Net income per share................................... $   .65 $   .80 $    .87
                                                        ======= ======= ========
Net income per share (fully diluted)................... $   .60 $   .79 $    .87
                                                        ======= ======= ========
Weighted average common and common equivalent shares
 outstanding (primary).................................  25,129  28,553   28,215
                                                        ======= ======= ========
Weighted average common and common equivalent shares
 outstanding (fully diluted)...........................  27,361  29,070   28,263
                                                        ======= ======= ========


   The accompanying notes are an integral part of these financial statements.

                               FTP SOFTWARE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                           COMMON STOCK     ADDITIONAL                        TREASURY STOCK         TOTAL
                         ------------------  PAID-IN   RETAINED   EQUITY    -------------------  STOCKHOLDERS'
                           SHARES    AMOUNT  CAPITAL   EARNINGS ADJUSTMENTS   SHARES    AMOUNT      EQUITY
                         ----------  ------ ---------- -------- ----------- ----------  -------  -------------
Balance at January 1,
 1993................... 17,472,240   $175   $ 5,224   $ 8,197        --       320,000  $  (560)   $ 13,036
Issuance of common
 stock..................  5,637,540     56    45,037        --        --            --       --      45,093
Purchase of treasury
 stock..................         --     --        --        --        --     1,096,000   (2,650)     (2,650)
Retirement of treasury
 stock.................. (1,416,000)   (14)   (3,196)       --        --    (1,416,000)   3,210          --
Tax benefit of stock
 option activity........         --     --     4,275        --        --            --       --       4,275
Net income..............         --     --        --    16,324        --            --       --      16,324
                         ----------   ----   -------   -------     -----    ----------  -------    --------
Balance at December 31,
 1993................... 21,693,780    217    51,340    24,521        --            --       --      76,078
Issuance of common
 stock..................  1,650,342     16     5,148        --        --            --       --       5,164
Tax benefit of stock
 option activity........         --     --     8,467        --        --            --       --       8,467
Net income..............         --     --        --    22,975        --            --       --      22,975
                         ----------   ----   -------   -------     -----    ----------  -------    --------
Balance at December 31,
 1994................... 23,344,122    233    64,955    47,496        --            --       --     112,684
Issuance of common
 stock..................  3,162,607     32     8,852        --        --            --       --       8,884
Tax benefit of stock
 option activity........         --     --    18,800        --        --            --       --      18,800
Net income..............         --     --        --    24,634        --            --       --      24,634
Foreign exchange
 translation
 adjustments............         --     --        --        --     $  14            --       --          14
Net unrealized
 investment losses......         --     --        --        --      (208)           --       --        (208)
                         ----------   ----   -------   -------     -----    ----------  -------    --------
Balance at December 31,
 1995................... 26,506,729   $265   $92,607   $72,130     $(194)           --  $    --    $164,808
                         ==========   ====   =======   =======     =====    ==========  =======    ========


   The accompanying notes are an integral part of these financial statements.

                               FTP SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1994      1995
                                                   --------  --------  --------
Cash flows from operating activities:
  Net income.....................................  $ 16,324  $ 22,975  $ 24,634
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization................     1,369     3,433     7,229
    Loss on disposition of property and
     equipment...................................       --        --        255
    Provision for doubtful accounts and notes....       497       400       600
    Write-off of acquired in-process technology..       --        --      1,129
    Amortization of discounts and premiums on
     investments.................................       --        --     (1,407)
    Deferred income taxes........................      (454)   (1,828)   (1,324)
    Reserve for decline in investments...........        48       --        --
    Tax benefit of stock option activity.........     4,275     8,467    18,800
    Financed in-process technology...............       --      1,774       --
    Changes in operating assets and liabilities,
     net of effects from acquisition of business:
    Accounts receivable..........................    (4,754)   (6,889)  (14,741)
    Inventories..................................      (332)      319      (675)
    Prepaid expenses and other current assets....    (1,090)      200    (9,563)
    Other assets.................................         9      (211)      --
    Accounts payable.............................       701     2,485     4,978
    Income taxes payable.........................       --        892      (892)
    Accrued employee compensation and benefits...     1,128     1,653       617
    Deferred revenue.............................     1,381     2,566     3,837
                                                   --------  --------  --------
      Net cash provided by operating activities..    19,102    36,236    33,477
                                                   --------  --------  --------
Cash flows from investing activities:
  Capital expenditures...........................    (5,005)  (12,361)  (11,905)
  Purchase of investments........................   (47,291)  (30,903)   (7,454)
  Acquisition of business........................       --        --     (2,365)
  Other investing activities.....................        33       --         15
                                                   --------  --------  --------
      Net cash used for investing activities.....   (52,263)  (43,264)  (21,709)
                                                   --------  --------  --------
Cash flows from financing activities:
  Proceeds from issuance of common stock.........    45,093     5,164     8,884
  Principal payments on long-term obligations....       --        --     (1,142)
  Purchase of treasury stock.....................    (2,650)      --        --
  Dividends paid.................................    (1,500)      --        --
                                                   --------  --------  --------
      Net cash provided by financing activities..    40,943     5,164     7,742
                                                   --------  --------  --------
Effect of exchange rate changes on cash..........       --        --         11
                                                   --------  --------  --------
Net increase (decrease) in cash and cash equiva-
 lents...........................................     7,782    (1,864)   19,521
Cash and cash equivalents, beginning of year.....     4,978    12,760    10,896
                                                   --------  --------  --------
Cash and cash equivalents, end of year...........  $ 12,760  $ 10,896  $ 30,417
                                                   ========  ========  ========
Supplemental disclosure of cash flow information:
  Income taxes paid..............................  $  7,508  $  5,843  $  1,952
                                                   ========  ========  ========
Non-cash financing activities:
  Financed purchased software....................  $    --   $    --   $  1,000
                                                   ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                              FTP SOFTWARE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.DESCRIPTION OF BUSINESS:

  FTP Software, Inc. (the "Company") designs, develops, markets and supports software products that enable personal computer users to find, access and use heterogeneous hardware, information and applications resources across local area, enterprise-wide and global networks, including the Internet and its World Wide Web. The Company's principal networking products, OnNet and PC/TCP, which are based upon the industry standard TCP/IP data communications protocol suite, enable remote access, file and resource sharing and other applications across a variety of operating systems, computing platforms and network environments. Other products allow users to search, organize and share information, view and convert documents in a large number of different formats, including legacy formats, and collaborate with other users. The Company's products emphasize performance, reliability, functionality, robustness and compatibility, which the Company believes are the key purchasing criteria, along with technical support and special engineering capability, for organizations establishing and expanding enterprise-wide networks.

B.SIGNIFICANT ACCOUNTING POLICIES:

   Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

   Revenue Recognition

  Revenue is generally recognized from the license of software upon shipment when collection of the resulting receivable is deemed probable. At the time the Company recognizes revenue from licensed software products, no significant vendor or post-contract support obligations remain. Service revenue includes revenue from support, training and consulting. Payments received in advance for support contracts are initially recorded as deferred revenue and are recognized ratably over the term of the contract, typically one year. Revenue from training and consulting is recognized as the services are performed.

   Cash Equivalents

  Cash equivalents consist of money market funds, commercial paper and government obligations with original maturities of three months or less and are carried at amortized cost, which approximates market value. The Company places its temporary cash investments in money market investments with high credit quality financial institutions.

   Investments

  The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at the beginning of 1994. At December 31, 1994, the Company had investments primarily in debt securities and had the requisite intent and ability to hold them until maturity. Accordingly, investments were classified as held-to-maturity and reported at amortized cost.

  On December 31, 1995, the Company changed the classification of its investments, consisting primarily of debt securities, to available-for-sale to better enable the Company to react quickly to investment opportunities. Accordingly, investments are reported at market value with unrealized holding gains and losses reflected net as a separate component of stockholders' equity until realized.

                              FTP SOFTWARE, INC.

  The Company's investment portfolio is widely diversified, generally consisting of both short-term and long-term investment grade securities. The cost of short-term investments and investments is determined on the specific identification method and the market value is based on quoted market prices.

   Inventories

  Inventories, consisting of finished goods and raw materials, are stated at the lower of cost, determined on a first-in, first-out basis, or market.

   Property and Equipment

  Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives, ranging from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the lease. Expenditures for maintenance and repairs are expensed as incurred.

  Upon retirement or other disposition of assets, the cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in net income.

   Foreign Currency Translation

  The functional currency of the Company's foreign subsidiaries is the local currency, accordingly, assets and liabilities of these operations are translated at exchange rates in effect at year-end. Income and expense items are translated at average rates of exchange for the period. Resulting translation adjustments are accumulated in a separate component of stockholders' equity. Gains and losses from foreign currency transactions, which are immaterial, are included in net income.

   Product Development Costs

  Costs related to research, design and development of computer software are charged to product development expense as incurred, as the capitalizable costs of internally developed software to date have not been material. Purchased software of approximately $5.4 million and $3.1 million was acquired in 1994 and 1995, respectively. These assets are being amortized over a one- to four-year period based on the expected useful life of the product. Related amortization charges, reflected in cost of revenue, were approximately $1.0 million and $3.2 million in 1994 and 1995, respectively.

   Income Taxes

  Deferred income tax assets and liabilities arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

   Net Income Per Common Share

  Net income per common share is computed using the weighted average number of shares of common stock outstanding and dilutive common stock equivalents from stock options using the treasury stock method.

                              FTP SOFTWARE, INC.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the 12-month period preceding the date of the initial filing of the Company's public offering have been included in the calculation using the treasury stock method, as if they were outstanding for all periods prior to such public offering.

   Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The Company sells its products outside the United States primarily through a network of resellers in North and South America, Europe and Asia Pacific. In the United States, the Company distributes its products through multiple channels, including direct sales, value-added resellers, systems integrators, OEMs and a limited number of distributors. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit risk as determined by management. The Company generally requires no collateral. Accounts receivable are from customers who are geographically and industry dispersed. No one customer accounted for more than 10% of consolidated revenue for any period presented.

   Accounting for Stock Options

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This Statement, which is effective for fiscal years beginning after December 15, 1995, defines a fair value based method of accounting for stock-based employee compensation. The Company plans to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma net income and earnings per share as if the fair value based method of accounting had been applied. As such, adoption of this statement will have no effect on the Company's reported results of operations.

   Reclassification

   Certain prior year amounts have been reclassified to conform with the current year's presentation.

C.INVESTMENTS:

  Investments consist of the following at December 31, 1994:

                                                              AMORTIZED MARKET
                                                                COST     VALUE
                                                              --------- -------
                                                               (IN THOUSANDS)
   U.S. government obligations...............................  $25,683  $24,974
   Corporate obligations.....................................   24,329   23,095
   Municipal obligations.....................................   30,437   29,279
                                                               -------  -------
                                                               $80,449  $77,348
                                                               =======  =======

  At December 31, 1994, gross unrealized gains and losses amounted to approximately $176,000 and $3,310,000, respectively.

                              FTP SOFTWARE, INC.

  Investments consist of the following at December 31, 1995:

                                                              AMORTIZED MARKET
                                                                COST     VALUE
                                                              --------- -------
                                                               (IN THOUSANDS)
   U.S. government obligations...............................  $54,500  $54,469
   Corporate obligations.....................................   14,397   14,075
   Municipal obligations.....................................   20,412   20,418
                                                               -------  -------
                                                               $89,309  $88,962
                                                               =======  =======

  At December 31, 1995, gross unrealized gains and losses amounted to approximately $518,000 and $865,000, respectively.

  The Company's investments at December 31, 1994, valued at amortized cost, and at December 31, 1995, valued at market value, mature as follows:

                                                                  DECEMBER 31,
                                                                 ---------------
   YEARS TO MATURITY                                              1994    1995
   -----------------                                             ------- -------
                                                                 (IN THOUSANDS)
   0-1.......................................................... $37,690 $36,211
   1-5..........................................................  31,789  46,478
   5-10.........................................................     372     268
   Over 10......................................................  10,598   6,005
                                                                 ------- -------
                                                                 $80,449 $88,962
                                                                 ======= =======

D.PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
   Development equipment...................................... $ 4,092  $ 5,737
   Equipment..................................................   8,939   15,020
   Furniture and leasehold improvements.......................   4,260    7,230
                                                               -------  -------
                                                                17,291   27,987
   Less accumulated depreciation and amortization.............  (5,579)  (9,284)
                                                               -------  -------
                                                               $11,712  $18,703
                                                               =======  =======

E.PURCHASED TECHNOLOGY AND ACQUISITIONS:

  In August 1994, the Company licensed certain technology for $4.9 million, a portion of which is payable in equal installments of $500,000 per year through 1998, to enable the Company to bring commercial versions of Mosaic, a navigational tool for the Internet, into current and future product lines and bring advanced messaging applications for Internet users into the Company's current and future product lines. The Company allocated approximately $900,000 to completed technology, which is included in purchased software and is being amortized over its estimated useful life of two years. The remaining $4.0 million was allocated to in-process technology and charged to product development expense.

  In March 1995, the Company acquired substantially all of the assets of Keyword Office Technologies Ltd., a privately-held, Calgary, Alberta, developer of protocol-independent document interchange and viewing

                              FTP SOFTWARE, INC.

  technology software, for approximately $2.4 million. The transaction was accounted for as a purchase. The Company allocated approximately $1.3 million primarily to completed technology, which is included in purchased software and is being amortized over its estimated useful life of two years, and approximately $1.1 million to in-process technology, which has been charged to product development expense. This acquisition was deemed to be immaterial for purposes of presenting pro forma information.

  The Company allocates the purchase price of acquired technologies to completed technology and in-process technology based upon their respective fair values. Completed technology that had reached technological feasibility was valued using a risk adjusted cash flow model under which future cash flows were discounted, taking into account risks related to existing and future markets and assessments of the life expectancy of the completed technology. In-process technology that had not reached technological feasibility and that had no alternative future use was valued using the same method. Expected future cash flows associated with in-process technology were discounted considering risks and uncertainties related to the viability of and to the potential changes in future target markets and to the completion of the products expected to ultimately be marketed by the Company. Amounts charged to product development expense for in-process technology are not fully deductible in the same period for tax purposes.

F.PROFIT SHARING RETIREMENT PLAN:

  The Company sponsors a profit sharing retirement plan for eligible employees established under the provisions of Section 401(k) of the Internal Revenue Code (the "Plan"), under which participants may defer a portion of their annual compensation on a pre-tax basis. Contributions by the Company to the Plan are at the discretion of the Board of Directors and amounted to approximately $303,000, $645,000 and $965,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

  While the Company expects to continue the Plan indefinitely, it has reserved the right to modify, amend or terminate the Plan. In the event of termination, the entire amount contributed under the Plan, at the time of termination, must be applied to the payment of benefits to the participants or their beneficiaries.

  The Company does not currently offer post-retirement or post-employment benefits.

G.INCOME TAXES:

  The provision for income taxes consists of the following:

                                                       YEARS ENDED DECEMBER
                                                                31,
                                                      -------------------------
                                                       1993     1994     1995
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
   Current provision:
     Federal......................................... $ 8,871  $12,845  $12,538
     State...........................................   2,194    2,749    2,859
     Foreign.........................................      --       --      395
                                                      -------  -------  -------
                                                       11,065   15,594   15,792
                                                      -------  -------  -------
   Deferred benefit:
     Federal.........................................    (347)  (1,410)  (1,024)
     State...........................................    (107)    (418)    (300)
                                                      -------  -------  -------
                                                        (454)   (1,828)  (1,324)
                                                      -------  -------  -------
                                                      $10,611  $13,766  $14,468
                                                      =======  =======  =======

                              FTP SOFTWARE, INC.

  The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              -----------------
                                                              1993   1994  1995
                                                              -----  ----  ----
   Tax at statutory rate.....................................  35.0% 35.0% 35.0%
   State income taxes net of federal tax benefit.............   5.5   4.2   4.3
   Benefit from foreign sales corporation....................  (0.6) (1.5) (2.3)
   Tax-exempt interest income................................    --  (0.9) (1.1)
   Research and experimentation credit.......................  (0.5) (0.5) (0.2)
   Foreign tax credits.......................................  (0.3) (0.1)   --
   Other.....................................................   0.3   1.3   1.3
                                                              -----  ----  ----
                                                              39.4%  37.5% 37.0%
                                                              =====  ====  ====

  The current federal and state provisions for income taxes do not reflect the tax savings resulting from deductions associated with the Company's various stock plans. These savings were approximately $4.3 million, $8.5 million and $18.8 million in 1993, 1994 and 1995, respectively, and were credited to stockholders' equity.

   The components of the deferred tax asset are as follows:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1994    1995
                                                                 ------  ------
                                                                      (IN
                                                                  THOUSANDS)
   In-process technology charges................................ $1,704  $2,656
   Employee compensation and benefits accruals..................    486     848
   Accounts receivable reserve..................................    412     642
   Deferred revenue.............................................    329     380
   Other reserves and liabilities...............................     21     224
   Capitalized inventory costs..................................     47     170
   Depreciation and amortization expense........................   (552) (1,009)
                                                                 ------  ------
                                                                 $2,447  $3,911
                                                                 ======  ======

  Included in prepaid expenses and other current assets at December 31, 1995 is approximately $7.8 million of refundable income taxes.

H.STOCKHOLDERS' EQUITY:

   Stock Split

  The Company effected an 8-for-1 split of the Common Stock during 1993. All share and per share amounts have been restated to reflect this split.

   Preferred Stock

  The Board of Directors is authorized, subject to any limitations prescribed by law, to issue up to an aggregate of 5,000,000 shares of Preferred Stock, $0.01 par value per share, with such powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such Preferred Stock.

                              FTP SOFTWARE, INC.

  On December 1, 1995, the Board of Directors designated 500,000 shares of its Preferred Stock as Junior Preferred Stock, $0.01 par value per share. Dividends accrue on the Junior Preferred Stock at a quarterly rate equal to the greater of $1.00 or, subject to adjustment, 100 times the aggregate per share amount of all dividends paid during the quarter on the Company's Common Stock. The Junior Preferred Stock carries a liquidation preference of $100 per share, is redeemable, and entitles the holder to 100 votes per share on all matters submitted to a vote of the Company's stockholders.

   Shareholder Rights Plan

  On December 1, 1995, the Company adopted a shareholder rights plan (the "Rights Plan") whereby each share of Common Stock issued after December 8, 1995 will have an attached right which, when exercisable, will entitle the holder to purchase 1/100th of a share of Junior Preferred Stock at a price of $150 (the "Rights"). Additionally, the Board of Directors declared a dividend of one Right for each share of Common Stock outstanding on December 8, 1995.

  The Rights become exercisable if a person acquires or announces a tender or exchange offer for 15% or more of the outstanding Common Stock. The Rights Plan also provides that if a person (an "Acquiring Person") acquires or obtains the right to acquire 15% or more of the outstanding Common Stock (other than pursuant to certain approved offers), each Right (other than Rights held by the Acquiring Person) will entitle the holder to purchase shares of Common Stock having a market value of twice the exercise price of the Right. In addition, if the Company is involved in a merger or other business combination with another person in which it is not the surviving corporation or in connection with which the Common Stock is changed or converted into securities of any other person or other property, or if the Company sells or transfers 25% or more of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase shares of the common stock of such other person having a market value of twice the exercise price of the Right.

  The Board of Directors may redeem the Rights at any time prior to their expiration on December 1, 2005 at a redemption price of $0.01 per Right. The Company has reserved 500,000 shares of Junior Preferred Stock for issuance upon exercise of the Rights.

   Stock Option Plan

  In January 1987, the Company adopted the FTP Software, Inc. Stock Option Plan (the "Option Plan"). Under the Option Plan, as amended, the Company may grant to certain employees either incentive or nonqualified stock options to purchase up to 26,400,000 shares of Common Stock which generally vest over four to six years. The exercise price for the stock options may not be less than the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors, and the term of the stock options may not exceed 10 years.

                              FTP SOFTWARE, INC.

  Stock option activity under this plan is summarized as follows:

                                                     NUMBER OF    OPTION PRICE
                                                       SHARES      PER SHARE
                                                     ----------  --------------
   Outstanding, January 1, 1993..................... 10,244,160  $0.069-$ 1.75
     Granted........................................  2,251,000    6.25- 26.50
     Exercised...................................... (3,180,456)  0.069-  1.74
     Canceled....................................... (1,102,000)   .354-  6.25
                                                     ----------  --------------
   Outstanding, December 31, 1993...................  8,212,704    .121- 26.50
     Granted........................................    913,750   27.25- 31.625
     Exercised...................................... (1,520,342)   .121- 19.00
     Canceled.......................................   (270,750)   1.42- 27.25
                                                     ----------  --------------
   Outstanding, December 31, 1994...................  7,335,362    .121- 31.625
     Granted........................................  1,722,000   24.75- 31.75
     Exercised...................................... (3,097,635)   .121- 27.25
     Canceled....................................... (1,775,361)  1.396- 31.75
                                                     ----------  --------------
   Outstanding, December, 31, 1995..................  4,184,366  $ .121-$31.75
                                                     ----------  --------------

  At December 31, 1995, the number of shares of Common Stock for which stock options were exercisable were totaled 1,140,437 and the number of shares of Common Stock available for future stock option grants amounted to 4,094,561.

   Non-Employee Directors' Stock Option Plan

  In September 1993, the Company adopted the 1993 Non-Employee Directors' Stock Option Plan which provides for the automatic grant of stock options to purchase up to 500,000 shares of Common Stock to non-employee directors which vest over three years. The exercise price for the stock options may not be less than the fair market value of the Common Stock on the date of the grant, as determined by the Board of Directors, and the term of the stock options may not exceed 10 years.

   Stock option activity under this plan is summarized as follows:

                                                     NUMBER OF  OPTION PRICE
                                                      SHARES     PER SHARE
                                                     --------- --------------
   Outstanding, September 17, 1993 (inception of
    plan)                                                 --              --
     Granted........................................   60,000         $19.00
     Exercised......................................      --              --
     Canceled.......................................      --              --
                                                      -------  --------------
   Outstanding, December 31, 1993...................   60,000          19.00
     Granted........................................  109,167  $17.25- 26.50
     Exercised......................................  (30,000)         19.00
     Canceled.......................................  (30,000)         17.25
                                                      -------  --------------
   Outstanding, December 31, 1994...................  109,167   17.25- 26.50
     Granted........................................   27,536          30.875
     Exercised......................................  (40,000)  17.25- 19.00
     Canceled.......................................  (20,000)         17.25
                                                      -------  --------------
   Outstanding, December 31, 1995...................   76,703  $25.75-$30.875
                                                      =======  ==============

                              FTP SOFTWARE, INC.

  At December 31, 1995, the number of shares of Common Stock for which stock options were exercisable totaled 19,167 and the number of shares of Common Stock available for future stock option grants amounted to 353,297.

   Employee Stock Purchase Plans

  The Company adopted the FTP Software, Inc. Employee Stock Purchase Plan effective January 1, 1994. This plan provides a maximum of 1,000,000 shares of Common Stock for purchase by eligible employees at 85% of the fair market value of the Common Stock on the first or last trading day of each six-month purchase period under this plan, whichever is lower. During 1994 and 1995, 4,034 and 20,938 shares of Common Stock, respectively, were issued under this plan.

  In October 1995, in order to preserve the qualification of its existing employee stock purchase plan under the Internal Revenue Code, the Company adopted the FTP Software, Inc. Non-Qualified Stock Purchase Plan for Employees of Certain Subsidiaries. This plan is for the benefit of non-U.S. employees employed outside of the United States by subsidiaries of the Company approved for participation in the plan by the Compensation Committee of the Board of Directors and provides a maximum of 100,000 shares of Common Stock for purchase by eligible employees. The price at which the Common Stock will be purchased by eligible employees is 85% of the fair market value of the Common Stock on the first or last trading day of each six-month purchase period under this plan, whichever is lower. The first purchase period under this plan commenced on January 1, 1996. Accordingly, no shares of Common Stock were issued under this plan during 1995.

   Public Offerings

  On November 23, 1993, the Company consummated an initial public offering of 5,750,000 shares of Common Stock, of which 2,500,000 shares of Common Stock were sold for the account of the Company. The Company's aggregate net proceeds from the initial public offering were approximately $43.3 million. On May 11, 1994, the Company consummated an offering of 1,724,130 shares of Common Stock, of which 100,000 shares of Common Stock were sold for the account of the Company. The Company's aggregate net proceeds from this offering were approximately $1.5 million.

   Dividends

  From January 1, 1990 through June 30, 1992, the Company operated as an S Corporation under subchapter S of the Internal Revenue Code of 1986, as amended, and comparable provisions of certain state tax laws. Dividends declared by the Company in 1992 and paid in 1993 represent reimbursements to the stockholders for income taxes paid relating to their respective share of the Company's S Corporation taxable income and a return on investment. Effective June 30, 1992, the Company terminated its status as an S Corporation.

I.COMMITMENTS:

   Lease Commitments

  The Company leases its corporate and administrative office facilities under long-term non-cancelable operating lease agreements expiring at various dates through August 2002. The agreements generally require the payment of utilities, real estate taxes, insurance and repairs. Total rent expense for the years ended

                              FTP SOFTWARE, INC.

  December 31, 1993, 1994 and 1995 amounted to approximately $1.2 million, $2.1 million and $3.1 million, respectively.

  At December 31, 1995, future minimum annual rental payments required under the operating lease agreements are as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
         1996....................................................    $ 4,476
         1997....................................................      4,254
         1998....................................................      4,325
         1999....................................................      4,425
         2000....................................................      4,381
         Thereafter..............................................      5,750
                                                                     -------
                                                                     $27,611
                                                                     =======

   Joint Marketing and Development Agreement

  In August 1995, the Company entered into a multi-year joint marketing and development agreement with Open Market, Inc. under which the Company has the right to sell certain server products and to develop the server technology onto future platforms. The Company has allocated $3.7 million paid under this agreement to in-process technology and charged it to product development expense. Under this agreement the Company has future minimum royalty obligations for 1997, 1998 and 1999.

  In January, 1996, the Company acquired shares of preferred stock of Open Market, Inc. for a cash purchase price of $5 million.

J.BUSINESS UNIT INFORMATION:

  The Company is active in only one business segment: designing, developing, marketing and supporting networking and other software products and related services. This segment currently operates and reports results as two business units: the Networking Products Business Unit and the New Ventures Business Unit. The Networking Products Business Unit, which is the Company's core operating unit, includes the Company's OnNet and PC/TCP product lines and is responsible for developing and acquiring server and other products to provide services for enterprise networks. The New Ventures Business Unit was formed in July 1995 and currently consists of four operating units: the Internet Solutions Unit, the HyperDesk Unit, the Keyword Unit and the Intelligent Agents Unit. The New Ventures Business Unit is responsible for developing, acquiring and commercializing new technologies.

                               FTP SOFTWARE, INC.

  Activities associated with the New Ventures Business Unit were not material for all periods prior to July 1, 1995. Financial data by business unit for the year ended December 31, 1995 follows:

                                                                  (IN THOUSANDS)
       Revenue:
         Networking Products Business Unit.......................    $131,865
         New Ventures Business Unit..............................       4,511
                                                                     --------
           Total revenue.........................................    $136,376
                                                                     ========
       Income (loss) from operations:
         Networking Products Business Unit.......................    $ 43,361
         New Ventures Business Unit..............................     (10,415)
                                                                     --------
           Total income from operations..........................    $ 32,946
                                                                     ========
       Assets:
         Networking Products Business Unit.......................    $187,675
         New Ventures Business Unit..............................       2,293
                                                                     --------
          Total assets...........................................    $189,968
                                                                     ========

  Sales from the Company's foreign operations are not material. The Company's international export sales can be grouped into the following geographic areas:

                                                         YEARS ENDED DECEMBER
                                                                  31,
                                                        -----------------------
                                                         1993    1994    1995
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
   Geographic area:
    North and South America (other than U.S.).......... $ 3,616 $ 7,114 $10,364
    Asia Pacific.......................................   2,587   5,732  10,165
    Europe.............................................  15,410  27,457  40,310
    Other..............................................   1,829     592   1,792
                                                        ------- ------- -------
     Total............................................. $23,442 $40,895 $62,631
                                                        ======= ======= =======

K.QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                 FIRST  SECOND   THIRD  FOURTH
                                                QUARTER QUARTER QUARTER QUARTER
                                                ------- ------- ------- -------
                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                             DATA)
   1995
   Total revenue............................... $31,314 $34,083 $37,116 $33,863
   Gross margin................................  27,003  29,916  32,422  29,182
   Income from operations......................  11,516  13,473   6,106   1,851
   Net income..................................   7,850   9,314   4,759   2,711
   Net income per share (fully diluted)........ $   .27 $   .33 $   .17 $   .10
   1994
   Total revenue............................... $19,075 $20,879 $24,013 $29,278
   Gross margin................................  16,358  17,716  20,395  25,685
   Income from operations......................   7,545   8,249   5,707  12,108
   Net income..................................   4,938   5,542   4,122   8,373
   Net income per share (fully diluted)........ $   .17 $   .20 $   .14 $   .29

                              FTP SOFTWARE, INC.

L.SUBSEQUENT EVENTS

  Subsequent to year-end, the Company acquired certain technologies and other assets from unrelated companies. The transactions will be recorded under the purchase method of accounting. The costs associated with these acquisitions are expected to total approximately $15 million.

  On January 17, 1996, the Company entered into a merger agreement (the "Merger Agreement") with Firefox Communications Inc. ("Firefox") whereby a subsidiary of the Company will be merged into Firefox, which will survive the merger as a wholly-owned subsidiary of the Company, and each outstanding share of Firefox common stock would be converted into one share of the Company's Common Stock (approximately 6,735,000 shares at December 31, 1995), subject to adjustment. Outstanding Firefox stock options will be converted into options to purchase (or will otherwise become exercisable for) shares of the Company's Common Stock at the same conversion rate of one for one, subject to adjustment, with appropriate changes to the exercise price. This merger, which is intended to be accounted for as a pooling of interests, is conditioned on, among other things, approval of the merger by Firefox's stockholders and approval by the Company's stockholders of the issuance of the shares of the Company's Common Stock to be issued in the merger. Firefox reported revenues and earnings of approximately $20 million and $0.5 million, respectively, for the year ended December 31, 1995.

  On February 23, 1996, a class action lawsuit was filed in the United States District Court for the Northern District of California, San Francisco Division, naming Firefox and certain of its officers and directors as defendants. The lawsuit alleges that the defendants misrepresented or failed to disclose material facts about Firefox's operations and financial results, which the plaintiffs contend resulted in an artificial inflation of the price of Firefox's common stock. The suit is purportedly brought on behalf of a class of purchasers of Firefox's common stock during the period from August 3, 1995 to January 2, 1996. The complaint alleges claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. Firefox has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself vigorously. In order to support an adequate defense, Firefox may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to Firefox, Firefox could be required to pay a substantial judgment.

  In March 1996, the Merger Agreement was amended to provide that shares of the Company's Common Stock having a value of $15 million, which would otherwise be issued to persons holding Firefox common stock at the effective time of the merger, will instead be delivered to and held in an escrow as security for an indemnity in favor of the Company and certain related persons under the Merger Agreement relating to the securities litigation described above and certain related litigation, to the extent that the amount of all such claims arising from such litigation exceeds the sum of all payments recovered under Firefox's $10 million director's and officer's liability insurance policy plus $5 million. Any escrow shares remaining after satisfaction of such indemnity will be allocated among the former Firefox stockholders on a pro rata basis in accordance with the number of shares of Firefox common stock held by each former Firefox stockholder immediately prior to the merger will be delivered to the former Firefox stockholders following final resolution of such litigation or the third anniversary of the merger, whichever is earlier.

  On May 21, 1996, the Merger Agreement was amended to provide that all of the outstanding Firefox common stock will be converted into the right to receive $10,000,000 in cash plus shares of approximately $50,000,000 of the Company's Common Stock (based upon the average closing price of the Company's Common Stock, as defined, subject to adjustment). In addition, options to acquire Firefox common stock will be deemed to be

                              FTP SOFTWARE, INC.

  converted into options to acquire the Company's Common Stock based upon an exchange ratio as defined. In the event that the Company's average share price is less than $8 per share or greater than $12 per share, the average share price will be deemed to be $8 or $12, respectively, and the number of Company shares exchanged would be 6,250,000 or 4,166,666 shares, respectively. If the mean of the high and low sales prices of one share of the Company's Common Stock at the effective time of the merger (the "Effective Time Closing Price") is less than $7 per share, each outstanding share of Firefox common stock will be entitled to receive that additional number of shares of the Company's Common Stock equal to (a) the amount obtained by dividing the difference between $7 and the Effective Time Closing Price by $7, multiplied by (b) $10,000,000 divided by the number of outstanding shares of Firefox common stock, divided by (c) the Effective Time Closing Price (such number of additional shares of the Company's Common Stock being referred to as the "Share Adjustment Factor"), and the cash payment applicable to each outstanding share of Firefox common stock shall be reduced by an amount equal to the product of the Share Adjustment Factor multiplied by the Effective Time Closing Price. In connection with the amended Merger Agreement, the Company agreed to eliminate the escrow provisions. As a result of the amendments, the proposed merger will be accounted for as a purchase. The consummation of the proposed merger is subject to obtaining shareholder approval and certain other conditions. Accordingly, there can be no assurance that the merger will be completed.

  On March 14, 1996, a class action lawsuit was filed in the United States District Court for the District of Massachusetts naming the Company, certain of its officers and two former officers as defendants. The lawsuit alleges that the defendants publicly issued false and misleading statements and omitted to disclose material facts necessary to make such statements not false and misleading, which the plaintiffs contend caused an artificial inflation in the price of the Company's Common Stock. The lawsuit, which is purportedly brought on behalf of a class of purchasers of the Company's Common Stock during the period from July 14, 1995 to January 3, 1996, alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The Company has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself and its officers vigorously. In order to support an adequate defense, the Company may be required to expend substantial sums for legal and expert fees and costs. The cost of defending the litigation and the outcome of the litigation are uncertain and cannot be estimated. If the lawsuit were determined adversely to the Company, the Company could be required to pay a substantial judgment.

  On March 27, 1996, the Company entered into a merger agreement with Campbell Services, Inc., the Southfield, Michigan-based developer of OnTime, a client/server solution for group scheduling. The merger agreement provides for the acquisition by the Company of Campbell for approximately $15 million in cash, through a merger of a wholly-owned subsidiary of the Company into Campbell. This acquisition is expected to be consummated in early April 1996.

                               FTP SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                         DECEMBER 31,  MARCH
                                                             1995     31, 1996
                                                         ------------ --------
ASSETS
Current assets:
  Cash and cash equivalents.............................   $ 30,417   $ 31,446
  Short-term investments................................     36,211     17,357
  Accounts receivable, net of allowance for doubtful ac-
   counts of $1,600 for
   1995 and 1996........................................     30,787     22,024
  Inventories...........................................      1,063        894
  Prepaid expenses and other current assets.............      3,623      6,932
  Income taxes..........................................      9,969     15,969
                                                           --------   --------
    Total current assets................................    112,070     94,622
  Property and equipment, net...........................     18,703     19,651
  Purchased software, net...............................      4,359      6,192
  Investments...........................................     52,751     57,303
  Deferred income taxes.................................      1,717      1,396
  Other assets..........................................        368      3,927
                                                           --------   --------
    Total assets........................................   $189,968   $183,091
                                                           ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable......................................      9,904     12,794
  Accrued employee compensation and benefits............      4,533      3,546
  Current portion of long-term obligations..............        811        576
  Deferred revenue......................................      9,091      8,406
                                                           --------   --------
    Total current liabilities...........................     24,339     25,322
 Long-term obligations..................................        821        821
                                                           --------   --------
    Total liabilities...................................     25,160     26,143
                                                           --------   --------
Stockholders' equity:
  Preferred stock, $0.01 par value, authorized 5,000,000
   shares; none issued and
   outstanding..........................................        --         --
  Common stock, $0.01 par value, authorized 50,000,000
   shares; issued and
   outstanding 26,506,729 and 26,966,222 in 1995 and
   1996, respectively...................................        265        270
  Additional paid-in capital............................     92,607     93,358
  Retained earnings.....................................     72,130     63,688
  Equity adjustments....................................       (194)      (368)
                                                           --------   --------
    Total stockholders' equity..........................    164,808    156,948
                                                           --------   --------
      Total liabilities and stockholders equity.........   $189,968   $183,091
                                                           ========   ========



The accompanying notes are an integral part of these financial statements.

                               FTP SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                            THREE MONTHS
                                                           ENDED MARCH 31,
                                                           ---------------
                                                            1995    1996
                                                           ------- -------
Revenue:
  Product revenue........................................  $28,661 $24,974
  Service revenue........................................    2,653   4,030
                                                           ------- -------
    Total revenue........................................   31,314  29,004
                                                           ------- -------
Cost of Revenue:
  Product cost...........................................    1,948   2,576
  Service cost...........................................    2,363   2,650
                                                           ------- -------
    Total cost of revenue................................    4,311   5,226
                                                           ------- -------
Gross Margin                                                27,003  23,778
                                                           ------- -------
Operating Expenses:
  Sales and marketing ...................................    7,083  12,494
  Product development....................................    5,560  20,773
  General and administrative.............................    2,844   4,940
                                                           ------- -------
    Total operating expenses.............................   15,487  38,207
                                                           ------- -------
Income (loss) from operations............................   11,516 (14,429)
Investment income........................................    1,043   1,029
                                                           ------- -------
Income (loss) before income taxes .......................   12,559 (13,400)
Provision (benefit) for income taxes.....................    4,709  (4,958)
                                                           ------- -------
Net income (loss)........................................  $ 7,850 $(8,442)
                                                           ------- -------
Net income (loss) per share (fully diluted)..............  $  0.27 $ (0.31)
Weighted average common and common equivalent shares out-
 standing (fully diluted)................................   28,721  26,939
                                                           ------- -------

   The accompanying notes are an integral part of these financial statements.

                               FTP SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS, UNAUDITED)

                                                               THREE MONTHS
                                                             ENDED MARCH 31,
                                                             -----------------
                                                              1995      1996
                                                             -------  --------
Cash flows from operating activities:
 Net income (loss).......................................... $ 7,850  $ (8,442)
 Adjustments to reconcile net income (loss) to net cash pro-
  vided by operating activities:
  Depreciation and amortization.............................   1,556     2,289
  Write-off of acquired in-process technology...............   1,129    11,912
  Amortization of discounts and premiums on investments.....     --         70
  Deferred income taxes ....................................    (465)      321
  Tax benefit of stock option activity......................   5,960       --
  Changes in operating assets and liabilities net of effects from acquisition of business and product line:
    Accounts receivable.....................................  (1,608)    8,763
    Inventories.............................................    (236)      169
    Prepaid expenses and other current assets...............  (3,504)   (2,358)
    Income taxes ...........................................    (892)   (6,000)
    Other assets............................................     (87)     (354)
    Accounts payable........................................   1,735     2,890
    Accrued employee compensation and benefits..............  (1,021)     (987)
      Deferred revenue......................................     932      (685)
                                                             -------  --------
    Net cash provided by operating activities...............  11,349     7,588
                                                             -------  --------
Cash flows from investing activities:
 Capital expenditures.......................................  (1,547)   (3,226)
 Maturities of investments..................................   5,669    14,056
 Acquisition of business and product line...................  (2,365)  (13,681)
 Increase in notes receivable...............................     --     (4,171)
 Other investing activities.................................     --        (35)
                                                             -------  --------
      Net cash (used for) provided by investing activities..   1,757    (7,057)
                                                             -------  --------
Cash flows from financing activities:
 Proceeds from issuance of common stock.....................   2,247       756
 Principal payments on long-term obligations................     --       (235)
                                                             -------  --------
    Net cash provided by financing activities...............   2,247       521
                                                             -------  --------
Effect of exchange rate changes on cash.....................     --        (23)
                                                             -------  --------
Net increase in cash and cash equivalents...................  15,353     1,029
Cash and cash equivalents, beginning of period..............  10,896    30,417
                                                             -------  --------
Cash and cash equivalents, end of period.................... $26,249  $ 31,446
                                                             =======  ========

   The accompanying notes are an integral part of these financial statements.

                              FTP SOFTWARE, INC.

              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. INTERIM FINANCIAL DATA

  The accompanying unaudited consolidated financial statements have been prepared by FTP Software, Inc. (the "Company") in accordance with generally accepted accounting principles. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary for a fair presentation of the Company's financial position, results of operations and cash flows at the dates and for the periods indicated. While the Company believes that the disclosures presented are adequate to make the information not misleading, these financial statements should be read in conjunction with the audited consolidated financial statements and notes related thereto included elsewhere herein.

  The results of the three-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the full fiscal year. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilites and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. ACQUISITIONS

  In February 1996, the Company acquired the Mariner product line of Network Computing Devices, Inc. for a net cash purchase price of approximately $7.4 milion. In March 1996, the Company acquired substantially all of the assets of HyperDesk Corporation, including its GroupWorks product, for a net cash purchase price of approximately $6.3 million. These transactions were accounted for as purchases and accordingly the Company has allocated $1.8 million primarily to completed technology, which is included in purchased software and will be amortized over their estimated useful lives of three years. The remaining $11.9 million was allocated to in-process technology and charged to product development expense in the three-month period ended March 31, 1996. Results from operations include activity from the Mariner product line and the assets of HyperDesk Corporation since the date of the respective acquisitions in February and March 1996. Pro forma presentation for prior periods is not reflected as the impact would be immaterial.

  The Company allocates the purchase price of acquired technologies to completed technology and in-process technology based upon their respective fair values. Completed technology that had reached technological feasiblity was valued using a risk adjusted cash flow model under which future cash flows were discounted, taking into account risks related to existing and future markets and assessments for the life expectancy of the completed technology. In-process technology that had not reached technological feasiblity and that had no alternative future use was valued using the same method. Expected future cash flows associated with in-process technology were discounted considering risks and uncertainties related to the viability of and to potential changes in the future target markets and to the completion of the products expected to ultimately be marketed by the Company. Amounts charged to product development expense for in-process technology were not fully deductible in the same period for tax purposes.

  In April 1996, the Company acquired Campbell Services, Inc., the Southfield, Michigan-based developer of OnTime, by merger for a net cash purchase price of approximately $15 million.

3. STOCK OPTION ACTIVITY

  During the first quarter of 1996, the Company granted options to purchase 1,885,500 shares of its common stock at prices ranging from $11.625 to $13.625 per share.

                              FTP SOFTWARE, INC.

4. RECLASSIFICATION

  Certain components of the statement of cash flows for the three-month period ended March 31, 1995 have been reclassified to appropriately reflect the acquisition of substantially all of the assets of Keyword Office Technologies Ltd. in March 1995. These reclassifications had no impact on the net increase in cash and cash equivalents during that period.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Firefox Communications Inc.:

  We have audited the accompanying consolidated balance sheet of Firefox Communications Inc. and its subsidiaries (the Company) as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Firefox Communications Inc. and subsidiaries at December 31, 1995, and the results of their operations and their cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche llp

February 5, 1996 (May 21, 1996 as to Note 12)
San Jose, California

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Firefox Communications Inc.:

  We have audited the accompanying consolidated balance sheet of Firefox Communications Inc. and its subsidiaries (the Company) as of December 31, 1994, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Firefox Communications Inc. and subsidiaries at December 31, 1994, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with accounting principles generally accepted in the United States.

Deloitte & Touche

Chartered Accountants Birmingham, England
February 8, 1995 (May 3, 1995 as to
the  first paragraph of Note 7)

                          FIREFOX COMMUNICATIONS INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1994     1995
                                                              ------  --------
ASSETS
Current assets:
  Cash and cash equivalents.................................. $  191  $  6,547
  Short-term investments.....................................    --      9,774
  Accounts receivable, net of allowances of $20 in 1994 and
   $56 in 1995...............................................  3,113     6,695
  Prepaid license fees.......................................  2,247     3,079
  Prepaid expenses and other assets..........................    209     1,241
  Deferred income taxes......................................    155       314
                                                              ------  --------
    Total current assets.....................................  5,915    27,650
Property and equipment--net..................................  1,071     1,887
                                                              ------  --------
    Total assets............................................. $6,986  $ 29,537
                                                              ======  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................... $1,130  $  1,069
  Short-term borrowings......................................    442       --
  Income taxes payable.......................................    285       649
  Accrued liabilities........................................  1,518     1,497
  Deferred revenue and customer deposits.....................  1,059     2,132
  Current portion of capital lease obligations...............    249       151
  Amounts payable to related company.........................    290       --
                                                              ------  --------
    Total current liabilities................................  4,973     5,498
Capital lease obligations, less current portion..............    293       104
Redemption obligation for preference shares..................  1,385       --
                                                              ------  --------
    Total liabilities........................................  6,651     5,602
                                                              ------  --------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Convertible preferred stock: $.001 par value; 3,000 shares authorized, shares outstanding: 916 in 1994 and none in
   1995......................................................    243       --
  Common stock: $.001 par value; 27,000 shares authorized,
   shares outstanding: 4,319 in 1994 and 6,735 in 1995.......    332    23,673
  Deferred stock compensation................................    (76)      (25)
  Net unrealized gain on investments available for sale......    --          3
  Accumulated translation adjustment.........................    109        (3)
  Retained earnings (deficit)................................   (273)      287
                                                              ------  --------
    Total stockholders' equity...............................    335    23,935
                                                              ------  --------
    Total liabilities and stockholders' equity............... $6,986  $ 29,537
                                                              ======  ========

                 See Notes to Consolidated Financial Statements

                          FIREFOX COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993      1994      1995
                                                  --------  --------  --------
Net revenues:
  Licenses......................................    $5,024   $12,482   $17,665
  Service and other.............................       148     1,054     2,103
                                                  --------  --------  --------
    Total net revenues..........................     5,172    13,536    19,768
                                                  --------  --------  --------
Cost of revenues:
  Cost of licenses..............................       678     1,659     2,695
  Cost of service and other.....................       114       760       940
                                                  --------  --------  --------
    Total cost of revenues......................       792     2,419     3,635
                                                  --------  --------  --------
Gross margin....................................     4,380    11,117    16,133
                                                  --------  --------  --------
Operating expenses:
  Research and development......................       948     1,428     2,534
  Sales and marketing...........................     2,579     6,397    10,270
  General and administrative....................     1,094     2,093     2,933
                                                  --------  --------  --------
    Total operating expenses....................     4,621     9,918    15,737
                                                  --------  --------  --------
Income (loss) from operations...................      (241)    1,199       396
Interest income.................................       --          6       656
Interest expense................................       (91)     (148)      (88)
                                                  --------  --------  --------
Income (loss) before income taxes...............      (332)    1,057       964
Provision (credit) for income taxes.............      (123)      441       446
                                                  --------  --------  --------
Net income (loss)...............................      (209)      616       518
Accretion for preference shares.................       (16)     (197)      (64)
                                                  --------  --------  --------
Income (loss) attributable to common stock
 (Note 1).......................................  $   (225) $    419  $    454
                                                  ========  ========  ========
Net income (loss) per share (Note 1)............  $  (0.05) $   0.08  $   0.07
                                                  ========  ========  ========
Shares used in per share computation............     4,569     5,486     6,398
                                                  ========  ========  ========

                 See Notes to Consolidated Financial Statements

                          FIREFOX COMMUNICATIONS INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                 (IN THOUSANDS)

                             SERIES A
                          PREFERRED STOCK       COMMON STOCK
                          ------------------   --------------
                                                                                NET
                                                                            UNREALIZED
                                                                              GAIN ON                             TOTAL
                                                                 DEFERRED   INVESTMENTS ACCUMULATED RETAINED  STOCKHOLDERS'
                                                                  STOCK      AVAILABLE  TRANSLATION EARNINGS     EQUITY
                          SHARES    AMOUNT     SHARES AMOUNT   COMPENSATION  FOR SALE    ADJUSTMENT (DEFICIT) (DEFICIENCY)
                          -------   --------   ------ -------  ------------ ----------- ----------- --------- -------------
Balances, January 1,
 1993...................       --   $    --    4,000  $    39     $ --         $ --        $ 79       $(467)     $  (349)
Issuance of preferred
 stock (net of
 issuance costs of
 $127)..................       916       243     --       --        --           --         --          --           243
Accretion of redemption
 and dividend
 amount for redeemable
 preference shares......       --        --      --       --        --           --         --          (16)         (16)
Stock compensation
 charges................       --        --      --         4       --           --         --          --             4
Accumulated translation
 adjustment.............       --        --      --       --        --           --          62         --            62
Net loss................       --        --      --       --        --           --         --         (209)        (209)
                           -------  --------   -----  -------     -----        -----       ----       -----      -------
Balances, December 31,
 1993...................       916       243   4,000       43       --           --         141        (692)        (265)
Issuance of ordinary
 shares (including
 stock compensation
 expense of $195).......       --        --      319      197       --           --         --          --           197
Deferred stock
 compensation from
 option grants..........       --        --      --        92       (92)         --         --          --           --
Amortization of deferred
 stock
 compensation...........       --        --      --       --         16          --         --          --            16
Accretion of redemption
 and dividend
 amount for redeemable
 preference shares......                                                                               (197)        (197)
Accumulated translation
 adjustment.............       --        --      --       --        --           --         (32)        --           (32)
Net income..............       --        --      --       --        --           --         --          616          616
                           -------  --------   -----  -------     -----        -----       ----       -----      -------
Balances, December 31,
 1994...................       916       243   4,319      332       (76)         --         109        (273)         335
Initial public offering,
 net of
 issuance costs of
 $1,986.................       --        --    1,500   23,124       --           --         --          --        23,124
Conversion of Series A
 preferred stock........      (916)     (243)    916      243       --           --         --          --           --
Cancellation of stock
 options................       --        --      --       (26)       19          --         --          --            (7)
Amortization of deferred
 stock
 compensation...........       --        --      --       --         32          --         --          --            32
Accretion of redemption
 and dividend
 amount for redeemable
 preference shares......       --        --      --       --        --           --         --          (64)         (64)
Excess accretion on
 redeemable
 preference shares at
 time of redemption.....       --        --      --       --        --           --         --          106          106
Net unrealized gain on
 investments available
 for sale...............       --        --      --       --        --             3        --          --             3
Accumulated translation
 adjustment.............       --        --      --       --        --           --        (112)        --          (112)
Net income..............       --        --      --       --        --           --         --          518          518
                           -------  --------   -----  -------     -----        -----       ----       -----      -------
Balances, December 31,
 1995...................       --   $    --    6,735  $23,673     $ (25)       $   3       $ (3)      $ 287      $23,935
                           =======  ========   =====  =======     =====        =====       ====       =====      =======


                 See Notes to Consolidated Financial Statements

                          FIREFOX COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                   1993      1994      1995
                                                  -------- --------  ---------
Cash flows from operating activities:
 Net income (loss)............................... $  (209) $    616  $     518
 Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
 Depreciation and amortization...................     181       319        495
 Deferred income taxes...........................    (125)       79       (159)
 Stock compensation expense......................       4       211         25
 License revenue in exchange for prepaid license
  fees...........................................     --       (150)       --
 Changes in assets and liabilities:
 Accounts receivable.............................    (601)   (1,962)    (3,582)
 Prepaid license fees............................    (516)   (1,552)      (832)
 Prepaid expenses and other assets...............    (119)       15     (1,032)
 Accounts payable................................     338       523        (61)
 Income taxes payable............................       3       282        364
 Accrued liabilities.............................     596       427        (21)
 Deferred revenue and customer deposits..........     276       710      1,073
                                                  -------  --------  ---------
   Net cash used in operating activities.........    (172)     (482)    (3,212)
                                                  -------  --------  ---------
Cash flows from investing activities:
 Purchases of property and equipment.............    (205)     (461)    (1,505)
 Proceeds from sale of property and equipment....     --         24        231
 Purchases of investments........................     --        --     (14,063)
 Proceeds from maturities of investments.........     --        --       2,845
 Proceeds from sale of investments...............     --        --       1,447
                                                  -------  --------  ---------
   Net cash used in investing activities.........    (205)     (437)   (11,045)
                                                  -------  --------  ---------
Cash flows from financing activities:
 Bank borrowings, net............................     (41)      302       (442)
 Proceeds from capital leases of existing
  equipment......................................     --        123        --
 Payments of capital lease obligations...........     (77)     (231)      (303)
 Receipts from related party loans...............      89       --         --
 Repayment of related party loans................     (41)      (69)      (290)
 Proceeds from sale of preference shares.........   1,110       --         --
 Redemption of preference shares.................     --        --      (1,343)
 Proceeds from sale of common and preferred
  stock, net.....................................     243         2     23,124
                                                  -------  --------  ---------
   Net cash provided by financing activities.....   1,283       127     20,746
                                                  -------  --------  ---------
Effect of exchange rate changes on cash..........      54        23       (133)
                                                  -------  --------  ---------
Net increase (decrease) in cash and cash
 equivalents.....................................     960      (769)     6,356
Cash and cash equivalents at beginning of
 period..........................................     --        960        191
                                                  -------  --------  ---------
Cash and cash equivalents at end of period....... $   960  $    191  $   6,547
                                                  =======  ========  =========
Noncash investing and financing activities:
 Property and equipment acquired under capital
  leases......................................... $   256  $    364  $      37
 Net unrealized gain on investments available for
  sale........................................... $   --   $    --   $      (3)
Supplemental disclosure of cash flow
 information--
 Cash paid during the period:
 Interest........................................ $    73  $    148  $      88
 Income taxes.................................... $   --   $     90  $     287

                 See Notes to Consolidated Financial Statements

                          FIREFOX COMMUNICATIONS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

1.ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization--Firefox Communications Inc. (the Company) was incorporated in Delaware in February 1995 (see Note 7). The Company develops, markets and supports server-based internetworking software. The Company markets its products through its direct sales force, which is focused on organizations with large enterprise networks, as well as through selected distributors, systems integrators and value-added resellers, located in the United States, Europe and the Far East.

  Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Currency--The functional currency for the Company's foreign operations is the local currency. The translation from the functional currency to the U.S. dollar is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses resulting from such translation are included as a separate component in stockholders' equity.

  Gains and losses resulting from foreign currency transactions are included in income and have not been significant to date.

  Cash and Cash Equivalents--All highly liquid debt investments with a remaining maturity of three months or less at the time of purchase are classified as cash equivalents.

  Short-Term Investments--The Company has classified its investments as "securities available-for-sale." The investments are measured at market value with a corresponding recognition of the net unrealized holding gains and losses, net of taxes, as a separate component of stockholders' equity until realized.

  Any gains and losses on sales of investments are computed on a specific identification basis.

  Prepaid License Fees--The Company licenses software from certain vendors and relicenses such software to customers in conjunction with licenses of the Company's own products. Payments for licenses which have not been relicensed are included in prepaid license fees and are amortized on a specific identification basis.

  Property and Equipment--Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which are generally three to five years. Assets acquired under capital leases are amortized over their useful life or the lease term, as appropriate.

  Revenue Recognition--Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support and consulting contracts.

   License Revenue--Revenue from software licenses is generally recognized upon product shipment. For those agreements which provide the customer the right to multiple copies in exchange for a non-refundable fixed fee, revenue is recognized at delivery of the product master or first copy. In either case, revenue is recognized only when no significant vendor or post-contract support obligations remain and when collection of the resulting receivable is deemed probable. Revenue is deferred for estimated future returns, including stock balancing arrangements. Costs related to insignificant vendor or post-contract support obligations are not material and are accrued upon recognition of the license revenue.

                          FIREFOX COMMUNICATIONS INC.

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   Service and Other Revenue--Revenue from support contracts is deferred and recognized ratably over the term of the agreement, which is typically one year. Other revenue primarily consists of revenue from consulting contracts. Such revenue is generally recognized using the percentage of completion method.

  Software Development Costs--Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed." To date, the Company has essentially completed its software development concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

  Income Taxes--Income taxes are provided under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach to account for income taxes and requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating losses and tax credit carryforwards.

  Net Income (Loss) Per Share--Net income (loss) per share is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding during the periods. Common equivalent shares include convertible preferred stock and common stock options; such common equivalent shares have been excluded from the per share calculation in loss periods as they would be anti-dilutive. All common shares issued and stock options granted by the Company between March 17, 1994 and May 11, 1995 at a price less than the initial public offering price have been included in the computation of common and common equivalent shares outstanding for all periods prior to the initial public offering (see Note 7).

  For the purposes of the net income (loss) per share computation, net income has been reduced (net loss has been increased) by the amount of the periodic accretion of redemption and dividend amounts for redeemable preference shares (see Note 6). Upon the completion of the Company's initial public stock offering, the preference shares were redeemed.

  Certain Significant Risks and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include the allowance for doubtful accounts receivable, the recoverability of prepaid license fees and future product returns. Actual results could differ from those estimates.

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, investments and accounts receivable. Cash equivalents consist primarily of money market funds and commercial debt securities and are held primarily with two financial institutions. The Company places its investments for safekeeping with a credit-worthy financial institution. The Company sells its products primarily to organizations in diversified industries in North America, Europe, and the Far East, and generally does not require its customers to provide collateral or other security to support accounts receivable. While the Company maintains allowances for potential bad debt losses, such losses to date have not been material.

                          FIREFOX COMMUNICATIONS INC.

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

  The Company participates in a very dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations; changes in the overall demand for connectivity products; changes in the technology underlying the connectivity market; increased competition; litigation against the Company based on securities, intellectual property or other claims; risks associated with international operations; and the Company's ability to implement and improve its operational and financial systems and attract and retain employees necessary to support its growth.

  Stock Compensation--Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," is effective for fiscal years beginning after December 15, 1995. The Company will adopt this statement on January 1, 1996 and will elect to continue applying APB Opinion No. 25 to account for its stock-based employee compensation arrangements. Based on the Company's current use of equity instruments, adoption of the new standard will not affect reported earnings, financial position or cash flows.

2.SHORT-TERM INVESTMENTS

  The amortized cost and estimated market value of investments at December 31, 1995 are as follows (in thousands):

                                                 GROSS      GROSS    ESTIMATED
                                     AMORTIZED UNREALIZED UNREALIZED  MARKET
                                       COST      GAINS      LOSSES     VALUE
                                     --------- ---------- ---------- ---------
   Equity securities................  $1,300     $ --       $ --      $1,300
   Corporate bonds and commercial
    paper...........................   7,469         6         (3)     7,472
   U.S. agency security.............   1,002       --         --       1,002
                                      ------     -----      -----     ------
                                      $9,771     $   6      $  (3)    $9,774
                                      ======     =====      =====     ======

  The contractual maturity of debt securities at December 31, 1995 are as follows (in thousands):

                                                                      ESTIMATED
                                                            AMORTIZED  MARKET
                                                              COST      VALUE
                                                            --------- ---------
   Within one year.........................................  $6,973    $6,978
   One year to five years..................................   1,498     1,496
                                                             ------    ------
   Total...................................................  $8,471    $8,474
                                                             ======    ======

  During 1995, sales of investments did not result in significant gross realized gains or losses.

                          FIREFOX COMMUNICATIONS INC.

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

3.PROPERTY AND EQUIPMENT

  Property and equipment at December 31 consists of (in thousands):

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1994    1995
                                                                 ------  ------
   Computers and equipment...................................... $  824  $1,721
   Motor vehicles...............................................    721     686
   Furniture and fixtures.......................................    212     318
                                                                 ------  ------
                                                                  1,757   2,725
   Less accumulated depreciation and amortization...............   (686)   (838)
                                                                 ------  ------
   Property and equipment--net.................................. $1,071  $1,887
                                                                 ======  ======

  At December 31, 1994 and 1995, property and equipment included assets leased under capital lease obligations of $655,000 and $246,000 (net of accumulated amortization of $191,000 and $175,000), respectively.

4.ACCRUED LIABILITIES

  Accrued liabilities at December 31 consist of (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1994   1995
                                                                  ------ ------
   Salaries and related benefits................................. $  512 $  448
   Other accrued liabilities.....................................  1,006  1,049
                                                                  ------ ------
                                                                  $1,518 $1,497
                                                                  ====== ======

5.AMOUNTS PAYABLE TO RELATED COMPANY

  At December 31, 1994, the Company had a loan of $290,000 from Speakeasy Limited, a company owned by two significant stockholders and officers of the Company. The loan was interest free and was repaid in 1995.

6.REDEMPTION OBLIGATION FOR PREFERENCE SHARES

  In November 1993, 750,000 redeemable preference shares of Firefox Communications Ltd., a United Kingdom corporation and wholly-owned subsidiary of the Company, were issued for $1,110,000. In connection with the Company's initial public offering in May 1995, the Company redeemed the preference shares for $1,343,000, which was $106,000 less than the amount recorded on the consolidated balance sheet at that time. This excess accretion has been reflected as an increase to retained earnings in the consolidated statement of stockholders' equity.

7.STOCKHOLDERS' EQUITY

  On May 3, 1995, the Company was reincorporated in Delaware, such that two shares of the successor Delaware corporation's common stock were exchanged for each share of the predecessor United Kingdom corporation's related ordinary share and 0.97 shares of the Delaware corporation's Series A preferred stock were exchanged for each A Ordinary share, and the Company's name was changed to Firefox Communications Inc. All common stock data in the accompanying financial statements have been retroactively adjusted to reflect these exchanges, as well as previous stock splits.

                          FIREFOX COMMUNICATIONS INC.

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

  Initial public offering

  In May 1995, the Company completed its initial public offering and issued 1,500,000 shares of common stock to the public at a price of $18.00 per share. As a result of this offering, the Company received $23,124,000, net of underwriting discounts, commissions, offering costs and expenses payable by the Company. Simultaneously, all outstanding preferred shares were automatically converted into an equal number of shares of common stock.

  Convertible Preferred Stock

  The Company has authorized 3,000,000 shares of preferred stock. At December 31, 1995, no shares of preferred stock were issued or outstanding.

  Stock Option Plans

  Prior to the Company's 1995 reincorporation and initial public offering, the Company granted options to employees under the 1994 Share Option Plan. Options under this plan generally vest after three years and must be exercised no later than seven years from date of grant. The Board has determined that no additional options will be granted under this Plan.

  During 1995, the Company adopted the 1995 Stock Option Plan and reserved a total of 1,000,000 shares of common stock for issuance under this plan. Under this plan, the Board of Directors may grant to employees, consultants and directors options to purchase shares of the Company's common stock. The exercise price for an incentive stock option and a nonqualified stock option cannot be less than 100% and 85%, respectively, of the fair market value of the Company's common stock at the date of grant. Options granted under this plan generally vest over four years and must be exercised no later than ten years from date of grant.

  Also during 1995, the Company adopted the 1995 Outside Directors Stock Option Plan (the "Directors Plan") and reserved 100,000 shares of common stock for issuance under this plan. The Directors Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company. Under the Directors Plan, certain outside directors at the time of the initial public offering received, and each new outside director will receive, an option to purchase 20,000 shares of the Company's common stock. Each year thereafter, the outside director will receive an option to purchase 6,667 shares of common stock. The exercise price of the Director options is the fair market value of the Company's common stock at the date of grant and such options vest over three years and must be exercised no later than ten years from date of grant.

  Option activity under all of the Company's Plans is summarized as follows (shares in thousands):

                                                          OUTSTANDING OPTIONS
                                                         ----------------------
                                                         NUMBER OF  PRICE PER
                                                          SHARES      SHARE
                                                         --------- ------------
   Balances, January 1, 1994............................    --     $      --
     Granted............................................    190          0.16
                                                           ----    ------------
   Balances, December 31, 1994..........................    190          0.16
     Granted............................................    333     6.58- 23.00
     Cancelled..........................................   (119)    0.16-  8.31
                                                           ----    ------------
   Balances, December 31, 1995..........................    404    $0.16-$23.00
                                                           ====    ============

                          FIREFOX COMMUNICATIONS INC.

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

  At December 31, 1995, 869,000 shares and 80,000 shares were available for future grant under the 1995 Stock Option Plan and Outside Directors Option Plan, respectively. At December 31, 1995, no options were exercisable.

  Employee Stock Transactions and Deferred Stock Compensation

  During 1993, the Company entered into agreements to sell 266,000 shares of common stock to three employees for a total of $1,000. Such shares were issued in 1994. An additional 53,000 shares of common stock were sold to employees in September 1994 for a total of $1,000 and, in December 1994, a significant shareholder sold 22,000 shares of common stock to a director of the Company for $47,000.

  In connection with the above mentioned sales of stock to employees and with the 1994 stock option grants, the Company recorded original stock compensation of $291,000 for the difference between the deemed fair value for accounting purposes and the issuance price or option price. Of such amounts, $199,000 related to fully vested shares hence it was expensed prior to December 31, 1994 and $92,000 was deferred and is being amortized over the three year vesting term of the options; such deferred compensation is presented as a reduction of stockholders' equity.

8.EMPLOYEE BENEFIT PLAN

  In 1995, the Company established a Group Pension Plan, under which employees in the United Kingdom may elect to have a portion of their annual compensation deferred and contributed to the plan. Participants vest immediately in their contributions. The Company is required to contribute 6% of employee's annual base compensation. During 1995, the Company contributed $50,000 to the plan.

9.COMMITMENTS AND CONTINGENCIES

  Leases

  The Company leases equipment under capital leases and also leases facilities, vehicles and equipment under noncancellable operating lease agreements which expire through 2000.

  Rent expense for the years ended December 31, 1993, 1994 and 1995 was approximately $125,000, $174,000 and $865,000, respectively.

  Future minimum lease commitments as of December 31, 1995 are as follows (in thousands):

                                                               CAPITAL OPERATING
   YEAR ENDING DECEMBER 31,                                    LEASES   LEASES
   ------------------------                                    ------- ---------
     1996.....................................................  $ 159    $ 880
     1997.....................................................    107      601
     1998.....................................................     30      435
     1999.....................................................    --       293
     2000.....................................................    --       217
                                                                -----   ------
   Total minimum lease payments...............................    296   $2,426
                                                                        ======
   Less amounts representing interest.........................    (41)
                                                                -----
   Present value of minimum lease payments....................    255
   Less current portion.......................................   (151)
                                                                -----
   Capital lease obligations..................................  $ 104
                                                                =====

                          FIREFOX COMMUNICATIONS INC.

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

  Contingencies

  The Company is involved in litigation in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company, the Company's financial position or results of operations. In addition to these matters, the Company is a defendant in a class action lawsuit; see Note 12 for further discussion regarding this litigation.

10.INCOME TAXES

  The provision (credit) for income taxes for the three years in the period ended December 31 consists of (in thousands):

                                                              DECEMBER 31,
                                                            -------------------
                                                            1993   1994   1995
                                                            -----  -----  -----
   Current:
     United States......................................... $ --   $ --   $ 255
     Foreign...............................................     2    371    350
                                                            -----  -----  -----
   Total current...........................................     2    371    605
                                                            -----  -----  -----
   Deferred:
     United States.........................................  (103)   (16)  (139)
     Foreign...............................................   (22)    86    (20)
                                                            -----  -----  -----
   Total deferred..........................................  (125)    70   (159)
                                                            -----  -----  -----
   Total provision (credit) for income taxes............... $(123)  $441  $ 446
                                                            =====  =====  =====

  Total income tax expense (benefit) differs from the amounts computed by applying the statutory federal income tax rate to income (loss) before income taxes as a result of the following (in thousands):

                                                               DECEMBER 31,
                                                              -----------------
                                                              1993   1994  1995
                                                              -----  ----  ----
   Tax (benefit) at statutory rates.......................... $(116) $370  $318
   State tax, net of federal benefit.........................    (8)  --    (65)
   Nondeductible stock compensation expense..................     1    74    22
   Foreign exchange loss.....................................   --    --     57
   Permanent and other differences, net......................   --     (3)  114
                                                              -----  ----  ----
   Total provision (credit) for income taxes................. $(123) $441  $446
                                                              =====  ====  ====

  The components of deferred tax assets at December 31 consist of (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1994   1995
                                                                  ------ ------
   Deferred tax assets:
     Timing differences arising from:
     Nondeductible accruals and reserves.........................   $132   $341
     Depreciation................................................     23    (27)
                                                                  ------ ------
   Net deferred tax asset........................................   $155   $314
                                                                  ====== ======

  Income (loss) before taxes attributable to foreign subsidiaries was $(8,000), $1,095,000 and $925,000 in 1993, 1994 and 1995, respectively.

                          FIREFOX COMMUNICATIONS INC.

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

11.GEOGRAPHICAL AREA INFORMATION AND MAJOR CUSTOMERS

  The Company operates in a single industry segment: the development, marketing, and support of internetworking communications software. The Company's foreign operations consist primarily of development, sales and marketing and support conducted through its European subsidiaries.

  Revenues, operating income (loss) and identifiable assets, classified by the major geographical areas in which the Company operates, are as follows (in thousands):

                                                      1993    1994     1995
                                                     ------  -------  -------
   Revenues from unaffiliated customers:
     United States.................................. $  921  $ 5,499  $ 8,815
     Europe.........................................  4,251    8,037   10,953
                                                     ------  -------  -------
   Total............................................ $5,172  $13,536  $19,768
                                                     ======  =======  =======
   Transfers between geographical areas (eliminated
    in consolidation):
     From Europe to United States................... $  133  $ 2,358  $ 2,639
                                                     ------  -------  -------
   Operating income (loss):
     United States.................................. $ (324) $    58  $  (662)
     Europe.........................................     83    1,141    1,058
                                                     ------  -------  -------
   Total............................................ $ (241) $ 1,199  $   396
                                                     ======  =======  =======
   Identifiable assets:
     United States.................................. $  593  $ 5,213  $28,632
     Europe.........................................  3,432    5,395    8,403
     Eliminations...................................   (483)  (3,622)  (7,498)
                                                     ------  -------  -------
   Total............................................ $3,542  $ 6,986  $29,537
                                                     ======  =======  =======

  In 1993, one customer accounted for 17% of total net revenues. Another customer accounted for 21% of total net revenues in 1994. No customer accounted for greater than 10% of net revenues in 1995. Export sales from the United Kingdom represented 14%, 19% and 16% of total net revenues in 1993, 1994 and 1995, respectively. In particular, sales to the Pacific Rim represented 13% of total net revenues in 1994. (During 1993 and 1995, no single geographic export market accounted for more than 10% of total revenues.) Export sales from the United States were not significant in any period presented. The Company's transfers between geographic areas are accounted for on a basis intended to approximate arm's-length prices as negotiated by unrelated entities.

12.SUBSEQUENT EVENTS

  On January 17, 1996, as amended through May 21, 1996, the Company entered into an Agreement and Plan of Merger with FTP Software, Inc. (FTP) whereby all of the Company's outstanding shares of common stock and options to purchase common stock would be acquired by FTP for $10,000,000 in cash plus shares, or options to acquire shares, of approximately $50,000,000 of FTP stock (based upon FTP's average closing price, as defined). In the event that FTP's average share price, is less than $8 per share or greater than $12 per share, the number of FTP shares exchanged will be 6,250,000 and 4,166,666 shares, respectively. If the mean of the high and low sales prices of one share of the FTP Common Stock at the effective time of the

                          FIREFOX COMMUNICATIONS INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

  merger (the "Effective Time Closing Price") is less than $7 per share, each outstanding share of the Company's common stock will be entitled to receive that additional number of shares of the FTP Common Stock equal to (a) the amount obtained by dividing the difference between $7 and the Effective Time Closing Price by $7, multiplied by (b) $10,000,000 divided by the number of outstanding shares of the Company's common stock, divided by (c) the Effective Time Closing Price (such number of additional shares of the FTP Common Stock being referred to as the "Share Adjustment Factor"), and the cash payment applicable to each outstanding share of the Company's common stock shall be reduced by an amount equal to the product of the Share Adjustment Factor multiplied by the Effective Time Closing Price. The consummation of the proposed merger is subject to obtaining shareholder approval and certain other conditions. Accordingly, there can be no assurance that the merger will be completed.

  On February 23, 1996, a class action lawsuit was filed in the United States District Court for the Northern District of California, San Francisco Division, naming the Company and certain of its officers and directors as defendants. The lawsuit alleges that the defendants misrepresented or failed to disclose material facts about the Company's operations and financial results, which the plaintiffs contend resulted in an artificial inflation of the price of the Company's stock. The suit is purportedly brought on behalf of a class of purchasers of the Company's stock during the period from August 3, 1995 to January 2, 1996. The complaint alleges claims for violation of Section 10(b) and 20(a) of the Securities Exchange Act of 1934. The Company has reviewed the allegations in the lawsuit, believes them to be without merit, and intends to defend itself vigorously. Nevertheless, due to the fact that this litigation is in its initial stages, the ultimate outcome and possible loss, if any, cannot be reasonably estimated at this time.

                          FIREFOX COMMUNICATIONS INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       DECEMBER 31,  MARCH 31,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................   $ 6,547      $ 6,519
  Short-term investments..............................     9,774        9,021
  Accounts receivable (net of allowances of $105 and
   $56)...............................................     6,695        5,654
  Prepaid license fees................................     3,079        3,015
  Prepaid income taxes................................       --           492
  Prepaid expenses and other assets...................     1,241        1,468
  Deferred income taxes...............................       314          208
                                                         -------      -------
    Total current assets..............................    27,650       26,377
Property and equipment--net...........................     1,887        1,679
                                                         -------      -------
    Total assets......................................   $29,537      $28,056
                                                         =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................   $ 1,069      $ 1,209
  Income taxes payable................................       649          --
  Accrued liabilities.................................     1,497        1,604
  Deferred revenue and customer deposits..............     2,132        2,194
  Current portion of capital lease obligations........       151          137
                                                         -------      -------
    Total current liabilities.........................     5,498        5,144
Capital lease obligations, less current portion.......       104           62
                                                         -------      -------
    Total liabilities.................................     5,602        5,206
                                                         -------      -------
Stockholders equity:
  Common stock........................................    23,673       23,673
  Deferred stock compensation.........................       (25)         (17)
  Net unrealized gain (loss) on short-term invest-
   ments..............................................         3           (6)
  Accumulated translation adjustment..................        (3)         (46)
  Retained earnings (deficit).........................       287         (754)
                                                         -------      -------
    Total stockholders' equity........................    23,935       22,850
                                                         -------      -------
    Total liabilities and stockholders' equity........   $29,537      $28,056
                                                         =======      =======

                            See accompanying notes.

                          FIREFOX COMMUNICATIONS INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                               ---------------
                                                                1995    1996
                                                               ------  -------
Net revenues:
  Licenses.................................................... $4,409  $ 3,538
  Services and other..........................................    313      645
                                                               ------  -------
    Total net revenues........................................  4,722    4,183
                                                               ------  -------
Cost of revenues:
  Licenses....................................................    663      651
  Services and other..........................................    191      322
                                                               ------  -------
    Total cost of revenues....................................    854      973
                                                               ------  -------
Gross margin..................................................  3,868    3,210
                                                               ------  -------
Operating expenses:
  Research and development....................................    558      917
  Sales and marketing.........................................  2,148    3,069
  General and administrative..................................    651    1,176
                                                               ------  -------
    Total operating expenses..................................  3,357    5,162
                                                               ------  -------
Income (loss) from operations.................................    511   (1,952)
Interest income (expense), net................................    (46)     213
                                                               ------  -------
Income (loss) before income taxes.............................    465   (1,739)
Provision (credit) for income taxes...........................    186     (697)
                                                               ------  -------
Net income (loss).............................................    279   (1,042)
Accretion for preference shares...............................    (45)     --
                                                               ------  -------
Income (loss) attributable to common stock.................... $  234  $(1,042)
                                                               ======  =======
Net income (loss) per share................................... $ 0.04  $ (0.15)
                                                               ======  =======
Shares used in per share computation..........................  5,486    6,735
                                                               ======  =======

                            See accompanying notes.

                          FIREFOX COMMUNICATIONS INC.


                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED
                                 (IN THOUSANDS)

                                                                THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                                --------------
                                                                1995    1996
                                                                -----  -------
Cash flows from operating activities:
 Net income (loss)............................................. $ 279  $(1,042)
 Adjustments to reconcile net income (loss) to net cash pro-
  vided by (used in)
  operating activites:
 Depreciation and amortization.................................   107      135
 Deferred income taxes.........................................   (13)     106
 Stock compensation expense....................................     1        8
 Changes in assets and liabilities:
  Accounts receivable..........................................    85    1,041
  Prepaid license fees.........................................  (333)      64
  Prepaid expenses and other assets............................  (252)    (265)
  Accounts payable.............................................  (334)     140
  Prepaid income taxes/taxes payable...........................   206   (1,141)
  Accrued liabilities..........................................   190      107
  Deferred revenue and customer deposits.......................    79       62
                                                                -----  -------
    Net cash provided by (used in) operating activities........    15     (785)
                                                                -----  -------
Cash flows from investing activities:
 Purchases of property and equipment, net......................  (126)      (7)
 Loss on disposal of assets....................................   --        34
 Proceeds from sales or maturities of short-term investments...   --     3,298
 Purchases of short-term investments...........................   --    (2,554)
                                                                -----  -------
    Net cash provided by (used in) investing activities........  (126)     771
                                                                -----  -------
Cash flows from financing activities:
 Bank borrowings, net..........................................   324      --
 Principal payments under capital lease obligations............   (46)     (52)
                                                                -----  -------
    Net cash provided by (used in) financing activities........   278      (52)
                                                                -----  -------
Effect of exchange rate changes on cash........................    12       38
                                                                -----  -------
Net increase (decrease) in cash and cash equivalents...........   179      (28)
Cash and cash equivalents, beginning of period.................   191    6,547
                                                                -----  -------
Cash and cash equivalents, end of period....................... $ 370  $ 6,519
                                                                =====  =======
Noncash investing and financing activities:
 Property and equipment acquired under capital leases.......... $  52  $   --
 Net unrealized loss on investments available for sale......... $ --   $    (6)
 Accrued deferred offering costs............................... $(547) $   --
Supplemental disclosure of cash flow information:
 Cash paid during the period--
  Interest..................................................... $  31  $     8
  Income taxes................................................. $   3  $   250

                            See accompanying notes.

                            FIREFOX COMMUNICATIONS

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  THREE MONTHS ENDED MARCH 31, 1995 AND 1996

1. BASIS OF PRESENTATION

  The unaudited condensed financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not contain all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company's financial condition at March 31, 1996 and for the three month periods ended March 31, 1995 and 1996. These financial statements should be read in conjunction with the audited financial statements of the Company and notes related thereto included elsewhere herein. The interim results presented herein are not necessarily representative of the results that may be expected for the year ended December 31, 1996 or for any future period.

2. ACCOUNTING FOR CERTAIN INVESTMENTS

  The Company has classified its investments as securities available-for-sale. Available-for-sale securities are carried at fair market value, with unrealized holding gains and losses reported as a separate component of stockholders' equity until realized.

  As of March 31, 1996, the Company had short-term investments of $9.0 million which consisted primarily of highly liquid corporate bonds and commercial paper purchased with a maturity date of less than one year. The net unrealized holding losses totaled $6,000 which has been recorded as a separate component of stockholders' equity.

3. NET INCOME (LOSS) PER SHARE

  Net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares include convertible preferred stock and common stock options; such common equivalent shares are excluded from the per share calculation in loss periods as they would be anti-dilutive. All common shares issued and stock options granted by the Company at a price less than the initial public offering (IPO) price subsequent to March 17, 1994 and prior to the IPO (using the treasury stock method for outstanding options) have been included in the computation of common and common equivalent shares outstanding for all periods prior to the IPO (May, 1995).

4. PROPOSED MERGER WITH FTP SOFTWARE, INC.

  On January 17, 1996, as amended through May 21, 1996, the Company entered into an Agreement and Plan of Merger with FTP Software, Inc. (FTP) whereby all of the Company's outstanding shares of common stock and options to purchase common stock would be acquired by FTP for $10,000,000 in cash plus shares, or options to acquire shares, of approximately $50,000,000 of FTP stock (based upon FTP's average closing price, as defined). In the event that FTP's average share price, is less than $8 per share or greater than $12 per share, the number of FTP shares exchanged will be 6,250,000 and 4,166,666 shares, respectively. If the mean of the high and low sales prices of one share of the FTP Common Stock at the effective time of the merger (the "Effective Time Closing Price") is less than $7 per share, each outstanding share of the Company's common stock will be entitled to receive that additional number of shares of the FTP Common Stock equal to (a) the amount obtained by dividing the difference between $7 and the Effective Time Closing Price by $7, multiplied by (b) $10,000,000 divided by the number of outstanding shares of the Company's common stock, divided by (c) the Effective Time Closing Price (such number of additional shares of the FTP Common Stock being referred to as the "Share Adjustment Factor"), and the cash payment applicable to each outstanding share of the Company's common stock shall be reduced by an amount equal to the product of the Share Adjustment Factor multiplied by the Effective Time Closing Price. The consummation of the proposed merger is subject to obtaining shareholder approval and certain other conditions. Accordingly, there can be no assurance that the merger will be completed.

                                                                      APPENDIX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               FTP SOFTWARE, INC.

                           FIREFOX ACQUISITION CORP.

                                      and

                          FIREFOX COMMUNICATIONS INC.

                          DATED AS OF JANUARY 17, 1996

                           AMENDED AND RESTATED AS OF

                                  MAY 21, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

 Section 1.1  The Merger.................................................   A-1
 Section 1.2  Effective Time.............................................   A-2
 Section 1.3  Effect of the Merger.......................................   A-2
 Section 1.4  Certificate of Incorporation, By-Laws......................   A-2
 Section 1.5  Directors and Officers.....................................   A-2
 Section 1.6  Effect on Capital Stock....................................   A-2
 Section 1.7  Delivery of Cash and Exchange of Certificates..............   A-5
 Section 1.8  Stock Transfer Books.......................................   A-6
 Section 1.9  No Further Ownership Rights in Company Common Stock........   A-6
 Section 1.10 Lost, Stolen or Destroyed Certificates.....................   A-6
 Section 1.11 Tax Consequences...........................................   A-6
 Section 1.12 Taking of Necessary Action; Further Action.................   A-6
 Section 1.13 Material Adverse Effect....................................   A-7

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section 2.1  Organization and Qualification; Subsidiaries...............   A-7
 Section 2.2  Certificate of Incorporation and By-Laws...................   A-7
 Section 2.3  Capitalization.............................................   A-7
 Section 2.4  Authority Relative to this Agreement.......................   A-8
 Section 2.5  No Conflict; Required Filings and Consents.................   A-8
 Section 2.6  Compliance; Permits........................................   A-9
 Section 2.7  SEC Filings; Financial Statements..........................  A-10
 Section 2.8  Absence of Certain Changes or Events.......................  A-10
 Section 2.9  No Undisclosed Liabilities.................................  A-10
 Section 2.10 Absence of Litigation......................................  A-10
 Section 2.11 Employee Benefit Plans; Employment Agreements..............  A-11
 Section 2.12 Labor Matters..............................................  A-12
 Section 2.13 Registration Statement; Joint Proxy Statement/Prospectus...  A-12
 Section 2.14 [Intentionally Omitted]....................................  A-13
 Section 2.15 Title to Property..........................................  A-13
 Section 2.16 Taxes......................................................  A-13
 Section 2.17 Environmental Matters......................................  A-14
 Section 2.18 Intellectual Property......................................  A-14
 Section 2.19 Interested Party Transactions..............................  A-15
 Section 2.20 Insurance..................................................  A-15
 Section 2.21 Accounts Receivable........................................  A-15
 Section 2.22 [Intentionally Omitted]....................................  A-16
 Section 2.23 Opinion of Financial Advisor...............................  A-16
 Section 2.24 Brokers....................................................  A-16
 Section 2.25 Section 203 of the DGCL Not Applicable.....................  A-16
 Section 2.26 Change in Control Payments.................................  A-16
 Section 2.27 Expenses...................................................  A-16

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

 Section 3.1  Organization and Qualification; Subsidiaries...............  A-16
 Section 3.2  Charter and By-Laws........................................  A-17
 Section 3.3  Capitalization.............................................  A-17
 Section 3.4  Authority Relative to this Agreement.......................  A-17
 Section 3.5  No Conflict, Required Filings and Consents.................  A-18
 Section 3.6  Compliance; Permits........................................  A-18
 Section 3.7  SEC Filings; Financial Statements..........................  A-19
 Section 3.8  Absence of Certain Changes or Event........................  A-19
 Section 3.9  No Undisclosed Liabilities.................................  A-19
 Section 3.10 Absence of Litigation......................................  A-20
 Section 3.11 Employee Benefit Plans; Employment Agreements..............  A-20
 Section 3.12 Labor Matters..............................................  A-21
 Section 3.13 Registration Statement; Joint Proxy Statement/Prospectus...  A-21
 Section 3.14 [Intentionally Omitted]....................................  A-22
 Section 3.15 Title to Property..........................................  A-22
 Section 3.16 Taxes......................................................  A-22
 Section 3.17 Environmental Matters......................................  A-22
 Section 3.18 Intellectual Property......................................  A-22
 Section 3.19 Interested Party Transactions..............................  A-23
 Section 3.20 Insurance..................................................  A-23
 Section 3.21 Accounts Receivable........................................  A-23
 Section 3.22 [Intentionally Omitted]....................................  A-24
 Section 3.23 Opinion of Financial Advisor...............................  A-24
 Section 3.24 Brokers....................................................  A-24
 Section 3.25 [Intentionally Omitted]....................................  A-24
 Section 3.26 Ownership of Merger Sub; No Prior Activities...............  A-24

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

 Section 4.1  Conduct of Business by the Company Pending the Merger......  A-24
 Section 4.2  No Solicitation............................................  A-26
 Section 4.3  Conduct of Business by Parent Pending the Merger...........  A-26

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

 Section 5.1  HSR Act....................................................  A-27
 Section 5.2  Joint Proxy Statement Prospectus; Registration Statement...  A-27
 Section 5.3  Stockholders Meetings......................................  A-27
 Section 5.4  Access to Information; Confidentiality.....................  A-27
 Section 5.5  Consents; Approvals........................................  A-28
 Section 5.6  Agreements with Respect to Affiliates......................  A-28
 Section 5.7  Indemnification and Insurance..............................  A-28
 Section 5.8  Notification of Certain Matters............................  A-29
 Section 5.9  Further Action/Tax Treatment...............................  A-29
 Section 5.10 Public Announcements.......................................  A-29
 Section 5.11 Conveyance Taxes...........................................  A-30
 Section 5.12 Accountants' Letters.......................................  A-30

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER

  This Amended and Restated Agreement and Plan of Merger, dated as of May 21, 1996 amends and restates the Agreement and Plan of Merger, dated as of January 17, 1996 (as so amended and restated, this "AGREEMENT"), among FTP Software, Inc., a Massachusetts corporation ("PARENT"), Firefox Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Firefox Communications Inc., a Delaware corporation (together with its predecessor, the "COMPANY").

                                  WITNESSETH:

  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

  WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "MERGER") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

  WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder; and

  WHEREAS, pursuant to the Merger, each outstanding share (a "SHARE") of the Company's common stock, $.001 par value (the "COMPANY COMMON STOCK"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein; and

  WHEREAS, the parties hereto having executed the original Agreement and Plan of Merger as of January 17, 1996 and having amended and restated the original Agreement on March 16 and March 25, 1996 in order to make certain changes herein, have, subsequent to the date of such first and second amendment and restatement, agreed to make certain additional changes herein;

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company amend and restate the original form of the aforesaid Agreement and Plan of Merger as set forth herein (all references herein to "the date hereof" or "the date of this Agreement" or similar references being deemed to refer to January 17, 1996 unless otherwise indicated) and hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  SECTION 1.1 The Merger.

  (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

  (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

  SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "CERTIFICATE OF MERGER"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "EFFECTIVE TIME").

  SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 1.4 Certificate of Incorporation, By-Laws.

  (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

  (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws; provided, however, that the Board of Directors of the Surviving Corporation shall consist of the same number of directors as the number of directors of Merger Sub at the Effective Time.

  SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

  (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b) (the "OUTSTANDING FIREFOX SHARES") and excluding Shares owned by holders who have properly exercised their rights of appraisal within the meaning of Section 262 of the DGCL ("DISSENTING SHARES")), shall be converted into the right to receive the following: (i) that number of validly issued, fully paid and nonassessable shares ("PARENT SHARES") of the Common Stock, $.01 par value, of Parent ("PARENT COMMON STOCK") which equals the amount obtained by dividing (x) $50,000,000 divided by the number of Outstanding Firefox Shares by (y) the Closing Market Price (the "EXCHANGE RATIO"), subject to Section 1.6(f); and (ii) cash in the amount of $10,000,000 divided by the number of Outstanding Firefox Shares (the "CASH PAYMENT"); provided, however, that (i) in the event that the Closing Market Price of one share of Parent Common Stock is greater than $12.00, then the Closing Market Price shall be deemed to be $12.00, and (ii) in the event that the Closing Market Price of one share of Parent Common Stock is less than $8.00, then the Closing Market Price shall be deemed to be $8.00; provided, further, however, that in the event the mean of the high and low sales price of one share of Parent Common Stock as quoted on Nasdaq on the day of the Effective Time (or if the Effective Date is not a trading day, on the trading day immediately preceding the Effective Time) (the "EFFECTIVE TIME CLOSING PRICE") is less than $7.00 per share, each such Share shall be entitled to receive that number of additional shares of Parent Common Stock equal to (i) the amount obtained by dividing (A) the difference between $7.00 and the Effective Time Closing Price by (B) $7.00, multiplied by (ii) (A) $10,000,000 divided by (B) the number of Outstanding Firefox Shares, divided by (iii) the Effective Time Closing Price (such number of additional shares of Parent Common Stock being referred to as the "SHARE ADJUSTMENT FACTOR"), and the Cash Payment applicable to each Outstanding Firefox Share shall be reduced by an amount equal to the product of (i) the Share Adjustment Factor multiplied by (ii) the Effective Time Closing Price.

  "CLOSING MARKET PRICE" of a share of Parent Common Stock shall mean the average closing price of the Parent Common Stock as quoted on Nasdaq for the 10 trading days immediately preceding the date of the Company Stockholders Meeting referred to in Section 5.3.

  (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

  (c) Stock Options.

    (i) At the Effective Time, each outstanding option to purchase Company Common Stock (a "STOCK OPTION") granted under the Company's 1995 Stock Option Plan or the Company's 1995 Outside Directors Stock Option Plan (collectively, and with the Company's 1994 Option Scheme, the "COMPANY STOCK OPTION PLANS"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Parent Common Stock equal to the aggregate of (A) that number of shares of Parent Common Stock (based on the Exchange Ratio) as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether or not such Option was in fact exercisable) plus (B) that number of additional shares of Parent Common Stock calculated by dividing (I) the aggregate Cash Payment that the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether or not such Option was in fact exercisable) by (II) the Closing Market Price. The exercise price for such Stock Options shall be price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option.

    (ii) At the Effective Time, each outstanding option to purchase Company Common Stock granted under the Company's 1994 Option Scheme (a "SCHEME OPTION") may be assumed by Parent and converted into an option to purchase the number (rounded down to the nearest whole number) of shares of Parent Common Stock equal to the aggregate of (A) that number of shares of Parent Common Stock (based on the Exchange Ratio) as the holder of such Scheme Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether or not such Option was in fact exercisable) plus (B) that number of additional shares of Parent Common Stock calculated by dividing (I) the aggregate Cash Payment that the holder of such Scheme Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether or not such Option was in fact exercisable) by (II) the Closing Market Price. The exercise price for such Scheme Options shall be a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Scheme Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Scheme Option. Any such assumption and conversion shall be subject to the written agreement of each holder of a Scheme Option to such assumption. In the event that a holder does not consent to such written agreement, Scheme Options will become exercisable in full for a six-month period beginning at the Effective Time for the same number of shares of Parent Common Stock as calculated pursuant to the first sentence of this subparagraph (ii), at the same exercise price as calculated pursuant to the second sentence of this subparagraph (ii). At the end of such six-month period, any Scheme Options which have not been so converted and assumed or exercised will terminate.

    (iii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions (including antidilution provisions).

    (iv) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

    (v) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), Parent shall either (A) file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options or Scheme Options, or (B) file any necessary amendments to the Company's previously-filed Registration Statement(s) on Form S-8 in order that the Parent will be deemed a "successor registrant" thereunder, and, in either event the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

  (d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

  (e) Adjustments to Exchange Ratio and Cash Payment. The Exchange Ratio and Cash Payment shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

  (f) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share (after aggregating all fractional Parent Shares to be received by such holder) upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) equal to the product of (i) such fraction, multiplied by (ii) the Closing Market Price.

  (g) Dissenting Shares. Any Dissenting Shares shall be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to each such Dissenting Share pursuant to
Section 262 of the DGCL; provided, however, Shares that are Dissenting Shares at the Effective Time of the Merger and are held by a holder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal as provided in the Section 262 of the DGCL, shall be deemed to be converted, as of the Effective Time of the Merger, into the right to receive the Merger Consideration (as defined below) in accordance with the procedures specified in Section 1.7. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands. It is understood and agreed that the obligation to make any payment under Section 262 of the DGCL shall be exclusively that of the Surviving Corporation and that Parent shall be under no obligation to perform and discharge any such obligation or to reimburse or make any contribution to the capital of the Surviving Corporation to enable it to perform and discharge any such obligation.

  SECTION 1.7 Delivery of Cash and Exchange of Certificates.

  (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of State Street Bank and Trust Company, or such other bank or trust company as shall be designated by Parent (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, (i) cash in an amount sufficient to pay the aggregate amount of the Cash Payment which the holders of Company Common Stock are entitled to receive pursuant to Section
1.6 above and (ii) certificates evidencing the Parent Shares issuable pursuant to Section 1.6 in exchange for outstanding Shares.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares and the Cash Payment. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate (subject to the terms of Section 5.18), (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), (C) cash (without interest) in respect of fractional shares as provided in Section 1.6(f) and (D) cash (without interest) in the amount of the Cash Payment which such holder has the right to receive in accordance with Section 1.6 in respect of the Shares formerly evidenced by such Certificate (the Parent Shares, dividends, distributions, cash in lieu of fractional shares and Cash Payment being, collectively, the "MERGER CONSIDERATION"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Shares, dividends, distributions, cash in lieu of fractional shares and Cash Payment may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(f), to evidence the ownership of the number of full Parent Shares into which such Shares of Company Common Stock shall have been so converted. The holder of a Certificate that prior to the Effective Time represented issued and outstanding shares of Company Common Stock shall have no rights, after the Effective Time, with respect to such shares except to surrender the certificates in exchange for the Merger Consideration or to perfect the rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the applicable provisions of the DGCL.

  (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

  (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

  (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

  SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

  SECTION 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  SECTION 1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

  SECTION 1.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, or (b) is or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on January 24, 1996 that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "COMPANY DISCLOSURE SCHEDULE"):

  SECTION 2.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals could not reasonably be expected to have a Material Adverse Effect. Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary, the authorized capitalization of each subsidiary, and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. Except as set forth in Section 2.1 of the Company Disclosure Schedule as of the date hereof, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

  SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as most recently restated and subsequently amended to date, and has furnished or made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "COMPANY SUBSIDIARY DOCUMENTS"). Such Certificate of Incorporation, By-Laws and Company Subsidiary Documents are in full force and effect. Neither the Company nor any of subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or Company Subsidiary Documents, except for immaterial violations of the Company Subsidiary Documents which may exist.

  SECTION 2.3 Capitalization. As of December 31, 1995, the authorized capital stock of the Company consist of (1) 27,000,000 shares of Company Common Stock and (ii) 3,000,000 shares of preferred stock, $.001 par value per share, none of which is issued and outstanding and none of which is held in treasury. As of December 31, 1995, (i) 6,735,484 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, (ii) no shares of Company Common Stock were held by subsidiaries of the Company, and (iii) 407,246 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plans. No material change in such capitalization has occurred between December 31, 1995 and the date hereof. Except as set forth in
Section 2.3 or Section 2.11 of the Company Disclosure Schedule, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section
2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections 2.1 and 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "LIENS").

  SECTION 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent and Merger Sub upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's stockholders approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  SECTION 2.5 No Conflict; Required Filings and Consents.

  (a) Section 2.5(a) of the Company Disclosure Schedule includes a list as of the date hereof of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound, each in an amount equal to or exceeding $100,000, but excluding any such agreement between the Company and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of the Company; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company or any of its subsidiaries of less than $100,000 in any single instance but not more than $500,000 in the aggregate; and (iii) all agreements which, as of the date hereof, are required to be filed as "material contracts" with the Securities Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "EXCHANGE ACT").

  (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in clauses (i), (ii) or (iii) of Section 2.5 (a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in clauses (i),
(ii) or (iii) of Section 2.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that has not had and could not reasonably be expected to have a Material Adverse Effect.

  (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

  (d) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

  SECTION 2.6 Compliance; Permits.

  (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which could not reasonably be expected to have a Material Adverse Effect.

  (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.7 SEC Filings; Financial Statements.

  (a) The Company has filed all forms, reports and documents required to be filed with the SEC and has made available to Parent (i) its Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Reports on Form 10-Q for the periods ended June 30, 1995, September 30, 1995 and March 31, 1996, (ii) its Registration Statement on Form S-1 (File No. 33-90436) as declared effective by the SEC (the "S-1 REGISTRATION STATEMENT"), (iii) all other reports or registration statements filed by the Company with the SEC, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "COMPANY SEC REPORTS"). Except as disclosed in Section 2.7 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  SECTION 2.8 Absence of Certain Changes or Events. Except as set forth in
Section 2.8 of the Company Disclosure Schedule or the Company SEC Reports, since January 1, 1995, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) after May 11, 1995, any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other material action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement; or (g) any sale of a material amount of property of the Company or any of its subsidiaries, except in the ordinary course of business.

  SECTION 2.9 No Undisclosed Liabilities. Except as is disclosed in Section
2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1995 included in the Company's Annual Report on form 10-K for the year ended December 31, 1995 (the "1995 COMPANY BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1995 Company Balance Sheet, (c) incurred since December 31, 1995 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which could not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule and except for the pending legal proceeding captioned Richard Zeid and Siom Misrahi et al v. John Kimberley, Frank M. Richardson, Mark A. Rowlinson and Firefox Communications, Inc., Case No. C96 20136 (Northern District of California) (the "FIREFOX LITIGATION"), there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that could reasonably be expected to have a Material Adverse Effect.

  SECTION 2.11 Employee Benefit Plans; Employment Agreements.

  (a) Section 2.11(a) of the Company Disclosure Schedule lists as of the date hereof all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (a "COMPANY ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (all such plans, practices and programs are referred to as the "COMPANY EMPLOYEE PLANS"). There have been made available to Parent copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this Section 2.11(a), the term "material," used with respect to any Company Employee Plan, shall mean that the Company or a Company ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $100,000 with respect to such Company Employee Plan.

  (b) Except in each case as set forth in Section 2.11(b) of the Company Disclosure Schedule, and except where it could not reasonably be expected to have a Material Adverse Effect, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans;
(iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair in any material respect such determination; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any Company ERISA Affiliate has incurred, nor reasonably expects to incur, any material liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option and (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

  (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $100,000; (iii) all employees of, or consultants to, the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries and to whom the Company is obligated to make annual cash payments in excess of $100,000. (iv) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $100,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its employees which contain change in control provisions which could reasonably be expected to have a Material Adverse Effect or impede the transaction proposed hereunder in any material respect.

  SECTION 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no claims or proceedings pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, asserting that the Company has committed an unfair labor practice which claims or proceedings have or could reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect.

  SECTION 2.13 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.13) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "COMPANY STOCKHOLDERS MEETING") and to be sent to the stockholders of Parent in connection with the meeting of the stockholders of Parent to consider the Merger (the "PARENT STOCKHOLDERS MEETING," and together with the Company Stockholder Meeting, the "STOCKHOLDERS MEETINGS") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS"), will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

  SECTION 2.14 [Intentionally Omitted]

  SECTION 2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, which could not reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.16 Taxes.

  (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

  (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, (i) the Company and its subsidiaries have filed all Tax Returns required to be filed by them, (ii) the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect: (i) there are no tax liens on any assets of the Company or any subsidiary thereof; and (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1994 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

  (c) Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

  SECTION 2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries to the Company's knowledge:
(i) have obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries or their respective agents ("ENVIRONMENTAL LAWS"); (ii) are in compliance with all terms and conditions of such required Approvals and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

  SECTION 2.18 Intellectual Property.

  (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, (i) all trademarks, trade names, service marks and copyrights, and any applications therefor, (ii) to its knowledge, all patents and any applications therefore, and (iii) maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in paragraph (c) below), that are material to the business of the Company and its subsidiaries as currently conducted (including with respect to new products or product enhancements currently contemplated as part of the business) by the Company or its subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS").

  (b) Section 2.18(b) of the Company Disclosure Schedule sets forth a complete list of all material patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. None of the software products currently marketed by the Company or any of its subsidiaries has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has the Company or any of its subsidiaries been requested to make any such registration. Section 2.18(b) of the Company Disclosure Schedule also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party and pursuant to which the Company, any of its subsidiaries or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES")) or other trade secret material to the Company or any of its subsidiaries, and includes the identity of all parties thereto and the applicable royalty contained therein. None of the Company or any of its subsidiaries is in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's or such subsidiary's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company or any of its subsidiaries to be in material violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or materially modify such license, sublicense or agreement. No claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person that reasonably would be expected to have a Material Adverse Effect on the Company or any of its subsidiaries,
(i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold or licensed or used or currently proposed for manufacture, use, sale or licensing by the Company or any of its subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company or any of its subsidiaries of any material trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company and its subsidiaries as currently conducted, or (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries, which could reasonably be expected to have a Material Adverse Effect. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement (other than exclusive distribution agreements identified as such in Section 2.18(b) of the Company Disclosure Schedule) under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company and its subsidiaries have a policy requiring each employee to execute a confidentiality agreement substantially in the form previously delivered to Parent.

  (c) "COMMERCIAL SOFTWARE" means software programs generally available to the public through retail dealers or other sources in computer software which have been licensed or made available legitimately to the Company or any of its subsidiaries (or, in the case of Section 3.18, to Parent) pursuant to End-User Licenses or other channels of distribution without restriction as to use and which are used in the Company's or its subsidiaries' business (or in Parent's business in the case of Section 3.18).

  SECTION 2.19 Interested Party Transactions. Except as set forth in Section
2.19 of the Company Disclosure Schedule and except for the Company's commitment to advance the payment of certain expenses to certain of its directors and officers in connection with the Firefox Litigation, since December 31, 1995, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  SECTION 2.20 Insurance. Section 2.20 of the Company Disclosure Schedule sets forth a complete list of all material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries. All such policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount similar to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.21 Accounts Receivable. The accounts receivable of the Company and its subsidiaries as reflected in the most recent financial statements contained in the Company SEC Reports, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company and its subsidiaries are valid and existing and represent monies due, subject to reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as could not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.22 [Intentionally Omitted.]

  SECTION 2.23 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, Cowen & Company, that in its opinion, as of May 21, 1996, the Exchange Ratio and Cash Payment set forth herein, considered together, are fair to the holders of Shares from a financial point of view.

  SECTION 2.24 Brokers. No broker, finder or investment banker (other than Cowen & Company, the fees and expenses of which will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Cowen & Company pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

  SECTION 2.25 Section 203 of the DGCL Not Applicable. The Board of Directors of the Company has taken all actions so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the respective Stockholders Agreements dated as of the date hereof between Parent and certain stockholders of the Company (collectively, the "STOCKHOLDERS AGREEMENTS"), copies of which are attached as Exhibit 2.25 hereto, or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Stockholders Agreements.

  SECTION 2.26 Change in Control Payments. Except as set forth on Section 2.11(d) or Section 2.26 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

  SECTION 2.27 Expenses. The Company has provided to Parent a good faith estimate and description of the expenses of the Company and its subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on January 24, 1996 that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "PARENT DISCLOSURE SCHEDULE"):

  SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals could not reasonably be expected to have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list as of the date hereof of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary, the authorized capitalization of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Parent or another subsidiary, is set forth in Section 3.1 of the

Parent Disclosure Schedule. Except as set forth in Section 3.1 of the Parent Disclosure Schedule as of the date hereof, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which Parent has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment by Parent and comprising less than five percent of the outstanding capital stock of such company.

  SECTION 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Restated Articles of Organization and By-Laws, as most recently restated and subsequently amended to date, and has furnished or made available to the Company the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "PARENT SUBSIDIARY DOCUMENTS"). Such Restated Articles of Organization, By-Laws and Parent Subsidiary Documents are in full force and effect. Neither Parent nor Merger Sub nor any other subsidiaries is in violation of any of the provisions of its Charter or By-Laws or Parent Subsidiary Documents, except for immaterial violations of the Parent Subsidiary Documents (other than of Merger Sub) that may exist.

  SECTION 3.3 Capitalization. As of December 31, 1995, the authorized capital stock of Parent consisted of (i) 50,000,000 shares of Parent Common Stock of which 26,506,729 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, no shares were held in treasury, 9,777,322 shares were reserved for future issuance under Parent's stock option and employee stock purchase plans and (ii) 5,000,000 shares of preferred stock, $.01 par value per share, of which 500,000 shares have been designated as shares of Junior Preferred Stock, $.01 par value per share, none of which was issued and outstanding and none of which was held in treasury. No material change in such capitalization has occurred between December 31, 1995 and the date hereof. Except as set forth in Sections 3.3 and 3.11 of the Parent Disclosure Schedule, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section
3.3 of the Parent Disclosure Schedule as of the date hereof, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section 3.1 or 3.3 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

  SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (other than approval by a majority of the outstanding shares of Parent Common Stock entitled to vote therein of the issuance of Parent Shares in the Merger) are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

  SECTION 3.5 No Conflict, Required Filings and Consents.

  (a) Section 3.5(a) of the Parent Disclosure Schedule includes a list as of the date hereof of: (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which Parent or any of its subsidiaries is a party or by which any of them is bound, each in an amount equal to or exceeding $500,000, but excluding any such agreement between Parent and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of Parent; (ii) all contracts, agreements, commitments or other understandings or arrangements to which Parent or any of its subsidiaries is a party or by which any of them or any of their respective property or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by Parent or any of its subsidiaries of less than $1,000,000 in any single instance but not more than $2,000,000 in the aggregate; and (iii) all agreements which, as of the date hereof are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts."

  (b) Except as disclosed in Section 3.5(b) of the Parent Disclosure Schedule,
(i) neither the Parent nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i),
(ii) or (iii) of Section 3.5(a), (ii) to the best knowledge of Parent, no other party to any of the agreements, contracts or other instrument referred to in clauses (i), (ii) or (iii) of Section 3.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in clauses (i), (ii) or (iii) of Section 3.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that has not had and could not reasonably be expected to have a Material Adverse Effect.

  (c) Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Organization (or Certificate of Incorporation) or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any Law, applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default under), or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

  (d) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay Parent or Merger Sub from performing their respective obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

  SECTION 3.6 Compliance; Permits.

  (a) Except as disclosed in Section 3.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any of its subsidiaries or by which its or any of their respective properties are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which could not reasonably be expected to have a Material Adverse Effect.

  (b) Except as disclosed in Section 3.6(b) of the Parent Disclosure Schedule, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.7 SEC Filings; Financial Statements.

  (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1993, 1994 and 1995, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995 and March 31, 1996, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 1994, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by Parent with the SEC, and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  SECTION 3.8 Absence of Certain Changes or Events. Except as set forth in
Section 3.8 of the Parent Disclosure Schedule or in the Parent SEC Reports, since January 1, 1995, Parent has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Articles of Organization or By-Laws of Parent;
(c) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (d) any material change by Parent in its accounting methods, principles or practices; (e) any material revaluation by Parent of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of the Company pursuant to Section 4.3 had such action or event occurred after the date of this Agreement; or (g) any sale of a material amount of assets of Parent or any of its subsidiaries, except in the ordinary course of business.

  SECTION 3.9 No Undisclosed Liabilities. Except as is disclosed in Section
3.9 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Parent's balance sheet (including any related notes thereto) as of December 31, 1994 included in the Parent's 1994 Annual Report on Form 10-K (the "PARENT BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the Parent Balance Sheet, (c) incurred since December 31, 1994 in the ordinary course of business and consistent with past practice, (d) incurred in connection with this Agreement, or (e) which could not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Parent Disclosure Schedule and except for the legal proceeding captioned Lawrence M. Greebel v. FTP Software Inc., Robert W. Goodnow, Jr., Penny C. Leavy, Douglas F. Flood, Jonathan Rodin, Charlotte H. Evans and David H. Zirkle (Case No. 96-10544) (District of Massachusetts) (the "GREEBEL CASE"), there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body, that could reasonably be expected to have a Material Adverse Effect.

  SECTION 3.11 Employee Benefit Plans; Employment Agreements.

  (a) Section 3.11(a) of the Parent Disclosure Schedule lists as of the date hereof all employee pension plans (as defined in Section 3(2) of ERISA), all material employee welfare plans, (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material current or former employment, executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to Parent, any trade or business (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent (a "PARENT ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any subsidiary of Parent, as well as each plan with respect to which Parent or a Parent ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (all such plans, practices, and programs are referred to herein as the "PARENT EMPLOYEE PLANS"). There have been made available to the Company copies of (i) each such written Parent Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on form 5500 series, with accompanying schedules and attachments, filed with respect to each Parent Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Parent Employee Plan subject to Title IV of ERISA. For purposes of this Section 3.11(a) the term "material", used with respect to any Parent Employee Plan, shall mean that Parent or a Parent ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $1,000,000 with respect to such Parent Employee Plan.

  (b) Except as set forth in Section 3.1l(b) of the Parent Disclosure Schedule, (i) none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in
Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan, which could result in any material liability of Parent or any of its subsidiaries; (iii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS, PBGC or Secretary of the Treasury), and Parent and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Parent Employee Plans; (iv) each Parent Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Parent Employee Plan pursuant to Section 412 of the Code, or the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA

(excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither Parent nor any Parent ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

  (c) Section 3.1l(c) of the Parent Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of Parent or any of its subsidiaries who holds (i) any option to purchase Parent Common Stock as of the date hereof, together with the number of shares of Parent Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an ISO, and the expiration date of such option and (ii) any other right, directly or indirectly, to acquire Parent Common Stock, together with the number of shares of Parent Common Stock subject to such right. Section 3.11(c) of the Parent Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights outstanding on the date hereof.

  (d) Section 3.11(d) of the Parent Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of Parent or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating Parent or any of its subsidiaries to make annual cash payments in an amount exceeding $100,000; (iii) all employees of or consultants to, Parent or any of its subsidiaries who have executed a non-competition agreement with Parent or any of its subsidiaries; (iv) all severance agreements, programs and policies of Parent with or relating to its employees in each case with outstanding commitments exceeding $100,000, excluding programs and policies required to be maintained by law; and (iii) all plans, programs, agreements and other arrangements of Parent or any of its subsidiaries with or relating to its employees which contain change in control provisions.

  SECTION 3.12 Labor Matters. Except as set forth in Section 3.12 of the Parent Disclosure Schedule: (i) there are no claims or proceedings pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, asserting that Parent has committed an unfair labor practice which claims or proceedings have or could reasonably be expected to have a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries, nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect.

  SECTION 3.13 Registration Statement; Joint Proxy
Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "REGISTRATION STATEMENT") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Stockholders Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

  SECTION 3.14 [Intentionally Omitted]

  SECTION 3.15 Title to Property. Except as disclosed in Section 3.15 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, which could not reasonably be expected to have a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.16 Taxes. Other than as disclosed in Section 3.16 of the Parent Disclosure Schedule, (a) Parent and its subsidiaries have filed all Tax Returns required to be filed by them, (b) Parent and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and (c) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves to the extent currently required unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as does not involve or would not result in liability to Parent that could reasonably be expected to have a Material Adverse Effect: (a) there are no tax liens on any assets of Parent or any subsidiary thereof; and (b) neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the Parent Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

  SECTION 3.17 Environmental Matters. Except as set forth in Section 3.17 of the Parent Disclosure Schedule, and except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, Parent and each of its subsidiaries to the best of Parent's knowledge:
(i) have obtained all Approvals which are required to be obtained under all applicable Environmental Laws by Parent or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required Approvals and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

  SECTION 3.18 Intellectual Property. Parent, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are material to the business of Parent and its subsidiaries as currently conducted or as proposed to be conducted by Parent and its subsidiaries (the "PARENT INTELLECTUAL PROPERTY RIGHTS"). None of Parent or any of its subsidiaries is, nor will they be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in violation of any agreement to which a Parent or any of its subsidiaries is a party and pursuant to which Parent, any of its subsidiaries or any other person is authorized to use any Parent Intellectual Property Rights except such violations as do not materially impair Parent's or any such subsidiary's rights under any such agreement, nor will the execution of this Agreement by Parent entitle any other party to such license agreement or sublicense to terminate or modify such license agreement or sublicense. Either Parent or one of its subsidiaries is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), Parent Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Parent Intellectual Property Rights are being used, except in each case as set forth in the Parent Disclosure Schedule. No claims with respect to Parent Intellectual Property Rights have been asserted or, to the knowledge of Parent, are threatened by any person that reasonably would be expected to have a Material Adverse Effect on Parent or any of its subsidiaries, nor are there any valid grounds, to the knowledge of Parent, for any bona fide claims that reasonably would be expected to have a Material Adverse Effect on Parent or any of its subsidiaries, (i) to the effect that the manufacture, sale, licensing or use of any product of Parent or any of its subsidiaries as now used, sold or licensed or proposed for use, sale or license by Parent or any of its subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by Parent or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Parent's or its subsidiaries' business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership, validity or effectiveness of any of Parent Intellectual Property Rights. All United States registered trademarks, service marks and copyrights held by Parent or any of its subsidiaries are valid and subsisting, except as described in the Parent Disclosure Schedule. To the knowledge of Parent, there is no unauthorized use, infringement or misappropriation of any Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its subsidiaries, which could reasonably be expected to have a Material Adverse Effect. No Parent Intellectual Property Right or product of Parent or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has entered into any agreement (other than exclusive distribution agreements identified as such in Section 3.18 of the Parent Disclosure Schedule) under which Parent or any of its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. There is no outstanding order, judgment, decree or stipulation on Parent or any of its subsidiaries restricting in any manner the licensing of products by Parent or any of its subsidiaries. Parent and its subsidiaries have a policy of requiring each employee to execute a confidentiality agreement substantially in the form previously delivered to the Company.

  SECTION 3.19 Interested Party Transactions. Except as set forth in Section
3.19 of the Parent Disclosure Schedule and except for the Parent's commitment to advance the payment of certain expenses to certain directors and officers in connection with the Greeble Case, since September 30, 1995, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  SECTION 3.20 Insurance. Section 3.20 of the Parent Disclosure Schedule sets forth a complete list of all material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries. All such policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.21 Accounts Receivable. The accounts receivable of Parent and its subsidiaries as reflected in the most recent financial statements contained in the Parent SEC Reports, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of Parent and its subsidiaries are valid and existing and represent monies due, and Parent has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as could not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.22 [Intentionally Omitted].

  SECTION 3.23 Opinion of Financial Advisor. Parent has received the opinion of its financial advisor, Montgomery Securities, that, as of May 20, 1996, the Exchange Ratio and Cash Payment, considered together, are fair to Parent from a financial point of view.

  SECTION 3.24 Brokers. No broker, finder or investment banker (other than Montgomery Securities, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub. Parent has heretofore furnished to the Company a complete and correct copy of all agreements between Parent and Montgomery Securities pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

  SECTION 3.25 [Intentionally Omitted].

  SECTION 3.26 Ownership of Merger Sub; No Prior Activities.

  (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

  (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

  SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

  (a) amend or otherwise change the Charter or By-Laws of the Company or any of its subsidiaries;

  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under either the Company Stock Option Plans or the Director Option Plan and are outstanding on the date hereof).

  (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $100,000 in the aggregate);

  (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing (other than pursuant to the Company Stock Option Plans);

  (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.1(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000 for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

  (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay which in the aggregate exceeds $400,000, or enter into any employment agreement or severance agreement (except with regard to severance agreements which in the aggregate do not exceed a liability of $400,000) (subject to the same $400,000 limitation) with any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

  (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

  (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

  (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

  (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  SECTION 4.2 No Solicitation.

  (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.2(a) shall prevent the Board of Directors of the Company from considering, discussing, negotiating, agreeing, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company determines in good faith (upon advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties.

  (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.2(c).

  (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of outside counsel that it is required to cause the Company to act as provided in this Section 4.2(c) in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

  (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

  (e) The Company shall ensure that the officers, directors and key employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

  SECTION 4.3 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course, other than actions taken by Parent or its subsidiaries in contemplation of the Merger as provided for herein, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

  (a) amend or otherwise change Parent's Restated Articles of Organization or By-Laws;

  (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent; or

  (c) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  SECTION 5.1 HSR Act. As promptly as practicable after the date of the execution of this Agreement, the Company, Parent and all other necessary parties shall file notifications under and in accordance with the HSR Act in connection with the Merger and the transactions contemplated hereby and shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  SECTION 5.2 Joint Proxy Statement Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) (the "S-4 REGISTRATION STATEMENT") relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company and the approval by the stockholders of Parent to increase the number of authorized shares of Parent Common Stock and the issuance of Parent Common Stock in the Merger pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective, and to mail the Joint Proxy Statement/Prospectus to their respective shareholders, as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of the Company and Parent in favor of the Merger, subject to the last sentence of Section 5.3.

  SECTION 5.3 Stockholders Meetings. The Company and Parent shall call and hold their respective Stockholders Meetings as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger, and Parent and the Company shall use their reasonable best efforts to hold the Stockholders Meetings on the same day (and at the same time of such day) and as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the respective directors of the Company and Parent, as determined by such directors in good faith after consultation with and based upon the advice of outside legal counsel, the Company and Parent shall use all reasonable efforts to solicit from their respective stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby or approval of the increase in the number of authorized shares of Parent Common Stock and the issuance of Parent Common Stock in the Merger pursuant to this Agreement, as the case may be, and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

  SECTION 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the respective confidentiality letters, each dated October 2, 1995 (the "CONFIDENTIALITY LETTERS"), between Parent and the Company.

  SECTION 5.5 Consents; Approvals. The Company and Parent shall each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

  SECTION 5.6 Agreements with Respect to Affiliates. Each of Parent and the Company shall deliver to the other, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (each an "AFFILIATE LETTER") identifying all persons who are, at the time of the Parent Stockholders Meeting or Company Stockholders Meeting, as the case may be, "affiliates" of Parent or the Company, respectively, for purposes of Rule 145 under the Securities Act ("RULE 145"). Each of Parent and the Company shall use all reasonably efforts to cause each person who is identified as an "affiliate" in its Affiliate Letter to deliver, prior to the Effective Time, a written agreement (an "AFFILIATE AGREEMENT") in connection with restrictions on affiliates under Rule 145, in form and substance reasonably satisfactory to a Parent and the Company.

  SECTION 5.7 Indemnification and Insurance.

  (a) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

  (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (excluding any damage or loss suffered by any Indemnified Party as a Record Holder (as defined in Section 5.18) on account of the operation of Section 5.18), whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of three years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's current or former directors, officers and employees in effect at or before the Effective Time.

  (d) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for 150% of the annual premium.

  (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation, as applicable, and shall be enforceable by the Indemnified Parties in accordance with its terms.

  SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

  SECTION 5.9 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub and the Company shall use all reasonable efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

  SECTION 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq National Market ("NASDAQ"), if it has used all reasonable efforts to consult with the other party prior thereto.

  SECTION 5.11 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

  SECTION 5.12 Accountants' Letters. Upon reasonable notice from the other, the Company and Parent shall use their respective reasonable efforts to cause Deloitte & Touche LLP and Coopers & Lybrand L.L.P., respectively, to deliver to Parent and the Company letters, dated within 2 business days of the Effective Date of the S-4 Registration Statement addressed to each such Company and the respective Board of Directors covering such matters as are reasonably requested by Parent and the Company, and as are customarily addressed in accountant's "comfort" letters.

  SECTION 5.13 [Intentionally Omitted].

  SECTION 5.14 Board Representation. Parent will take such action as is necessary to cause John Kimberley to be elected to serve as a director of Parent as of the Effective Time and will provide Mr. Kimberley and Mr. Simkin (as an officer of Parent) with such indemnification and insurance as is provided to other members of the Parent's Board of Directors and executive officers, respectively.

  SECTION 5.15 Nasdaq Listing. The Company shall use its best efforts to continue the quotation of the Company Common Stock on the Nasdaq during the term of this Agreement and until the Effective Time.

  SECTION 5.16 Listing of Parent Shares. Parent shall use its best efforts to cause the Parent Shares to be issued in the Merger to be approved for quotation, upon official notice of issuance, on the Nasdaq at or before the Effective Time.

  SECTION 5.17 Consent of Option Holders. The Company shall use its reasonable efforts to obtain from each holder of a Scheme Option granted under the Company's 1994 Option Scheme, a written consent to the assumption of such option by Parent in accordance with Section 1.6(c) hereof.

  SECTION 5.18 Conduct of Firefox Litigation. Until the Effective Time, the Company will conduct the defense of the Firefox Litigation, having due regard for the mitigation of costs and expenses, and shall consult with Parent regarding the conduct of such litigation and afford Parent and its representatives the opportunity to review and comment upon all pleadings and other papers to be filed in court in connection with the Firefox Litigation. Prior to the Effective Time, the Company shall not settle or otherwise compromise the Firefox Litigation without Parent's prior written consent.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

  SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

  (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, and the issuance of shares of Parent Common Stock in the Merger pursuant to this Agreement shall have been approved by the requisite vote of the stockholders of Parent;

  (c) HSR Act. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

  (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

  (e) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.

  (f) Dissenting Shares. The aggregate number of Dissenting Shares and cash in lieu of fractional shares of Parent Common Stock issuable in the Merger shall not be such as to result in the Merger not constituting a reorganization within the meaning of Section 368 of the Code.

  SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made at and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

  (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders could not reasonably be expected to (i) have a Material Adverse Effect on the Company or Parent, or (ii) significantly delay or prevent the consummation of the Merger;

  (d) Opinion of Counsel. Parent shall have received a written opinion from Ropes & Gray, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code;

  (e) Release of Liens. All liens, encumbrances and security interests relating to the Company's prior or current borrowing, financing, or similar arrangements with National Westminister Bank (or any other banking institutions) shall have been released and discharged, and evidence of such release and discharge shall have been duly filed and recorded in all applicable filing offices and registries.

  (f) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

  (g) Stockholders Agreements. Stockholders Agreements with Mr. Kimberley, Mr. Simkin and Mr. Whitehead shall be in full force and effective at and as of the Effective Time;

  (h) Fairness Opinion. The fairness opinion referred to in Section 3.23 shall not have been withdrawn, amended or modified;

  (i) Blue Sky Laws. Parent shall have received all permits and other authorizations necessary under the Blue Sky Laws to issue shares of Parent Common Stock pursuant to the Merger; and

  (j) Employment Agreements. Parent and the Company shall have entered into employment agreements with each of John Kimberley and Peter Simkin, and the Company shall have entered into an employment agreement with Richard Whitehead, each in form and substance reasonably satisfactory to Parent but in no event on terms less favorable than such employees respective existing employment arrangements with the Company, and providing for a prohibition of sales of more than 40,000 shares of Parent Common Stock by each such individual during any fiscal quarter.

  SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent;

  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent;

  (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders could not reasonably be expected to have a Material Adverse Effect on the Company or Parent;

  (d) Tax Opinion. The Company shall have received a written opinion of Gray Cary Ware & Freidenrich, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

  (e) [Intentionally Omitted].

  (f) Fairness Opinion. A fairness opinion shall have been delivered to the Company and its Board of Directors dated as of the Effective Time, such opinion to be in substantially the same form as the opinion delivered by Cowen & Company as of May 21, 1996 pursuant to Section 2.23;

  (g) Employment Agreements. Parent shall have executed and delivered employment agreements as contemplated by Section 6.2(j) above.

  (h) Nasdaq. The Parent Shares to be issued in the Merger shall have been approved, upon official notice of issuance, for quotation on the Nasdaq.

  (i) Registration Rights Agreement. Parent shall have executed and delivered to John Kimberley, Peter Simkin and Richard Whitehead a registration rights agreement providing piggyback registration rights on customary terms with pro rata cutbacks and expenses, including the fees of one counsel for selling stockholders, to be paid by Parent.

                                  ARTICLE VII

                                  TERMINATION

  SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

  (b) by either Parent or the Company if the Merger shall not have been consummated by August 15, 1996 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

  (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

  (d) by Parent or the Company, if the requisite vote of the stockholders of the Company or Parent, respectively, shall not have been obtained by August 15, 1996; or

  (e) by Parent or the Company, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

  (f) by Parent or the Company, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b), or Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied (either (i) or (ii) above being a "TERMINATING BREACH"), provided, that, if such Terminating Breach is curable prior to August 15, 1996 by the Company or Parent, as the case may be, through the exercise of its reasonable efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(f); or

  (g) [Intentionally Omitted]; or

  (h) by Parent or the Company, if the Board of Directors of Parent shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to the Company or shall have resolved to do so; or

  (i) by Parent, if any person (or "group", as defined in Section 13(d)(3) of the Exchange Act) other than Parent or its affiliates is or becomes the beneficial owner of 25% or more of the outstanding Shares.

  As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 25% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

  SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 and Section 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof; provided, that in the event a payment is required under Section 7.3(b) hereof, such payment shall be the sole and exclusive remedy of Parent.

  SECTION 7.3 Fees and Expenses.

  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

  (b) The Company shall pay Parent a fee of $2,400,000 (the "FEE") upon the termination of this Agreement by Parent or the Company pursuant to Section 7.1(e) and subsequent thereto, the Company enters into a definitive agreement with a Third Party with respect to an Alternative Transaction.

  (c) The Fee payable pursuant to Section 7.3(b) shall be paid within one business day after the execution and delivery of the definitive agreement referred to in Section 7.3(b); provided, that, in no event shall the Company be required to pay such Fee to Parent if, immediately prior to the termination of this Agreement, Parent was in material breach of its obligations under this Agreement.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  SECTION 8.1 Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

  (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 7.1, as the case may be, except that the agreements set forth in
Article I and Sections 5.7 and 5.18 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely. The Confidentiality Letters shall survive termination of this Agreement as provided therein.

  (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall be deemed disclosed with respect to any section with such Disclosure Schedule to which such disclosure reasonably relates.

  SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

  (a) If to Parent or Merger Sub:

    FTP Software, Inc.
    100 Brickstone Square, Fifth Floor
    Andover, MA 01810
    Telecopier No.: (508) 684-6162
    Telephone No.: (508) 685-5000
    Attention: General Counsel

  With a copy to:

    Gregory E. Moore, Esq. and
    David B. Walek, Esq.
    Ropes & Gray
    One International Place
    Boston, MA 02110
    Telecopier No.: (617) 951-7050
    Telephone No.: (617) 951-7388

  (b) If to the Company:

    Firefox Communications Inc.
    2841 Junction Avenue, Suite 103
    San Jose, CA 95134-1921
    Telecopier No.: (408) 467-1109
    Telephone No.: (408) 321-8344
    Attention: President

  With a copy to:

    Diane Holt Frankle, Esq.
    Gray Cary Ware & Freidenrich
    400 Hamilton Avenue
    Palo Alto, CA 94301
    Telecopier No.: (415) 327-3699
    Telephone No.: (415) 833-2026

  SECTION 8.3 Certain Definitions. For purposes of this Agreement, the term:

  (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

  (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares
(i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

  (c) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

  (e) "generally accepted accounting principles" shall mean United States generally accepted accounting principles;

  (f) "knowledge" means the actual knowledge of any director, executive officer or other officer having oversight responsibility for a business unit within a person;

  (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

  (h) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

  SECTION 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  SECTION 8.9 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate thereof provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub (which shall not include any obligations arising under or with respect to Section 262 of the
DGCL) or any such assignees pertaining to the period prior to the Effective
Time.

  SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by each such Indemnified Parties).

  SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  SECTION 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

  SECTION 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    [This space intentionally left blank.]

  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amended and Restated Agreement and Plan of Merger Agreement to be executed as of May 21, 1996 by their respective officers thereunto duly authorized.

                                          FTP SOFTWARE, INC.

                                          By: /s/ Douglas F. Flood
                                             ----------------------------------
                                             Name: Douglas F. Flood
                                             Title: Senior Vice President

                                          FIREFOX ACQUISITION CORP.

                                          By: /s/ Douglas F. Flood
                                             ----------------------------------
                                             Name: Douglas F. Flood
                                             Title: President

                                          FIREFOX COMMUNICATIONS INC.

                                          By: /s/ Mark A. Rowlinson
                                             ----------------------------------
                                             Name: Mark A. Rowlinson
                                             Title: Chief Financial Officer

                                                                   EXHIBIT 2.25

                  AMENDED AND RESTATED STOCKHOLDER AGREEMENT

  This AMENDED AND RESTATED STOCKHOLDER AGREEMENT, dated as of May 21, 1996 (as so amended and restated, the "Agreement"), between the undersigned holder (the "Holder") of shares of the common stock, $.001 par value (the "Company Common Stock"), of Firefox Communications Inc., a Delaware corporation (the "Company"), and FTP Software, Inc., a Massachusetts corporation ("Parent") amends and restates the Stockholder Agreement dated as of January 17, 1996 (the "Original Agreement") among the parties hereto.

                                   RECITALS

  The Company, Parent and Firefox Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Amended and Restated Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms not otherwise defined herein being used herein as therein defined), pursuant to which Merger Sub would be merged (the "Merger") with and into the Company, and each outstanding share of Company Common Stock would be converted into the right to receive shares ("Parent Shares") of the common stock, $0.01 par value, of Parent and cash as provided therein;

  In order to induce Parent to enter into the Merger Agreement, and at the request of Parent, the Holder has agreed, to enter into this Agreement in order to make certain changes in the Original Agreement;

  Prior to the date hereof, except for the Original Agreement, Parent, Merger Sub and the Holder had no agreement, arrangement or understanding (as defined in Section 203 of the Delaware General Corporation Law (the "DGCL")) for the purpose of acquiring, holding, voting or disposing of shares of Company Common Stock; and

  In consideration for the agreements contained herein and in the Merger Agreement, prior to the date hereof, and prior to the time at and date on which each of Parent and Merger Sub became an "interested stockholder" for purposes of Section 203 of the DGCL, the board of the directors of the Company has approved this Agreement in its original form.

                                   AGREEMENT

  NOW, THEREFORE, the parties hereto agree as follows:

  1. Representations and Warranties of Holder. The Holder represents and warrants to Parent as follows:

    (a) Ownership of Securities. The Holder is the record and beneficial owner of the number of shares of Company Common Stock (together with any shares of Company Common Stock hereafter acquired by the Holder, the "Subject Shares") and the number and kind of other securities of the Company (together with the Subject Shares and any other securities of the Company hereafter acquired by the Holder, the "Subject Securities") set forth on the signature page to this Agreement. The Holder has sole voting power and sole power to issue instructions with respect to the voting of the Subject Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal right, in each case with respect to all of the Subject Securities.

    (b) Power; Binding Agreement. The Holder has the legal capacity, power and authority to enter into and perform all of the Holder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Holder will not violate any other agreement to which such Holder is a party including, without limitation, any trust agreement, voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of such Holder, enforceable against the Holder in accordance with its terms. If the Holder is married and the Subject Securities constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Holder's spouse, enforceable against such person in accordance with its terms.

    (c) No Conflicts. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby and neither the execution and delivery of this Agreement by the Holder nor the consummation by the Holder of the transactions contemplated hereby nor compliance by the Holder with any of the provisions hereof shall conflict with or result in any breach of any applicable partnership or other organizational documents applicable to the Holder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Holder is a party or by which the Holder's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Holder or any of the Holder's properties or assets.

    (d) No Liens. The Subject Securities are now and are at all times during the term hereof will be held by the Holder, or by a nominee or custodian for the benefit of the Holder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder.

    (e) No Plan or Intention. The Holder has no present plan or intention (a "Plan") to engage in a sale, exchange, transfer, distribution (other than distributions by a partnership to its partners pursuant to the provisions of its partnership agreement), pledge, disposition, a transaction to reduce the risk of loss (by short sale or otherwise) or any other transaction which would result in a direct or indirect disposition (a "Sale") of, or an interest in, Parent Shares which would have an aggregate fair market value, as of the Effective Time of the Merger, in excess of fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of the Company Common Stock held by the Holder immediately prior to the Merger. For purposes of this representation, shares of Company Common Stock (or the portion thereof) with respect to which a Sale occurs prior to the Merger shall be considered shares of outstanding Company Common Stock exchanged for Parent Shares in the Merger and then disposed of pursuant to a Plan. The Holder acknowledges that this representation is being given to enable counsel to opine that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and further recognizes that significant adverse tax consequences may result if such representation is not true. The Holder understands and agrees that, in connection with the Merger, such Holder will be required to restate the foregoing representation on or about the Effective Time of the Merger.

  2. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder shall vote all or cause to be voted the Subject Securities that it beneficially owns on the record date of any such vote: (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and (ii) until such time as the Company's Board of Directors has terminated the Merger Agreement pursuant to Section 7.1(e)(i) or (ii) thereto, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries that under applicable law requires the approval of the Company's stockholders; (3) any change in a majority of the board of directors of the Company; or (4) any other action that under applicable law requires the approval of the Company's stockholders which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or this Agreement. This Agreement is intended to bind the Holder only with respect to the specific matters set forth herein, and shall not prohibit the Holder from acting in accordance with his fiduciary duties as an officer or director of the Company. The Holder will retain at all times the right to vote the Holder's Subject Securities, in Holder's sole discretion, on all matters other than those in this Section 2 which are at any time or from time to time presented to the Company's stockholders.

  3. PROXY. THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS MERGER SUB AND THE PRESIDENT OF MERGER SUB AND THE TREASURER OF MERGER SUB, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF MERGER SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF MERGER SUB, AND ANY OTHER DESIGNEE OF MERGER SUB, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SUBJECT SECURITIES SOLELY WITH RESPECT TO THE MATTERS IN CLAUSES (i) and (ii) OF, AND SOLELY IN ACCORDANCE WITH SECTION 2 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE HOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY HIM WITH RESPECT TO THE SUBJECT SECURITIES.

  4. Covenants of the Holder. The Holder hereby agrees and covenants that:

    (a) No Solicitation. The Holder, solely in its capacity as a stockholder of the Company, shall not, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal. If the Holder receives any such inquiry or proposal, then it shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Holder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The restrictions and covenants contained in this Section 4(a) shall apply to the Holder only in its capacity as a stockholder, and not to the Holder, or any of its officers or partners, in its or his capacity as a director or officer of the Company.

    (b) Distributions to Partner Transferees and Transfers to Other
  Transferees

      (i) From and after the date of this Agreement, the Holder may distribute Subject Securities or Parent Shares to any partner of the Holder (a "Partner Transferee") only (x) in compliance with the provisions of Sections 4(b)(ii) and (iii), and (y) with the written consent of Parent, which consent shall not be unreasonably withheld.

      (ii) The Holder may only distribute Subject Securities and Parent Shares to its Partner Transferees in accordance with the Holder's partnership agreement as in effect on the date hereof or as from time to time in effect; provided, however, that such Partner Transferees shall not engage in any Sale of Subject Securities or Parent Shares, prior to the Termination Date.

      (iii) It shall be a condition of any distribution to a Partner Transferee that, prior to or concurrently with such distribution, such Partner Transferee shall agree in a writing, for the benefit of and delivered to Parent, to be bound by all terms and provisions of this Agreement, including that it will be subject to the stop transfer instructions and legend requirements referred to in the following sentence. Prior to any distribution of Subject Securities to any Partner Transferee, the Holder shall request in writing to the Company to place such Subject Securities distributed to such Partner Transferee, on the "stop transfer list" maintained by the Company's transfer agent, to maintain such listing until the earlier to occur of the Effective Time or the Termination Date, and to place on the certificate(s) representing such Subject Securities, or any certificate(s) delivered in substitution therefor, a legend (which may be removed at the request of the Holder if the Termination Date shall occur) stating in substance:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE
    TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED STOCKHOLDER AGREEMENT, DATED AS OF MAY 21, 1996, RELATING THERETO, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF FIREFOX COMMUNICATIONS INC."

      (iv) The Holder may transfer the Holder's Subject Securities to any other person who is on the date hereof, or to any family member of a person or charitable institution which prior to such transfer becomes, a party to this Agreement bound by all the obligations of the Holder hereunder.

    (c) Restriction on Transfer, Proxies and Noninterference. The Holder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement or distributions to Partner Transferees or other transferees in compliance with this Section 4, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Holder's Subject Securities; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Holder from performing its obligations under this Agreement. Holder agrees within three (3) business days of the date of this Agreement to cause to be affixed a legend on each certificate representing Subject Securities the following legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE
    TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED STOCKHOLDER AGREEMENT, DATED AS OF MAY 21, 1996, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF
    FIREFOX COMMUNICATIONS INC."

    (d) Additional Transfer Restriction. Notwithstanding and without limiting any of the other provisions of this Agreement, the Holder shall not sell, transfer, pledge, encumber, assign or otherwise dispose of more than 500,000 shares of Subject Securities during any six-month period following the date of this Agreement.

  5. [INTENTIONALLY OMITTED.]

  6. Covenants under Rule 145.

    (a) Applicability of Rule 145. The Holder has been advised that the issuance of the Parent Shares to the undersigned pursuant to the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-4. The undersigned has also been advised that, if the undersigned is in fact an "affiliate" of the Company at the time the merger is submitted to a vote of the stockholders of the Company, Rule 145 under the Securities Act will restrict the Holder's sales of Parent Shares received in the Merger. The Holder has also been advised that if it is so subject to Rule 145, the Holder may not sell or otherwise dispose of any Parent Shares except in accordance with Rule 145(d) or pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

    (b) Stop Transfer; Legends. The Holder understands and agrees that Parent is under no obligation to register the sale, transfer or other disposition by Holder of the Parent Shares to be received by the Holder in the Merger except as set forth in written agreements with the undersigned that have been entered into by Parent or that have been specifically assumed by Parent, as provided herein. Stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares to be received by the Holder in the Merger, and there will be placed on the certificate(s) representing the Parent Shares, or any certificate(s) delivered in substitution therefor, a legend stating in substance:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 (THE "ACT") APPLIES. THE SECURITIES REPRESENTED BY THIS
    CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH RULE 145
    (D) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR
    EXEMPTION FROM REGISTRATION UNDER THE ACT."

    Unless the transfer by the Holder of the Parent Shares is a sale made in conformity with the provisions of Rule 145(d), or is made pursuant to a registration statement under the Securities Act, Parent reserves the right to put an appropriate Securities Act legend on the certificate issued to a transferee.

    (c) Availability of Rule 144 and Rule 145. Parent agrees that for so long as and to the extent necessary to permit the Holder to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall use its best efforts to file, on a timely basis, all reports required to be filed with the SEC by it pursuant to
  Section 13 of the Exchange Act, so long as it is subject to such requirement, and shall furnish to the Holder upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145 and shall otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent has filed, on a timely basis, all reports required to be filed with the SEC pursuant to Section 13 of the Exchange Act during the preceding 12 months.

    (d) Legend Removal. Parent agrees that the stop transfer instructions and legends referred to in paragraph (b) above shall be promptly terminated and removed if the Holder shall have delivered to Parent a copy of a letter from the staff of the SEC or an opinion of counsel with recognized expertise in securities law matters, in form and substance reasonably satisfactory to Parent, to the effect that such instructions and legends are not required for the purposes of the Securities Act.

  7. Agreement as Stockholder. Parent and the Holder acknowledge and agree that none of the provisions set forth herein shall be deemed to restrict or limit any fiduciary duty that the Holder may have as a director or an officer of the Company provided that no such duty shall excuse the Holder from its obligation to vote the Subject Securities, to the extent that they may be so voted as provided herein, and to otherwise comply with each of the terms and conditions of the Agreement.

  8. Hart-Scott-Rodino, etc. The Holder and Parent shall use all reasonable efforts promptly to make all filings and applications with any governmental or regulatory agencies required to be made in connection with the acquisition by the Holder of Parent Shares in the Merger, including, without limitation, under the HSR Act, and to furnish all information required to be furnished in or in connection with any such filing or application.

  9. Assignment; Benefits. The rights (but not the obligations) of Parent hereunder may be assigned, in whole or in part, to Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, to the extent and for so long as it remains a direct or indirect wholly owned subsidiary of Parent. Other than as permitted in the preceding sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other party.

  This Agreement shall be binding upon, and shall inure to the benefit of, the Holder, Parent and their respective successors and permitted assigns.

  10. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

  If to the Holder, to the Holder at the address appearing on the signature page beneath the Holder's name, with a copy to:

  Gray Cary War & Friedenrich
  A Professional Corporation
  400 Hamilton Avenue
  Palo Alto, CA 94301
  Telecopier No.: 415-327-3699
  Telephone No.: 415-328-6561
  Attention: Timothy J. Moore

  If to Parent or Merger Sub:

  FTP Software, Inc.
  100 Brickstone Square
  Fifth Floor
  Andover, MA 01810
  Telecopier No.: 508-794-4488
  Telephone No.: 508-685-4000
  Attention: Chairman

  With a copy to:

  Ropes & Gray
  One International Place

  Boston, MA 02110
  Telecopier No.: 617-951-7050
  Telephone No.: 617-951-7000
  Attention: David B. Walek, Esq.
           Gregory E. Moore, Esq.

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

  11. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  12. Amendment. This Agreement may not be amended or modified, except by an instrument in writing signed by or on behalf of each of the parties hereto. This Agreement may not be waived by either party hereto, except by an instrument in writing signed by or on behalf of the party granting such waiver.

  13. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each party hereto hereby irrevocably submits to the jurisdiction of any Delaware State or Federal court sitting in the City of Wilmington in any action or proceeding arising out of or related to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court. Each party hereto hereby irrevocably consents to the service of process, which may be served in any such action or proceeding by certified mail, return receipt requested, by delivering a copy of such process to such party at its address specified in Section 10 or by any other method permitted by law.

  14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

  15. Termination. Unless the Merger shall have been consummated, this Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement pursuant to Section 7.1 thereof (other than a termination by the Company pursuant to Section 7.1(d) as a result of the failure to receive the requisite vote of the stockholders of the Company by August 15,
1996), or (ii) August 15, 1996. The date and time at which this Agreement is terminated in accordance with this Section 15 is referred to herein as the "Termination Date." Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's wilful breach of this Agreement; and provided further that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Merger Agreement. This Agreement shall survive the consummation of the Merger.

  IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

                                          FTP Software, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          The Holder:

                                          By: _________________________________
                                            Name:
                                            Title:

Shares of Common Stock:

                                                                     APPENDIX B

                            [MONTGOMERY LETTERHEAD]

                                 May 20, 1996

Board of Directors
FTP Software, Inc.
100 Brickstone Square
Andover, Massachusetts 01810

Gentlemen:

  We understand that FTP Software, Inc., a Massachusetts corporation (the "Company"), Firefox Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Firefox Communications Inc., a Delaware corporation ("Target"), propose to enter into an Amended and Restated Agreement and Plan of Merger, dated as of January 17, 1996 and amended and restated as of May 21, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Target, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock of Target, par value $.001 per share ("Target Common Stock"), not owned directly or indirectly by the Company or Target, will be converted into (a) a number of shares (the "Stock Consideration") of the common stock of the Company, par value $.01 per share ("Company Common Stock"), equal to the quotient obtained by dividing (i) $50,000,000 divided by the number of outstanding shares of Target Common Stock immediately prior to consummation of the Merger that are not owned directly or indirectly by the Company or Target (the "Outstanding Target Shares") by (ii) the Closing Market Price (as defined below), plus (b) cash (the "Cash Consideration," and collectively with the Stock Consideration, the "Consideration") equal to the quotient obtained by dividing (i) $10,000,000 by (ii) the Outstanding Target Shares. The "Closing Market Price" is equal to the average of the per share closing prices on the Nasdaq National Market of the Company Common Stock during the ten consecutive trading days ending on the trading day prior to the meeting of the Company's shareholders to vote on the Merger; provided, however, that if the Closing Market Price is greater than $12.00 or less than $8.00, it shall be deemed to be $12.00 or $8.00, respectively, for purposes of calculating the Stock Consideration.

  In addition, if the per share closing price on the Nasdaq National Market of the Company Common Stock on the trading day immediately prior to the effective date of the Merger is less than $7.00, the Merger Agreement provides that the Stock Consideration will be increased and the Cash Consideration will be decreased by equal amounts, which adjustment the Company has advised us is designed to preserve the treatment of the Merger as a reorganization for federal income tax purposed.

  We also understand that a legal proceeding captioned Richard Zeid and Siom Misrahi et al. v. John A. Kimberley, Frank M. Richardson, Mark A. Rowlinson and Firefox Communications Inc., Case No. C96 20136 (Northern District of California) has been commenced against Target and certain of its directors and officers (the "Litigation"). We have been advised by Target, and with your consent have assumed without obligation independently to verify such advice, that the first $10 million of any actual losses, liabilities, claims, damages, expenses and defense and attorneys' fees that are incurred in connection with the Litigation (collectively, "Losses") is covered in full by insurance, subject to retention and any agreement on allocation.

  You have asked for our opinion as investment bankers as to whether the Consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view, as of the date hereof.

  In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company and Target, including the consolidated financial statements for recent years and interim periods to March 31, 1996 and publicly disclosed financial information for the year ended December 31, 1995, and certain other relevant financial and operating data relating to the Company and Target made available to us from published sources and from the internal records of the Company and Target; (ii) reviewed the Merger Agreement; (iii) reviewed certain historical market prices and trading volumes of the Company Common Stock and the Target Common Stock as reported on the Nasdaq National Market; (iv) compared the Company and Target from a financial point of view with certain other companies in the software industry that we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software industry that we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of the Company and Target certain information of a business and financial nature regarding the Company and Target, furnished to us by them;
(vii) reviewed and discussed with representatives of the management of the Company and Target financial forecasts and related assumptions of the Company and Target, provided to us by them; (viii) discussed the Litigation with the respective managements and legal counsels of the Company and Target; (ix) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company's counsel; and (x) performed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing information and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts provided to us as described above, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements of the Company and Target at the time of preparation as to the future financial performance of the Company and Target, and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's or Target's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us, other than two acquisitions consummated by the Company, the terms of which have been described to us by the Company's management. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Merger Agreement. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or Target, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms described in the Merger Agreement without any amendments thereto, and without waiver by the Company or Target of any of the conditions to their respective obligations thereunder.

  Finally, we have been advised by Target that, based on the limited information currently available to it at this early stage of the Litigation, it believes that the amount of Losses, if any, to be incurred in connection with the Litigation should not exceed the amount of available insurance coverage of Target, as described above, subject to retention and any agreement on allocation, and we have assumed, with your consent and without assuming responsibility for independent verification of such estimate, that such Losses will not exceed that amount.

  In the ordinary course of our business, we actively trade the equity securities of the Company and Target for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of the Company and Target and have performed various investment banking services for the Company.

  Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view, as of the date hereof.

  This opinion is directed to the Board of Directors of the Company and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to its inclusion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          MONTGOMERY SECURITIES

                                                                     APPENDIX C

                              [COWEN LETTERHEAD]

May 21, 1996

Board of Directors
Firefox Communications Inc.
2099 Gateway Place
San Jose, CA 95110

Gentlemen:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $.001 per share ("Company Common Stock"), of Firefox Communications Inc. (the "Company"), of the consideration to be received by the holders of Company Common Stock pursuant to the Transaction (as hereinafter defined). For the purposes of this opinion, the "Transaction" means the transaction described below pursuant to that certain Agreement and Plan of Merger by and among FTP Software, Inc. ("FTP"), Firefox Acquisition Corp. and the Company dated as of January 17, 1996, as amended by the Amended and Restated Agreement and Plan of Merger dated as of May 21, 1996 (as so amended, the "Agreement").

  As more specifically set forth in the Agreement, and subject to certain terms and conditions thereof, the Company has agreed to a merger with FTP, pursuant to which a wholly owned subsidiary of FTP will merge with and into the Company. As more specifically set forth in the Agreement, int he Transaction all of the outstanding shares of Company Common Stock will be exchanged for $10 million in cash (subject to adjustment as described in clause (i) below) and a number of newly issued shares of common stock, par value $.01 per share, of FTP ("FTP Common Stock") based on the average closing price of such shares for the 10 trading days preceding the Company's shareholders meeting to approve the Transaction (the "Calculation Price") as follows:

    (i) if the Calculation Price is less than $7.00, the number of newly issued shares of FTP Common Stock will equal 6,250,000 subject to adjustment such that the cash portion shall not exceed 20% of the total consideration paid;

    (ii) if the Calculation Price is greater than or equal to $7.00 or less than $8.00, the number of newly issued shares of FTP Common Stock will equal 6,250,000;

    (iii) if the Calculation Price is greater than or equal to $8.00 or less than or equal to $12.00, the number of newly issued shares of FTP Common Stock will equal the quotient obtained by dividing (x) $50,000,000 by (y) the Calculation Price; and

    (iv) if the Calculation Price is greater than $12.00, the number of newly issued shares of FTP Common Stock will equal 4,166,667.

  The Transaction is subject to the approval of the holders of shares of each of FTP Common Stock and Company Common Stock.

  In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

  In arriving at our opinion, Cowen has, among other things:

    (1) reviewed the Agreement and discussed with the Company's management the terms of the Agreement;

    (2) reviewed certain financial and other data with respect to the Company provided by management, including the Company's consolidated financial statements for each of the fiscal years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996; certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and projected operating data of the Company;

    (3) reviewed certain financial and other data with respect to FTP provided by management, including consolidated financial statements for each of the fiscal years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996; certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and projected operating data of FTP;

    (4) held meetings and discussions with management and senior personnel of FTP and the Company to discuss the business, operations, historical financial results and future prospects of the Company, FTP and the combined company;

    (5) reviewed financial projections furnished to us by the managements of the Company and FTP, including, among other things, the capital structure, sales, net income, cash flow, capital requirements, potential synergies and other data of the Company, FTP and the combined company we deemed relevant;

    (6) reviewed the valuation of the Company and FTP in comparison to other similar publicly traded companies;

    (7) compared the financial terms of the Transaction contemplated by the Agreement with the financial terms, to the extent available, of other similar transactions;

    (8) conducted a discounted cash flow analysis of the Company's projections, provided to us by the Company;

    (9) analyzed the potential pro forma financial effects of the transaction contemplated by the Agreement;

    (10) reviewed the historical market prices, trading volumes and exchange ratios of Company Common Stock and FTP Common Stock;

    (11) reviewed the Company's contribution to revenues and net income relative to its pro forma ownership in FTP;

    (12) discussed with the Company's management potential market reaction to the Transaction, considering strategic, financial and structural perspectives; and

    (13) conducted such other studies, analysis, inquiries and investigations and considered such other financial, economic and market data as we deemed appropriate.

  In addition, Cowen solicited selected third party indications of interest in acquiring the Company in the fourth quarter of 1995.

  In rendering our opinion, we relied upon the Company's and FTP's management with respect to the accuracy and completeness of the financial and other information furnished to us as described above. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of the Company or FTP.

  On March 18, 1996, a class action lawsuit (the "FTP Litigation") was commenced by a shareholder of FTP against FTP and certain of its officers and directors alleging violations of the federal securities laws in that the defendants publicly disseminated false and misleading statements regarding FTP. Among the material which the complaint filed in the FTP Litigation alleges contained such false and misleading statements and omissions was the information made available to Cowen in connection with rendering this opinion. FTP's chairman and chief executive officer David H. Zirkle has stated with respect to the FTP Litigation that "Since going public in

November 1993, FTP has presented a forthright description of our company, our potential, our markets and our competitors that has been supported by solid financial performance. We have always been open and factual with our investors. Our investor presentations and conference calls are a matter of public record and we stand behind these disclosures." Cowen has relied upon FTP's management with respect to the accurace and completeness of the information regarding FTP provided to Cowen and with respect to FTP's statements with respect to the FTP Litigation. In rendering this opinion, Cowen has not considered any possible adverse effects of the FTP Litigation or its outcome on FTP or its business, financial condition, results of operations or the price of FTP Common Stock. In addition, we express no opinion, nor have we considered in arriving at this opinion, the merits or consequences of the class action lawsuit filed against the Company in the Northern District of California on February 23, 1996 and certain related litigation.

  We have acted as financial advisor to the Board of Directors of the Company in connection with the transaction contemplated by the Agreement and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. In the past, Cowen and its affiliates have provided financial advisory and financing services to the Company, including acting as a co-manager of the Company's initial public offering in May 1995. Additionally, Cowen has acted as underwriter for FTP and acted as FTP's financial advisor for the adoption of its stockholders' rights plan on December 1, 1995. Cowen has received fees from each of the Company and FTP for the rendering of these services.

  In the ordinary course of its business, Cowen trades the equity securities of the Company and FTP and, accordingly, it may at any time hold a long or short position in such securities.

  On the basis of our review and analysis, as described above, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          Cowen & Company

                                                                     APPENDIX D

                          TEXT OF SECTION 262 OF THE
                       DELAWARE GENERAL CORPORATION LAW

(S) 262. APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this
Chapter:

    (1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this Chapter.

    (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses
  (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares, or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and (e) shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall so be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                    Exhibit 99.1
                               FTP SOFTWARE, INC.

             SPECIAL MEETING OF STOCKHOLDERS OF FTP SOFTWARE, INC.
                                 JULY 22, 1996

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby constitutes and appoints Douglas F. Flood, John J. Warnock, Jr. and Karen A. Wharton, and each of them singly, with full power of substitution, as proxies to vote and act at the FTP Software, Inc. Special Meeting of Stockholders to be held on July 22, 1996 at 11:00 a.m., and at any and all postponements and adjournments thereof (the "Special Meeting"), upon and with respect to the number of shares of common stock of FTP Software, Inc. ("FTP"), $.01 par value per share (the "FTP Common Stock"), as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Special Meeting and Joint Proxy Statement/Prospectus, and to vote on the following as specified by the undersigned on the reverse side. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

Unless otherwise specified on the reverse side hereof, this proxy will be voted IN FAVOR of the proposal listed on the reversed side and in the discretion of the named proxies as to any other matter that may come before the Special Meeting or any postponement of adjournment thereof:

         -------------------------------------------------------------
- -------- PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY --------- IN ENCLOSED ENVELOPE.
         -------------------------------------------------------------

Please sign exactly as name(s) appears hereon.  Joint owners should each sign.
If a corporation, sign in full corporate name by president or authorized officer. If a partnership, sign in partnership name by authorized person. When signing as attorney, executor, administrator, trustee, or guardian please give your full title as such.
- --------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?

- -----------------------------------------   ------------------------------------

- -----------------------------------------   ------------------------------------

- -----------------------------------------   ------------------------------------

1. The proposal to authorize and approve the issuance of the shares of FTP Common Stock to be issued pursuant to the Amended and Restated Agreement and Plan of Merger dated as of May 21, 1996 among FTP, Firefox Acquisition Corp., a wholly-owned subsidiary ("Sub") of FTP, and Firefox Communications Inc. ("Firefox"), pursuant to which, among other things, (a) Sub will be merged into Firefox (the "Merger"), and Firefox will survive the Merger as a wholly-owned subsidiary of FTP, (b) outstanding shares of Firefox common stock, $.001 par value per share ("Firefox Common Stock"), will be converted into shares of FTP Common Stock and (c) outstanding options to purchase Firefox Common Stock granted under certain Firefox employee and director stock option plans will be deemed assumed by FTP and deemed to constitute options to purchase shares of FTP Common Stock, all as more fully described in the Joint Proxy Statement/Prospectus.

                 [_]  For      [_]   Against     [_]    Abstain

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

     The shares represented by this proxy, if properly executed, will be voted in accordance with the instructions appearing herein. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THE SHARES REPRESENTED BY THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE SPECIAL MEETING.

     Receipt of the Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus dated June 26, 1996 relating to the Special Meeting is hereby acknowledged.


                             ----------------
Please be sure to sign and   Date             Mark box at right if address  [_]
date this Proxy.                              change has been noted on the
- --------------------------------------------- reverse side of this card.

- --Shareholder sign here--Co-owner sign here--
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
 DETACH CARD                                                        DETACH CARD

                              [LOGO APPEARS HERE]

        Dear Stockholder:

        Please take note of the important information enclosed with this proxy card.

        Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

        Please mark the boxes on this proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return it in the enclosed postage paid envelope.

        Your vote must be received prior to the Special Meeting of Stockholders, July 22, 1996. Whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

        Thank you in advance for your prompt consideration.

        Sincerely,


        FTP Software, Inc.